As filed with the Securities and Exchange Commission on December 27, 2007
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESTERN SIZZLIN CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	5812 (Primary Standard Industrial Classification Code Number)	86-0723400 (I.R.S. Employer Identification No.)

416 South Jefferson Street, Suite 600
Roanoke, Virginia 24011
(540) 345-3195
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robyn B. Mabe
Vice President and Chief Financial Officer
Western Sizzlin Corporation
416 South Jefferson Street, Suite 600
Roanoke, Virginia 24011
(540) 345-3195
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Steven Wolosky
Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
(212) 451-2300

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	1,174,010	N/A	$15,953,624	$490

(1)	Represents the maximum number of shares of Western common stock that can be issued in the exchange offer and second-step merger.

(2)
Pursuant to Rule 457(c) and Rule 457(f), and solely for the purpose of calculating the registration fee, the market value of the securities to be received by the Registrant was calculated as the product of (i) 17,726,248 shares of ITEX Corporation common stock outstanding as of October 31, 2007 (as reported in ITEX’s Quarterly Report on Form 10-QSB for the quarterly period ended October 31, 2007) and (ii) the average of the high and low sales prices of ITEX Corporation common stock as quoted on the OTC Bulletin Board on December 20, 2007 ($0.90).  As reported in ITEX’s Quarterly Report on Form 10-QSB for the quarterly period ended October 31, 2007, there were no ITEX Corporation common stock options outstanding as of October 31, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus may be changed.  Western may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and Western is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

WESTERN SIZZLIN CORPORATION

Offer to Exchange
Each Outstanding Share of Common Stock
of
ITEX CORPORATION
for
.06623 Shares of Western Sizzlin Corporation Common Stock
by
WESTERN SIZZLIN CORPORATION

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JANUARY 31, 2008, REFERRED TO AS THE “EXPIRATION DATE,” UNLESS EXTENDED.  SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

Western Sizzlin Corporation is offering to exchange each outstanding share of common stock of ITEX Corporation for .06623 shares of Western common stock, par value $0.01 per share, upon the terms and subject to the conditions in this prospectus and accompanying letter of transmittal.  This offer is referred to in this prospectus as the “exchange offer” or the “offer.”  In addition, you will receive cash instead of any fractional shares of Western common stock to which you may be entitled.

The purpose of the offer is for Western to acquire control of, and ultimately the entire interest in, ITEX.  This exchange offer is the first step in Western’s plan to acquire all of the outstanding shares of ITEX common stock.  Western intends, promptly after completion of the offer, to seek to have ITEX consummate a second-step merger of a wholly-owned subsidiary of Western with and into ITEX.  In the second-step merger, each remaining share of ITEX common stock (other than shares of ITEX common stock owned by ITEX or Western or held by ITEX stockholders who properly exercise applicable dissenters’ rights under Nevada law) will be converted into the right to receive the same number of shares of Western common stock as paid in the offer.

Western’s common stock is quoted on the OTC Bulletin Board under the symbol “WSZL.OB.”  ITEX’s common stock is quoted on the OTC Bulletin Board under the symbol “ITEX.OB.”  On December 12, 2007, the last full trading day before Western announced its intention to commence this offer, the closing price of a share of Western common stock was $15.40 and the closing price of a share of ITEX common stock was $0.90.  Based on these closing prices and the exchange ratio in the offer of one share of ITEX common stock for .06623 shares of Western common stock, the Western offer had a value of $1.02 per share of ITEX common stock.  This represents a 13% premium over ITEX’s closing share price on December 12, 2007, a 20% premium over ITEX’s six-month average closing share price through December 12, 2007 and a 28% premium over ITEX’s one-year average closing share price through December 12, 2007.  On December 26, 2007, the last full trading day before the date of this prospectus, based on the closing price of a share of Western common stock of $18.00 and the closing price of a share of ITEX common stock of $0.96, the Western offer had a value of $1.19 per ITEX share, representing a 24% premium over ITEX’s closing share price on December 26, 2007, a 38% premium over ITEX’s six-month average closing share price through that date and a 48% premium over ITEX’s one-year average closing share price through that date.  Western has applied to have its common stock listed on the Nasdaq Capital Market.

FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER, PLEASE CAREFULLY READ THE SECTION CAPTIONED “RISK FACTORS” BEGINNING ON PAGE 13.

Western’s obligation to exchange shares of Western common stock for shares of ITEX common stock is subject to a number of conditions, which are more fully described in the section captioned “The Offer—Conditions of the Offer.”

Western has not authorized any person to provide any information or to make any representation in connection with the offer other than the information contained in this prospectus, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Western.

WESTERN IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND WESTERN A PROXY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is December 27, 2007

THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF STOCKHOLDERS OF ITEX.  ANY SOLICITATION OF PROXIES WHICH WESTERN MIGHT MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OR THE “EXCHANGE ACT.”  EACH STOCKHOLDER IS URGED TO READ THE PROXY STATEMENT REGARDING THE BUSINESS TO BE CONDUCTED AT THE APPLICABLE MEETING, IF AND WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  ANY SUCH PROXY STATEMENT WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR “SEC.” ITEX STOCKHOLDERS WILL BE ABLE TO OBTAIN A COPY OF ANY PROXY STATEMENT, AS WELL AS OTHER FILINGS CONTAINING INFORMATION ABOUT THE PARTIES (INCLUDING INFORMATION REGARDING THE PARTICIPANTS (WHICH MAY INCLUDE WESTERN’S OFFICERS AND DIRECTORS) IN THE PROXY SOLICITATION AND A DESCRIPTION OF THEIR DIRECT AND INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE), FREE AT THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  EACH SUCH PROXY STATEMENT (IF AND WHEN IT IS AVAILABLE) AND THESE OTHER DOCUMENTS MAY ALSO BE OBTAINED FOR FREE FROM WESTERN AT HTTP://WWW.WESTERN-SIZZLIN.COM.

DESCRIPTION OF WESTERN CAPITAL STOCK	121
COMPARISON OF STOCKHOLDERS’ RIGHTS	124
ADDITIONAL NOTE REGARDING THE OFFER	131
LEGAL MATTERS	131
EXPERTS	131
INDEX TO FINANCIAL STATEMENTS	F-i
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF WESTERN SIZZLIN	S-1

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

The following are some of the questions that you as a holder of shares of ITEX Corporation, or “ITEX,” common stock may have regarding the offer and answers to those questions.  The answers to these questions do not contain all information relevant to your decision whether to tender your shares of ITEX common stock, and Western Sizzlin Corporation, or “Western,” urges you to read carefully the remainder of this prospectus and letter of transmittal.

What is Western’s Proposed Transaction?

Pursuant to the filing of the registration statement on Form S-4, of which this prospectus is a part, with the SEC, Western is offering to acquire all of the outstanding shares of ITEX common stock, in exchange for shares of Western common stock.  According to ITEX’s Quarterly Report on Form 10-QSB for the quarterly period ended October 31, 2007, as of October 31, 2007, there were 17,726,248 shares of ITEX common stock outstanding.  As of the date of this prospectus, Western owned 700,714 shares of ITEX common stock, representing approximately 4.0% of the outstanding shares.  The exchange offer is the first step in Western’s plan to acquire all of the outstanding shares of ITEX.  Western intends, promptly after completion of the offer, to seek to have ITEX consummate a second-step merger of a wholly-owned subsidiary of Western with and into ITEX.  Pursuant to the terms of the second-step merger, each remaining share of ITEX common stock (other than shares of ITEX common stock owned by ITEX or Western or held by ITEX stockholders who properly exercise applicable dissenters’ rights under Nevada law) would be converted into the right to receive the same number of shares of Western common stock as paid in the offer.  Stockholders of ITEX whose shares are not exchanged in the offer will have dissenters’ rights in the circumstances described later in this prospectus.  See “The Offer—Purpose of the Offer; Dissenters’ Rights.”

What Will I Receive in Exchange for My Shares of ITEX Common Stock?

In exchange for each share of ITEX common stock you validly tender and do not properly withdraw before the expiration date, you will receive .06623 shares of Western common stock.  In addition, you will receive cash instead of any fractional shares of Western common stock to which you may be entitled.  The number of shares of Western common stock into which each share of ITEX common stock will be exchanged in the offer is sometimes referred to in this prospectus as the “exchange ratio.”  Western has applied to have its common stock listed on the Nasdaq Capital Market.

What is the Per Share Value of the Offer and the Premium Over ITEX’s Share Price?

On December 12, 2007, the last full trading day before Western announced its intention to commence this offer, the closing price of a share of Western common stock was $15.40 and the closing price of a share of ITEX common stock was $0.90.  Based on these closing prices and the exchange ratio in the offer of one share of ITEX common stock for .06623 shares of Western common stock, the Western offer had a value of $1.02 per share of ITEX common stock.  This represents a 13% premium over ITEX’s closing share price on December 12, 2007, a 20% premium over ITEX’s six-month average closing share price through December 12, 2007 and a 28% premium over ITEX’s one-year average closing share price through December 12, 2007.  On December 26, 2007, the last full trading day before the date of this prospectus, based on the closing price of a share of Western common stock of $18.00 and the closing price of a share of ITEX common stock of $0.96, the Western offer had a value of $1.19 per ITEX share, representing a 24% premium over ITEX’s closing share price on December 26, 2007, a 38% premium over ITEX’s six-month average closing share price through that date and a 48% premium over ITEX’s one-year average closing share price through that date.

The value of the offer will change as the market prices of Western common stock and ITEX common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive your shares of Western common stock.  Stockholders are encouraged to obtain current market quotations for shares of Western and ITEX common stock prior to making any decision with respect to the offer.  See “Risk Factors” and “Comparative Market Price Data.”

What does the Board of Directors of ITEX Think of the Offer?

ITEX’s board of directors has not approved this offer or otherwise commented on it as of the date of this prospectus.  Within 10 business days after the date of this prospectus, ITEX is required by law to publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer.

Have You Discussed the Offer with the Board of Directors of ITEX?

No, we have not yet discussed the offer with the Board of Directors of ITEX.  We informed ITEX that we would like to meet with its Board of Directors as promptly as possible to negotiate the second-step merger of a wholly-owned subsidiary of Western with and into ITEX following the consummation of the offer, but have not yet been granted a meeting.

What are the Conditions of the Offer?

Western’s obligation to exchange shares of Western common stock for shares of ITEX common stock pursuant to the offer is subject to several conditions referred to below under “The Offer—Conditions of the Offer,” including the following:

•
the “registration statement condition”—the registration statement of which this prospectus is a part shall have become effective under the Securities Act of 1933, as amended, referred to in this prospectus as the “Securities Act,” no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and Western shall have received all necessary state securities law or “blue sky” authorizations;

•
the “minimum tender condition”—there shall have been validly tendered and not properly withdrawn prior to the expiration of the offer that number of shares of ITEX common stock representing, together with the shares owned by Western and its affiliates, at least 60% of the total voting power of all of the outstanding securities of ITEX entitled to vote generally in the election of directors or in a merger, calculated on a fully diluted basis immediately prior to the expiration of the offer;

•
the “control share condition”—Western must be satisfied, in its reasonable discretion, that the provisions of Section 78.378, et seq. of the Nevada Revised Statutes, referred to in this prospectus as the “Nevada Control Share Statute,” do not and will not apply to the shares of ITEX common stock to be acquired pursuant to the offer or are invalid or the stockholders of ITEX must have approved full voting rights for all of the shares of ITEX common stock to be acquired by Western pursuant to the offer under the Nevada Control Share Statute;

•
the “business combination condition”—Western must be satisfied, in its reasonable discretion, that, after consummation of the offer, Section 78.411, et seq. of the Nevada Revised Statutes will not prohibit or restrict for any period of time the merger or any other business combination involving ITEX and Western or an affiliate or associate of Western;

•	the “antitrust condition”—any waiting periods under applicable antitrust laws shall have expired or terminated;

•	the “ITEX debt condition”—Western shall have received all consents, waivers and approvals required under the terms of ITEX’s indebtedness in order for Western to consummate the offer; and

•
the “listing and approval condition”—Western’s common stock shall have been approved for listing on the Nasdaq Capital Market or other national securities exchange reasonably acceptable to Western, and Western’s stockholders shall have approved, as and to the extent required by the rules of any such national securities exchange, the issuance of shares of Western common stock pursuant to the offer and the second-step merger, and such shares shall have been authorized for listing on such national securities exchange, subject to official notice of issuance.  Western’s directors and executive officers collectively beneficially own or exercise voting power over the requisite number of shares to approve the issuance of Western shares pursuant to the offer and the second-step merger.

The satisfaction or existence of any of the conditions to the offer, including those set forth above, will be determined by Western in its reasonable discretion.  Any and all conditions to the offer, including those set forth above, may be waived (to the extent legally permissible) by Western in its reasonable discretion.

Will I Be Taxed on the Western Common Stock I Receive?

The receipt of Western common stock by a U.S. holder in exchange for its shares of ITEX common stock pursuant to the offer may be a taxable transaction for U.S. federal income tax purposes.  However, in the event the second-step merger is promptly consummated, the exchange may be tax-free for U.S. federal income tax purposes.  For a discussion of material U.S. federal tax consequences of the offer, see the section captioned “The Offer—Taxation.”

BECAUSE TAX MATTERS ARE COMPLICATED, WESTERN URGES YOU TO CONTACT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER.

Is Western’s Financial Condition Relevant to My Decision to Tender in the Offer?

Yes.  Western’s financial condition is relevant to your decision to tender your shares because shares of ITEX common stock accepted in the offer will be exchanged for shares of Western common stock.  You should therefore consider Western’s financial condition before you decide to become one of Western’s stockholders through the offer.  You also should consider the likely effect that Western’s acquisition of ITEX will have on Western’s financial condition.  This prospectus contains financial information regarding Western and ITEX, as well as pro forma financial information for the proposed combination of Western and ITEX, all of which we encourage you to review.

What Percentage of Western’s Shares Will Former Holders of Shares of ITEX Common Stock Own After the Offer?

Based on the exchange ratio for the offer and certain assumptions regarding the number of ITEX shares to be exchanged, Western estimates that if all ITEX shares are exchanged pursuant to the offer and the second-step merger, former ITEX stockholders would own, in the aggregate, approximately 30.3% of the outstanding shares of Western common stock.  For a detailed discussion of the assumptions on which this estimate is based, see “The Offer—Ownership of Western After the Offer.”

How Long Do I Have to Decide Whether to Tender in the Offer?

You have until 5:00 p.m., New York City time, on Thursday, January 31, 2008 to decide whether to tender your shares in the offer unless Western extends the period of time during which the offer is open.  If you cannot deliver everything required to make a valid tender to Continental Stock Transfer & Trust Company, the exchange agent for the offer, prior to such time, you may be able to use a guaranteed delivery procedure to tender your shares in the offer, which is described in “The Offer—Guaranteed Delivery.”  When Western makes reference to the “expiration of the offer” or the “expiration date” anywhere in this prospectus, this is the time to which Western is referring, including, when applicable, any extension period that may apply.

Can the Offer Be Extended and Under What Circumstances?

Western may, in its sole discretion, extend the offer at any time or from time to time.  For instance, the offer may be extended if any of the conditions specified in “The Offer—Conditions of the Offer” are not satisfied prior to the scheduled expiration date of the offer.  Western may also elect to provide a “subsequent offering period” for the offer.  A subsequent offering period is not an extension of the offer.  Rather, a subsequent offering period would be an additional period of time, beginning after Western has accepted for exchange all shares tendered during the offer, during which stockholders who did not tender their shares in the offer may tender their shares and receive the same consideration provided in the offer.  Western does not currently intend to include a subsequent offering period, although it reserves the right to do so.

How Will I Be Notified if the Offer is Extended?

If Western decides to extend the offer, it will inform the exchange agent of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the offer was scheduled to expire.

How Do I Tender My Shares?

To tender shares, you must deliver the certificates representing your shares, together with a properly completed and duly executed letter of transmittal, to the exchange agent not later than the time the offer expires.  If your shares are held in street name by your broker, dealer, commercial bank, trust company or other nominee, such nominee can tender your shares through The Depository Trust Company.  If you cannot deliver everything required to make a valid tender to the exchange agent for the offer prior to the expiration of the offer, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the exchange agent within three business days after the expiration of the offer.  However, the exchange agent must receive the missing items within that three business day period.  For a complete discussion on the procedures for tendering your shares, see “The Offer—Procedure for Tendering” and “The Offer—Guaranteed Delivery.”

Will I Have to Pay any Fee or Commission to Exchange Shares of ITEX Common Stock?

If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses.  If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, they may charge a fee for doing so.  You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Until What Time Can I Withdraw Tendered Shares?

You can withdraw tendered shares at any time until the offer has expired and, if Western has not agreed to accept your shares for exchange by the expiration date, you can withdraw them at any time after that date until it accepts shares for exchange.  If Western decides to provide a subsequent offering period, it will accept shares tendered during that period immediately and thus you will not be able to withdraw shares tendered in the offer during any subsequent offering period.  For a complete discussion on the procedures for withdrawing your shares, see “The Offer—Withdrawal Rights.”

How Do I Withdraw Tendered Shares?

To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the exchange agent for the offer, while you have the right to withdraw the shares.  If you tendered shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares. For a complete discussion on the procedures for withdrawing your shares, see “The Offer—Withdrawal Rights.”

When and How Will I Receive the Western Shares for My Tendered Shares?

Western will exchange all validly tendered and not properly withdrawn shares promptly after the expiration date of the offer, subject to the terms of the offer and the satisfaction or waiver of the conditions to the offer, as set forth in “The Offer—Conditions of the Offer.”  Western will exchange your validly tendered and not properly withdrawn shares by depositing shares of Western common stock with the exchange agent, which will act as your agent for the purpose of receiving shares from Western and transmitting such shares to you.  In all cases, exchange of tendered shares will be made only after timely receipt by the exchange agent of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in “The Offer—Procedure for Tendering”) and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

If I Decide Not to Tender, How Will the Offer Affect My Shares?

If the offer is consummated and the second-step merger with a wholly-owned subsidiary of Western takes place, stockholders not tendering in the offer will receive in the second-step merger the same number of shares of Western common stock that they would have received had they tendered their shares in the offer.  Therefore, if the second-step merger with a wholly-owned subsidiary of Western takes place, the key differences to you if you did not tender your shares in the offer are that you (1) will receive shares of Western common stock later and (2) may receive shares of Western common stock with a current market price that is greater or less than the price of Western common stock on the date you would have received them if you had tendered in the offer.  In addition, if you do not tender your ITEX shares in the offer, do not vote in favor of the second-step merger and do comply with applicable procedures under Nevada law, you will be entitled to dissenters’ rights in connection with the second-step merger in the circumstances described later in this prospectus.  However, if the offer is consummated and the second-step merger with a wholly-owned subsidiary of Western does not take place, the number of ITEX stockholders and the number of shares of ITEX that are still in the hands of the public may be so small that there may no longer be an active public trading market, or, possibly, any public trading market, for these shares, which may affect prices at which the shares trade.  Also, as described below, ITEX may cease making filings with the SEC or otherwise cease being subject to the SEC rules relating to publicly held companies.  See “The Offer—Effect of the Offer on the Market for Shares of ITEX Common Stock; Registration Under the Exchange Act; Margin Regulations” and “The Offer—Purpose of the Offer; Dissenters’ Rights.”

Are Dissenters’ Rights Available in Either the Offer or the Second-Step Merger?

Dissenters’ rights are the rights of stockholders, in certain cases, to receive “fair value” for their shares, plus accrued interest from the effective date of the merger until the date of payment, as determined by a statutorily-prescribed process, which may include a judicial appraisal process.  Dissenters’ rights are not available in the offer, but, as discussed in the next paragraph, may arise if Western requests an ITEX stockholder vote in connection with the Nevada Control Share Statute.  In addition, if you do not tender your ITEX shares in the offer, do not vote in favor of the second-step merger and do comply with applicable procedures under Nevada law, and if either of the two sets of criteria specified below in this paragraph is satisfied, you will be entitled to dissenters’ rights in connection with the second-step merger.  The value of shares of ITEX common stock determined through the exercise of dissenters’ rights could be the same as, or more or less than, the value of the shares of Western common stock offered pursuant to the offer or proposed to be paid in the second-step merger.  Dissenters’ rights will be available to ITEX stockholders in connection with the second-step merger if either of the following two sets of criteria is satisfied:  (1) on the effective date of the second-step merger, Western common stock is not listed on a national securities exchange, is not traded on NASDAQ and is not held of record by at least 2,000 holders; or (2) on the record date for determining the ITEX stockholders who are entitled to vote on the second-step merger, ITEX common stock is not listed on a national securities exchange, is not traded on NASDAQ and is not held of record by at least 2,000 holders.  Although Western has applied to have its common stock listed on the Nasdaq Capital Market, ITEX common stock is not currently listed on a national securities exchange, traded on NASDAQ or, to Western’s knowledge, held of record by at least 2,000 holders.  Therefore, Western expects that dissenters’ rights will be available to Target stockholders in connection with the second-step merger.  See “The Offer—Purpose of the Offer; Dissenters’ Rights.”

In addition, you may have dissenters’ rights in connection with the Nevada Control Share Statute, assuming that ITEX meets the definition of an “issuing corporation” under that statute.  The Nevada Control Share Statute provides that a person who acquires specified amounts of a corporation’s voting stock may not exercise voting rights as to the acquired shares unless specified conditions are satisfied.  Under appropriate circumstances, Western may decide to ask ITEX’s stockholders to grant voting rights to the shares of ITEX common stock acquired by Western in the offer.  In that event, dissenters’ rights may be available to each ITEX stockholder who does not vote in favor of such grant of voting rights if Western acquires full voting rights with respect to shares having a majority or more of the total voting power of all ITEX shares.  See “The Offer—Purpose of the Offer; Dissenters’ Rights” and “The Offer—Certain Legal Matters; Regulatory Approvals—Nevada Control Share Statute.”

What is the Market Value of My Shares of ITEX Common Stock as of a Recent Date?

On December 12, 2007, the last full trading day before Western announced its intention to commence this offer, the closing price of a share of common stock of ITEX as quoted on the OTC Bulletin Board was $0.90.  On December 26, 2007, the last full trading day before the date of this prospectus, the closing price of a share of ITEX common stock was $0.96.  Western advises you to obtain a recent quotation for the ITEX common stock before deciding whether to tender your shares.

Why Does the Cover Page to this Prospectus State that the Offer is Subject to Change and that the Registration Statement Filed with the SEC is not yet Effective?  Does this Mean that the Offer has not Commenced?

No.  Completion of this preliminary prospectus and effectiveness of the registration statement are not necessary for the offer to commence.  We cannot, however, accept for exchange any shares tendered in the offer or exchange any shares of ITEX common stock until the registration statement is declared effective by the SEC and the other conditions to the offer have been satisfied or, to the extent legally permissible, waived.

Where Can I Find More Information on Western and ITEX?

You can find more information about Western and ITEX from various sources described in the section captioned “Where You Can Find More Information.”

Who Can I Talk to If I Have Questions About the Offer?

You can call Morrow & Co., LLC, the information agent for the offer, at the numbers below.

The information agent for the offer is:

MORROW & CO., LLC

470 West Avenue
Stamford, CT 06902

E-mail: offer.info@morrowco.com

Banks and Brokerage Firms, Please Call: 203.658.9400
Stockholders Call Toll Free: 800.607.0088

WHERE YOU CAN FIND MORE INFORMATION

Western and ITEX file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information that Western and ITEX file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room.  Western’s and ITEX’s public filings also are available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

Western has filed a registration statement on Form S-4 to register with the SEC the offering and sale of shares of Western common stock to be issued in the offer and the second-step merger.  This prospectus is a part of that registration statement.  As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement.  For further information, reference is made to the registration statement and its exhibits. Western may also file amendments to the registration statement. In addition, on December 27, 2007, Western filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the offer, and Western may also file amendments to the Schedule TO. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed on the back cover of this prospectus.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS IN MAKING YOUR DECISION WHETHER TO TENDER YOUR SHARES OF ITEX COMMON STOCK INTO WESTERN’S OFFER.  WESTERN HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS.  THIS PROSPECTUS IS DATED DECEMBER 27, 2007.  YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF SHARES OF WESTERN COMMON STOCK IN WESTERN’S OFFER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

NOTE ON ITEX INFORMATION

In respect of information relating to ITEX’s business, operations and management presented in, or omitted from, this prospectus, Western has relied upon publicly available information, primarily information publicly filed by ITEX with the SEC.  Information publicly filed by ITEX may be examined and copies may be obtained at the places and in the manner set forth in the section captioned “Where You Can Find More Information.”  Western is not affiliated with ITEX, and non-public information concerning ITEX was not available to Western for the purpose of preparing this prospectus.  ITEX has not cooperated with Western in, and has not been involved in, the preparation of this prospectus and has not verified the information contained in this prospectus relating to ITEX.  Publicly available information concerning ITEX may contain errors.  Western has no knowledge that would indicate that any statements contained herein regarding ITEX’s operations, financial condition or condition in general, based upon such publicly filed reports and documents, are inaccurate, incomplete or untrue.  However, Western was not involved in the preparation of such reports and documents.  As a result, Western has made adjustments and assumptions in preparing the pro forma financial information presented in this prospectus which have necessarily involved estimates with respect to ITEX’s financial information.  Any financial or other information regarding ITEX that may be detrimental to Western following the acquisition of ITEX that has not been publicly disclosed by ITEX, or errors in estimates due to fact that ITEX did not cooperate with Western, may have an adverse effect on the benefits Western expects to achieve through the consummation of the offer.

Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Exchange Act, Western has requested that ITEX provide Western with the information required to furnish complete disclosure regarding the business, operations, financial condition and management of ITEX.  Western will amend or supplement this prospectus to include any and all information Western receives from ITEX, if Western receives the information before the offer expires and Western considers it to be material, reliable and appropriate.  As of the date of this prospectus, no such information has been received.

In addition, pursuant to Rule 437 under the Securities Act, Western has requested that (i) ITEX cooperate in obtaining the consent of its independent public accountants and (ii) ITEX’s independent public accountants provide Western with their consent required for Western to include in this prospectus the audit report included in ITEX’s Annual Report on Form 10-KSB for the fiscal year ended July 31, 2007.  Western requested and has, as of the date of this prospectus, not received this consent from ITEX’s independent public accountants.  If Western receives this consent, Western will promptly file it as an exhibit to the registration statement of which this prospectus forms a part.

SUMMARY

This summary highlights selected information from this prospectus, and may not contain all of the information that is important to you.  To better understand the offer to holders of shares of ITEX common stock, you should read this entire prospectus carefully, as well as those additional documents to which Western refers you.

The Companies

Western

Western is a Delaware corporation with principal executive offices at 416 South Jefferson Street, Suite 600, Roanoke, Virginia 24011.  The telephone number of Western’s executive offices is (540) 345-3195.  Western is a holding company which owns a number of subsidiaries.  Its most important business activity is conducted through Western Sizzlin Franchise Corporation, which franchises and operates 123 restaurants in 19 states. Financial decisions are centralized at the holding company level, and management of operating businesses is decentralized at the business unit level. Western’s prime objective centers on achieving above-average returns on capital in pursuit of maximizing the eventual net worth of its stockholders.  In this prospectus, references to “Western” refer to Western Sizzlin Corporation and its subsidiaries, unless the context otherwise requires.

The name, business address, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Western and certain other information are set forth on Schedule I to this prospectus.  During the last five years, neither Western nor, to Western’s best knowledge, any of the persons listed on Schedule I of this prospectus (1) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ITEX

ITEX is a Nevada corporation with principal executive offices at 3326 160th Avenue SE, Suite 100, Bellevue, Washington 98008.  The telephone number of ITEX’s executive offices is (425) 463-4000.  ITEX, The Membership Trading CommunitySM, is a leading exchange for cashless business transactions across North America (the “Marketplace”). ITEX services its member businesses through its independent licensed brokers, area directors and franchise network (individually, “Broker” and together, the “Broker Network”) in the United States and Canada. ITEX’s business services and payment systems enable approximately 24 thousand member businesses to trade goods and services valued at more than $270 million without exchanging cash. These products and services are instead exchanged for ITEX dollars which can only be redeemed in the Marketplace. ITEX administers the Marketplace and acts as a third-party record-keeper for its members’ transactions. ITEX generates revenue by charging members percentage-based transaction fees, association fees, and other fees assessed in United States dollars and Canadian dollars where applicable.

The Offer

Western is offering to exchange, for each outstanding share of ITEX common stock that is validly tendered and not properly withdrawn prior to the expiration date, .06623 shares of Western common stock, upon the terms and subject to the conditions contained in this prospectus and the accompanying letter of transmittal.  In addition, you will receive cash instead of any fractional shares of Western common stock to which you may be entitled.

On December 12, 2007, the last full trading day before Western announced its intention to commence this offer, the closing price of a share of Western common stock was $15.40 and the closing price of a share of ITEX common stock was $0.90.  Based on these closing prices and the exchange ratio in the offer of one share of ITEX common stock for .06623 shares of Western common stock, the Western offer had a value of $1.02 per share of ITEX common stock.  This represents a 13% premium over ITEX’s closing share price on December 12, 2007, a 20% premium over ITEX’s six-month average closing share price through December 12, 2007 and a 28% premium over ITEX’s one-year average closing share price through December 12, 2007.  On December 26, 2007, the last full trading day before the date of this prospectus, based on the closing price of a share of Western common stock of $18.00 and the closing price of a share of ITEX common stock of $0.96, the Western offer had a value of $1.19 per ITEX share, representing a 24% premium over ITEX’s closing share price on December 26, 2007, a 38% premium over ITEX’s six-month average closing share price through that date and a 48% premium over ITEX’s one-year average closing share price through that date.

The value of the offer will change as the market prices of Western common stock and ITEX common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive your shares of Western common stock.  Stockholders are encouraged to obtain current market quotations for shares of Western and ITEX common stock prior to making any decision with respect to the offer.  See “Risk Factors” and “Comparative Market Price Data.”

Reasons for the Offer

Western seeks to acquire ITEX because it believes all stockholders will benefit for the following reasons:

1)
Intrinsic Value and Capital Allocation. Western’s holding company structure would allow surplus cash generated by its subsidiaries, including ITEX, to be channeled to the parent for reallocation in pursuit of attaining high risk-adjusted returns. In addition, as ITEX’s parent, Western could provide financing, on an opportunistic basis, which could be applied toward acquiring other barter businesses. Western’s objective is to maximize its intrinsic business value per share over the long term.

2)
Cost Savings. The elimination of redundant public company costs, Western believes, would eventuate into material savings in expenses. Western believes the reduction of expenses would increase cash flows, representing, in turn, a discernible basis for a higher valuation for the combined company.

3)	Opportunities. Western believes there are possibilities to increase ITEX’s bartering transactions through Western’s other subsidiaries as well as through the businesses it may purchase in the future.

In addition to these three main reasons, Western also believes that its acquiring ITEX would result in a larger combined market capitalization, which along with the anticipated listing on the Nasdaq Capital Market would enhance liquidity and therefore reduce transaction costs for stockholders wishing to enter or exit the stock.  ITEX is currently quoted on the OTC Bulletin Board.

Most importantly, Western is proposing to issue its common stock to ITEX stockholders in the offer to allow them to participate in the growth and opportunities of the combined company. Western believes that joining the companies would improve the diversity of operations, earning power, and reinvestment of cash flows for growth. Accordingly, Western believes that the combination of Western and ITEX would have significant long-term benefits because two entities would increase intrinsic business value per share for stockholders at a higher rate than they could separately.

Western believes the holding company structure, such as the one at Western, is ideal for businesses like ITEX’s because capital allocation responsibility is separated from the authority to make operating decisions. Thus, management of a subsidiary can focus on overseeing day-to-day operations, whereas management of Western can focus on allocating capital. Western believes its business model and financial resources would construct an optimal platform to create value for long-term stockholders.

Ownership of Western After the Offer

Based on the exchange ratio for the offer and certain assumptions regarding the number of ITEX shares to be exchanged, Western estimates that if all ITEX shares are exchanged pursuant to the offer and the second-step merger, former ITEX stockholders would own, in the aggregate, approximately 30.3% of the outstanding shares of Western common stock.  For a detailed discussion of the assumptions on which this estimate is based, see “The Offer—Ownership of Western After the Offer.”

Conditions of the Offer

Western’s obligation to exchange shares of Western common stock for shares of ITEX common stock pursuant to the offer is subject to several conditions, including, among others, the minimum tender condition.  Based on 17,726,248 shares of ITEX common stock outstanding as of October 31, 2007, and Western’s ownership of 700,714 shares of ITEX common stock, Western’s acquisition of 9,935,035 shares of ITEX common stock would satisfy the minimum tender condition.  The offer is subject to a number of additional conditions referred to below under “The Offer—Conditions of the Offer,” including the registration statement condition, the control share condition, the business combination condition, the antitrust condition, the ITEX debt condition and the listing and approval condition.

Expiration Date of the Offer

The offer is scheduled to expire at 5:00 p.m., New York City time, on January 31, 2008, unless extended by Western.  For more information, you should read the discussion below under the caption “The Offer—Extension, Termination and Amendment.”

Extension, Termination and Amendment

To the extent legally permissible, Western reserves the right, in its sole discretion, at any time or from time to time:

•	to extend, for any reason, the period of time during which the offer is open;

•	to delay acceptance for exchange of, or exchange of, any shares of ITEX common stock pursuant to the offer in order to comply in whole or in part with applicable law;

•
to terminate the offer and not accept or exchange any shares of ITEX common stock not previously accepted or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration date;

•	to amend or terminate the offer without accepting for exchange or exchanging any shares of ITEX common stock if ITEX agrees to enter into a negotiated merger agreement with Western; and

•	to waive any condition or otherwise amend the offer in any respect.

In addition, even if Western has accepted for exchange, but not exchanged, shares in the offer, it may terminate the offer and not exchange shares of ITEX common stock that were previously tendered if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer.

Procedure for Tendering Shares

The procedure for tendering shares of ITEX common stock varies depending on whether you possess physical certificates or a nominee holds your certificates for you and on whether or not you hold your securities in book-entry form.  Western urges you to read the section captioned “The Offer—Procedure for Tendering” as well as the accompanying letter of transmittal.

Withdrawal Rights

You can withdraw tendered shares at any time until the offer has expired and, if Western has not agreed to accept your shares for exchange by the expiration date, you can withdraw them at any time after that date until it accepts shares for exchange.  If Western decides to provide a subsequent offering period, it will accept shares tendered during that period immediately and thus you will not be able to withdraw shares tendered in the offer during any subsequent offering period.

Exchange of Shares of ITEX Common Stock; Delivery of Shares of Western Common Stock

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), Western will accept for exchange, and will exchange for Western common stock, all shares of ITEX common stock validly tendered and not properly withdrawn promptly after the expiration date.  If Western elects to provide a subsequent offering period following the expiration of the offer, shares tendered during such subsequent offering period will be accepted for exchange immediately upon tender and will be promptly exchanged.

Cash Instead of Fractional Shares of Western Common Stock

Western will not issue certificates representing fractional shares of Western common stock pursuant to the offer.  Instead, each tendering stockholder who would otherwise be entitled to a fractional share of Western common stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) multiplied by the average of the closing prices, rounded to four decimal points, of Western common stock for the 15 consecutive trading day period ending on the third trading day before the expiration date.

Regulatory Approvals

Based on publicly available information concerning ITEX’s operations, Western does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the proposed transaction, and is not aware of any other material filings that will be required or advisable with any regulatory authorities in connection with the proposed transaction.

Comparison of Stockholders’ Rights

You will receive Western common stock if you tender your shares of ITEX common stock in the offer.  There are a number of differences between the rights of a stockholder of ITEX, a Nevada corporation, and the rights of a stockholder of Western, a Delaware corporation.  Western urges you to review the discussion in the section captioned “Comparison of Stockholders’ Rights.”

Risk Factors

The offer is, and, upon the consummation of the offer, the combined company will be, subject to several risks.  In deciding whether to tender your shares of ITEX common stock pursuant to the offer, you should carefully read and consider the risk factors contained in the section captioned “Risk Factors.”

RECENT DEVELOPMENTS

At a meeting held on July 27, 2007, Western’s Board of Directors increased the authority delegated to Sardar Biglari, Western’s Chairman, Chief Executive Officer and President, to invest surplus cash and to borrow funds in connection with making investments to $10 million and $5 million, respectively.

In April 2007, Western formed Western Investments, Inc., a Delaware corporation and wholly-owned subsidiary, to serve as the general partner of Western Acquisitions, L.P., a Delaware limited partnership that operates as a private investment fund.  Through Western Investments, Mr. Biglari operates as the portfolio manager to the fund.

Western Acquisitions has an ownership interest in The Steak n Shake Company and has filed a Schedule 13D (as amended) with the SEC as a member of a group that also includes Western, Western Investments, The Lion Fund, L.P., Biglari Capital Corp., Mr. Biglari and Philip L. Cooley, Western’s Vice Chairman of the Board.  As of December 6, 2007, this group collectively beneficially owned approximately 9.6 % of Steak n Shake.  Western initially purchased Steak n Shake shares utilizing funds from working capital and, during the third quarter ended September 30, 2007, contributed those shares to Western Investments, which in turn contributed them to Western Acquisitions.  The group has consulted with Steak n Shake’s Chairman and management concerning Steak n Shake’s business, operations and future plans, and is seeking seats on the Board of Directors for Mr. Biglari and Dr. Cooley.  On August 16, 2007, the group delivered a letter to Steak n Shake, pursuant to its By-laws, nominating Mr. Biglari and Dr. Cooley for election to the Board at the 2008 annual meeting of stockholders or any other meeting of stockholders held in lieu thereof.  Western’s Board of Directors has determined that seeking these seats is in the best interests of Western’s stockholders given the investment in Steak n Shake.  If necessary, Western intends to engage in a proxy solicitation to get its nominees elected and has agreed to share the expenses of this effort pro rata with Western Acquisitions and The Lion Fund, L.P.

On August 29, 2007, the stockholders of Friendly Ice Cream Corporation approved the previously announced agreement for that company’s acquisition by an affiliate of Sun Capital Corp.  Western, along with Mr. Biglari, Dr. Cooley and The Lion Fund, L.P., voted in favor of the merger agreement.  In accordance with the terms of the merger agreement, Western received $15.50 per share for its Friendly stock held as of August 29, 2007.

On October 17, 2007, Western commenced a rights offering, distributing to stockholders, at no charge, one transferable subscription right for each share of Western common stock held on that date.  Every two rights entitled a stockholder to purchase one share of Western common stock for $8.50 in cash.  A total of 1,797,750 rights were issued entitling stockholders to purchase an aggregate of 898,875 shares.  The rights offering expired on November 16, 2007 with 898,875 shares being purchased through both basic and oversubscription rights, generating total proceeds to Western of approximately $7.6 million.

On December 13, 2007, Western Real Estate, LP, a newly formed Delaware limited partnership managed by Western Properties, Inc., a newly formed Delaware corporation and wholly-owned subsidiary of Western, purchased approximately 23 acres of real property located in Bexar County, Texas from unaffiliated third parties.  Western Properties, Inc. serves as the general partner of Western Real Estate, LP, which intends to operate as a private real estate investment fund.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology.  Similarly, statements that describe Western’s objectives, plans or goals are forward-looking.  Western’s forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding Western and ITEX and projections regarding their respective industries.  These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict, including those discussed below.  Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements.  In particular, forward-looking statements as to Western’s financial and business performance following the proposed acquisition of ITEX should be qualified by the absence of any opportunity for Western to perform comprehensive due diligence on ITEX.  These forward-looking statements might have been significantly different had such due diligence been performed.  Readers of this prospectus are cautioned not to place undue reliance on forward-looking statements since, while Western believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate.  This cautionary statement is applicable to all forward-looking statements contained in this prospectus and the material accompanying this prospectus.

RISK FACTORS

Risk Factors Relating to the Offer

The exchange ratio for the offer is fixed and will not be adjusted.  Because the market price of shares of Western common stock may fluctuate, ITEX stockholders cannot be sure of the market value of the shares of Western common stock that they will receive in the offer.

Each outstanding share of ITEX common stock that is validly tendered and not properly withdrawn prior to the expiration date will be exchanged for .06623 shares of Western common stock upon consummation of the offer. This exchange ratio is fixed and will not be adjusted in case of any increases or decreases in the price of Western common stock or ITEX common stock. If the price of Western common stock declines (which may occur as a result of a number of reasons (many of which are out of Western’s control), including as a result of the risks described in this “Risk Factors” section), ITEX stockholders will receive less value for their shares in the offer or the second-step merger than the value calculated pursuant to the exchange ratio on the last full trading day before Western announced its intention to commence the offer. Because the offer and the second-step merger may not be completed until a number of conditions have been satisfied or waived (please see the section of this prospectus entitled “The Offer — Conditions of the Offer”), a significant period of time may pass between the commencement of the offer and the time that Western accepts shares of ITEX common stock for exchange. Therefore, at the time you tender your shares pursuant to the offer, you will not know the exact market value of the shares of Western common stock that will be issued to you if Western accepts your shares for exchange. ITEX stockholders are urged to obtain current market quotations for Western and ITEX common stock when they consider whether to tender their shares of ITEX common stock pursuant to the offer.

This transaction may adversely affect the liquidity and value of non-tendered ITEX common stock.

In the event that not all of the shares of ITEX common stock are tendered in the offer and Western accepts for exchange those shares tendered into the offer, the number of stockholders and the number of shares of ITEX common stock held by individual holders will be greatly reduced.  As a result, the closing of the offer would adversely affect the liquidity and could also adversely affect the market value of the remaining shares of ITEX common stock held by the public.  Following the closing of the offer, the ITEX common stock may cease to be quoted on the OTC Bulletin Board.  If this were to occur, shares of ITEX common stock not tendered pursuant to the offer may become illiquid and may be of reduced value.  See “The Offer—Plans for ITEX.”

Western has only conducted a review of ITEX’s publicly available information and has not had access to ITEX’s non-public information.  Therefore, Western may be subject to unknown liabilities of ITEX which may have a material adverse effect on Western’s profitability and results of operations.

To date, Western has only conducted a due diligence review of ITEX’s publicly available information.  As a result, after the consummation of the offer, Western may be subject to unknown liabilities of ITEX, which Western might have otherwise discovered if Western had been able to conduct a complete due diligence review of ITEX’s non-public information.  Any such unknown liabilities may have a material adverse effect on Western’s profitability and results of operations.

Western’s verification of the reliability of the ITEX information included in, or omitted from, this prospectus pursuant to Western’s due diligence review of ITEX has been limited by the fact that ITEX has not provided Western with the accounting and other records necessary for Western to fully assess the financial and operating condition of ITEX.

In respect of all information relating to ITEX presented in, or omitted from, this prospectus, Western has relied upon publicly available information, including information publicly filed by ITEX with the SEC.  Although Western has no knowledge that would indicate that any statements contained herein regarding ITEX’s condition, including its financial or operating condition, based upon such publicly filed reports and documents, are inaccurate, incomplete or untrue, Western was not involved in the preparation of such reports and documents.  For example, Western has made adjustments and assumptions in preparing the pro forma financial information presented in this prospectus that have necessarily involved Western’s estimates with respect to ITEX’s financial information.  Any financial, operating or other information regarding ITEX that may be detrimental to Western following Western’s acquisition of ITEX that has not been publicly disclosed by ITEX, or errors in Western’s estimates due to the fact that ITEX did not cooperate with Western, may have an adverse effect on the benefits Western expects to achieve through the consummation of the offer.

The market price of Western common stock may decline as a result of the offer, and Western’s common stock may not be approved for listing on the Nasdaq Capital Market.

The market price of Western’s common stock may decline as a result of the offer if:

•
after completion of the acquisition of ITEX, Western learns of information with respect to ITEX that prevents Western from making the certifications required by the Sarbanes-Oxley Act of 2002, which would reduce investors’ confidence in Western’s reporting capabilities with respect to ITEX’s business;

•	Western does not achieve the expected benefits of the acquisition of ITEX as rapidly or to the extent anticipated by investors; or

•	the effect of Western’s acquisition of ITEX on Western’s financial results is not consistent with the expectations of investors.

In connection with the offer, Western estimates that it will issue approximately 1,174,010 shares of Western common stock.  The increase in the number of shares of Western common stock issued may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Western common stock.

Although Western has applied to have its common stock listed on the Nasdaq Capital Market, there can be no assurance that Western’s common stock will be approved for listing.  In particular, a decline in the market price of Western’s common stock could cause it to fail to satisfy the applicable listing requirements.  It is a condition to the offer that Western’s common stock be approved for listing on the Nasdaq Capital Market or other national securities exchange reasonably acceptable to Western.  If Western’s common stock is not approved for listing on the Nasdaq Capital Market, Western may seek to have its common stock listed on another national securities exchange.  Any inability on the part of Western to satisfy the listing requirements of the Nasdaq Capital Market or other national securities exchange could result in the anticipated benefits of such listing not being realized and/or the termination or amendment of the offer.

Even if the offer is completed, the second-step merger may be delayed if Western cannot acquire 90% of the issued and outstanding shares of ITEX common stock pursuant to the offer.

The offer is subject to a condition that, before the end of the offer period, there shall have been validly tendered and not properly withdrawn that number of shares of ITEX common stock representing, together with the shares owned by Western and its affiliates, at least 60% of the shares of ITEX common stock on a fully diluted basis.  If Western acquires at least 90% of the issued and outstanding shares of ITEX common stock, Western will be able to effect a “short-form” merger under Nevada law.  A short-form merger would enable Western to merge a wholly-owned subsidiary with and into ITEX without any action on the part of the other holders of ITEX common stock and thereby acquire any remaining issued and outstanding shares of ITEX common stock.  If, however, at the end of the offer period, Western does not hold at least 90% of the issued and outstanding shares of ITEX common stock, Western will be required to obtain stockholder approval, and make any required SEC filings, in connection with a “long-form” merger to purchase the remainder of the shares.  This could prevent or delay Western from realizing some or all of the anticipated benefits from the proposed transaction.

The offer could trigger provisions contained in ITEX’s agreements that could permit a counter-party to an agreement with ITEX to terminate that agreement.

Because Western has not had the opportunity to review ITEX’s non-public information, there may be agreements to which ITEX is a party, including with its network of brokers and franchisees, that permit a counter-party to terminate an agreement because the offer or the second-step merger would cause a default or violate an anti-assignment, change of control or similar clause.  If this happens, Western may have to seek to replace that agreement with a new agreement.  Western cannot assure you that it will be able to replace a terminated agreement on comparable terms or at all.  Depending on the importance of a terminated agreement to ITEX’s business, failure to replace that agreement on similar terms or at all may increase the costs to Western of operating ITEX’s business or prevent Western from operating part or all of ITEX’s business.

Antitrust authorities may attempt to delay or prevent Western’s acquisition of ITEX or may require divestitures.

Based on publicly available information concerning ITEX’s operations, Western does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the proposed transaction, and is not aware of any other material filings that will be required with any regulatory authorities in connection with the proposed transaction.  Western cannot provide any assurance that any necessary approvals will be obtained or that there will not be any adverse consequences to Western’s or ITEX’s business resulting from the failure to obtain any required regulatory approvals or from conditions that could be imposed in connection with obtaining any such approvals, including divestitures or other operating restrictions upon ITEX or the combined company.  The offer is conditioned upon the receipt from all antitrust authorities of approval and/or clearance, without any adverse limitations or restrictions, of Western’s acquisition of ITEX and no court or other governmental authority prohibiting the consummation of the offer.  You should be aware that any required regulatory approvals may not be obtained in time and could result in a significant delay in the consummation of the offer.

Upon your receipt of shares of Western common stock in the offer, you will become a stockholder in Western, a Delaware corporation, which may change some of the rights and privileges you hold as a stockholder of ITEX, a Nevada corporation.

Western is a Delaware corporation and is governed by the laws of the State of Delaware and by its certificate of incorporation and bylaws.  The General Corporation Law of the State of Delaware, referred to in this prospectus as the “DGCL,” extends to stockholders rights and privileges that may not exist under Nevada law and, conversely, does not extend other rights and privileges that you may have as a stockholder of a company governed by Nevada law.  The directors of a Delaware corporation may elect to adopt provisions that have the effect of discouraging a third party from acquiring control of the corporation.  These provisions could limit the price that some investors might be willing to pay in the future for shares of Western common stock.  These Delaware provisions may also have the effect of discouraging or preventing transactions involving an actual or a threatened change in control of Western, including unsolicited takeover attempts, even though such a transaction may offer Western stockholders the opportunity to sell their shares of Western common stock at a price above the prevailing market price.  For a detailed discussion of the rights of Western stockholders versus the rights of ITEX stockholders, see the section captioned “Comparison of Stockholders’ Rights.”

Risk Factors Relating to Western’s Business

Western is dependent on key personnel.

Western believes that its success depends in part on the services of Sardar Biglari, its Chairman, Chief Executive Officer and President, and Robyn B. Mabe, its Vice President and Chief Financial Officer.  The loss of the services of Mr. Biglari or Mrs. Mabe could have a material adverse effect upon Western’s business, financial condition and results of operations.  Qualified replacements may not be available in a timely manner, if at all.  Western’s continued growth will also depend on its ability to attract and retain additional skilled management personnel.

Western’s stock price could be volatile.

Fluctuations in Western’s stock price may result from general market conditions, perceived changes in the underlying characteristics of its business, including as a result of the offer, and the relative price of competing investments.  The volume of trading in the market for Western common stock is typically very limited.  As a consequence, liquidating your investment could cause a decline in Western’s stock price.  Because of changes in the balance of buy and sell orders, notwithstanding other relevant factors, the price of Western’s common stock can fluctuate for reasons unrelated to the performance of its business.

A sale of a substantial number of shares of Western common stock could cause the market price to decline.

The sale of a substantial number of shares of Western common stock in the public market could substantially reduce the prevailing market price of its common stock.  As of December 26, 2007, 2,696,625 shares of common stock were outstanding.  In addition, there were 36,000 shares issuable upon exercise of outstanding stock options.  Western cannot predict any effect that sales of shares of its common stock or the availability of shares for sale will have on prevailing market prices.  However, substantial amounts of Western common stock could be sold in the public market, which may adversely affect prevailing market prices for the common stock.

Western is controlled by a few stockholders.

Two stockholders, Sardar Biglari, Western’s Chairman and Chief Executive Officer, and Jonathan Dash, a director, beneficially own or exercise voting power over approximately 61% of Western’s total common stock.  In particular, Mr. Biglari controls approximately 35% and Mr. Dash approximately 26% of Western’s outstanding common stock.  Further details on their respective holdings are reflected in their Schedules 13D, as amended, which are filed with the SEC.  Were these stockholders to agree to act in concert, they would have the ability to control or significantly influence all matters requiring the approval of Western’s stockholders, including the election of its directors.  Sale of a substantial number of shares of Western common stock by these principal stockholders in the public market could substantially reduce the prevailing market price of its common stock.

Western’s Board of Directors has recently undergone significant change.

In November 2005, Western added three new members to its Board of Directors, namely Sardar Biglari, Philip L. Cooley and Paul D. Sonkin.  Subsequently, in March 2006, six of the incumbent directors, Paul C. Schorr, III (former Chairman), A. Jones Yorke, J. Alan Cowart, Jr., Pat Vezertzis, Jesse M. Harrington and Roger D. Sack, resigned from the Board.  At that same time Mr. Sonkin indicated that he would not stand for reelection at the 2006 annual meeting of stockholders.  He ultimately resigned prior to the annual meeting.  Jonathan Dash was elected to the Board in March 2006.  Thomas M. Hontzas resigned from the Board in August 2006.  Kenneth R. Cooper was elected to the Board in February 2007 and Martin S. Fridson was elected to the Board in November 2007.  While Western believes that the Board of Directors as presently constituted with Sardar Biglari as Chairman, Philip L. Cooley as Vice Chairman and Directors Titus W. Greene, Jonathan Dash, Kenneth R. Cooper and Martin S. Fridson, will function at least as well as the Board had done previously, there is no guarantee this will be the case.  The failure of the Board to function adequately together would have a material adverse effect on Western’s business.  This could result in an adverse impact on Western’s financial condition, results of operations and its stock price.

Western recently formed a new wholly-owned subsidiary, Western Investments, Inc., to serve as the general partner of a private investment limited partnership, Western Acquisitions, L.P.  Western Investments will bear the first 30% of any cumulative net losses otherwise allocable to the capital accounts of certain limited partners.

In April 2007, Western formed Western Investments, Inc., a Delaware corporation, as a wholly-owned subsidiary.  Western Investments is the general partner of Western Acquisitions, L.P., a Delaware limited partnership also formed in April 2007.  The purpose of Western Acquisitions is to invest primarily in equity securities of U.S. publicly traded companies.  Sardar Biglari, Western’s Chairman, Chief Executive Officer and President, will manage the portfolio.  Western Investments will bear the first 30% of any cumulative net losses otherwise allocable to the capital accounts of limited partners holding Class B interests.  In the event that Western Investments has insufficient resources to fund this commitment, it may be necessary for Western to make a capital contribution to keep that company from defaulting on its obligation.  Such an event could potentially have a material adverse effect on Western’s financial position and prevent it from using the funds provided to Western Investments in other areas.  As of the date of this prospectus, Western Acquisitions did not have any limited partners holding Class B interests.

Western is dependent on one key person for investment and capital allocation decisions.

Investment decisions and all major capital allocation decisions are made for Western and its subsidiaries, including Western Acquisitions, by Sardar Biglari, Western’s Chairman of the Board of Directors, Chief Executive Officer and President.  Although there are limitations on Mr. Biglari’s authority at the parent company level and the Western Board of Directors monitors his investment and capital allocation decisions (see “Recent Developments”), there is risk in having concentrated decision-making authority.  Mr. Biglari’s decisions could either independently or in the aggregate involve amounts that are material to Western’s business.  Additionally, if for any reason the services of Mr. Biglari were to become unavailable, there could be a material adverse effect on Western’s business, since he is singularly responsible for these decisions.

Western’s investments in marketable securities, including through Western Acquisitions, are highly concentrated.

Western’s investments in marketable securities, including through Western Acquisitions, are highly concentrated.  A decline in the market value of these investments may produce a material decrease in Western’s stockholders’ equity, and thus its stock price.

Western’s investment activities, including through Western Acquisitions, may involve the purchase of securities on margin.

Western may purchase securities on margin in connection with its investment activities, including through Western Acquisitions.  If it does so, a significant decrease in the value of the securities that collateralize the margin line of credit could result in a margin call.  If Western does not have sufficient cash available from other sources in the event of a margin call, it may be required to sell those securities at a time when it would prefer not to sell them.

Western’s investment activities could require registration as an Investment Company.

While Western has historically been principally engaged in franchising and operating restaurants, its recent investment activities could bring it within the definition of an “investment company” and require it to register as an investment company under the Investment Company Act of 1940.  Western’s Board of Directors has adopted a policy requiring management to restrict its operations and investment activities to avoid becoming an investment company, until and unless the Board approves otherwise.  Although Western does not presently intend to change its principal business, and the Board has not approved any such change, Western has expanded its investment activities, and it may decide in the future to register as an investment company under the Investment Company Act.  Also, under certain circumstances, if Western is successful in its investment activities, then it may inadvertently fall within the definition of an investment company, in which event it may be required to register as an investment company.

Notwithstanding Western’s Board policy, if its investment activities inadvertently result in it being determined to be an investment company and Western fails to register as an investment company, it might be unable to enforce contracts with third parties, and third parties could seek rescission of transactions with it undertaken during the period that it was an unregistered investment company, subject to equitable considerations set forth in the Investment Company Act.  In addition, Western might be subject to monetary penalties or injunctive relief, or both, in an action brought against it by the SEC.

If Western decides to register as an investment company, then it would become subject to various provisions of the Investment Company Act and the regulations adopted under such Act, which are very extensive and could adversely affect Western’s operations.  For example, Western might be prohibited from entering into or continuing transactions with certain of its affiliates.

Western is experiencing a decline in its franchise base.

Western has experienced steady declines in its existing franchise base for the past several years.  Since January 1, 2004, Western had a total of 44 closures and currently has 117 franchised restaurants.  Of the 44 closed restaurants the majority were Western Sizzlin brand restaurants.  The average sales of Western’s franchised restaurants are approximately $1.6 million.  The average sales of the closed restaurants were approximately $1.0 million or less.  Western’s lost royalty stream from a closure at a 2% royalty rate is approximately $20,000 per closed restaurant.  The closures of franchised restaurants were caused by their operating at a competitive disadvantage which stemmed from such factors as location, facility, lack of reinvestment, mismanagement, among others factors.  There is no guarantee that these reasons will be eliminated.  Moreover, these closures occurred during generally favorable economic conditions and it is possible that this trend could accelerate in the event of an economic downturn or recession.  While Western is striving to reverse this trend by revitalizing its brand, there is no guarantee that it will be successful in doing so and as a result its franchise base may continue to decline regardless of the economic environment.

Western’s restaurants operate in a highly competitive environment.

Western’s restaurants, both franchised and company-owned, operate in a highly competitive industry comprised of a large number of restaurants, including national and regional restaurant chains and franchised restaurant operations, as well as locally-owned, independent restaurants.  Price, restaurant location, food quality, service and attractiveness of facilities are important aspects of competition.  The competitive environment is often affected by factors beyond a particular restaurant management’s control, including changes in the public’s taste and eating habits, population and traffic patterns and economic conditions.  New competitors may emerge at any time.  Western may not be able to compete successfully against its competitors in the future.  Competition may have a material adverse effect on Western’s operations or earnings.

Western is dependent on attracting and retaining qualified employees while also controlling labor costs.

Western is dependent upon the availability of qualified restaurant personnel.  Availability of staff varies widely from location to location.  If restaurant management and staff turnover trends increase, Western would suffer higher direct costs associated with recruiting and retaining replacement personnel.  Western could suffer from significant indirect costs, including restaurant disruptions due to management changeover and potential delays in new store openings due to staff shortages.  Competition for qualified employees exerts upward pressure on wages paid to attract personnel, resulting in higher labor costs, together with greater expense to recruit and train them.  Many of Western’s employees are hourly workers whose wages are likely to be impacted by an increase in the federal or state minimum wage.  An increase in the minimum wage may require an increase or create pressure to increase the pay scale for Western’s employees.  A shortage in the labor pool or other general inflationary pressures or changes could also increase Western’s labor costs.

Western is dependent upon the timely delivery of fresh ingredients.

Western’s restaurant operations are dependent on timely deliveries of fresh ingredients, including fresh produce, dairy products and meat.  The cost, availability and quality of the ingredients Western uses to prepare its food are subject to a range of factors, many of which are beyond Western’s control.  Fluctuations in weather, supply and demand and economic and political conditions could adversely affect the cost, availability and quality of Western’s ingredients.  Historically, when operating expenses increased due to inflation or increases in food costs, Western generally has been able to offset these higher costs by increasing its menu prices.  Western may not be able to recover increased costs in the future because competition may limit or even prohibit such future increases.  If the variety or quality of its food products declines due to the lack or lower quality of its ingredients or due to interruptions in the flow of fresh ingredients and similar factors, customer traffic may decline and negatively affect Western’s sales.

General economic factors may adversely affect Western’s results of operations.

National, regional, and local economic conditions, such as recessionary economic cycles or a worsening economy, could adversely affect disposable consumer income and consumer confidence.  Unfavorable changes in these factors or in other business and economic conditions affecting Western’s customers could reduce customer traffic in some or all of its restaurants, impose practical limits on its pricing and increase its costs.  Any of these factors could lower its profit margins and have a material adverse affect on its results of operations.  The impact of inflation on food, beverages, labor, utilities and other aspects of Western’s business can negatively affect its results of operations.  Although Western attempts to offset inflation through periodic menu price increases, cost controls and incremental improvement in operating margins, it may not be able to completely do so.  This may negatively affect Western’s results of operations.

Western faces the risk of adverse publicity and litigation relating to food-borne illness, employment and other matters that could have a material adverse affect on its business and financial performance.

Western may be the subject of complaints or litigation from customers alleging illness, injury or other food quality, health or operational concerns.  While the risk of food-borne illness is real, whether it results from improper operations, new diseases or from chemicals in certain food products, the risk would generally only affect a limited number of Western’s restaurants.  As soon as any food issues became known to Western, those food items that were potentially at risk would be no longer served to customers.

While the risk of food-borne illness or injury would likely be localized, the risk of the adverse publicity that might result from such an incident is more generalized and accordingly much greater.  The general public’s response to adverse publicity relating to Western’s restaurant brands could materially adversely affect a significant number of its restaurants.  This could be true whether the allegations underlying the adverse publicity are valid or whether Western is liable.

Furthermore, more generalized health concerns about the consumption of beef or chicken due to reported incidents of diseases such as Bovine Spongiform Encephalopathy (“mad cow disease”) or Avian Influenza (“bird flu”) could lead to changes in customer preferences, reduce consumption of Western’s products and adversely affect its financial performance.  These events could also reduce the available supply of beef or chicken or significantly raise the prices of beef or chicken.

In addition, Western is subject to employee claims alleging injuries, wage and hour violations, discrimination, harassment or wrongful termination.  In recent years, a number of restaurant companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state law regarding workplace, employment and similar matters.  A number of these lawsuits have resulted in the payment of substantial damages by the defendants.  Regardless of whether any claims against Western are valid or whether Western is ultimately determined to be liable, claims may be expensive to defend and may divert time and money away from its operations and hurt its financial performance.  A significant judgment for any claim(s) could materially adversely affect Western’s financial condition or results of operations.

Western is regulated by the federal and state government.

The restaurant industry is subject to extensive federal, state and local laws and regulations.  The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites.  Those are subject to zoning, land use, environmental, traffic and other regulations and requirements.  Western is also subject to licensing and regulation by state and local authorities relating to health, sanitation, safety and fire standards and building codes.  Federal and state laws govern Western’s relationships with employees, including the Fair Labor Standards Act and applicable minimum wage requirements, overtime, employment tax rates, family leave, tip credits, working conditions, safety standards and citizenship requirements.  Federal and state laws prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990.  In addition, Western is subject to a variety of federal, state and local laws and regulations relating to the use, storage, discharge, emission and disposal of hazardous materials.  The impact of current laws and regulations, the effect of future changes in laws or regulations that impose additional requirements and the consequences of litigation relating to current or future laws and regulations could increase Western’s compliance and other costs of doing business.  These could adversely affect its results of operations.  Failure to comply with the laws and regulatory requirements of federal, state and local authorities could result in revocation of required licenses, administrative enforcement actions, fines and civil and criminal liability.

Adverse weather conditions or losses due to casualties such as fire could negatively impact Western’s financial performance.

Although Western maintains, and requires its franchisees to maintain, property and casualty insurance to protect against property damage caused by casualties and natural disasters, inclement weather, flooding, hurricanes, fire and other acts of God can adversely impact Western’s sales in several ways.  For example, severe weather typically discourages potential customers from dining out.  In addition, a restaurant that is damaged by a natural disaster can be inoperable for a significant amount of time due to either physical damage or to a shortage of employees resulting from a relocation of the general population.

As disclosed in detail in Western’s Forms 10-K for the fiscal years ended December 31, 2004 and 2005, Western experienced losses due to fire in each of 2005 and 2004.  The 2005 fire involved a company-owned restaurant and the 2004 fire consumed a subleased property.  In both instances insurance covered the loss and Western recorded a gain from the insurance proceeds received.

Pending litigation could have a material adverse effect on Western’s financial position and results of operations.

In September 2006, Western was served with a lawsuit filed in the Circuit Court of Pulaski County, Arkansas, captioned Parks Land Company, LLP, et al., v. Western Sizzlin Corporation, et al.  The plaintiffs are owners/landlords of four restaurant premises located in the Little Rock, Arkansas, metropolitan area which had been leased pursuant to a single lease agreement and previously occupied by Western.  Most recently, each of these premises had been subleased to various operators.  The lease agreement expired pursuant to its terms on June 30, 2006.  The plaintiffs have claimed in their lawsuit unspecified damages allegedly owing for certain repair and maintenance expenses on the premises, for the replacement of certain equipment, for diminution of property value, and for loss of rental income, as well as interest and costs.  They have recently demanded approximately $1,000,000.  At this time, the likelihood of an unfavorable court outcome, or any potential loss, cannot be made with certainty.  However, Western will continue to contest vigorously the plaintiffs’ claims and pursue applicable cross claims and counterclaims.  It is possible that an adverse resolution of this case could have a material adverse effect on Western’s financial position and results of operations.

Western is also from time to time a party to various other legal actions which are ordinary routine matters incidental to its business.  While Western believes that the ultimate outcome of these matters individually and in the aggregate will not have a material impact on its financial position, it cannot assure that an adverse outcome on any of these matters would not, in fact, materially impact its financial position, cash flows and results of operations.

Western is involved in a joint effort to obtain two seats on the Board of Directors of The Steak n Shake Company which could result in a potentially contentious and expensive proxy contest.

Western is involved in a joint effort with Western Acquisitions, L.P., Western Investments, Inc., and The Lion Fund, L.P., the private investment fund operated by Mr. Biglari, to nominate two individuals, Mr. Biglari and Dr. Cooley, as nominees for election to the Board of Directors of The Steak n Shake Company.  Western’s Board has determined that seeking these seats is in the best interest of its stockholders given Western’s substantial investment, through Western Acquisitions, in Steak n Shake.  If necessary, Western intends to engage in a proxy solicitation to get its nominees elected to Steak n Shake’s Board of Directors and has agreed to share the expenses of this effort pro rata with Western Acquisitions and The Lion Fund, L.P.  There is no guarantee that Western’s efforts will be successful, and the costs associated with this effort could prove to be substantial regardless of the outcome and could materially impact Western’s financial position.

Risk Factors Relating to ITEX’s Business

Following are risk factors relating to ITEX’s business derived from ITEX’s Quarterly Report on Form 10-QSB for the quarterly period ended October 31, 2007 that Western believes would be applicable to the combined company’s business following the consummation of the proposed transaction.  Western has not had the opportunity to conduct comprehensive due diligence on ITEX and to evaluate fully the extent to which these risk factors will affect the combined company.

ITEX’s future revenue growth and profitability remains uncertain.

In the first quarter of 2008, ITEX increased revenues through organic growth and by acquiring the Intagio assets. While ITEX’s revenues increased in the quarter ended October 31, 2007, its revenues declined by 3% in the year ended July 31, 2007. There can be no assurance that ITEX’s revenues will continue to increase in future quarters. ITEX may continue to add revenue through acquisitions, but there can be no assurance that it or its Broker Network will be successful in its acquisition efforts or that financing for these endeavors will be available. ITEX has sustained profitable operations for more than four years. However, its prospects for the future must be considered in light of the risks, expenses and difficulties frequently encountered by small businesses, including uncertainty of revenues, markets, profitability and the need to raise capital to fund its ongoing operations. There can be no assurance that ITEX will be successful in addressing these risks or that it can continue to be operated profitably, which depends on many factors, including the success of its development and expansion efforts, the control of expense levels and the success of its business activities. ITEX’s future operating results will depend on a variety of factors, including those discussed in the other risk factors set forth below.

ITEX is largely dependent on key personnel who may not continue to work for it.

Potentially, any loss of key officers, key management and other personnel could impair ITEX’s ability to successfully execute its business strategy, particularly when these individuals have acquired specialized knowledge and skills with respect to ITEX and its operations.  Although ITEX has stated that it believes it is currently being administered capably, it remains substantially dependent on the continued services of its key personnel, including the services of CEO and Interim CFO Steven White.  ITEX places heavy reliance on Mr. White’s experience and management skills.  ITEX has not entered into formal employment agreements with its current executive officers including Mr. White.  ITEX carries a $2.0 million life insurance policy covering Mr. White to insure the business in the event of his death but does not carry life insurance for any other key personnel.  If Mr. White or other key personnel were to leave ITEX unexpectedly, ITEX could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any successor obtains the necessary training and experience.  ITEX has stated that it believes it has the necessary management expertise to implement its business strategy and that support personnel can be increased as needed.  However, ITEX may need to attract, train, retain and motivate additional financial, technical, managerial, marketing and support personnel.  ITEX faces the risk that, if it is unable to attract and integrate new personnel or retain and motivate existing personnel, its business will be adversely affected.

ITEX may need additional financing; current funds may be insufficient to finance its plans for growth or its operations.

Although ITEX has stated that it believes that its financial condition is stable and that its cash and cash equivalent balances and cash flows from operations provide adequate resources to fund its ongoing operating requirements, ITEX has limited funds and has incurred recent contractual obligations. ITEX’s existing working capital may not be sufficient to allow it to execute its business plan as fast as it would like or to take full advantage of all available business opportunities. ITEX has stated that it believes its core operations reflect a scalable business strategy which will allow its business model to be executed with limited outside financing. However, ITEX also may seek to acquire certain competitors. ITEX has a line of credit with its primary banking institution which will provide additional reserve capacity for general corporate and working capital purposes and, if necessary, enable it to make certain expenditures related to the growth and expansion of its business model. However, if adequate capital were not available or were not available on acceptable terms at a time when ITEX needed it, its ability to execute its business plans, develop or enhance its services, make acquisitions or respond to competitive pressures would be significantly impaired. Further, there can be no assurance that ITEX will be able to implement various financing alternatives or otherwise obtain required working capital if needed or desired.

ITEX is substantially dependent on its Broker Network.

ITEX’s success depends on its ability to expand, retain and enhance its Broker Network.  ITEX looks to its Broker Network to enroll new Marketplace members, train them in the use of the Marketplace, facilitate business among members, provide members with information about Marketplace products and services and assure the payment of ITEX’s dues and fees.  Brokers have a contractual relationship with ITEX typically for a renewable three or five-year term.  There can be no assurance that ITEX’s Brokers will continue to participate in the Marketplace or that ITEX will be able to attract new franchisees at rates sufficient to maintain a stable or growing revenue base.  ITEX depends on the ability of its Brokers to expand the number of members and the volume of transactions through the Marketplace.  There can be no assurance that the market for ITEX’s products and services will continue to develop as expected.  If ITEX’s industry does not grow, becomes saturated with competitors, if its products and services do not continue to achieve market acceptance, or if its Brokers are unsuccessful in enrolling new members to equalize the attrition of members leaving the Marketplace, the overall share of the market handled by its Broker Network could be reduced.  Consequently ITEX’s business operating results and financial condition may be materially adversely affected.

ITEX is dependent on the value of foreign currency.

ITEX transacts business in Canadian dollars as well as US dollars. In the three month period ended October 31, 2007, approximately 8% of ITEX’s total revenues were derived from Canadian operations. While foreign currency exchange fluctuations are not believed to materially adversely affect ITEX’s operations at this time, changes in the relation of the Canadian dollar to the US dollar could continue to affect its revenues, cost of sales, operating margins and result in exchange losses.

Acquisitions could result in operating difficulties, dilution and other harmful consequences.

ITEX does not have a great deal of experience acquiring companies. ITEX completed its acquisition of BXI in 2005 and the Intagio assets on August 1, 2007. ITEX has evaluated, and expects to continue to evaluate, other potential strategic transactions. From time to time, ITEX may engage in discussions regarding potential acquisitions. Any of these transactions could be material to its financial condition and results of operations. In addition, the process of integrating an acquired company, business or technology may create unforeseen operating difficulties and expenditures and is risky. The areas where ITEX may face risks include:

•	The need to implement or remediate controls, procedures and policies appropriate for a public company at companies that, prior to the acquisition lacked these controls, procedures and policies.

•	Diversion of management time and focus from operating ITEX’s business to acquisition integration challenges.

•	Cultural challenges associated with integrating Brokers, members or employees from the acquired company into ITEX’s organization.

•	The need to integrate each company’s accounting, management information, human resource and other administrative systems to permit effective management.

The anticipated benefit of many of these acquisitions may not materialize.  Future acquisitions or dispositions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities or amortization expenses, or write-offs of goodwill, any of which could harm ITEX’s financial condition.  Future acquisitions may require additional equity or debt financing, which may not be available on favorable terms or at all.

COMPARATIVE MARKET PRICE DATA

Shares of Western common stock are quoted on the OTC Bulletin Board under the symbol “WSZL.OB” and shares of ITEX common stock are quoted on the OTC Bulletin Board under the symbol “ITEX.OB.”  Western has applied to have its common stock listed on the Nasdaq Capital Market.

As quoted on the OTC Bulletin Board, the following table sets forth historical closing prices per share for shares of Western common stock and shares of ITEX common stock on December 12, 2007, the last full trading day before Western announced its intention to commence this offer.  The table below illustrates the number of shares and per share value of Western common stock you would receive based on these closing prices and the exchange ratio for the offer.

	Western Common Stock	ITEX Common Stock	Shares of Western Common Stock to be Received	Per Share Value of Western Common Stock to be Received
December 12, 2007	$ 15.40	$ 0.90	.06623	$ 1.02

The value of the offer will change as the market prices of Western common stock and ITEX common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive your shares of Western common stock.  YOU ARE ENCOURAGED TO OBTAIN CURRENT MARKET QUOTATIONS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.  See the section captioned “Effect of the Offer on the Market for Shares of ITEX Common Stock; Registration Under the Exchange Act; Margin Regulations” for a discussion of the possibility that ITEX’s shares will cease to be quoted on the OTC Bulletin Board following the consummation of the offer.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The table set forth below depicts historical information about basic and diluted net income per share and book value per share for Western for its fiscal year ended December 31, 2006 and nine months ended September 30, 2007 and for ITEX for its fiscal year ended July 31, 2007 and three months ended October 31, 2007, on a historical basis, and for Western and ITEX on an unaudited pro forma combined basis after giving effect to the transaction.  The pro forma data of the combined company assumes a 100% acquisition of ITEX common stock based on the exchange ratio for the offer and was derived by combining the historical consolidated financial information of Western and ITEX as described elsewhere in this prospectus.  For a discussion of the assumptions and adjustments made in the preparation of the pro forma financial information presented in this prospectus, see the section captioned “Unaudited Pro Forma Condensed Combined Financial Statements.”

The following pro forma financial information allocates the entire excess of purchase price over the carrying value of ITEX’s net assets to goodwill as management does not have information related to ITEX’s business necessary to complete a purchase price allocation in accordance with U.S. GAAP.  Actual amounts, determined on the basis of more detailed information, will differ from the amounts reflected below.

You should read the information presented in this table below together with the historical financial statements of Western and ITEX and the related notes and the “Unaudited Pro Forma Condensed Combined Financial Statements,” all of which are included elsewhere in this prospectus.  The pro forma data is unaudited and for illustrative purposes only.  The companies may have performed differently had they always been combined.  You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will achieve after the consummation of the transaction.  This pro forma information is subject to risks and uncertainties, including those discussed under “Risk Factors.”

	Nine Months Ended September 30, 2007	Year Ended December 31, 2006
Western historical data
Net income per share
Basic	$1.59	$0.23
Diluted	$1.58	$0.23

Book value per share	$10.07	$9.73

	Three Months Ended October 31, 2007	Year Ended July 31, 2007
ITEX historical data
Net income per share
Basic	$0.01	$0.25
Diluted	$0.01	$0.25

Book value per share	$0.70	$0.69

	Nine Months Ended September 30, 2007	Year Ended December 31, 2006
Pro forma data
Pro forma net income per share
Basic	$2.40	$1.57
Diluted	$2.39	$1.57

Book value per share	$11.89

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF WESTERN

October 2003 Merger, Name Change and Format Restructuring

Effective October 21, 2003, Western merged its wholly owned subsidiary, The Western Sizzlin Corporation, a Delaware corporation, into Austins Steak and Saloon, Inc., with Austins being the surviving entity.  At the same time, Western changed its name to “Western Sizzlin Corporation” by amending its certificate of incorporation.  The amendment was approved by solicitation of written stockholder consents without a meeting pursuant to Section 288 of the DGCL.  On September 30, 2003, the 60th day following the date of the first consent received, stockholders voting 6,495,149 shares or 53.4% of the outstanding common stock submitted written consents to the action.

Effective January 1, 2007, Western restructured its operations into a holding company/subsidiary format whereby all of its operations are now conducted through wholly-owned subsidiaries.  This restructuring is not anticipated to have any tax impact and will have no impact on Western’s financial reporting as it will continue to report consolidated financial statements.

Financial Data

The following table sets forth a summary of selected historical consolidated financial data of Western for each of the nine-month periods ended September 30, 2007 and September 30, 2006 and for each of the years in the five-year period ended December 31, 2006.  This information is derived from, and should be read in conjunction with, the audited consolidated financial statements of Western and the unaudited interim consolidated financial statements of Western, which, other than the consolidated balance sheets of Western as of December 31, 2004, December 31, 2003 and December 31, 2002 and the consolidated statements of income of Western for the years ended December 31, 2003 and December 31, 2002, are included elsewhere in this prospectus.  The operating results for the nine-month period ended September 30, 2007 are not necessarily indicative of the results for the remainder of the fiscal year or any future period.  Western’s management believes that its respective unaudited interim consolidated financial statements reflect all adjustments that are necessary for a fair statement of the results for the interim periods presented.  For additional information, see “Western Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Years Ended December 31					Nine Months Ended September 30
	2006	2005	2004	2003	2002	2007	2006
Statement of Operations Data:	(In thousands, except per share data)
Total revenues	$17,404	$19,372	$21,708	$21,060	$39,443	$13,342	$13,348
Income (loss) from operations	628	1,426	1,174	783	(1,680)	844	599
Net income (loss)	274	681	566	212	(1,053)	2,854	234
Basic earnings (loss) per share	$0.23	$0.57	$0.48	$0.17	$(0.86)	$1.59	$0.20
Diluted earnings (loss) per share	0.23	0.57	0.48	0.17	(0.86)	1.58	0.20
Shares used in computing basic earnings per share	1,215	1,189	1,190	1,212	1,217	1,793	1,190
Shares used in computing diluted earnings per share	1,225	1,190	1,190	1,212	1,217	1,801	1,198
Balance Sheet Data:
Working capital surplus (deficit)	$3,238	$2,001	$1,480	$141	$(1,180)	$546
Total assets	19,820	15,476	16,697	16,894	18,039	22,694
Long-term debt, excluding current maturities	685	848	2,698	3,549	4,075	592
Other long-term liabilities	464	42	15	50	—	85
Stockholders’ equity	17,398	11,760	10,093	10,527	11,522	18,112
Other Financial Data:
Dividends declared	—	—	—	119	183	—	—

SELECTED HISTORICAL CONSOLIDATED
FINANCIAL DATA OF ITEX

The following table sets forth selected historical consolidated financial data of ITEX for each of the years in the four-year period ended July 31, 2007 and for the three months ended October 31, 2007 and 2006.  This information is derived from, and should be read in conjunction with, ITEX’s audited consolidated financial statements for each of the years in the four-year period ended July 31, 2007 and unaudited consolidated financial statements for the three months ended October 31, 2007 and 2006 which are included elsewhere in this prospectus or in ITEX’s publicly filed reports with the SEC.  For additional information, see “ITEX Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended July 31,				Three Months Ended October 31,
	2007	2006	2005	2004	2007	2006
	(In thousands, except per share data)

Revenue	$14,171	$14,646	$10,225	$10,283	$3,853	$3,790
Costs and expenses	12,666	13,305	9,496	9,662	3,581	3,495
Income from operations	1,505	1,341	729	621	272	295
Other income - net	156	117	109	1,622	(1)	64
Income before income taxes	1,661	1,458	838	2,243	271	359
Income tax (benefit) expense	(2,843)	(1,975)	(2,260)	--	115	122
Net income	$4,504	$3,433	$3,098	$2,243	$156	$237

Net income per common share
Basic	$0.25	$0.19	$0.17	$0.12	$0.01	$0.01
Diluted	$0.25	$0.18	$0.17	$0.12	$0.01	$0.01

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following table sets forth selected unaudited pro forma combined financial data derived from (i) the audited consolidated financial statements of Western for the fiscal year ended December 31, 2006 and the unaudited consolidated financial statements of Western for the nine months ended September 30, 2007 and (ii) the audited consolidated financial statements of ITEX for the fiscal years ended July 31, 2007 and July 31, 2006, all of which are included elsewhere in this prospectus.

The following pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of (i) the results of operations and financial position that would have been achieved had the acquisition of all of the outstanding shares of ITEX taken place on the dates indicated or (ii) the future operations of the combined company.  The following table should be relied on only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of Western and ITEX might have looked like had such acquisition taken place at an earlier date.  The following pro forma financial information allocates the entire excess of purchase price over the carrying value of ITEX’s net assets to goodwill as management does not have information related to ITEX’s business necessary to complete a purchase price allocation in accordance with U.S. GAAP.  Actual amounts, determined on the basis of more detailed information, will differ from the amounts reflected below.  The following pro forma financial information also includes adjustments to reflect ITEX’s acquisition of certain assets of The Intagio Group, Inc. on August 1, 2007, and the subsequent sale by ITEX of certain of the acquired assets in two separate transactions in August 2007, to the extent determinable from ITEX’s publicly-filed documents.  See Notes 3, 4, 5, 6 and 9 to ITEX’s consolidated financial statements (unaudited).  For a discussion of the assumptions and adjustments made in the preparation of the pro forma financial information presented in this prospectus, see the section captioned “Unaudited Pro Forma Condensed Combined Financial Statements.”

The following pro forma financial information should be read in conjunction with:

•	the Unaudited Pro Forma Condensed Combined Financial Statements and the accompanying notes in the section captioned “Unaudited Pro Forma Condensed Combined Financial Statements;”

•	the audited consolidated financial statements of Western for the fiscal year ended December 31, 2006 and the notes relating thereto, included elsewhere in this prospectus;

•	the unaudited consolidated financial statements of Western for the nine months ended September 30, 2007 and the notes relating thereto, included elsewhere in this prospectus; and

•	the audited consolidated financial statements of ITEX for the fiscal years ended July 31, 2007 and July 31, 2006 and the notes relating thereto, included elsewhere in this prospectus.

	Year Ended December 31, 2006	Nine Months Ended September 30, 2007
	(in thousands, except per share data)
Statement of Operations Data:
Revenues	$32,126	$23,723
Income from operations	1,989	2,054
Other income	3	3,772
Net income	3,756	7,121
Net income per common share:
Basic	$1.57	$2.40
Diluted	$1.57	$2.39
Balance Sheet Data:
Total assets		$43,039
Long-term debt, net of current		1,188
Stockholders’ equity		35,323

BACKGROUND AND REASONS FOR THE OFFER

Background of the Offer

In July 2007, Western commenced purchasing shares of ITEX common stock.  Western continued purchasing shares of ITEX common stock through October 18, 2007 and, as of the date of this prospectus, beneficially owned 700,714 shares of ITEX common stock, representing approximately 4.0% of the outstanding ITEX shares, based upon publicly available information.

On December 12, 2007, Western’s board of directors convened a telephonic meeting.  After discussion, Western’s board of directors determined that the offer and the second-step merger are advisable and in the best interests of Western and its stockholders and approved the acquisition of ITEX upon the terms and subject to the conditions set forth in this prospectus.

Following the board meeting on December 12, 2007, Sardar Biglari, Western’s Chairman of the Board, Chief Executive Officer and President, telephoned Steven White, ITEX’s Chairman, Chief Executive Officer and Interim Chief Financial Officer, to inform him of Western’s intention to commence the offer.  Western then issued a press release announcing its intention to commence the offer and delivered to ITEX its request for ITEX’s stockholder list and security position listings, as well as the requests described under “Note on ITEX Information” above.

On December 13, 2007, Messrs. Biglari and White had a telephone conversation in which they discussed the proposed transaction and their views on valuation.  Mr. Biglari requested an in-person meeting among Mr. Biglari, Mr. White and Philip L. Cooley, Western’s Vice Chairman of the Board, to discuss the two companies and the proposed transaction, and Mr. White was agreeable to such a meeting.  Mr. Biglari said that he would check Dr. Cooley’s schedule and then call Mr. White to arrange a meeting at a convenient time and location for Mr. White.

On December 14, 2007, ITEX issued a press release confirming it had received notice of the proposed exchange offer and reporting on Messrs. Biglari’s and White’s telephone conversation on December 13, 2007.

Also on December 14, 2007, Mr. Biglari telephoned Mr. White to schedule an in-person meeting among Mr. Biglari, Dr. Cooley and Mr. White at ITEX’s corporate headquarters for the following week.  On December 17, 2007, Mr. Biglari received a call from a representative of ITEX, who informed Mr. Biglari that Mr. White was unavailable to meet through the end of 2007.

Reasons for the Offer

Western seeks to acquire ITEX because it believes all stockholders will benefit for the following reasons:

1)
Intrinsic Value and Capital Allocation. Western’s holding company structure would allow surplus cash generated by its subsidiaries, including ITEX, to be channeled to the parent for reallocation in pursuit of attaining high risk-adjusted returns. In addition, as ITEX’s parent, Western could provide financing, on an opportunistic basis, which could be applied toward acquiring other barter businesses. Western’s objective is to maximize its intrinsic business value per share over the long term.

2)
Cost Savings. The elimination of redundant public company costs, Western believes, would eventuate into material savings in expenses. Western believes the reduction of expenses would increase cash flows, representing, in turn, a discernible basis for a higher valuation for the combined company.

3)	Opportunities. Western believes there are possibilities to increase ITEX’s bartering transactions through Western’s other subsidiaries as well as through the businesses it may purchase in the future.

In addition to these three main reasons, Western also believes that its acquiring ITEX would result in a larger combined market capitalization, which along with the anticipated listing on the Nasdaq Capital Market would enhance liquidity and therefore reduce transaction costs for stockholders wishing to enter or exit the stock.  ITEX is currently quoted on the OTC Bulletin Board.

Most importantly, Western is proposing to issue its common stock to ITEX stockholders in the offer to allow them to participate in the growth and opportunities of the combined company. Western believes that joining the companies would improve the diversity of operations, earning power, and reinvestment of cash flows for growth. Accordingly, Western believes that the combination of Western and ITEX would have significant long-term benefits because two entities would increase intrinsic business value per share for stockholders at a higher rate than they could separately.

Western believes the holding company structure, such as the one at Western, is ideal for businesses like ITEX’s because capital allocation responsibility is separated from the authority to make operating decisions. Thus, management of a subsidiary can focus on overseeing day-to-day operations, whereas management of Western can focus on allocating capital. Western believes its business model and financial resources would construct an optimal platform to create value for long-term stockholders.

THE OFFER

Western is offering to exchange, for each outstanding share of ITEX common stock that is validly tendered and not properly withdrawn prior to the expiration date, .06623 shares of Western common stock, upon the terms and subject to the conditions contained in this prospectus and the accompanying letter of transmittal.  In addition, you will receive cash instead of any fractional shares of Western common stock to which you may be entitled.

The term “expiration date” means 5:00 p.m., New York City time, on January 31, 2008, unless Western extends the period of time for which the offer is open, in which case the term “expiration date” means the latest time and date on which the offer, as so extended, expires.

If you are a registered stockholder and tender your shares of ITEX common stock directly to the exchange agent, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions.  If you hold your shares through a broker or bank, you should consult your institution as to whether or not they will charge you any service fees.  Except as set forth in the instructions to the letter of transmittal, transfer taxes on the exchange of shares of ITEX common stock pursuant to the offer will be paid by Western.

Western is making the offer in order to acquire control of, and ultimately the entire common equity interest in, ITEX.  The offer is the first step in Western’s acquisition of ITEX and is intended to facilitate the acquisition of all shares of ITEX common stock.  Western intends, promptly after completion of the offer, to seek to have ITEX consummate a second-step merger of a wholly-owned subsidiary of Western with and into ITEX.  The purpose of the second-step merger is to acquire all shares of ITEX common stock not tendered and exchanged in the offer.  Pursuant to the terms of the second-step merger, each remaining share of ITEX common stock (other than shares of ITEX common stock owned by Western or ITEX or held by ITEX stockholders who properly exercise applicable dissenters’ rights under Nevada law) would be converted into the right to receive the same number of shares of Western common stock as paid in the offer.

Based on the exchange ratio for the offer and certain assumptions regarding the number of ITEX shares to be exchanged, Western estimates that if all ITEX shares are exchanged pursuant to the offer and the second-step merger, former ITEX stockholders would own, in the aggregate, approximately 30.3% of the outstanding shares of Western common stock.  For a detailed discussion of the assumptions on which this estimate is based, see “The Offer—Ownership of Western After the Offer.”

Western’s obligation to exchange shares of Western common stock for shares of ITEX common stock pursuant to the offer is subject to several conditions referred to below under “Conditions of the Offer,” including the registration statement condition, the minimum tender condition, the control share condition, the business combination condition, the antitrust condition, the ITEX debt condition and the listing and approval condition, as well as the other conditions that are discussed below.

Pursuant to Exchange Act Rule 14d-5, Western has asked ITEX for its stockholder list and security position listings to communicate with you and to distribute Western’s offer to you.  This prospectus, the related letter of transmittal and other relevant materials will be delivered to record holders of shares of ITEX common stock and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on ITEX’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of shares of ITEX common stock.

Expiration Date of the Offer

The offer is scheduled to expire at 5:00 p.m., New York City time, on January 31, 2008, unless extended by Western.  For more information, you should read the discussion below under the caption “The Offer—Extension, Termination and Amendment.”

Extension, Termination and Amendment

Subject to the applicable rules of the SEC and the terms and conditions of the offer, Western expressly reserves the right, in its sole discretion, at any time or from time to time, to extend, for any reason, the period of time during which the offer remains open, and Western can do so by giving oral or written notice of such extension to the exchange agent.  If Western decides to so extend the offer, Western will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.  Western is not making any assurance that it will exercise its right to extend the offer, although it currently intends to do so until all conditions to the offer have been satisfied or waived.  During any such extension, all shares of ITEX common stock previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your shares of ITEX common stock.  You should read the discussion under “The Offer—Withdrawal Rights” for more details.

To the extent legally permissible, Western also reserves the right, in its sole discretion, at any time or from time to time:

•	to delay acceptance for exchange of, or exchange of, any shares of ITEX common stock pursuant to the offer in order to comply in whole or in part with applicable law;

•
to terminate the offer and not accept or exchange any shares of ITEX common stock not previously accepted or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration date;

•	to amend or terminate the offer without accepting for exchange or exchanging any shares of ITEX common stock if ITEX agrees to enter into a negotiated merger agreement with Western; and

•	to waive any condition or otherwise amend the offer in any respect.

In addition, even if Western has accepted for exchange, but not exchanged, shares in the offer, it may terminate the offer and not exchange shares of ITEX common stock that were previously tendered if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer.

Western will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter.  In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.  Subject to applicable law and without limiting the manner in which Western may choose to make any public announcement, Western assumes no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

Western acknowledges that Rule 14e-1(c) under the Exchange Act requires Western to pay the consideration offered or return the shares of ITEX common stock tendered promptly after the termination or withdrawal of the offer.

Western confirms to you that if it makes a material change in the terms of the offer or the information concerning the offer, or if it waives a material condition of the offer, it will extend the offer to the extent required under the Exchange Act.  If, prior to the expiration date, Western changes the percentage of shares of ITEX common stock being sought or the consideration offered to you, that change will apply to all holders whose shares of ITEX common stock are accepted for exchange pursuant to Western’s offer, regardless of whether the shares were tendered before or after the change.  If at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, Western will extend the offer until the expiration of that ten business day period.  For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Western may, although it does not currently intend to, elect to provide a subsequent offering period after the expiration of the offer, if the requirements under Exchange Act Rule 14d-11 have been met.  A subsequent offering period, if provided, will be a period of three to 20 business days, beginning after Western has accepted for exchange all shares tendered in the offer, during which ITEX stockholders who did not tender their shares in the offer may tender their shares and receive the same consideration provided in the offer.

During a subsequent offering period, tendering stockholders would not have withdrawal rights and Western would promptly exchange and pay for any shares of ITEX common stock tendered at the same price paid in the offer. Rule 14d-11 under the Exchange Act provides that Western may provide a subsequent offering period so long as, among other things, (1) the initial period of at least 20 business days of the offer has expired, (2) Western offers the same form and amount of consideration for shares of ITEX common stock in the subsequent offering period as in the initial offer, (3) Western immediately accepts and promptly pays for all shares of ITEX common stock tendered during the offer prior to its expiration, (4) Western announces the results of the offer, including the approximate number and percentage of shares of ITEX common stock deposited in the offer, no later than 9:00 a.m., New York City time, on the next business day after the expiration date and immediately begins the subsequent offering period and (5) Western immediately accepts and promptly pays for shares of ITEX common stock as they are tendered during the subsequent offering period. If Western elects to include a subsequent offering period, it will notify stockholders of ITEX by making a public announcement on the next business day after the expiration date consistent with the requirements of Rule 14d-11 under the Exchange Act.

Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to shares tendered in the offer and accepted for exchange. The same consideration will be received by stockholders tendering shares of ITEX common stock in the offer or in a subsequent offering period, if one is included.

Exchange of ITEX Shares; Delivery of Western Common Stock and Cash

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), Western will accept for exchange, and will exchange, shares of ITEX common stock validly tendered and not properly withdrawn promptly after the expiration date.  In addition, subject to applicable rules of the SEC, Western expressly reserves the right to delay acceptance for exchange of, or the exchange of, shares of ITEX common stock in order to comply with any applicable law.  In all cases, exchange of shares of ITEX common stock tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of certificates for those shares of ITEX common stock (or a confirmation of a book-entry transfer of those shares of ITEX common stock in the exchange agent’s account at The Depository Trust Company, referred to as “DTC”), a properly completed and duly executed letter of transmittal and any other required documents.

For purposes of the offer, Western will be deemed to have accepted for exchange shares of ITEX common stock validly tendered and not properly withdrawn as, if and when it notifies the exchange agent of its acceptance of the tenders of those shares of ITEX common stock pursuant to the offer.  The exchange agent will deliver Western common stock in exchange for shares of ITEX common stock pursuant to the offer and cash instead of fractional shares of Western common stock promptly after receipt of such notice.  The exchange agent will act as your agent for the purpose of receiving Western common stock (and cash to be paid instead of fractional shares of Western common stock) from Western and transmitting such stock and cash to you.  You will not receive any interest on any cash that Western pays you, even if there is a delay in making the exchange.

If Western does not accept any tendered shares of ITEX common stock for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted for more shares of ITEX common stock than are tendered, Western will return certificates for such unexchanged shares of ITEX common stock without expense to the tendering stockholder or, in the case of shares of ITEX common stock tendered by book-entry transfer of such shares of ITEX common stock into the exchange agent’s account at DTC pursuant to the procedures set forth below in the section entitled “The Offer—Procedure for Tendering,” those shares of ITEX common stock will be credited to an account maintained within DTC promptly following expiration or termination of the offer.

Western reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to exchange all or any portion of the shares of ITEX common stock tendered pursuant to the offer, but any such transfer or assignment will not relieve Western of its obligations under the offer or prejudice the rights of tendering stockholders to exchange shares of ITEX common stock validly tendered and accepted for exchange pursuant to the offer.

Cash Instead of Fractional Shares of Western Common Stock

Western will not issue certificates representing fractional shares of Western common stock pursuant to the offer.  Instead, each tendering stockholder who would otherwise be entitled to a fractional share of Western common stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) multiplied by the average of the closing prices, rounded to four decimal points, of Western common stock for the 15 consecutive trading day period ending on the third trading day before the expiration date.

Procedure for Tendering

For you to validly tender shares of ITEX common stock pursuant to the offer, either (a) a properly completed and duly executed letter of transmittal, along with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered shares of ITEX common stock must be received by the exchange agent at such address or those shares of ITEX common stock must be tendered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of receipt of such tender, referred to as a “book-entry confirmation,” must be received), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth below under “The Offer—Guaranteed Delivery.”

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares of ITEX common stock that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that Western may enforce that agreement against such participant.

The exchange agent will establish accounts with respect to the shares of ITEX common stock at DTC in connection with the offer within two business days after the date of this offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares of ITEX common stock by causing DTC to transfer such shares into the exchange agent’s account in accordance with DTC’s procedure for such transfer.  However, although delivery of shares of ITEX common stock may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed.  Western cannot assure you that book-entry delivery of ITEX shares will be available.  If book-entry delivery is not available, you must tender ITEX shares by means of delivery of ITEX share certificates or pursuant to the guaranteed delivery procedures set forth below under “The Offer—Guaranteed Delivery.”

Signatures on all letters of transmittal must be guaranteed by an eligible institution (as defined below), except (1) in cases in which shares of ITEX common stock are tendered by a registered holder of shares of ITEX common stock who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or (2) if shares of ITEX common stock are tendered for the account of a financial institution that is a member of the Securities Transfer Agents Medallion Program or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing is referred to as an “eligible institution”).  Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you.

If the certificates for shares of ITEX common stock are registered in the name of a person other than the person who signs the letter of transmittal, or if the offer consideration is to be delivered, or certificates for unexchanged shares of ITEX common stock are to be issued, to a person other than the registered holder(s), the ITEX share certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

In all cases, Western will exchange shares of ITEX common stock tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of certificates for shares of ITEX common stock (or timely confirmation of a book-entry transfer of such securities into the exchange agent’s account at DTC as described above), properly completed and duly executed letter(s) of transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.

By executing a letter of transmittal as set forth above, you irrevocably appoint Western’s designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of ITEX common stock tendered and accepted for exchange by Western and with respect to any and all other shares of ITEX common stock and other securities issued or issuable in respect of the shares of ITEX common stock on or after the expiration date.  That appointment is effective, and voting rights will be affected, when and only to the extent that Western deposits with the exchange agent the shares of its common stock and the cash in lieu of fractional shares in consideration for the shares of ITEX common stock that you have tendered.  All such proxies will be considered coupled with an interest in the tendered shares of ITEX common stock and therefore will not be revocable.  Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective).  Western’s designees will, with respect to the shares of ITEX common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of ITEX’s stockholders or otherwise.  Western reserves the right to require that, in order for shares of ITEX common stock to be deemed validly tendered, immediately upon the exchange of those shares, Western must be able to exercise full voting rights with respect to those shares.

THE METHOD OF DELIVERY OF ITEX SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT.  IF DELIVERY IS BY MAIL, WESTERN RECOMMENDS REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED.  IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING, YOU MUST PROVIDE THE EXCHANGE AGENT WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER YOU ARE SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL.  SOME STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND SOME FOREIGN INDIVIDUALS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS.  IN ORDER FOR A FOREIGN INDIVIDUAL TO QUALIFY AS AN EXEMPT RECIPIENT, THE STOCKHOLDER MUST SUBMIT A FORM W-8BEN, SIGNED UNDER PENALTIES OF PERJURY, ATTESTING TO THAT INDIVIDUAL’S EXEMPT STATUS.

Guaranteed Delivery

If you wish to tender shares of ITEX common stock pursuant to the offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or complete the procedure for book-entry transfer on a timely basis, your shares of ITEX common stock may nevertheless be tendered, as long as all of the following conditions are satisfied:

•	you make your tender by or through an eligible institution;

•
a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Western, is received by the exchange agent as provided below prior to the expiration date; and

•
the certificates for all tendered shares of ITEX common stock (or a confirmation of a book-entry transfer of such securities into the exchange agent’s account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an agent’s message) and all other documents required by the letter of transmittal, are received by the exchange agent within three trading days after the date of execution of such notice of guaranteed delivery.

You may deliver the notice of guaranteed delivery by hand, overnight courier, facsimile transmission or mail to the exchange agent.  The notice must include a guarantee by an eligible institution in the form set forth in the notice.

The tender of shares of ITEX common stock pursuant to any of the procedures described above will constitute a binding agreement between Western and you upon the terms and subject to the conditions of the offer.

Matters Concerning Validity and Eligibility

Western will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of ITEX common stock, in its sole discretion, and its determination will be final and binding to the fullest extent permitted by law.  Western reserves the absolute right to reject any and all tenders of shares of ITEX common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful.  Western also reserves the absolute right to waive any defect or irregularity in the tender of any shares of ITEX common stock.  No tender of shares of ITEX common stock will be deemed to have been validly made until all defects and irregularities in tenders of shares of ITEX common stock have been cured or waived.  None of Western, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of ITEX common stock or will incur any liability for failure to give any such notification.  Western’s interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding to the fullest extent permitted by law.

IF YOU HAVE ANY QUESTIONS ABOUT THE PROCEDURE FOR TENDERING SHARES OF ITEX COMMON STOCK, PLEASE CONTACT THE INFORMATION AGENT AT ITS ADDRESS AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS.

Withdrawal Rights

You can withdraw tendered shares at any time until the offer has expired and, if Western has not agreed to accept your shares for exchange by the expiration date, you can withdraw them at any time after that date until it accepts shares for exchange.  If Western elects to extend the offer, is delayed in its acceptance for exchange of shares of ITEX common stock or is unable to accept shares of ITEX common stock for exchange pursuant to the offer for any reason, then, without prejudice to Western’s rights under the offer, the exchange agent may, on behalf of Western, retain tendered shares of ITEX common stock, and such shares of ITEX common stock may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this section. Any such delay will be by an extension of the offer to the extent required by law. If Western decides to include a subsequent offering period, shares of ITEX common stock tendered during the subsequent offering period may not be withdrawn. Please see the section of this prospectus entitled “The Offer — Extension, Termination and Amendment.”

 For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at one of its addresses set forth on the back cover page of this prospectus. Any such notice of withdrawal must specify the name of the person who tendered the shares of ITEX common stock to be withdrawn, the number of shares of ITEX common stock to be withdrawn and the name of the registered holder of such shares of ITEX common stock, if different from that of the person who tendered such shares of ITEX common stock. If certificates evidencing shares of ITEX common stock to be withdrawn have been delivered or otherwise identified to the exchange agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the exchange agent and, unless such shares of ITEX common stock have been tendered by or for the account of an eligible institution, the signature(s) on the notice of withdrawal must be guaranteed by an eligible institution. If shares of ITEX common stock have been tendered pursuant to the procedure for book-entry transfer as set forth in the section of this prospectus entitled “The Offer — Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of ITEX common stock.

 Withdrawals of shares of ITEX common stock may not be rescinded. Any shares of ITEX common stock properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer. However, withdrawn shares of ITEX common stock may be re-tendered at any time prior to the expiration date (or during the subsequent offering period, if any) by following one of the procedures discussed under the sections entitled “The Offer—Procedure for Tendering” or “The Offer—Guaranteed Delivery” (except shares of ITEX common stock may not be re-tendered using the procedures for guaranteed delivery during any subsequent offering period).

Western will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision shall be final and binding to the fullest extent permitted by law.  None of Western, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

Announcement of Results of the Offer

Western will announce by press release the final results of the offer, including whether all of the conditions to the offer have been fulfilled or waived and whether Western will accept the tendered shares of ITEX common stock for exchange, promptly after expiration of the offer.

Ownership of Western After the Offer

Based on the exchange ratio for the offer and assuming that:

•
There are no options to purchase shares of ITEX common stock outstanding at the expiration of the offer or the consummation of the second-step merger (there were no options to purchase shares of ITEX common stock outstanding as of October 31, 2007);

•
Western exchanges pursuant to the offer and the second-step merger all of the shares of ITEX common stock, which number is assumed to be 17,726,248, the total number of shares reported by ITEX to be outstanding as of October 31, 2007; and

•
2,696,625 shares of Western common stock, which is the number of shares outstanding as of December 26, 2007, are outstanding, which number does not include 36,000 shares of common stock issuable upon exercise of outstanding options;

former ITEX stockholders would own, in the aggregate, approximately 30.3% of the outstanding shares of Western common stock.

Taxation

The following is a summary of certain U.S. federal income tax consequences of the offer to holders of ITEX common stock whose stock is exchanged for Western common stock pursuant to the offer.  The summary is based on the Internal Revenue Code of 1986, as amended, referred to in this prospectus as the “Code,” applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect as of the date of this offer, all of which may change, possibly with retroactive effect.  The summary is for general information only and does not purport to address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances.  The summary applies only to stockholders who hold their ITEX common stock as capital assets and may not apply to stockholders subject to special rules under the Code, including, without limitation, persons who acquired their ITEX common stock upon the exercise of stock options or otherwise as compensation, financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, partnerships or other entities treated as partnerships or flow-through entities for U.S. federal income tax purposes, tax-exempt organizations, persons who are subject to alternative minimum tax, persons who hold ITEX common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction or other integrated investment, or persons that have a functional currency other than the United States dollar.  This summary does not discuss the U.S. federal tax consequences to any stockholder of ITEX who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any state, local or foreign tax consequences of the offer.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER’S TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH STOCKHOLDER OF THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN TAX LAWS.

Except as provided below, the receipt of Western common stock in exchange for ITEX common stock pursuant to the offer may be a taxable transaction for U.S. federal income tax purposes.  In general, a stockholder who exchanges ITEX common stock pursuant to the offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the fair market value on the date of acceptance for exchange pursuant to the offer of the Western common stock received and the holder’s adjusted tax basis in the ITEX common stock exchanged pursuant to the offer.  Gain or loss will be determined separately for each block of ITEX common stock (i.e., ITEX common stock acquired at the same cost in a single transaction) exchanged pursuant to the offer.  Any such gain or loss generally will be long-term capital gain or loss if the stockholder has held the ITEX common stock for more than one year on the date of acceptance for exchange pursuant to the offer.  Long-term capital gain of noncorporate stockholders is generally taxable at a maximum rate of 15%.  Certain limitations apply to the use of capital losses.

A holder’s tax basis in the Western common stock received pursuant to the offer will equal its fair market value on the date of acceptance for exchange pursuant to the offer.  A holder’s holding period in the Western common stock received will begin the day following the date of acceptance for exchange pursuant to the offer.

The receipt of cash in exchange for ITEX shares pursuant to the exercise of dissenters’ rights generally will be a taxable transaction for U.S. federal income tax purposes.  In general, a stockholder who receives cash in exchange for ITEX shares pursuant to the exercise of dissenters’ rights will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the ITEX common stock exchanged.  The determination and tax treatment of any such gain or loss is described above.

In the event that, upon consummation of the offer, Western owns 80% or more of the outstanding ITEX common stock, and certain other conditions are met, or in the event that the second-step merger is promptly consummated, the exchange by ITEX stockholders of their ITEX common stock for shares of Western common stock will be tax-free pursuant to Section 368(a)(1) of the Code.  In that case, no gain or loss would be recognized by the exchanging stockholders of ITEX, and their tax basis and holding periods of their ITEX shares will carry over to the shares of Western common stock received in the exchange.

Purpose of the Offer; Dissenters’ Rights

Purpose and Structure of the Offer

The purpose of the offer is for Western to acquire control of, and ultimately the entire equity interest in, ITEX.  The offer, as the first step in the acquisition of ITEX, is intended to facilitate the acquisition of ITEX.  The purpose of the second-step merger of a wholly-owned subsidiary of Western with and into ITEX is for Western to acquire all outstanding shares of ITEX common stock not tendered and exchanged pursuant to the offer.  If the offer is successful, Western intends to consummate the second-step merger as promptly as practicable.

If Western owns 90% or more of the outstanding shares of ITEX common stock following the consummation of the offer, Western intends to consummate the second-step merger as a “short-form” merger pursuant to Section 92A.180 of the Nevada Revised Statutes.  In this case, neither the approval of any holder of shares of ITEX common stock nor the approval of ITEX’s board of directors would be required.  Upon consummation of the second-step merger, ITEX would become a wholly-owned subsidiary of Western.

If Western owns less than 90% of the outstanding shares of ITEX common stock following the consummation of the offer, Western intends to cause ITEX’s board of directors to submit the second-step merger to ITEX’s stockholders for approval at a stockholders’ meeting convened for that purpose in accordance with Nevada law.  If the minimum tender condition, the control share condition and the business combination condition are satisfied, Western will, upon consummation of the offer, have sufficient voting power to ensure approval of the second-step merger at the stockholders’ meeting without the affirmative vote of any other stockholder.

Dissenters’ Rights

Dissenters’ rights are not available in the offer, but, as discussed in the next paragraph, may arise if Western requests an ITEX stockholder vote in connection with the Nevada Control Share Statute.  In addition, if you do not tender your ITEX shares in the offer, do not vote in favor of the second-step merger and do comply with applicable procedures governing dissenters’ rights under Nevada law, and if either of the two sets of criteria specified below in this paragraph is satisfied, you will be entitled, in connection with the second-step merger, to receive payment in cash equal to the statutorily-determined “fair value” of your shares of ITEX common stock, plus accrued interest from the effective date of the merger until the date of payment.  The process for determining “fair value” under Nevada’s dissenters’ rights provisions may include a judicial appraisal process.  “Fair value” will be the value of a dissenter’s shares of ITEX common stock before the merger, excluding any appreciation or depreciation in anticipation of the merger, unless such exclusion would be inequitable.  The fair value of shares of ITEX common stock determined under Nevada’s dissenters’ rights provisions could be the same as, or more or less than, the value of the shares of Western common stock offered pursuant to the offer or proposed to be paid in the second-step merger.  Dissenters’ rights will be available to ITEX stockholders in connection with the second-step merger if either of the following two sets of criteria is satisfied:  (1) on the effective date of the second-step merger, Western common stock is not listed on a national securities exchange, is not traded on NASDAQ and is not held of record by at least 2,000 holders; or (2) on the record date for determining the ITEX stockholders who are entitled to vote on the second-step merger, ITEX common stock is not listed on a national securities exchange, is not traded on NASDAQ and is not held of record by at least 2,000 holders.  Although Western has applied to have its common stock listed on the Nasdaq Capital Market, ITEX common stock is not currently listed on a national securities exchange, traded on NASDAQ or, to Western’s knowledge, held of record by at least 2,000 holders.  Therefore, Western expects that dissenters’ rights will be available to Target stockholders in connection with the second-step merger.

   In addition, you may have dissenters’ rights in connection with the Nevada Control Share Statute, assuming that ITEX meets the definition of an “issuing corporation” under that statute.  The Nevada Control Share Statute provides that a person who acquires specified amounts of a corporation’s voting stock may not exercise voting rights as to the acquired shares unless specified conditions are satisfied.  Under appropriate circumstances, Western may decide to ask ITEX’s stockholders to grant voting rights to the shares of ITEX common stock acquired by Western in the offer.  In that event, dissenters’ rights may be available to each ITEX stockholder who does not vote in favor of such grant of voting rights if Western acquires full voting rights with respect to shares having a majority or more of the total voting power of all ITEX shares.  See “The Offer—Certain Legal Matters; Regulatory Approvals—Nevada Control Share Statute.”

THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED BY REFERENCE TO SECTIONS 92A.300-92A500 OF THE NEVADA REVISED STATUTES.  FAILURE TO FOLLOW THE STEPS THAT SECTIONS 92A.300-92A500 REQUIRE FOR PERFECTING APPLICABLE DISSENTERS’ RIGHTS MAY RESULT IN THE LOSS OF THOSE RIGHTS.

Plans for ITEX

Western intends to operate ITEX’s business in substantially the manner in which it is currently conducted following the consummation of the proposed transaction.  Nevertheless, in connection with the offer, Western has reviewed and will continue to review various possible business strategies and changes that it might consider in the event that it acquires control of ITEX, whether pursuant to the offer, the second-step merger or otherwise.  Following a review of additional information regarding ITEX, these changes could include, among other things, changes in ITEX’s business, operations, personnel, employee benefit plans, corporate structure, capitalization, governing documents and management.

Except as indicated in this prospectus, neither Western nor any of Western’s subsidiaries has any current plans or proposals which relate to or would result in (1) any extraordinary transaction, such as a merger, reorganization or liquidation of ITEX or any of its subsidiaries, (2) any purchase, sale or transfer of a material amount of assets of ITEX or any of its subsidiaries, (3) any material change in the present dividend rate or policy, or indebtedness or capitalization of ITEX or any of its subsidiaries, (4) any change in the current board of directors or management of ITEX, (5) any other material change in ITEX’s corporate structure or business, (6) any class of equity security of ITEX ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (7) any class of equity securities of ITEX becoming eligible for termination of registration under the Exchange Act.

Removal from OTC Bulletin Board; Termination of Registration

Once the offer is consummated, if ITEX qualifies for termination of registration under the Exchange Act, Western intends to cause ITEX to file an application with the SEC to terminate the registration of ITEX common stock under the Exchange Act.  The consummation of the offer may also result in the removal of ITEX common stock from the OTC Bulletin Board.  ITEX common stock could also cease to be quoted on the OTC Bulletin Board independently of the offer.  See “The Offer—Effect of the Offer on the Market for Shares of ITEX Common Stock; Registration Under the Exchange Act; Margin Regulations.”

Effect of the Offer on the Market for Shares of ITEX Common Stock; Registration Under the Exchange Act; Margin Regulations

Effect of the Offer on the Market for the Shares of ITEX Common Stock

According to ITEX’s Annual Report on Form 10-KSB for the fiscal year ended July 31, 2007, the shares of  ITEX common stock are quoted on the OTC Bulletin Board and there were approximately 894 holders of record of ITEX common stock as of July 31, 2007.  The exchange of shares of ITEX common stock by Western pursuant to the offer will reduce the number of holders of ITEX common stock and the number of shares of ITEX common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of ITEX common stock held by the public.  The extent of the public market for ITEX common stock and the availability of quotations reported on the OTC Bulletin Board depends upon the number of stockholders holding ITEX common stock, the aggregate market value of the shares remaining at such time, the interest of maintaining a market in the shares on the part of any securities firms and other factors.  If ITEX common stock does not cease to be quoted on the OTC Bulletin Board prior to the second-step merger, then ITEX common stock will cease to be quoted on the OTC Bulletin Board upon consummation of the second-step merger.

Registration Under the Exchange Act

Based upon ITEX’s public filings with the SEC, Western believes that ITEX common stock is currently registered under the Exchange Act.  This registration may be terminated upon application by ITEX to the SEC if ITEX common stock is not listed on a “national securities exchange” and there are fewer than 300 record holders.  Termination of registration would substantially reduce the information required to be furnished by ITEX to holders of ITEX common stock and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings and the requirements of Exchange Act Rule 13e-3 with respect to “going private” transactions, no longer applicable to ITEX common stock.  In addition, “affiliates” of ITEX and persons holding “restricted securities” of ITEX may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act.  If the registration of ITEX common stock under the Exchange Act is not terminated prior to the second-step merger, then the registration of ITEX common stock under the Exchange Act will be terminated upon consummation of the second-step merger.

Margin Regulations

ITEX common stock is not a “margin security” under the regulations of the Board of Governors of the Federal Reserve System, and is therefore not subject to the margin regulations of the Federal Reserve Board.

Conditions of the Offer

Notwithstanding any other provision of the offer, Western is not required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Western’s obligation to pay for or return tendered shares promptly after termination or expiration of the offer), exchange any shares of ITEX common stock, and may terminate or amend the offer, if, at the expiration date, any of the following conditions have not been satisfied or, to the extent legally permissible, waived:

•
the “registration statement condition”—the registration statement of which this prospectus is a part shall have become effective under the Securities Act of 1933, as amended, referred to in this prospectus as the “Securities Act,” no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and Western shall have received all necessary state securities law or “blue sky” authorizations;

•
the “minimum tender condition”—there shall have been validly tendered and not properly withdrawn prior to the expiration of the offer that number of shares of ITEX common stock representing, together with the shares owned by Western and its affiliates, at least 60% of the total voting power of all of the outstanding securities of ITEX entitled to vote generally in the election of directors or in a merger, calculated on a fully diluted basis immediately prior to the expiration of the offer;

•
the “control share condition”—Western must be satisfied, in its reasonable discretion, that the provisions of the Nevada Control Share Statute do not and will not apply to the shares of ITEX common stock to be acquired pursuant to the offer or are invalid or the stockholders of ITEX must have approved full voting rights for all of the shares of ITEX common stock to be acquired by Western pursuant to the offer under the Nevada Control Share Statute;

•
the “business combination condition”—Western must be satisfied, in its reasonable discretion, that, after consummation of the offer, Section 78.411, et seq. of the Nevada Revised Statutes will not prohibit or restrict for any period of time the merger or any other business combination involving ITEX and Western or an affiliate or associate of Western;

•	the “antitrust condition”—any waiting periods under applicable antitrust laws shall have expired or terminated;

•	the “ITEX debt condition”—Western shall have received all consents, waivers and approvals required under the terms of ITEX’s indebtedness in order for Western to consummate the offer; and

•
the “listing and approval condition”—Western’s common stock shall have been approved for listing on the Nasdaq Capital Market or other national securities exchange reasonably acceptable to Western, and Western’s stockholders shall have approved, as and to the extent required by the rules of any such national securities exchange, the issuance of shares of Western common stock pursuant to the offer and the second-step merger, and such shares shall have been authorized for listing on such national securities exchange, subject to official notice of issuance.  Western’s directors and executive officers collectively beneficially own or exercise voting power over the requisite number of shares to approve the issuance of Western shares pursuant to the offer and the second-step merger.

In addition, notwithstanding any other provision of the offer, Western is not required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Western’s obligation to pay for or return tendered shares promptly after termination or expiration of the offer), exchange any shares of ITEX common stock, and may terminate or amend the offer, if, at any time on or after the date of this prospectus and before the expiration of the offer, any of the following conditions exist:

(i)
there is threatened, instituted or pending any action or proceeding by any government, governmental authority or agency or any other person, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (a) challenging or seeking to make illegal, to delay or otherwise, directly or indirectly, to restrain or prohibit the making of the offer, the acceptance for exchange of or exchange of some or all of the shares of ITEX common stock by Western or any of its subsidiaries or affiliates or the consummation by Western or any of its subsidiaries or affiliates of a merger or other similar business combination involving ITEX, (b) seeking to obtain material damages or otherwise directly or indirectly relating to the offer or any such merger or other similar business combination, (c) seeking to restrain or prohibit the ownership or operation by Western or any of its subsidiaries or affiliates of all or any portion of its business or assets or that of ITEX or any of Western’s or ITEX’s respective subsidiaries or affiliates or to compel Western or any of its subsidiaries or affiliates to dispose of or hold separate all or any portion of its business or assets or that of ITEX or any of Western’s or ITEX’s respective subsidiaries or affiliates, in each case as a result of the offer or any such merger or other similar business combination, (d) seeking to impose limitations on Western’s ability or that of any of its subsidiaries or affiliates effectively to exercise any rights as record or beneficial owner of the shares of ITEX common stock acquired or owned by Western or any of its subsidiaries or affiliates, including, without limitation, the right to vote any shares acquired or owned by Western or any of its subsidiaries or affiliates on all matters properly presented to ITEX’s stockholders, (e) seeking to require divestiture by Western or any of its subsidiaries or affiliates of any shares of ITEX common stock, or (f) that otherwise, in Western’s reasonable judgment, has or may have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations or results of operations of ITEX or any of its subsidiaries or affiliates or results or may result in a material diminution in the value of the shares of ITEX common stock; or

(ii)
any action is taken, or any statute, rule, regulation, injunction, order or decree is proposed, enacted, enforced, promulgated, issued or deemed applicable to the offer, the acceptance for exchange of or exchange of shares of ITEX common stock, or any merger or other business combination involving ITEX, by any court, government or governmental authority or agency, domestic, foreign or supranational, or of any applicable foreign statutes or regulations (as in effect as of the date of this prospectus) to the offer or to any such merger or other business combination, that, in Western’s reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (a) through (f) of paragraph (i) above; or

(iii)
any change occurs or is threatened (or any development occurs or is threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of ITEX or any of its subsidiaries or affiliates that, in Western’s reasonable judgment, is or may be materially adverse to ITEX or any of its subsidiaries or affiliates or results or may result in a material diminution in the value of the shares of ITEX common stock; or

(iv)
there occurs (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) any decline in either the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15%, measured from the business day immediately preceding the commencement date of the offer, or any change in the general political, market, economic or financial conditions in the United States or abroad that, in Western’s reasonable judgment, could have a material adverse effect on the business, financial condition or results of operations of ITEX and its subsidiaries, taken as a whole, (c) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (d) any material adverse change (or development or threatened development involving a prospective material adverse change) in U.S. or any other currency exchange rates or a suspension of, or a limitation on, the markets therefor, (e) any material adverse change in the market price of the shares of ITEX common stock or in the U.S. securities or financial markets, (f) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any attack on, outbreak or act of terrorism involving the United States, (g) any limitation (whether or not mandatory) by any governmental authority or agency on, or any other event that, in Western’s reasonable judgment, may adversely affect, the extension of credit by banks or other financial institutions or (h) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

(v)
(a) a tender or exchange offer for some or all of the shares of ITEX common stock has been publicly proposed to be made or has been made by another person (including ITEX or any of its subsidiaries or affiliates), or has been publicly disclosed, or any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or publicly proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of ITEX (including ITEX common stock), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of ITEX (including ITEX common stock) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the SEC on the date of this prospectus, (b) any such person or group which, prior to the date of this prospectus, had filed such a Schedule with the SEC has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of ITEX, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of ITEX constituting 1% or more of any such class or series, (c) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving ITEX or (d) any person has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire ITEX or any assets or securities of ITEX; or

(vi)
ITEX or any of its subsidiaries has (a) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the shares of ITEX common stock or its capitalization, (b) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding shares of ITEX common stock or other securities, (c) issued or sold, or authorized or proposed the issuance or sale of, any additional shares of ITEX common stock, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of shares of ITEX common stock pursuant to and in accordance with the terms in effect on the date of this prospectus of employee stock options outstanding prior to such date), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (d) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of ITEX, (e) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of ITEX, (f) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business, (g) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of ITEX or any of its subsidiaries or any comparable event not in the ordinary course of business, (h) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in Western’s reasonable judgment, has or may have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations or results of operations of ITEX or any of its subsidiaries or affiliates or results or may result in a material diminution in the value of the shares of ITEX common stock, (i) entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business or entered into or amended any such agreements, arrangements or plans so as to provide for increased benefits to employees as a result of or in connection with the making of the offer, the acceptance for exchange of or exchange of some of or all the shares of ITEX common stock by Western or Western’s consummation of any merger or other similar business combination involving ITEX, (j) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974) of ITEX or any of its subsidiaries, or (k) amended, or authorized or proposed any amendment to, its articles of incorporation or bylaws (or other similar constituent documents); or

(vii)
(a) any material contractual right of ITEX or any of its subsidiaries has been impaired or otherwise adversely affected or any material amount of indebtedness of ITEX or any of its subsidiaries has been accelerated or has otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the offer or the consummation by Western or any of its subsidiaries or affiliates of a merger or other similar business combination involving ITEX or (b) any covenant, term or condition in any instrument or agreement of ITEX or any of its subsidiaries, in Western’s reasonable judgment, has or may have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations or results of operations of ITEX or any of its subsidiaries or affiliates or results or may result in a material diminution in the value of the shares of ITEX common stock (including, without limitation, any event of default that may ensue as a result of or in connection with the offer, the acceptance for exchange of or exchange of some or all of the shares of ITEX common stock by Western or Western’s consummation of a merger or other similar business combination involving ITEX); or

(viii)
Western or any of its affiliates enters into a definitive agreement or announces an agreement in principle with ITEX providing for a merger or other similar business combination with ITEX or any of its subsidiaries or the purchase of securities or assets of ITEX or any of its subsidiaries, or Western and ITEX reach any other agreement or understanding pursuant to which it is agreed that the offer will be terminated; or

(ix)
ITEX or any of its subsidiaries shall have (a) granted to any person proposing a merger or other business combination with or involving ITEX or any of its subsidiaries or the purchase of securities or assets of ITEX or any of its subsidiaries any type of option, warrant or right which, in Western’s reasonable judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any shares of ITEX common stock or other securities, assets or business of ITEX or any of its subsidiaries) or (b) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase; which, in Western’s reasonable judgment, in any such case, and regardless of the circumstances (including any action or omission by Western) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for exchange or exchange.

The satisfaction or existence of any of the conditions to the offer will be determined by Western in its reasonable discretion.  These conditions are for the sole benefit of Western and its affiliates and may be asserted by Western in its reasonable discretion regardless of the circumstances giving rise to any of these conditions or may be waived (to the extent legally permissible) by Western in its reasonable discretion in whole or in part at any time or from time to time before the expiration date (provided that all conditions to the offer must be satisfied or waived prior to the expiration of the offer).  Western expressly reserves the right to waive any of the conditions to the offer (to the extent legally permissible) and to make any change in the terms of or conditions to the offer.  Western’s failure at any time to exercise its rights under any of these conditions will not be deemed a waiver of any such right.  The waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.  Each such right will be deemed an ongoing right which may be asserted at any time or from time to time, except that any such right may not be asserted after the expiration date.  Any determination made by Western concerning the events described in this section “The Offer—Conditions to the Offer” will be final and binding upon all parties, subject to the tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction.

Dividends and Distributions

If on or after the date of this prospectus, ITEX:

(a) splits, combines or otherwise changes its shares of common stock or its capitalization,

(b) acquires shares of its common stock or otherwise causes a reduction in the number of outstanding shares,

(c) issues or sells any additional shares of its common stock (other than shares issued pursuant to and in accordance with the terms in effect on the date of this prospectus of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, or

(d) discloses that it has taken such action,

then, without prejudice to Western’s rights under “The Offer—Extension, Termination and Amendment” and “The Offer—Conditions of the Offer,” Western may, in its sole discretion, make such adjustments in the exchange ratio and other terms of the offer and the proposed merger as it deems appropriate including, without limitation, the number or type of securities to be purchased.

Certain Legal Matters; Regulatory Approvals

General

Western is not aware of any governmental license or regulatory permit that appears to be material to ITEX’s business that might be adversely affected by Western’s acquisition of shares of ITEX common stock pursuant to the offer or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for Western’s acquisition or ownership of shares of ITEX common stock pursuant to the offer.  Should any of these approvals or other actions be required, Western currently contemplates that these approvals or other actions will be sought.  There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to ITEX’s business or that parts of ITEX’s or Western’s, or any of their respective subsidiaries’, businesses might not have to be disposed of or held separate, any of which could cause Western to elect to terminate the offer without the purchase of shares of ITEX common stock.  Western’s obligation under the offer to accept for exchange and exchange shares of ITEX common stock is subject to certain conditions.  See “The Offer—Conditions of the Offer.”

Antitrust

Western does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the proposed transaction.  Nevertheless, the Antitrust Division of the Department of Justice, referred to in this prospectus as the “Antitrust Division,” and the Federal Trade Commission, referred to in this prospectus as the “FTC,” frequently scrutinize the legality under the antitrust laws of transactions such as Western’s acquisition of shares pursuant to the offer.  At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of shares pursuant to the offer or seeking divestiture of the shares so acquired or divestiture of Western’s or ITEX’s material assets.  Private parties (including individual states) may also bring legal actions under the antitrust laws.  Based on an examination of the publicly available information relating to the business in which ITEX is engaged, Western does not believe that the consummation of the offer will result in a violation of any applicable antitrust laws.  However, there can be no assurance that a challenge to the offer on antitrust grounds will not be made or, if such a challenge is made, what the result will be.  See “Conditions of the Offer” for certain conditions to the offer, including conditions with respect to litigation and certain governmental actions.

Nevada Control Share Statute

Under the Nevada Control Share Statute, with specified exceptions, an “acquiring person” who acquires a “controlling interest” in an “issuing corporation” may not exercise voting rights as to any “control shares” unless such voting rights are approved by the stockholders of the issuing public corporation as described below.  For purposes of the statute:

“acquiring person” means any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in an issuing corporation;

“control shares” means those outstanding voting shares of an issuing corporation which an acquiring person acquires (1) in an acquisition of a controlling interest or (2) within 90 days immediately preceding the date when the acquiring person became an acquiring person;

“controlling interest” means the ownership of outstanding voting shares of an issuing corporation sufficient, but for the Nevada Control Share Statute, to enable the acquiring person, directly or indirectly and individually or in association with others, to exercise (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more, of all the voting power of the corporation in the election of directors; and

“issuing corporation” means a corporation which is organized in Nevada and (1) has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation, and (2) does business in Nevada directly or through an affiliated corporation.

Western believes, but has been unable to confirm, that ITEX conducts business in Nevada.  Until Western can confirm that ITEX conducts business in Nevada and obtains the stockholder list that it has requested from ITEX, Western cannot determine if ITEX is an issuing corporation, as defined above, which would make the Nevada Control Share Statute applicable.  If ITEX is not an issuing corporation, then the Nevada Control Share Statute would not be applicable to ITEX and the control share condition would be satisfied.  For purposes of the discussion below and unless and until Western can make a determination to the contrary, Western assumes that ITEX is an issuing corporation.

The acquiring person may request, by delivering an “offeror’s statement” to the corporation, that the directors call a special meeting of stockholders for the purpose of determining the voting rights to be accorded the control shares.  The control shares will have voting rights only to the extent granted by a resolution approved by the stockholders.  The resolution must be approved by the holders of a majority of the voting power of the corporation.

If full voting rights are accorded to the control shares under the procedures described above and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares may be entitled to demand and receive payment for the fair value of such stockholder’s shares in accordance with the dissenters’ rights provisions of the Nevada Revised Statutes.  See “The Offer—Purpose of the Offer; Dissenters’ Rights.”

The Nevada Control Share Statute does not apply if the articles of incorporation or bylaws of a corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that such provisions do not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders.  ITEX’s articles of incorporation and bylaws currently do not exclude it or any stockholders from application of the restrictions imposed by the Nevada Control Share Statute.  The control share condition would be satisfied if ITEX’s bylaws were amended such that, as of the tenth day following Western’s acquisition of a controlling interest, the provisions of the Nevada Control Share Statute do not apply to ITEX or to an acquisition of a controlling interest in ITEX by Western, or if Western, in its reasonable discretion, were satisfied that the Nevada Control Share Statute was invalid or its restrictions were otherwise inapplicable to Western in connection with the offer and the second-step merger for any reason, including, without limitation, those specified in the Nevada Control Share Statute.  The approval of stockholders of ITEX is not required in order for ITEX’s board of directors to amend ITEX’s bylaws such that the provisions of the Nevada Control Share Statute become inapplicable to the shares of ITEX common stock or the acquisition of a controlling interest by Western.  That amendment, though, would have to be in effect on the tenth day after Western acquires a controlling interest.

Western may decide to deliver to ITEX, pursuant to the provisions of the Nevada Control Share Statute, an offeror’s statement relating to the offer and the second-step merger, together with a demand that a special meeting of ITEX’s stockholders be called at which stockholders would be asked to approve full voting rights for all shares of ITEX common stock currently owned by Western or to be acquired pursuant to the offer or otherwise acquired by Western that may be deemed to constitute control shares.  Pursuant to the Nevada Control Share Statute and the terms of a demand for the special meeting, if any, delivered by Western, the special meeting must be called within 10 days, and must be held no sooner than 30 days and no later than 50 days, after delivery of the offeror’s statement.

In the event the special meeting is called, Western intends to solicit proxies from the stockholders of ITEX with respect to the special meeting, unless Western is satisfied, in its reasonable discretion, that the Nevada Control Share Statute is not and will not be applicable to it and the transactions contemplated in this prospectus and determines not to proceed with the procedures set forth in the Nevada Control Share Statute with respect to the special meeting.  The grant of a proxy with respect to the special meeting is not a condition to the tender of shares of ITEX common stock into the offer.

THE TENDER OF SHARES INTO THE OFFER DOES NOT CONSTITUTE THE GRANT OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO ANY SPECIAL MEETING OF ITEX’S STOCKHOLDERS.

Western believes that, if the control share condition is satisfied, the Nevada Control Share Statute will not be an impediment to consummating the second-step merger.

THIS SUMMARY OF THE NEVADA CONTROL SHARE STATUTE DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED BY REFERENCE TO SECTIONS 78.378-78.3793 OF THE NEVADA REVISED STATUTES.

Nevada Business Combination Statute

Section 78.411, et seq. of the Nevada Revised Statutes, referred to in this prospectus as the “Nevada Business Combination Statute,” prevents an “interested stockholder” and a Nevada corporation to which the Nevada Business Combination Statute applies from entering into a “combination,” unless specified conditions are met.  The Nevada Business Combination Statute applies to Nevada corporations with 200 or more stockholders of record, which (a) as of the date the person becomes an interested stockholder, has a class of voting shares registered with the SEC under Section 12 of the Exchange Act; or (b) provides for applicability of the statute in its articles of incorporation.  Nevada corporations may opt out of the Nevada Business Combination Statute by (1) provision in its original articles of incorporation or (2) amendment to the corporation’s articles of incorporation approved by the affirmative vote of the holders, other than interested stockholders and their affiliates and associates, of a majority of the outstanding voting power of the corporation, excluding the voting shares of interested stockholders and their affiliates and associates, but any such amendment will not effective until 18 months after the stockholder vote.  Western believes that ITEX’s articles of incorporation do not exclude it from the coverage of the Nevada Business Combination Statute.

For purposes of the Nevada Business Combination Statute:

•
A “combination” includes, among other transactions, any merger or consolidation of the corporation with an “interested stockholder,” or any “affiliate” or “associate” thereof (even if the entity was not an affiliate or associate of the interested stockholder prior to the merger or consolidation), or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, to or with an interested stockholder, or an affiliate or associate thereof, of assets: (1) having an aggregate market value equal to five percent or more of the aggregate market value of all the assets, determined on a consolidated basis, of the corporation; (2) having an aggregate market value equal to five percent or more of the aggregate market value of all outstanding shares of the corporation; or (3) representing ten percent or more of the earning power or net income, determined on a consolidated basis, of the corporation.

•
An “interested stockholder” means (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of a corporation, or (2) an affiliate or associate of the corporation who, at any time within the past three years, was an interested stockholder of the corporation.

•	An “affiliate” is a person or entity that directly or indirectly is controlled by or is under common control with a specified person.

•
An “associate,” when used to indicate a relationship with a person, is: (a) a corporation or organization of which that person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of voting shares; (b) any trust or other estate in which that person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of that person or any relative of the spouse, who has the same home as that person.

Under the Nevada Business Combination Statute, a corporation may not engage in a combination with an interested stockholder for three years after the person first became an interested stockholder unless the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder.  If this approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated if the combination is then approved by the affirmative vote of the holders of a majority of the outstanding voting power not beneficially owned by the interested stockholder or any affiliate or associate thereof.  Alternatively, even without either of these approvals, a combination occurring more than three years after the person first became an interested stockholder may be permissible if specified requirements relating to the consideration to be received by disinterested stockholders are met, and the interested stockholder has not, subject to limited exceptions, become the beneficial owner of additional voting shares of the corporation.

 Western believes that, following the consummation of the offer, Western will be subject to the restrictions of the Nevada Business Combination Statute and its ability to consummate the proposed second-step merger will be restricted, unless ITEX’s board of directors approves the offer or the second-step merger prior to the consummation of the offer.

Western believes that, if the business combination condition is satisfied, the Nevada Business Combination Statute will not be an impediment to consummating the second-step merger.

THIS SUMMARY OF THE NEVADA BUSINESS COMBINATION STATUTE DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED BY REFERENCE TO SECTIONS 78.411-78.444 OF THE NEVADA REVISED STATUTES.

Other State Takeover Statutes

A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. To the extent that these state takeover statutes (other than the Nevada Business Combination Statute) purport to apply to the offer or the second-step merger, Western believes that there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan P.L.C. v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

Based on publicly available information, ITEX conducts business in a number of states throughout the United States, some of which have enacted takeover laws.  Except as described in this prospectus, Western has not attempted to comply with any state takeover statutes in connection with the offer or the merger.  Should any person seek to apply any state takeover law, Western will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings.  In the event it is asserted that one or more state takeover laws is applicable to the offer or the second-step merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the offer or the merger, Western might be required to file certain information with, or receive approvals from, the relevant state authorities.  In addition, if enjoined, Western might be unable to accept for exchange any shares of ITEX common stock tendered pursuant to the offer or be delayed in continuing or consummating the offer or the second-step merger.  In this case, Western may not be obligated to accept for exchange any shares of ITEX common stock tendered.

“Going Private” Transactions

Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the second-step merger.  Western does not believe that Rule 13e-3 will be applicable to the second-step merger unless the merger is consummated more than one year after the termination of the offer.  If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning ITEX and certain information relating to the fairness of the second-step merger and the consideration offered to minority stockholders be filed with the SEC and distributed to minority stockholders before the consummation of the second-step merger.

Relationships With ITEX

Except as set forth in this prospectus, neither Western nor, to the best of its knowledge, any of its directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of ITEX, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as otherwise described in this prospectus, during the two years before the date of this prospectus, there have been no contacts, negotiations or transactions between Western or, to the best of its knowledge, any of the persons listed on Schedule I to this prospectus, and ITEX or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

As of the date of the offer, Western beneficially owned 700,714 shares of ITEX common stock, representing approximately 4.0% of the outstanding shares of ITEX common stock, based on 17,726,248 shares reported by ITEX to be outstanding as of October 31, 2007.  Western has not effected any transactions in the securities of ITEX in the 60 days prior to the date of this prospectus.  Except as set forth in this prospectus, to Western’s knowledge, after reasonable inquiry, none of the persons listed on Schedule I hereto, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of ITEX or has effected any transaction in securities of ITEX during the past 60 days.

Source and Amount of Funds

Western estimates that the total amount of cash required to complete the transactions contemplated by the offer and the second-step merger, including payment of cash in lieu of fractional shares and payment of fees and expenses related to the transactions, will be approximately $250,000.  Western intends to obtain the funds needed to pay these costs from its available cash.

Fees and Expenses

Western has retained Morrow & Co., LLC as information agent in connection with the offer.  The information agent may contact holders of ITEX common stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of ITEX common stock.  Western will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses.  Western agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws.

In addition, Western has retained Continental Stock Transfer & Trust Company as the exchange agent for the offer.  Western will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Except as set forth above, Western will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer.  Western will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Accounting Treatment

The acquisition of shares of ITEX common stock acquired in Western’s offer will be accounted for under the purchase method of accounting under GAAP, which means that ITEX’s results of operations will be included with Western’s from the closing date and ITEX’s consolidated assets and liabilities will be recorded at their estimated fair values at the same time (except for the minority interest, if any, in the assets and liabilities which will remain at historical cost) with the excess, if any, allocated to specific identifiable intangibles acquired or goodwill.

MARKET PRICE AND DIVIDEND MATTERS

Market Price History

Western common stock is quoted on the OTC Bulletin Board under the symbol “WSZL.OB,” and ITEX common stock is quoted on the OTC Bulletin Board under the symbol “ITEX.OB.”  Western has applied to have its common stock listed on the Nasdaq Capital Market.

On December 12, 2007, which was the last full trading day prior to Western’s announcement of its intention to commence this offer for ITEX common stock, the per share closing price of Western common stock was $15.40 and the per share closing price of ITEX common stock was $0.90.  Western encourages you to obtain current market quotations for shares of Western common stock and ITEX common stock.

The following table sets forth, for the periods indicated, the range of high and low bid prices for Western common stock as reported on the OTC Bulletin Board.  Please note that quotations reflect inter-dealer prices, without mark-up, mark-down or commission and may not necessarily represent actual transactions.  The prices have been calculated retroactively to reflect the effect of the rights offering in the fourth quarter of 2006 and the 1 for 10 stock split in the third quarter of 2006.

Fiscal Years Ended December 31, 2006 and 2005 and Nine Months Ended September 30, 2007	High	Low
First Quarter 2007	$12.50	$8.38
Second Quarter 2007	$16.43	$12.10
Third Quarter 2007	$17.50	$15.00
First Quarter 2006	$9.90	$9.20
Second Quarter 2006	$10.87	$8.33
Third Quarter 2006	$9.83	$8.50
Fourth Quarter 2006	$9.80	$7.17
First Quarter 2005	$9.00	$6.86
Second Quarter 2005	$8.32	$7.32
Third Quarter 2005	$8.67	$7.80
Fourth Quarter 2005	$10.73	$7.80

As of December 20, 2007 there were approximately 40 stockholders of record of Western common stock.

Western’s Board of Directors has not declared a dividend in either of the two most recent fiscal years or the period ended September 30, 2007.  Western’s Board of Directors declares dividends when, in its discretion, it determines that a dividend payment, as opposed to another use of cash, is in the best interests of the stockholders.  Such decisions are based on the facts and circumstances then-existing.  As a result, Western cannot predict when, or whether, another dividend will be declared in the future.

The range of high and low bid prices for ITEX common stock for each quarter during its two most recent fiscal years and the quarterly period ended October 31, 2007 is as follows:

Fiscal Year Ended July 31,	2007		2006
	High	Low	High	Low
First Quarter	$0.97	$0.47	$1.15	$0.34
Second Quarter	$0.85	$0.64	$0.69	$0.55
Third Quarter	$0.81	$0.67	$0.81	$0.51
Fourth Quarter	$0.84	$0.68	$0.63	$0.52

Fiscal Quarter Ended October 31,	2007
	High	Low
	$1.01	$0.66

This table reflects the range of high and low bid prices for ITEX common stock during the indicated periods, as published by the OTC Bulletin Board.  The quotations merely reflect the prices at which transactionswere proposed and do not necessarily represent actual transactions.  Prices do not include retail markup, markdown or commissions.

According to ITEX’s Annual Report on Form 10-KSB for the fiscal year ended July 31, 2007, there were approximately 894 holders of record of ITEX common stock as of July 31, 2007.

According to ITEX’s Annual Report on Form 10-KSB for the fiscal year ended July 31, 2007, ITEX has not paid any cash dividends and does not intend to pay any cash dividends in the foreseeable future.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following sets forth unaudited pro forma condensed combined financial information derived from (i) the audited consolidated financial statements of Western for the fiscal year ended December 31, 2006 and the unaudited consolidated financial statements of Western for the nine months ended September 30, 2007 and (ii) the audited consolidated financial statements of ITEX for the fiscal years ended July 31, 2007 and July 31, 2006, each of which is included elsewhere in this prospectus.  The unaudited pro forma condensed combined statement of income for the year ended December 31, 2006 assumes that the pro forma events occurred as of January 1, 2006, and the unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2007 assumes that the pro forma events occurred as of January 1, 2007.  The unaudited pro forma condensed combined balance sheet assumes that the pro forma events occurred on September 30, 2007.

The pro forma events include the acquisition of all of the outstanding shares of ITEX.  The acquisition of ITEX will be accounted for as a purchase under U.S. GAAP.  Cost will be determined on the basis of the fair value of Western common stock exchanged and any stock options assumed.  With respect to the latter, this will be determined on the acquisition date.  For the purpose of determining cost for the pro forma information below, Western has used the closing price of Western common stock on the OTC Bulletin Board on December 12, 2007 of $15.40.

The cost of an acquired entity in a purchase business combination is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition under U.S. GAAP.  The following pro forma financial information allocates the entire excess of purchase price over the carrying value of ITEX’s net assets to goodwill as management does not have information related to ITEX’s business necessary to complete a purchase price allocation in accordance with U.S. GAAP.  Actual amounts, determined on the basis of more detailed information, will differ from the amounts reflected below.  The following pro forma financial information also includes adjustments to reflect ITEX’s acquisition of certain assets of The Intagio Group, Inc. on August 1, 2007, and the subsequent sale by ITEX of certain of the acquired assets in two separate transactions in August 2007, to the extent determinable from ITEX’s publicly-filed documents.  See Notes 3, 4, 5, 6 and 9 to ITEX’s consolidated financial statements (unaudited).  ITEX has not been involved in the preparation of the pro forma condensed combined financial information nor has ITEX verified any of the information or assumptions used in preparing the pro forma condensed combined financial information.  See the “Note on ITEX Information” for further details.

The following pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of (i) the results of operations and financial position that would have been achieved had the acquisition of all of the outstanding shares of ITEX taken place on the dates indicated or (ii) the future operations of the combined company.  The following information should be relied on only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of Western and ITEX might have looked like had such acquisition taken place at an earlier date.

The following pro forma financial information should be read in conjunction with:

•	the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•	the audited consolidated financial statements of Western for the fiscal year ended December 31, 2006 and the notes relating thereto, included elsewhere in this prospectus;

•	the unaudited consolidated financial statements of Western for the nine months ended September 30, 2007 and the notes relating thereto, included elsewhere in this prospectus; and

•	the audited consolidated financial statements of ITEX for the fiscal years ended July 31, 2007 and July 31, 2006 and the notes relating thereto, included elsewhere in this prospectus.

Western Sizzlin Corporation
Unaudited Pro Forma
Condensed Combined Balance Sheet
As of September 30, 2007
(in thousands, except share data)

	Historical
	Western(a)	ITEX(b)	Intagio Asset Acquisition(c)		Pro Forma Adjustments			Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$606	$1,753	$(1,997	)(d)		$(250	)(k)	$112
Accounts receivable and notes receivable, net	1,131	1,315	137	(e)				2,583
Other current assets	514	254						768
Deferred taxes	179	614						793
Total current assets	2,430	3,936	(1,860)			(250)		4,256

Notes receivable, net	635	680	394	(f)				1,709
Property and equipment, net	1,982	133						2,115
Investments in marketable securities	9,150	—				(493	)(l)	8,657
Money market investments held by broker	3,125	—						3,125
Intangible assets, net	—	991	1,347	(g)				2,338
Franchise royalty contracts, net	788	—						788
Goodwill	4,310	1,740	1,282	(h)		5,621	(m)	12,953
Deferred taxes, net	—	6,735						6,735
Investment in unconsolidated joint venture	266	—						266
Other assets	8	89						97

Total assets	$22,694	$14,304	$1,163			$4,878		$43,039

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$135	$—	$541	(i)	$			$676
Accounts payable and other current liabilities	1,749	668	26	(j)				2,443
Accrued commissions to brokers	—	1,287						1,287
Total current liabilities	1,884	1,955	567					4,406
Long-term debt, net of current	592	—	596	(i)				1,188
Other long-term liabilities	85	19						104
Deferred taxes	562	—				(3	)(l)	559
Total liabilities	3,123	1,974	1,163			(3)		6,257
Minority interest	1,459	—						1,459
Stockholders’ equity:
Common stock	18	179				(167	)(m)	30
Additional paid in capital	12,882	28,981				(11,648	)(n)	30,215
Retained earnings (deficit)	6,076	(16,701)				16,701	(o)	6,076
Unearned stock compensation	—	(129)						(129)
Accumulated other comprehensive income – unrealized holding gains, net of tax	(864)	—				(5	)(l)	(869)
Total stockholders’ equity	18,112	12,330				4,881		35,323

Total liabilities, minority interest and stockholders’ equity	$22,694	$14,304	$1,163			$4,878		$43,039

Western Sizzlin Corporation
Unaudited Pro Forma
Condensed Combined Statement of Income
Year Ended December 31, 2006
(in thousands, except share data)

	Historical Western(p)	“Adapted” ITEX(q)	Pro Forma Adjustments			Pro Forma Combined
Revenues:	$17,404	$14,722	$			$32,126

Costs and expenses:
Cost of services	13,331	11,627				24,958
Selling, general and administrative	2,387	1,455				3,842
Depreciation and amortization	1,058	279				1,337
	16,776	13,361				30,137

Income from operations	628	1,361				1,989

Other income (expense)
Net interest	(89)	16				(73)
Equity in loss of joint venture	(161)	—				(161)
Other	82	155				237
	(168)	171				3

Income before income tax expense	460	1,532				1,992

Income tax expense (benefit)	186	(1,950)				(1,764)

Net income	$274	3,482				3,756

Net income per common share:
Basic	$0.23					$1.57
Diluted	$0.23					$1.57

Weighted average shares outstanding:
Basic	1,215,103			1,174,010	(r)	2,389,113
Diluted	1,224,582			1,174,010	(r)	2,398,592

Western Sizzlin Corporation
Unaudited Pro Forma
Condensed Combined Statement of Income
Nine Months Ended September 30, 2007
 (in thousands, except share data)

	Historical Western(s)	“Adapted” ITEX(t)	Pro Forma Adjustments			Pro Forma Combined
Revenues:	$13,342	$10,381	$			$23,723

Costs and expenses:
Cost of services	9,880	8,134				18,014
Selling, general and administrative	1,821	807				2,628
Depreciation and amortization	797	230				1,027
	12,498	9,171				21,669

Income from operations	844	1,210				2,054

Other income (expense)
Net interest	(7)	82				75
Gain on sale of marketable securities	3,562	—				3,562
Equity in profit of joint venture	118	—				118
Other	7	10				17
	3,680	92				3,772

Income before income tax expense and minority interest	4,524	1,302				5,826

Income tax expense (benefit)	1,669	(2,965)				(1,296)

Income before minority interest	2,855	4,267				7,122
Minority interest in net profit of limited partnership	(1)	—				(1)
Net income	$2,854	$4,267	$			$7,121

Net income per common share:
Basic	$1.59					$2.40
Diluted	$1.58					$2.39

Weighted average shares outstanding:
Basic	1,792,823			1,174,010	(r)	2,966,833
Diluted	1,800,848			1,174,010	(r)	2,974,858

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS
(in thousands, except share data)

(a)	The Historical Western column represents the unaudited consolidated balance sheet of Western as of September 30, 2007, which is included elsewhere in this prospectus.

(b)	The Historical ITEX column represents the audited consolidated balance sheet of ITEX as of July 31, 2007, which is included elsewhere in this prospectus.

(c)
Reflects ITEX’s acquisition from The Intagio Group, Inc., on August 1, 2007, of certain assets of a commercial trade exchange network and the subsequent sale by ITEX, in two separate transactions on August 1, 2007 and August 20, 2007, of three of the newly acquired regions to two existing franchisees of ITEX.

(d)
Reflects cash paid by ITEX to Intagio of $2,000 in partial payment of the purchase price for the acquired assets and acquisition costs of $47, net of $50 received by ITEX in partial payment of the purchase price for the Connecticut and Massachusetts regions comprised of approximately 500 former Intagio member businesses, which ITEX sold to its existing franchisee in Connecticut on August 20, 2007. To fund the $2,000 payment to Intagio, ITEX utilized $1,700 from its cash and cash equivalent balances and borrowed $300 on its line of credit, which was subsequently repaid in full.

(e)	Represents accounts receivable acquired by ITEX as part of the Intagio asset acquisition.

(f)
Represents (1) a $210 note, which bears 7.5% interest with payments in equal installments through 2014, received by ITEX in partial payment of the purchase price for the Connecticut and Massachusetts regions comprised of approximately 500 former Intagio member businesses, which ITEX sold to its existing franchisee in Connecticut on August 20, 2007, and (2) $184 added to the principal amount of an existing note receivable from ITEX’s existing franchisee in New Jersey, representing the present value of the $200 purchase price for the greater New York City region comprised of approximately 200 former Intagio member businesses, which ITEX sold to its franchisee on August 1, 2007.  The payment terms of the note receivable from ITEX’s New Jersey franchisee, which was originally scheduled to be repaid in 2009, were modified accordingly to repay the entire balance in equal payments through 2011.

(g)	Reflects the membership list and non-compete agreement acquired by ITEX in connection with the Intagio asset acquisition and ITEX’s subsequent sale of part of the membership list.

(h)
Represents $1,466 in goodwill recorded as a result of ITEX’s asset purchase from Intagio as well as an additional $47 for acquisition costs, reduced by $231 for subsequent sales by ITEX of certain assets to existing ITEX franchisees.

(i)
Represents a senior subordinated secured promissory note in the amount of $1,137 due to Intagio with interest at the rate of 8.00% and repayments in 24 equal monthly installments, which was issued by ITEX to Intagio in partial payment of the purchase price for the Intagio asset acquisition.

(j)	Reflects liability for advance payments acquired by ITEX as part of the Intagio asset acquisition.

(k)	Reflects estimated acquisition costs of ITEX by Western.

(l)	Reflects the reversal of Western’s investment in ITEX as of September 30, 2007.

(m)	Reflects the elimination of the ITEX common stock offset by the issuance of 1,174,010 shares of Western common stock with a par value of $0.01 per share.

(n)
Reflects the issuance of 1,174,010 shares of Western common stock, in exchange for all outstanding shares of ITEX common stock, at an estimated value of $18,080, based upon an assumed price of $15.40 per share, which was the closing price of Western common stock on December 12, 2007, offset by the aggregate par value of Western common stock issued of $12. Also reflects the estimated acquisition costs of ITEX by Western and the reversal of Western’s investment in ITEX as of September 30, 2007.

(o)	Reflects the elimination of ITEX’s accumulated deficit.

(p)	The Historical Western column represents the audited consolidated statement of income of Western for the year ended December 31, 2006, which is included elsewhere in this prospectus.

(q)
Western reports its consolidated financial statements on the basis of a fiscal year ended December 31. The financial statements of ITEX are reported on the basis of a fiscal year ended July 31. SEC Regulation S-X Rule 11-02(c)(3) states that if the fiscal year end of a business being acquired (i.e., ITEX) differs from the registrant’s (i.e., Western) fiscal year end by more than 93 days, the acquired entity’s statement of income must be brought up to within 93 days of the registrant’s fiscal year end.

The “Adapted” ITEX column included in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2006 represents the operating results of ITEX for the adapted 12-month period ended October 31, 2006.  The following provides a reconciliation of the amounts shown in the “Adapted” ITEX column:

	ITEX Historical Year Ended 7/31/06(i)	Add: ITEX Historical Quarter Ended 10/31/06 (ii)	Subtract: ITEX Historical Quarter Ended 10/31/05 (ii)	“Adapted” Year Ended 10/31/06
Revenues	14,646	3,790	3,714	14,722

Costs and expenses
Cost of services	11,597	2,974	2,944	11,627
Selling, general and administrative	1,433	450	428	1,455
Depreciation and amortization	275	71	67	279
	13,305	3,495	3,439	13,361

Income from operations	1,341	295	275	1,361

Other income (expense)
Net interest	15	(6)	(7)	16
Gain on sales of offices	17	70	17	70
Gain on extinguishment of debt	81	-	-	81
Other	4	-	-	4

	117	64	10	171

Income before income taxes	1,458	359	285	1,532

Income tax expense (benefit), net	(1,975)	122	97	(1,950)

Net income	3,433	237	188	3,482

Net income per common share:
Basic				0.20
Diluted				0.19

(i)	Represents the audited consolidated statement of income of ITEX for the fiscal year ended July 31, 2006, which is included elsewhere in this prospectus.

(ii)	Represents the unaudited consolidated statements of income of ITEX for the quarters ended October 31, 2006 and October 31, 2005, which are not included or incorporated by reference in this prospectus.

(r)	Reflects the issuance of 1,174,010 shares of Western common stock in exchange for all outstanding shares of ITEX common stock.

(s)	The Historical Western column represents the unaudited consolidated statement of income of Western for the nine months ended September 30, 2007, which is included elsewhere in this prospectus.

(t)
The “Adapted” ITEX column included in the unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2007 represents the operating results of ITEX for the adapted nine-month period ended July 31, 2007.  The following provides a reconciliation of the amounts shown in the “Adapted” ITEX column:

	ITEX Historical Year Ended 7/31/07 (i)	Subtract: ITEX Historical Quarter Ended 10/31/06 (ii)	“Adapted” ITEX Historical Nine Months Ended 7/31/07
Revenues	14,171	3,790	10,381

Costs and expenses
Cost of services	11,108	2,974	8,134
Selling, general and administrative	1,257	450	807
Depreciation and amortization	301	71	230
	12,666	3,495	9,171

Income from operations	1,505	295	1,210

Other income (expense)
Net interest	76	(6)	82
Gain on sales of offices	70	70	-
Other	10	-	10

	156	64	92

Income before income taxes	1,661	359	1,302

Income tax expense (benefit), net	(2,843)	122	(2,965)

Net income	4,504	237	4,267

Net income per common share:
Basic			0.24
Diluted			0.24

(i)	Represents the audited consolidated statement of income of ITEX for the fiscal year ended July 31, 2007, which is included elsewhere in this prospectus.

(ii)	Represents the unaudited consolidated statement of income of ITEX for the quarter ended October 31, 2006, which is not included or incorporated by reference in this prospectus.

WESTERN BUSINESS

Western Business

Western Sizzlin Corporation (formerly Austins Steaks & Saloon Inc.) operates and/or franchises Western Sizzlin, Western Sizzlin Wood Grill, Great American Steak & Buffet, and Quincy Steakhouses.  Western changed its name to Western Sizzlin Corporation effective October 1, 2003, in connection with a merger of a wholly owned subsidiary into Western.  The caption “October 2003 Merger, Name Change and Format Restructuring” in this prospectus sets forth further details on the merger transaction, name change and recent format restructuring.

Western is a holding company which owns a number of subsidiaries.  Its most important business activity is conducted through Western Sizzlin Franchise Corporation, which franchises and operates 123 restaurants in 19 states. Financial decisions are centralized at the holding company level, and management of operating businesses is decentralized at the business unit level. Western’s prime objective centers on achieving above-average returns on capital in pursuit of maximizing the eventual net worth of its stockholders.

As of the date of this prospectus, Western operated 5 Great American Steak & Buffet restaurants.  In addition, approximately 80 franchisees operated 117 Western Sizzlin, Western Sizzlin Wood Grill, Great American Steak & Buffet and Quincy Steakhouses.

Restaurant Operations and Support

Western has always set guest satisfaction as its first priority.  Currently, Western operates under the following trade name concepts:

•	Western Sizzlin Steak & More

•	Western Sizzlin Wood Grill

•	Great American Steak & Buffet Company

•	Quincy Steakhouses

•	Austin’s

Western’s aim is to deliver a dining experience that exceeds customer expectations.  Consistently providing high quality, flavorful food products with both a full line of entree offerings and an enhanced buffet bar offering can be a challenge.  Western’s goal is not only to meet this challenge, but to exceed the guest expectation of both quality and service, and to offer a price point that the guest will perceive as an exceptional value.

There are several factors necessary for achieving this goal:

•	Food Quality:

•
Western’s restaurants use high quality ingredients in all menu offerings.  Additionally, all food preparation is done on premises, by either small batch or large batch cooking procedures.  Guest flow determines which type will be used.

•
Western strives to ensure that each recipe is prepared and served promptly to guarantee maximum freshness, appeal and that proper serving temperatures are maintained. Western believes that its food preparation and delivery system enables it to produce higher quality and more flavorful food than is possible in other steak and buffet or cafeteria style restaurants.

•	Menu Selection:

Western’s restaurants emphasize two traditional American style offerings:

•
The first is the traditional family style steakhouse, which became popular during the 1960’s.  Since that time, the primary red meat offering has grown extensively and now includes a vast array of chicken, pork, seafood and many other protein dishes.

•
The second is a full line of both hot & cold food buffet, which has become a very appealing option for Western’s guests.  Western’s rotating daily menu offerings, displayed on one of its many scatter bars in the buffet area, clearly demonstrate its home cooking flavor profile.

Western believes that its extensive food offering provides the guest with delicious variety and a flavorful dining experience that will encourage them to visit its restaurants time after time.

•	Price/Value Relationship:

Western is committed to providing its guests with excellent price to value alternatives in the full-service casual dining restaurant sector and traditional steak and buffet restaurants.  At Western’s restaurants, the guests are provided with a choice of many different entree offerings and they can also choose to enjoy Western’s “all-you-care-to-eat” unlimited food or buffet bar offerings.  Western believes the perceived price value is excellent, with lunch ranging between $5.00 and $9.75 and dinner ranging between $7.00 and $15.50.  Additionally, Western’s restaurants normally offer special reduced prices for senior citizens and children under 12 and other special promotions from time to time.

•	Efficient Food Service and Delivery System:

The scatter bar format, food preparation methods and restaurant layout are all designed to efficiently serve a large number of guests, while enhancing the overall quality of the dining experience.  In addition, preparing food in the proper amounts, serving it in several easily accessible areas (scatter bars) and closely monitoring consumption will shorten guest lines, increase frequency of table turns, improve over-all quality and reduce waste; thereby increasing guest satisfaction and restaurant level profitability.  Western’s restaurants range in size from approximately 5,200 square feet to 12,000 square feet.  A description of these properties is provided below.

Site Selection and Construction

In selecting new restaurant locations, Western considers target population density, local competition, household income levels and trade area demographics, as well as specific characteristics, including visibility, accessibility, parking capacity and traffic volume.  An important factor in site selection is the convenience of the potential location to both lunch and dinner guests and the occupancy cost of the proposed site.  Western also takes into account the success of other chain restaurants operating in the area.

Potential site locations are identified by a potential franchisee and/or corporate personnel, consultants and independent real estate brokers.  Western Sizzlin Franchise Corporation will approve or disapprove any proposed restaurant site.  The majority of restaurants are free-standing but some restaurants are developed in other formats such as strip centers.

Historically when a restaurant has been built in an existing facility, renovation and construction has taken approximately 60 to 120 days after the required construction permits have been obtained.  New construction of free-standing restaurants requires a longer period of time and can range from 120 to 180 days.  Also, when obtaining a construction permit, Western has generally experienced a waiting period ranging from approximately 20 to 90 days.

Restaurants are constructed by outside general contractors.  Western expects to continue this practice for the foreseeable future.

Restaurant Management and Employees

The management staff of a typical restaurant consists of one General Manager, one Assistant General Manager and one or two Associate Managers.  Individual restaurants typically employ between 40 and 80 non-management hourly employees (a mix of both part-time and full-time workers), depending on restaurant size and sales volume.

The General Manager of a restaurant has responsibility for the day-to-day operation of a restaurant, acts independently to maximize restaurant performance, and follows company established management policies.  The General Manager makes decisions regarding operations and personnel.

Recruiting

Western attempts to attract and train high quality employees at all levels of restaurant operations.  Generally, restaurant management is either recruited from outside the company and has had significant prior restaurant experience or has been promoted through the system as experience levels increased.  As Western continues to grow, its management will continue to recruit restaurant management personnel from among non-management employees within Western’s system and supplement these resources through outside hiring.

Management Training

Western has implemented strict operating standards.  Western maintains a strong standardized training process which plays a critical role in maintaining operational propriety.  All management employees, including Assistant Managers, regardless of former experience, participate in a six to eight week formal course of training.  Periodically, additional training is provided during each calendar year through a series of two to three day seminars, to provide the most current information on a variety of topics including sales building techniques, labor controls and food cost management.  Non-management employees are generally trained at the local restaurant site.

Purchasing

In 2004, Western negotiated a national, five-year contract with a broadline distributor and one to twelve month agreements with other vendors.  This allows Western to maximize its buying power based on volume and also work towards its goals of system-wide consistency.  Western utilizes velocity reports supplied by its various distributors to look for opportunities to consolidate its purchases resulting in cost of food savings.  Western’s stores are divided into areas based on geographical location.  While each store places their own orders with the various distributors, the most successful stores are the ones who support the areas and use the volume of the combined buying power to be as economically efficient as possible.

Hours of Operation

Western’s restaurants are open seven days a week, typically from 11:00 a.m. to 10:00 p.m.

Franchise Agreements

Western’s standard franchise agreement has a 20-year term, with one ten-year renewal option.  It generally provides for a one-time payment to Western of an initial franchise fee and a continuing royalty fee based on gross sales.  Western collects weekly and monthly sales reports from its franchisees as well as periodic and annual financial statements.

Each franchisee is responsible for selecting the location for its restaurant, subject to Western’s approval.  Western considers such factors as demographics, competition, traffic volume and patterns, parking, site layout, size and other physical characteristics in approving proposed sites.

Franchisees must operate their restaurants in compliance with Western’s operating and recipe manuals.  Franchisees are not required to purchase food products or other supplies through Western’s suppliers, but are required to purchase proprietary products from Western.  Each franchised restaurant must have a designated General Manager and Assistant Manager who have completed Western’s six-week manager training program or who have been otherwise approved by Western.  For the opening of a restaurant, Western provides consultation and makes its personnel generally available to a franchisee.  In addition, Western sends a team of personnel to the restaurant for up to two weeks to assist the franchisee and its managers in the opening, the initial marketing and training effort, as well as the overall operation of the restaurant.

Western may terminate a franchise agreement for a number of reasons, including a franchisee’s failure to pay royalty fees when due, failure to comply with applicable laws, or repeated failure to comply with one or more requirements of the franchise agreement.  Many state franchise laws limit Western’s ability to terminate or refuse to renew a franchise.  A franchisee may terminate a franchise agreement and continue to operate the restaurant as a competitive concept by paying liquidated damages to Western.  Western does not anticipate that the termination of any single franchise agreement would have a materially adverse effect on its operations.  Termination by a multiple-unit franchisee of several franchise agreements for various locations could, however, have a materially adverse effect on its operations.

Western’s franchise agreement contains provisions that prohibit franchisees from disclosing proprietary information about its restaurant operating system.  Western’s standard franchise agreement also contains non-competition provisions that, for the duration of the agreement and for one or two years following termination, prohibit a franchisee from directly or indirectly competing with Western or soliciting employees to leave Western.  There is no assurance that these contractual provisions will effectively prevent the appropriation by franchisees of business opportunities and proprietary information.  More discussion is contained in the caption “Government Regulation.”

Marketing and Promotion

The Advertising Development and Research Fund or ADRF, financed through vendor support and member dues, is Western’s franchisee-controlled graphic art design/marketing agency.  It is incorporated under the name WSI ADRF, Inc.

ADRF designs and produces each marketing campaign for Western and its franchisees.  Production includes several major marketing campaigns annually in addition to menus, table tents, posters, indoor and outdoor signage, gift certificates and other marketing tools.

The marketing effort is communicated through a vast system of printed materials such as a corporate newsletter, internet webpages, training manuals, tapes and videos.

The marketing department is primarily self-sufficient in production capabilities with some of the most sophisticated computer and graphic equipment available.  ADRF is staffed by professionals experienced in all phases of marketing, graphics / design, and communications.  Their efforts have produced and coordinated promotions that include national sweepstakes campaigns, television commercials, national convention materials and training videos.

The coordinated efforts of ADRF, area field consultants, training instructors, corporate personnel, franchise owners, managers and the entire system of operators share in the ongoing success of marketing programs.  Western’s programs utilize virtually all types of media including billboards, newspapers, television and radio.

Restaurant Industry and Competition

The restaurant industry is extremely competitive.  Western competes on the basis of the quality and value of food products offered, price, service, ambiance and overall dining experience.  Western’s competitors include a large and diverse group of restaurant chains and individually owned restaurants.  The number of restaurants with operations generally similar to Western has grown considerably in the last several years.  Western believes competition among this style of restaurant is increasing.

In addition, Western’s business is affected by changes in consumer tastes, national, regional and local economic conditions and market trends.  The performance of individual restaurants may be affected by factors such as traffic patterns, demographic considerations and the type, number and location of competing restaurants.  Western’s significant investment in, and long-term commitment to, each of its restaurant sites limits its ability to respond quickly or effectively to changes in local competitive conditions or other changes that could affect its operations.  Western’s continued success is dependent to a substantial extent on its reputation for providing high quality and value and this reputation may be affected not only by the performance of company owned restaurants but also by the performance of franchisee owned restaurants over which Western has limited control.

Government Regulation

Western’s business is subject to and affected by various federal, state and local laws.  Each restaurant must comply with state, county and municipal licensing and regulation requirements relating to health, safety, sanitation, building construction and fire prevention.  Difficulties in obtaining or failure to obtain required licenses or approvals could delay or prevent the development of additional restaurants.  Western has not experienced significant difficulties in obtaining such licenses and approvals to date.

Western is subject to FTC regulation and various state laws that regulate the offer and sale of franchises.  The FTC requires Western to provide prospective franchisees with a franchise offering circular containing prescribed information about Western and its franchise operations.  Some states in which Western has existing franchises and a number of states in which Western might consider franchising regulate the sale of franchises.  Several states require the registration of franchise offering circulars.  Beyond state registration requirements, several states regulate the substance of the franchisor franchisee relationship and, from time to time, bills are introduced in Congress aimed at imposing federal registration on franchisors.  Many of the state franchise laws limit, among other things, the duration and scope of noncompetition and termination provisions of franchise agreements.

Western’s restaurants are subject to federal and state laws governing wages, working conditions, citizenship requirements and overtime.  From time-to-time, federal and state legislatures increase minimum wages or mandate other work-place changes that involve additional costs for Western’s restaurants.  There is no assurance that Western will be able to pass such increased costs on to its guests or that, if Western were able to do so, it could in a timely manner.

Trademarks

Western believes its rights in its trademarks and service marks are important to its marketing efforts and a valuable part of its business.  Following are marks that are registered for restaurant services on the Principal Register of the U.S. Patent and Trademark Office: “Western Sizzlin”, “Western Sizzlin Steak House”, “Western”, “Sizzlin”, “Western Sizzlin Cow”, “Western Sizzlin Steak & More”, “Western Sizzlin County Fair Buffet and Bakery”, “Flamekist”, “Marshall”, “Gun Smoke”, “Six Shooter”, “Big Tex”, “Dude”, “Trailblazer”, “Ranger”, “Cheyenne”, “Colt 45”, “Cookin’ What America Loves Best”, “Great American Steak and Buffet Company”, “Great American Buffet”, “Western Sizzlin Wood Grill and Buffet”, and “Western Sizzlin Wood Grill”.

Employees

As of September 30, 2007, Western employed approximately 280 persons, of whom approximately 241 were restaurant employees, 23 were restaurant management and supervisory personnel, and 17 were corporate personnel.  Restaurant employees include both full-time and part-time workers and all are paid on an hourly basis.  None of Western’s employees are covered by a collective bargaining agreement and Western considers its employee relations to be good.

Properties

At September 30, 2007, Western’s five (5) company-owned restaurants are located in leased space ranging from 8,000 square feet to 10,000 square feet.  Leases are negotiated with initial terms of five to twenty years, with multiple renewal options.  All of Western’s leases provide for a minimum annual rent, with certain locations subject to additional rent based on sales volume at the particular locations over specified minimum levels.  Generally, the leases are net leases which require Western to pay the costs of insurance, taxes, and a pro rata portion of lessors’ common area costs.

See the discussion regarding certain lease properties with General Electric Franchise Finance Corporation contained under the caption “Operating Leases” under “Western Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Western currently leases its executive office, approximately 8,300 square feet, which is located at 1338 Plantation Road, Roanoke, Virginia 24012.

Legal Proceedings

Western accrues for an obligation in all known contingencies, including estimated legal costs, when a loss is probable and the amount is reasonably estimable.  As facts concerning contingencies become known to Western, it reassesses its position with respect to accrued liabilities and other expenses.  These estimates are subject to change as events evolve and as additional information becomes available during the litigation process.

Little Rock, Arkansas Lease

In September 2006, Western was served with a lawsuit filed in the Circuit Court of Pulaski County, Arkansas, captioned Parks Land Company, LLP, et al. v. Western Sizzlin Corporation, et al.  The plaintiffs are owners/landlords of four restaurant premises located in the Little Rock, Arkansas metropolitan area which had been leased pursuant to a single lease agreement and previously occupied by Western.  Each of these premises had been subleased to various operators.  The lease agreement expired pursuant to its terms on June 30, 2006.  The plaintiffs have claimed in their lawsuit unspecified damages allegedly owing for certain repair and maintenance expenses on the premises, for the replacement of certain equipment, for diminution of property value, and for loss of rental income, as well as interest and costs.  They have recently demanded approximately $1,000,000.  Western believes that the plaintiffs’ claims and the evidence supporting them do not justify the plaintiffs’ demands.  The prospects for an adverse outcome or financial loss for Western at the trial of the matter cannot be gauged with certainty at this juncture.  However, Western will continue to contest vigorously the plaintiffs’ claims and pursue appropriate strategies for defeating or otherwise disposing of the plaintiffs’ claims in a manner consistent with the evidence developed in the case.  The parties met for mediation on November 6, 2007, but were unsuccessful in settling the dispute.  The case is presently set for trial in February 2008 in Little Rock, Arkansas.

Other

As Western previously reported in its quarterly filings, several legal proceedings were resolved during 2006, namely:  Dickson, Tennessee Claim, Chubb Claim, Lawrenceville, Georgia Claim, and Waldorf, Maryland Claim.

Western is involved in various other claims and legal actions arising in the ordinary course of business.  In the opinion of Western’s management, the ultimate disposition of these matters will not have a material adverse effect on its financial condition, results of operations or liquidity.

ITEX BUSINESS

The following description of ITEX’s business is derived from ITEX’s Annual Report on Form 10-KSB for the fiscal year ended July 31, 2007.  Western has not had the opportunity to conduct comprehensive due diligence on ITEX and to evaluate fully the potential effects of the proposed transaction on ITEX’s business.  Western may not be able to, or may determine not to, operate ITEX’s business in all material respects in the manner described below following the consummation of the proposed transaction.  See “Plans for ITEX.”

Overview

ITEX, The Membership Trading CommunitySM, is a leading exchange for cashless business transactions across North America (the “Marketplace”). ITEX services its member businesses through its independent licensed brokers, area directors and franchise network (individually, “Broker” and together, the “Broker Network”) in the United States and Canada. ITEX’s business services and payment systems enable approximately 24 thousand member businesses (its “members”) to trade goods and services valued at more than $270 million without exchanging cash. These products and services are instead exchanged for ITEX dollars which can only be redeemed in the Marketplace (“ITEX dollars”). ITEX administers the Marketplace and acts as a third-party record-keeper for its members’ transactions. ITEX generates revenue by charging members percentage-based transaction fees, association fees, and other fees assessed in United States dollars and Canadian dollars where applicable (collectively and as reported on ITEX’s financial statements, “USD”).

ITEX maintains its executive offices at 3326 160th Avenue SE, Suite 100, Bellevue, Washington 98008-6418.  ITEX’s telephone number is 425-463-4000.  ITEX’s SEC reports can be accessed through the investor relations section of its website, www.itex.com.  There ITEX makes available, free of charge, its annual report on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after it files such material electronically with, or furnishes it to, the SEC.  These reports are also available from the SEC website at www.sec.gov.  The information found on ITEX’s website is not part of this prospectus.

Marketplace Transactions

The Marketplace provides a forum for ITEX’s members to purchase from and sell their products and services to other members using ITEX’s currency called “ITEX dollars” instead of USD.  An ITEX dollar is an accounting unit used to record the value of transactions as determined by the members in the Marketplace.  ITEX dollars are not intended to constitute legal tender, securities, or commodities and have no readily determinable correlation to USD.  ITEX dollars may only be used in the manner and for the purpose set forth in the rules of the Marketplace.  As described below, ITEX issues, on a case by case basis, ITEX dollar credit lines to certain members.  Members with positive ITEX dollar account balances or those within their ITEX dollar credit line may use available ITEX dollars to purchase products or services from other members and may sell their products or services to other members.  Those members with negative ITEX dollar account balances are obligated to sell their products or services to other Marketplace members in order to offset their negative account balance.

ITEX assists members in marketing their products and services through its Broker Network, newsletters, e-mail, on its website at www.itex.com and through other promotional means.  Transactions are generally conducted by members directly but can be facilitated by ITEX’s Brokers.

Businesses use ITEX’s Marketplace to attract new customers, increase sales and market share, and to utilize unproductive assets, surplus inventory, or excess capacity.  The Marketplace is especially useful to businesses where the variable costs of products or services are low, such as hotels, media, and other service related businesses.  For example, a hotel that has not filled its rooms by the end of the day has lost potential revenue but still has nearly the same overhead associated with owning and maintaining its facility.  Selling these unused rooms for ITEX dollars is beneficial for both the traveler or buyer and the hotel or seller.  The traveler receives a hotel room without spending USD and the hotel can use the ITEX dollars earned to purchase other products or services in the Marketplace.

In order to facilitate transactions, ITEX may grant ITEX dollar credit lines to certain members.  When considering an ITEX dollar credit line, ITEX assesses the financial stability of the member and the demand by others for the member’s product or service.  Members without a line of credit may only use their ITEX dollars received from selling their product or service to purchase other products or services in the Marketplace.

For tax purposes, the Internal Revenue Service considers ITEX dollar sales to be equivalent to USD sales and ITEX dollar expenses to be equivalent to USD expenses.  ITEX is obliged under the Tax Equity and Fiscal Responsibility Act of 1982 (TEFRA) to send Forms 1099-B to each of its members and to the Internal Revenue Service (“IRS”), which it does electronically.  The Form 1099-B reflects the member’s total ITEX dollar sales for the calendar year less the amount of any returns.  The IRS requires all Form 1099-B recipients to report their ITEX dollars received (sales) as gross income on their tax returns.  Expenditures of ITEX dollars may be reported as deductions in tax returns if they qualify as a deductible business expense or as other deductions that are permitted by the Internal Revenue Code.

Broker Network

Brokers are independent contractors with respect to ITEX.  Combined, ITEX’s corporate staff, Brokers and their staff, and outside contractors total more than 300 individuals supporting the Marketplace.  Because ITEX depends on a high rate of repeat business, the quality of broker interactions with members is an important element of ITEX’s business strategy.  Supporting and empowering ITEX’s broker network is vital to its long term success.  ITEX develops strong, cooperative relationships with its Broker Network by providing training, marketing materials and programs, internet and computer-related support, incentive programs, and investments in Broker Network technology.

ITEX’s Brokers provide Marketplace members with information about products and services that are available locally, nationally and in Canada.  Brokers do not typically have exclusive contractual rights to operate in a geographical area.  Each Broker is responsible for enrolling new Marketplace members, training them in Marketplace policies and procedures, facilitating their transactions and assuring payment in USD of transaction fees, association fees and other fees to ITEX.  Members of the Marketplace have a direct contractual relationship with ITEX.  In turn, Brokers receive a commission in USD for a percentage of revenue collected from the members serviced by those Brokers.

ITEX’s franchise agreements and independent licensed broker contracts both provide for a five-year term unless ITEX terminates the contract for cause as defined in the agreement.  These agreements provide for subsequent five-year renewal terms as long as the franchisee or broker is not in breach of the agreement and is in compliance with ITEX’s performance requirements, policies, and procedures then in place.  Area Director contracts typically provide for a three-year term that is renewable if specified performance requirements are met.  Area Director contracts may be terminated upon specified events of default.

Since early 2003, ITEX has offered the sale of ITEX franchises to qualified individuals and entities.  In addition, ITEX has sought to renew all individual Broker contracts under its most current franchise agreement which ITEX periodically amends as current events and circumstances deem necessary.  Through ITEX’s franchisees, it distributes its services by licensing its business ideas and concepts while retaining legal ownership of those concepts and ideas, including its name and logos.  ITEX’s franchise agreement grants a limited license and right to use and operate a recognizable ITEX outlet to the franchisee by utilizing ITEX’s business system and proprietary marks.  The franchise agreement allows ITEX to oversee the obligations and responsibilities of the franchisee.  Under federal and state franchise and business opportunity laws, franchisees are entitled to additional protections including the provision that many of the substantive aspects of the business relationship (e.g., termination, transfer, cancellation, and non-renewal) will be governed by state law.  Refer to “Government Regulation” for more information.

Sources of Revenue

For each calendar year, ITEX divides its operations into 13 four-week billing and commission cycles always ending on a Thursday (“operating cycle”).  For financial statement purposes, ITEX’s fiscal year is from August 1 to July 31 (“year”, “2007” for August 1, 2006 to July 31, 2007, “2006” for August 1, 2005 to July 31, 2006).  ITEX reports its results as of the last day of each calendar month (“accounting cycle”).

Primarily, ITEX’s revenues consist of transaction fees and association fees.  Each operating cycle ITEX charges its members transaction fees in USD.  For most Marketplace transactions that occur during the operating cycle, ITEX charges both the buyer and seller in those transactions a USD fee computed as a percentage of the ITEX dollar value of the transaction.  If a member pays their total operating cycle charges automatically by credit card or electronic funds transfer through ITEX’s Preferred Member Autopay System (“Autopay System”), ITEX charges a USD transaction fee of 5% to 6% of the ITEX dollar amount of their purchases and sales during the operating cycle.  If a member pays their total operating cycle USD fees by check or otherwise, ITEX charges a USD transaction fee of 7.5% of the ITEX dollar amount of their purchases and sales during the operating cycle.  Additionally, regardless of a member’s transaction activity, each operating cycle ITEX charges most members an association fee of $20 USD ($260 USD annually) and $10 ITEX dollars ($130 ITEX dollars annually).  Transaction and association fees composed 99% and 97% of ITEX’s total revenue in 2007 and 2006, respectively.

As of July 31, 2007 approximately 67% of members pay by electronic funds transfer or by credit cards using ITEX’s Autopay System.  To minimize both ITEX’s members’ and ITEX’s time, effort and expense as well as convert ITEX’s receivables to USD more timely and efficiently, ITEX continually strives to increase the percentage of members using its Autopay System through member incentives.

ITEX prepares its financial statements on an accrual basis in accordance with United States Generally Accepted Accounting Principles (GAAP).  Refer to Note 1 ― “Summary of Significant Accounting Policies” included in ITEX’s “Notes to Audited Consolidated Financial Statements” for a description of its accounting policies.  As discussed in ITEX’s critical accounting policies, due to the lack of readily determinable fair values and its ability to control and manipulate ITEX dollars, ITEX does not recognize its Marketplace revenues or expenses of ITEX dollars on its financial statements.  ITEX recognizes ITEX dollars as required by the Internal Revenue Service for income tax reporting purposes.  ITEX accounts for ITEX dollar transactions and USD fee assessments in statements to members and Brokers.  The majority of the ITEX dollars ITEX earns are distributed back to the Broker Network as revenue share and sales incentives.  Additionally, ITEX uses ITEX dollars it earns to fund the ITEX co-op advertising program utilized by both members and Brokers.  ITEX expends an immaterial amount of ITEX dollars for certain ITEX operating expenses.

Business Strategy

ITEX’s goal is to expand its market share of the cashless transaction industry, principally in the United States and Canada.  ITEX believes it can successfully increase the number of members participating in its Marketplace and its revenues if it provides members:

•
An ever expanding variety of products, services and member benefits.  In order to utilize the bargaining power of ITEX’s 24,000 Marketplace member businesses and their employees, ITEX announced its Executive Privileges Program (“EPP”) to its Brokers on March 30, 2007.  Subsequently, ITEX added partnerships with nationally recognized businesses.  ITEX’s relationships differ from partner to partner and its primary focus is to provide added benefits to its Marketplace member businesses.  The goal of EPP is to identify and provide needed services for small businesses, assisting them in being a successful enterprise.  ITEX anticipates that these benefits will assist Brokers in retaining existing members and attracting new members.  Financially, ITEX earns a small fee on transactions with some partners while it pays a small fee on transactions with other partners.  Overall, ITEX does not expect the EPP to have a material direct effect on its financial statements.  Instead, ITEX anticipates that the program will have a long-term positive effect on its operations by expanding its Marketplace member base which should result in increased revenues.

•
A system that enables members to execute and track transactions in the Marketplace.  ITEX has internally developed an industry exclusive, comprehensive, customer relationship management and payment processing software called “TEAM.”  This online software solution provides members, Brokers and ITEX’s management team with enhanced information systems and marketing tools.  ITEX plans to continue to enhance its TEAM software.

ITEX has developed and continues to upgrade and enhance its technologically advanced multi-channel payment system that provides efficient internet access to ITEX members and its Broker Network.  These upgrades and enhancements in computer and communications technology provide Brokers and members with additional tools and more effective computer applications to more easily engage in “real-time” transactions.

•
A community where members can meet and feel comfortable with other members.  In the third quarter of 2007, ITEX upgraded the entire look and feel of its entire website, www.itex.com.  ITEX’s new website has a more casual, community approach conveying to Marketplace members the variety of businesses that comprise the Marketplace and the benefits that come with their participation.  To add to the community feel, ITEX expanded the member business profile section of its website to allow business owners to provide personal pictures, tell the Marketplace more about themselves and communicate with other member businesses via blogs.  ITEX believes that seeing the photograph of a business owner and sharing selected personal information will differentiate them from other businesses, encouraging other member businesses to conduct transactions with them in the Marketplace.

Additionally, ITEX is developing specific microsites as auxiliary supplements to its main website.  These microsites will target specific high demand business segments that existing members have requested to participate in ITEX’s Marketplace, such as restaurants, hospitality and professional services.  In conjunction with their release, ITEX intends to encourage its Brokers to focus their new member registration efforts on the businesses in their region fitting ITEX’s targeted business segments.  ITEX hopes that those businesses, previously unfamiliar with ITEX, will be attracted to the Marketplace as a result of viewing ITEX’s microsites specifically tailored to their business segments and the unique needs they may have.

•
More regions in which to trade by increasing the size and effectiveness of ITEX’s Broker Network.  To attract new franchisees and increase the trade regions covered by the Marketplace, in the second quarter of 2007 ITEX upgraded and expanded the franchise portion of its website, www.itex.com.  ITEX identified target markets, provided added detail about its company and business model, and allowed potential franchisees to calculate sample financial forecasts.  ITEX anticipates this will facilitate the addition of new franchisees to the Marketplace.

Subsequent to July 31, 2007, ITEX acquired certain assets of a commercial trade exchange network from Intagio (refer to “Overview” included in “ITEX Management’s Discussion and Analysis of Financial Condition and Results of Operations”) and significantly expanded its presence in six U.S. regions, four of which were previously not served by existing Brokers.  The approximately two thousand member businesses brought a variety of new products and services to the Marketplace.

•
Excellent customer service by the Broker Network and ITEX’s corporate office.  ITEX continually provides training and support for new and existing Brokers and refines its franchisee and Broker operating manuals and related support materials.  Additionally, ITEX holds an annual convention and several regional meetings where it discusses and attempts to find solutions for current issues and proactively plans for future enhancements and benefits to its Trading Community.  In the fourth quarter of 2007, ITEX engaged the services of a national sales manager who is working with Brokers to implement various strategies and methods for obtaining new members.

Members

The Marketplace has approximately 24,000 members in the United States and Canada.  The majority of members are business owners with fewer than 10 employees.  Members may choose to participate in the Marketplace for a number of reasons including to:

•	Attract new customers

•	Increase sales and market share

•	Add new channels of distribution

•	Utilize unproductive assets, surplus inventory or excess capacity

Members earn ITEX dollars which they have the opportunity to spend on products and services offered by other ITEX members.  The following is a representative example of a transaction:

A dentist wants to remodel her office.  Through the Marketplace, she hires a contractor who agrees to perform the remodeling work for $1,500 ITEX dollars.  The dentist has ITEX dollars in her account to spend because she had previously provided dental work to the owner of a vacation resort, a restaurant owner and a lawyer, all members of the Marketplace, in exchange for ITEX dollars.  These other members originally acquired ITEX dollars by providing services for other Marketplace members.

Sales, Marketing and Transactions

Sales

The primary function of new member enrollment is to grow and retain the Marketplace member base and generate additional revenue.  ITEX provides standardized marketing and support materials, advertising, ongoing training, and promotion to assist its Broker Network in expanding the member base.  ITEX’s Brokers contact prospective members to market the benefits of joining the Marketplace.  In addition, Brokers obtain new members by attending various meetings and networking events in their areas and through the referrals of existing Marketplace members.  ITEX offers a Member Referral Program that provides incentive awards and discounted fees to existing members that refer new qualified members to the Marketplace.

Marketing

ITEX’s marketing strategy is to promote its Membership Trading Community brand and attract new members to the Marketplace while instructing them how to effectively use the Marketplace to grow their business.  ITEX’s marketing efforts include a program of support and education for its members and Brokers in addition to continual upgrades and features of its website, www.itex.com.  New tools for Brokers to customize and use in their sales efforts include pre-designed advertisements, brochures and sales presentations to give ITEX a consistent look and message.  To promote the Marketplace, ITEX markets products and services of existing members through its website, directories, newsletters, e-mail, and other means.  In addition, ITEX pursues strategic affiliations with companies with access to potential small business members.

Transactions

ITEX’s Brokers focus on maximizing transaction volume and maximizing the ITEX dollar amount per transaction.  Brokers facilitate transactions between members by identifying their needs and making them aware of products and services available in the Marketplace that could fulfill those needs.  Brokers actively market products and services available to and from the members they service on the ITEX website and pursue potential member businesses by introducing them to the Marketplace.

Systems and Technologies

The Marketplace is handled by an internally developed, proprietary, online system ITEX calls Trade Exchange Account Manager (“TEAM”) that is based on Microsoft® technologies.  ITEX designed TEAM to facilitate the activities of all parties involved in the Marketplace, from its corporate management and accounting personnel to Brokers and Marketplace members.  The system extends well beyond record keeping and transaction processing.  The major features of the system are as follows:

•
Account Information Manager (“AIM”) Online - provides ITEX’s Brokers and corporate management with customer relationship management (“CRM”) features including notes, transaction histories, calendaring and scheduling capabilities as well as Marketplace management features.

•
Trade Flash - an online classified ad section where members can list products and services they are offering for ITEX dollars as well as locate products and services they are seeking to purchase with ITEX dollars.

•	Member Directory - a categorized listing of ITEX members that allows members to advertise their business.

•	Reporting - Brokers, corporate management and accounting personnel are provided with a number of reports allowing for a comprehensive analysis of various aspects of the Marketplace.

ITEX takes the steps necessary to ensure the adequate security of its hardware and software systems including monitoring and correcting outside intrusions and attacks.  ITEX’s technologies are co-hosted in Washington and Idaho and ITEX performs full back-ups every 24 hours.  ITEX continues to improve the speed and reliability of its information systems and transaction tools for all of TEAM’s users by continually updating hardware and enhancing its software with new, internally developed programs and functionalities.

Industry Overview

General

ITEX’s industry was developed when various trade exchanges (“Exchanges”) established a non USD-based index of valuation for credits and debits called “trade dollars.”  For ITEX, the index of valuation is the ITEX dollar and ITEX’s trade exchange is its Marketplace.  ITEX acts as a third party record-keeper of ITEX dollars exchanged for products and services among members in its Marketplace.  For every transaction, ITEX posts ITEX dollar activity to the buyer and seller’s accounts.  Members can transact business directly or may use the services of a Broker who matches buyers and sellers.  ITEX accounts for all transactions in its Marketplace with its TEAM software.

There are several hundred independently owned Exchanges in the United States and Canada.  ITEX believes that growth in its industry has been relatively stagnant in recent years with most revenue growth driven by consolidation.

Competition

ITEX has three primary competitors: Exchanges, internet distribution channels, and private label payment cards.  ITEX believes that it is the Exchange leader in the United States and Canada based on reported USD revenues, participating member businesses, the number of payments processed, regions served, and completed transactions of a single, non-USD currency.  After ITEX, the next largest Exchange is International Monetary Systems, Ltd.

Internet distribution channel competitors include eBay, Travelocity, Priceline, and Overstock.com.  Similar to ITEX’s Marketplace, these companies provide distribution channels to move excess or surplus inventory.  The greater the number of avenues to move excess inventory, the more competitive it is to attract businesses to trade their inventory in ITEX’s Marketplace.  ITEX also competes with these companies through price and brand name awareness.

Private labeled, network branded, payment and incentive cards, such as Card USA, Galileo Processing and Springbok Services compete with ITEX by providing a branded solution for local distribution or sales channels and the ability to create in-kind payment solutions.

While ITEX is currently providing a single small business service, a unique sales and distribution channel via its Marketplace, ITEX may expand to other small business services.  In that case, ITEX would face competition from other small business service providers.

ITEX competes primarily on a service basis, including the number of products and services available in the Marketplace and the liquidity of ITEX dollars.  ITEX expects to encounter competition in its efforts to expand its Marketplace.  In addition to existing Exchanges, new, smaller competitors can launch new Exchanges at a relatively low cost since technological and financial barriers to entry are relatively low.  However, ITEX believes participation from a significant number of members is necessary to offer a quality Exchange.  ITEX also knows there is a steep learning curve to manage an Exchange as well as a potentially significant investment in TEAM.  Ultimately, ITEX believes these elements create a difficult barrier to entry for new competitors and may require significant ramp-up times to make a competitive Exchange successful.  Regardless, ITEX’s competitors could include companies with longer operating histories, greater market presence and name recognition, larger customer bases and greater financial, technical and marketing resources than ITEX has.  Such companies would be strong competitors if they decided to develop a focused business effort in ITEX’s industry.

In general, customer demands for wider availability of products and services, stronger customer service, better computer servicing technology and the acceptance of the internet as a medium for communication and business have resulted in a more competitive industry.  ITEX believes that in order to capture greater market share, local Exchanges will need to expand into larger regional or national organizations that possess the ability to offer a wider selection of products and services, service a more diverse and dispersed member clientele and have greater access to growth capital and management expertise.

ITEX believes it will remain in a good competitive position as long as it continues to maintain the quality of its services and its relationships with its Broker Network and its member base.  ITEX’s ability to compete successfully will depend on its ability to continually enhance and improve its existing products and services, to adapt products and services to the needs of its Brokers, members and potential members, to successfully develop and market new products and services, and to continually improve its operating efficiencies.  However, ITEX cannot assure you that it will be able to compete successfully, that competitors will not develop competing technologies, products or strategic alliances and affiliations that make its brand, products and services less marketable or less useful or desirable.  Furthermore, ITEX may not be able to successfully enhance its products and services or develop new products or services to meet its members’ needs.  Increased competition, price or other circumstances, could result in erosion of ITEX’s market share and may require price reductions and increased spending on marketing and product development to remain competitive.  Increased competition for ITEX’s products and services could have a materially adverse effect on its results of operations, cash flows or financial condition.

Government Regulation

Along with ITEX’s Brokers, ITEX is subject to various federal, state and local laws, regulations and administrative practices affecting its businesses.  These include the requirement to obtain business licenses, withhold taxes, remit matching contributions for its employees’ social security accounts, and other such legal requirements, regulations and administrative practices required of businesses in general.  ITEX is a third party record-keeper under the Tax Equity and Fiscal Responsibility Act (“TEFRA”) and it is required to account for and report annually to the IRS the total ITEX dollar sales transactions of each member in its Marketplace.

It is the legal responsibility of ITEX’s Brokers to pay and withhold all applicable federal and state income taxes (including estimated taxes), Social Security, Medicare and all applicable federal and state self-employment taxes, and in general to comply with all applicable federal, state, and local laws, statutes, codes, rules, regulations and standards, including but not limited to the Americans with Disabilities Act.  ITEX’s Brokers are independent contractors, and ITEX does not own, control or operate the businesses comprising its Broker Network.  However, a number of federal and state laws and regulations are implicated by virtue of ITEX’s relationship with its Broker Network.  For example, its contractual relationship with a Broker could be subject to challenge to determine whether an individual is an independent contractor or an employee for purposes of the Fair Labor Standards Act or state equivalents.  Under various agency positions, ITEX could potentially be found liable for the conduct of its independent contractors in a situation where that contractor has caused injury to a third party.  In addition, under federal (Federal Trade Commission Act) and state franchise and business opportunity laws, franchisees are entitled to certain protections including mandatory disclosures and the provision that many of the substantive aspects of the business relationship (i.e., termination, transfer, cancellation, and non-renewal) will be governed by state law.  Many states broadly view the requirements of what constitutes a franchise and, consequently, many types of relationships that are ordinarily not considered franchises can be brought within the ambit of state and federal franchise regulation.  There is a risk that one or more of ITEX’s non-franchise business relationships could be deemed to constitute a franchise.  An adverse finding in one or more of these regulated areas could govern the enforceability of ITEX’s agreements or permit the recovery of damages and penalties which could have a material adverse effect on its business, results of operations, cash flows and financial condition.

With respect to ITEX’s online technologies, there are currently few laws or regulations directly applicable to access to or commerce on the internet.  However, it is possible that a number of laws and regulations may be adopted with respect to the internet, covering issues such as taxes, user privacy, information security, pricing and characteristics and quality of products and services.  ITEX cannot predict the impact, if any, that future internet-related regulation or regulatory changes might have on its business.

Proprietary Rights

ITEX relies on a combination of copyright and trademark laws, trade secrets, software security measures, franchise and license agreements and nondisclosure agreements to protect its proprietary technology and software products.  ITEX has registered service marks for the word mark ITEX®, as well as “ITEX” used in connection with its logo design.  ITEX intends to file additional service mark word and design applications for ITEX.  ITEX seeks to police the use of its marks and to oppose any infringement.  ITEX has registered the internet domain name “ITEX.com” and other related domain names.

ITEX cannot be certain that others will not develop substantially equivalent or superseding proprietary technology or be certain that equivalent products or services will not be marketed in competition with its products thereby substantially reducing the value its proprietary rights.  Furthermore, there can be no assurance that any confidentiality agreements between ITEX and its employees or any license agreements with its customers will provide meaningful protection of its proprietary information in the event of any unauthorized use or disclosure of such proprietary information.

Employees

As of July 31, 2007, ITEX had 18 full-time equivalent employees.  From time to time, ITEX utilizes independent consultants or contractors for technology support, marketing, sales and support, accounting or administrative functions.  ITEX’s employees are not represented by any collective bargaining unit and ITEX has never experienced a work stoppage.  ITEX believes relations with its employees are good.

Description of Property

ITEX’s executive offices are located in Bellevue, Washington, where it currently leases approximately 7,035 square feet.  The lease expires on April 30, 2010.  There is no renewal option.  ITEX believes that its current facilities are adequate and suitable for their current use.  ITEX also believes that all of the leased space and all property maintained within are adequately insured.

Legal Proceedings

For information regarding legal proceedings, refer to Note 8 ― “Litigation and Claims” included in ITEX’s “Notes to Consolidated Financial Statements (unaudited).”

WESTERN MANAGEMENT’S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Western Sizzlin Corporation is a holding company which owns a number of subsidiaries.  Its most important business activity is conducted through Western Sizzlin Franchise Corporation, which franchises and operates 123 restaurants in 19 states. Financial decisions are centralized at the holding company level, and management of operating businesses is decentralized at the business unit level. Western’s prime objective centers on achieving above-average returns on capital in pursuit of maximizing the eventual net worth of its stockholders.

Western seeks to invest, for itself and through its subsidiaries, including Western Acquisitions, L.P. (see “Overview” below), in stocks of businesses at prices below their intrinsic business value.  Western’s preferred strategy is to allocate a meaningful amount of capital in each investee, resulting in concentration.  The carrying values of these investments are exposed to market price fluctuations, which may be accentuated by a concentrated equity portfolio.  A significant decline in the price of major investments may produce a large decrease in Western’s stockholder’s equity (See Note 3 to Western’s Unaudited Consolidated Financial Statements).  Investment and all other capital allocation decisions are made for Western and its subsidiaries, including Western Acquisitions, by Mr. Biglari.

Effective January 1, 2007, Western restructured its operations into a holding company/subsidiary format whereby all operations are now conducted through wholly-owned subsidiaries.  This restructuring is not anticipated to have any tax impact and will have no impact on the financial reporting as Western will continue to report consolidated financial statements.

In April 2007, Western formed Western Investments, Inc., a Delaware corporation and wholly-owned subsidiary to serve as the general partner of Western Acquisitions, L.P., a Delaware limited partnership that operates as a private investment fund.  Through Western Investments, Mr. Biglari operates as the portfolio manager to the fund.

Western Investments’ role as the general partner carries with it the obligation to manage the operations of the fund, and in this regard it will be assisted by a professional fund administrator.  For serving as the fund’s general partner, Western Investments may receive a monthly management fee equal to one-twelfth of 1% of the value of the capital account of each limited partner.  It also may receive an annual incentive allocation equal to 20% of the portion of each limited partner’s pro rata share of the fund’s net profits for each fiscal year in excess of net losses allocated to each limited partner and carried forward from prior years.  All or part of these fees may be waived by Western Investments.  Limited partnership interests in the fund are either Class A or Class B.  The classes are identical except that Class A interests must be held for two years, whereas Class B interests are locked-up for five years.  Additionally, Western Investments will at the end of the five year period reimburse the holders of Class B interests for the first 30% of any cumulative net losses they may suffer.  This commitment carries significant risk.  See “Risk Factors.”  As of September 30, 2007, Western Acquisitions, L.P. did not have any limited partners holding Class B interests.

Western is the majority investor in the fund at September 30, 2007.  During the third quarter ended September 30, 2007, Western contributed cash along with its holdings in the common stock of The Steak n Shake Company to Western Investments, Inc., which in turn contributed these assets to Western Acquisitions, L.P.

While Western has historically been principally engaged, and intends at this time to remain principally engaged, in franchising and operating restaurants, the recent investment activities could bring Western within the definition of an “investment company” and require it to register as an investment company under the Investment Company Act of 1940.  Western’s Board of Directors had adopted a policy requiring management to restrict Western’s operations and investment activities to avoid becoming an investment company, until and unless the Board approves otherwise.  Although Western does not presently intend to change its principal business, and the Board has not approved any such change, Western has expanded its investment activities, and may decide in the future to register as an investment company under the Investment Company Act.  Under certain circumstances, if Western is successful in investment activities, then it may inadvertently fall within the definition of an investment company, in which event it may be required to register as an investment company.  If Western decides or is required to register as an investment company, then it would become subject to various provisions of the Investment Company Act and the regulations adopted under such Act, which are very extensive and could adversely affect Western’s operations.  Western is exploring strategic opportunities to acquire other companies as a whole; the consummation of such acquisitions also could lessen the possibility of Western becoming an investment company.

On August 10, 2006, Western effected a 1-for-10 reverse stock split pursuant to the discretionary authority granted by the stockholders at the Annual Meeting of Stockholders on June 20, 2006.

Western undertook a rights offering in the fourth quarter of 2006.  Western’s Form S-3 Registration Statement (as amended) was effective on November 7, 2006.  The record date for receiving rights in the offering was November 9, 2006 and the offering expired December 8, 2006.

As Western reported in its Form 10-Q for the quarter ended September 30, 2007, as of December 31, 2006, its management had evaluated the effectiveness of its disclosure controls and procedures and concluded that they were ineffective in providing reasonable assurance that the information required to be disclosed by it in its annual report on Form 10-K was summarized and reported within the time periods specified in the SEC’s rules and Form 10-K.  A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.  As of December 31, 2006, management identified a material weakness in Western’s information technology system that allowed the Chief Financial Officer access to the journal entry module within Western’s accounting system, leading to a segregation of duties issue.  Western has restricted access to that particular module from its Chief Financial Officer and implemented additional access controls, review controls and documentation procedures necessary to remediate the material weakness.

In addition, in connection with the audit of Western’s 2006 financial results, Grant Thornton LLP, (Western’s former independent registered public accounting firm), detected an error related to how Western accounted for expenses associated with the rights offering that expired on December 8, 2006.  A correcting adjustment was made prior to finalization of the 2006 financial statements, with the costs of $123,280 associated with the rights offering properly recorded as a reduction of equity instead of an expense.  Western has implemented additional review controls as of September 30, 2007.

Accordingly, and as Western reported in its Form 10-Q for the quarter ended September 30, 2007, management concluded that the previously reported material weaknesses had been remedied as of September 30, 2007.

Results of Operations

Three and Nine Months Ended September 30, 2007 Compared to Three and Nine Months Ended September 30, 2006

Net income for the three and nine months ended September 30, 2007 was $2,472,115 and $2,854,235 compared to net income of $84,651 and $234,055 for the three and nine months ended September 30, 2006.  The primary reason for the year over year change in earnings is the gain on the sale of Friendly Ice Cream Corporation of $3.6 million.

The following table sets forth for the periods presented the percentage relationship to total revenues of certain items included in the consolidated statements of income and certain restaurant data for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Company-operated restaurants	76.1%	75.7%	75.2%	74.8%
Franchise operations	23.9	24.3	24.8	25.2
Total revenues	100.0	100.0	100.0	100.0

Company-operated restaurants — food, beverage and labor	54.1	52.7	53.6	53.2
Restaurant occupancy and other	13.2	15.7	13.3	14.1
Subleased properties	1.4	2.4	1.1	1.9
Franchise operations — direct support	6.5	5.9	6.0	6.6
Corporate expenses	12.8	12.9	13.6	13.8
Depreciation and amortization	5.9	6.0	6.0	5.9
Total costs and expenses	93.9	95.6	93.6	95.5

Income from operations	6.1	4.4	6.4	4.5

Other income (expense)	80.0	(1.1)	27.5	(1.5)

Income before income tax expense and minority interest	86.1	3.3	33.9	3.0
Income tax expense	31.4	1.4	12.5	1.2
Income before minority interest	54.7	1.9	21.4	1.8
Minority interest	0.0	—	0.0	—
Net income	54.7%	1.9%	21.4%	1.8%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Restaurant Data
Number of Company-Operated Restaurants:
Beginning of period	5	5	5	5
Opened	—	—	—	—
Closed	—	—	—	—
Franchised	—	—	—	—
End of period	5	5	5	5

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Number of U.S. Franchised Restaurants:
Beginning of period	119	130	123	135
Opened	—	—	—	—
Closed	3	6	7	11
End of period	116	124	116	124

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Number of Joint Venture Restaurants:
Beginning of period	1	—	1	—
Opened	—	—	—	—
Closed	—	—	—	—
End of period	1	—	1	—

Revenues

Total revenues increased 0.8% to $4.52 million for the three months ended September 30, 2007 from $4.49 million for the comparable three months ended September 30, 2006.  Total revenues decreased 0.05% to $13.34 million for the nine months ended September 30, 2007 from $13.35 million for the comparable nine months ended September 30, 2006.  Company-operated restaurant revenues increased 1.5% to $3.44 million for the three months ended September 30, 2007 as compared to $3.39 million for the comparable three months ended September 30, 2006.  Company-operated restaurant revenues increased 0.63% to $10.03 million for the nine months ended September 30, 2007 as compared to $9.97 million for the comparable nine months ended September 30, 2006.  The increase for the nine months ended September 30, 2007 is largely attributable to the temporary closings of two company-operated locations for remodeling during 2006, which resulted in lost revenues of approximately $220,000 in the first nine months of 2006.  Same store sales at company-operated restaurants for the three and nine months ended September 30, 2007, taking the closed days for remodels out of the comparison, experienced an overall decrease of 1.45% and 1.17%, respectively.  Franchise revenues decreased 1.25% to $1.08 million for the three months ended September 30, 2007 as compared to $1.09 million for the comparable three months ended September 30, 2006.  Franchise revenues decreased 2.03% to $3.31 million for the nine months ended September 30, 2007 as compared to $3.38 million for the comparable nine months ended September 30, 2006.  The decrease in franchise revenues for the three and nine months ended September 30, 2007 is attributable to fewer franchised units in the system at September 30, 2007 as compared to September 30, 2006.  Same store sales at franchise operations for the three and nine months ended September 30, 2007, experienced an overall decrease of 0.35% and decrease of 0.51%, respectively.

Costs and Expenses

Cost of company-operated restaurants, consisting primarily of food, beverage, and labor costs increased $85,000 (3.6%) to $2.45 million for the three months ended September 30, 2007 from $2.37 million for the three months ended September 30, 2006.  These costs for the three month period as a percentage of company-operated restaurants revenue were 71.2% and 69.7% for the three months ended September 30, 2007 and 2006, respectively.  Cost of company-operated restaurants increased $59,000 (0.8%) to $7.16 million for the nine months ended September 30, 2007 from $7.10 million for the nine months ended September 30, 2006.  These costs for the nine month period as a percentage of company-operated restaurants revenue were 71.3% and 71.2% for the nine months ended September 30, 2007 and 2006, respectively.  The increase in the costs for the nine months ended September 30, 2007 was largely attributable to rising costs of commodities in 2007.

Restaurant occupancy and other, which include utilities, insurance, maintenance, rent and other such costs of the company-operated restaurants, decreased by $108,000 (15.3%) for the three months ended September 30, 2007 versus the prior year’s comparable period.  These costs for the three month period decreased as a percentage of company-operated restaurant revenues from 20.8% in 2006 to 17.3% in 2007.  Restaurant occupancy and other decreased by $102,000 (5.4%) for the nine months ended September 30, 2007 versus the prior year’s comparable period.  These costs for the nine month period decreased as a percentage of company-operated restaurant revenues from 18.8% in 2006 to 17.7% in 2007.  The decreases are attributable to a one time write-off of expenses for $66,000 in 2006 from costs associated with a lease in Chantilly, Virginia and $36,000 less advertising costs in 2007 over 2006.

Subleased properties include net costs associated with subleasing former Western operations and maintenance of vacant premises.  These expenses decreased by $42,000 and $100,000 for the three and nine months ended September 30, 2007 versus the prior years’ comparable periods.  The decreases were largely attributable to termination of certain leased property arrangements during 2006.

Cost of franchise operations direct support expense increased by $29,000 and decreased $91,000 for the three and nine months ended September 30, 2007 versus the prior years’ comparable periods.  The increase in the third quarter of 2007 is attributable to increased expenses in franchise development.  The decrease for the nine months ended September 30, 2007 is largely attributable to personnel reductions and targeted expense reductions during the third and fourth quarters of 2006.

Corporate expenses consist of certain expenses not directly associated with any business segment.  These expenses include legal, accounting, stockholder relations, personnel not directly related to a segment, information systems, and other headquarters activities.  These expenses decreased by $1,000 and $20,000 for the three and nine months ended September 30, 2007.  These expenses have decreased for 2007 due to personnel reductions and targeted expense reductions during the third and fourth quarters of 2006, but were offset by an increase in legal expenses associated with the Friendly Ice Cream Corp investment beginning in the third quarter of 2006.

Depreciation and amortization expense decreased by $2,000 and increased by $5,000 for the three and nine months ended September 30, 2007 versus the prior years’ comparable periods.  The increases were attributable to an increase in capital expenditures placed in service due to remodels of two company-operated locations during 2006, offset by some items becoming fully depreciated.

Other Income (Expense)

Interest expense was comparable for the three months ended September 30, 2007 over prior period and decreased $37,000 for the nine months ended September 30, 2007 versus the prior years’ comparable periods due to a lower average principal outstanding balance.  Interest income fluctuates according to the levels of available cash balances.  Western employs a cash management system whereby available balances are invested on an overnight basis.

Other income increased $13,000 and $7,000 for the three and nine months ended September 30, 2007 versus the prior years’ comparable periods.

Income Tax Expense

Income tax expense is directly affected by the levels of pretax income.  Western’s effective tax rate was 36.5%  and 43.3% for the three months ended September 30, 2007 and 2006, respectively, and 36.9% and 41.0% for the nine months ended September 30, 2007 and 2006, respectively.

Years Ended December 31, 2006, 2005 and 2004

The following tables set forth the percentage relationship to total revenues, unless otherwise indicated, of certain income statement data, and certain restaurant data for the years indicated:

	Year Ended December 31
Income Statement Data:	2006	2005	2004

Revenues:
Company-operated restaurants	74.6%	75.8%	77.0%
Franchise operations	23.1	21.9	21.2
Other	2.3	2.3	1.8
Total revenues	100.0	100.0	100.0
Costs and expenses:
Cost of company-operated restaurants — food, beverage and labor costs	53.4	54.2	56.5
Restaurant occupancy and other	14.1	13.5	14.1
Sub-leased properties	1.9	.9	0
Franchise operations — direct support	7.1	7.3	6.6
Corporate expenses	13.4	13.7	11.9
Depreciation and amortization expense	6.1	5.5	5.5
Closed restaurants expense	—	1.8	—
Impairment and other charges	.3	1.7
Gain on settlement of insurance claims	—	(6.0)	—
Income from operations	3.7	7.4	5.4
Other income (expense)	(1.0)	(1.0)	(1.2)
Income before income tax expense	2.7	6.4	4.2
Income tax expense	1.1	2.8	1.6
Net income	1.6%	3.6%	2.6%

	Years Ended December 31
	2006	2005	2004
Restaurant Data:
Percentage increase (decrease) in average sales for Company-operated restaurants	(2.5)	11.6	5.0
Number of Company-operated restaurants included in the average sales computation	5	5	7
Average sales for Company-operated restaurants	$2,599,000	$2,665,000	$2,387,000
Number of Company-operated Restaurants:
Beginning of period	5	7	7
Opened	—	—	—
Closed/Franchised	—	2	—
End of period	5	5	7
Number of U.S. Franchised Restaurants:
Beginning of period	135	147	161
Opened	—	3	4
Closed	12	15	18
End of period	123	135	147
Number of Joint Venture Restaurants:
Beginning of period	—	—	—
Opened	1	—	—
Closed	—	—	—
End of period	1	—	—

2006 Compared To 2005

Revenues

Total revenues decreased 10.2% to $17.4 million in 2006, from $19.4 million in 2005.  Company operated restaurant sales decreased 11.6% to $13.0 million in 2006, from $14.7 million in 2005.  This decrease was due to the closing of a company-operated location in February 2005 and a closing of a company-operated location in July 2005 due to a total loss by fire casualty.  Same store sales for 2006 experienced an overall decrease of 2.45% over 2005.  Customer counts decreased 8.24% over 2005.  Price increases were implemented on the remodeled locations in 2006, with an average beverage increase of 10% and an average buffet increase of 4%.

Franchise and other revenues decreased 5.7% to $4.4 million in 2006, from $4.7 million in 2005.  The decrease is primarily attributable to 12 less franchised restaurants during 2006.  Same store sales for 2006 experienced an overall increase of 1.10% over 2005.

Costs and Expenses

Cost of company-operated restaurants, consisting primarily of food, beverage, and labor costs decreased $1.2 million (11.5%) to $9.3 million for the year ended December 31, 2006 from $10.5 million for the year ended December 31, 2005.  These costs for both years stayed the same as a percentage of company-operated restaurants revenue of 71.5% in 2005 and 2006.  The decrease in the costs was largely attributable to the closing of a company-operated location in February 2005 and the closing due to fire of a company-operated location in July, 2005.

Restaurant occupancy and other, which include utilities, insurance, maintenance, rent and other such costs of the company-operated restaurants, decreased by $155,100 (5.9%) for the year ended December 31, 2006 versus the prior year’s comparable period.  These costs for the year increased as a percentage of company-operated restaurant revenues from 17.8% in 2005 to 18.9% in 2006.  The decreases were attributable to the closings of two company-operated locations in 2005.

Subleased restaurant expenses include net costs associated with subleasing former Western operations and maintenance of vacant premises.  These expenses decreased by $160,000 (86.5%) versus the prior year’s comparable period.  The decreases were largely attributable to additional expenses incurred on repair and maintenance of the facilities and uncollectible rents during 2005.

Cost of franchise operations direct support expense decreased $175,000 (12.4%) to $1.2 million for the year ended December 31, 2006 from $1.4 million for the year ended December 31, 2005.  The decreases are attributable to personnel reductions and targeted expense reductions during 2006 and additional spending in 2005 on consumer research and prototype plans.

Unallocated corporate expenses consist of certain expenses not allocated to any business segment.  These expenses include legal, accounting, stockholder relations, personnel not directly related to a segment, information systems, and other headquarter activities.  These expenses decreased by $319,000 (12.0%) for the year ended December 31, 2006 versus the prior year’s comparable period.  The decreases are attributable to personnel reductions and targeted expense reductions during 2006.

Depreciation and amortization for 2006 were comparable to 2005.

Closed restaurants expense of $350,279 in 2005 included impairment of $128,000 associated with the end of a subleased property due to a buyout of the lease and impairments related to the closing of a company-operated restaurant of $222,000 in February, 2005.  No such charges were experienced in 2006.

Impairment and other charges of $319,830 in 2005 included impairments associated with a subleased property consisting of a write down of assets deemed non-recoverable of $236,330 and $83,500 of related rent payments deemed non-collectible as of December 31, 2005.  Impairment and other charges of $46,284 in 2006 included impairments associated with subleased properties related to an expiring lease as of June 30, 2006.

Gain on settlement of insurance claims of $1,166,683 in 2005 included a gain of $220,351 attributable to insurance proceeds received on the Lawrenceville, Georgia casualty and a gain of $946,332 attributable to insurance proceeds received on the Waldorf, Maryland casualty.  No such items were recorded in 2006.

Other income (expense) decreased from ($199,500) in 2005 to ($168,000) in 2006.  Interest expense decreased $120,000 (44.5%) comparing 2006 to 2005.  The decrease is due to a lower average principal outstanding balance.  Loss on early extinguishment of long term debt of $92,535 associated with payoff of certain loans was recorded in 2006.  Equity in the losses of a joint venture were $160,902 in 2006 compared to a loss of $21,618 in 2005.  Included in 2006 is termination fee income of $163,000 associated with a negotiated settlement of certain franchise agreements.

Income tax expense is directly affected by levels of pretax income.  Western’s effective tax rate was 40.4% and 44.5% for the years ended December 31, 2006 and 2005, respectively.

2005 Compared To 2004

Revenues

Total revenues decreased 10.8% to $19.4 million in 2005, from $21.7 million in 2004.  Through mid-July of 2005, Western’s system overall was experiencing increases in same store sales over 2004 by 1%.  Company operated restaurant sales decreased 12.1% to $14.7 million in 2005, from $16.7 million in 2004.  This decrease was due to the closing of a company-operated location in February, 2005 totaling approximately $1.1 million in lost revenues in 2005 compared to 2004 and a closing of a company-operated location in July, 2005 due to a total loss by fire casualty totaling approximately $851,000 in lost revenues in 2005 over 2004.  Same store sales for 2005 experienced an overall decrease of .33% over 2004.  Customer counts decreased 5% over 2004.  Western implemented an average menu price increase of 4% on January 1, 2005.

Franchise and other revenues decreased 6.3% to $4.7 million in 2005, from $5.0 million in 2004.  The decrease is primarily attributable to 12 less franchised restaurants during 2005.  Same store sales for 2005 experienced an overall increase of .25% over 2004.

Costs and Expenses

Cost of company-operated restaurants, consisting primarily of food, beverage, and labor costs decreased $1.8 million (14.3%) to $10.5 million for the year ended December 31, 2005 from $12.3 million for the year ended December 31, 2004, and as a percentage of company-operated restaurants revenue from 73.4% in 2004, to 71.5% in 2005.  The decreases are largely due to the closing of a company-operated location in February, 2005 and the closing due to a fire of a company-operated location in July, 2005.

Restaurant occupancy and other, which include utilities, insurance, maintenance, rent and other such costs of the company-operated restaurants, decreased by $437,400 (14.3%) for the year ended December 31, 2005 versus the prior year’s comparable period.  These costs for the year increased as a percentage of company-operated restaurant revenues from 18.3% in 2004 to 17.8% in 2005.  The decreases were attributable to the closings of two company-operated locations in 2005.

Subleased restaurant expenses include net costs associated with subleasing former company operations and maintenance of vacant premises.  These expenses increased by $170,000 versus the prior year’s comparable period.  The increases were largely attributable to additional expenses incurred on repair and maintenance of the facilities, and uncollectible rents during 2005, and the increase of subleased properties in 2005.

Cost of franchise operations direct support expense decreased $20,000 (1.4%) to $1.4 million for the year ended December 31, 2005 from $1.4 million for the year ended December 31, 2004.

Unallocated corporate expenses consist of certain expenses not allocated to any business segment.  These expenses include legal, accounting, stockholder relations, personnel not directly related to a segment, information systems, and other headquarter’s activities.  These expenses increased by $72,000 (2.8%) for the year ended December 31, 2005 versus the prior year’s comparable period.

Depreciation and amortization for 2005 were comparable to 2004.

Closed restaurants expense of $350,279 in 2005 included impairment of $128,000 associated with the end of a subleased property due to a buyout of the lease and impairments related to the closing of a company-operated restaurant of $222,000 in February, 2005.  No such impairments were experienced in 2004.

Impairment and other charges of $319,830 in 2005 included impairments associated with a subleased property consisting of a write down of assets deemed non-recoverable of $236,330 and $83,500 of related rent payments deemed non-collectible as of December 31, 2005.  No such charges were recorded in 2004.

Gain on settlement of insurance claims of $1,166,683 in 2005 included a gain of $220,351 attributable to insurance proceeds received on the Lawrenceville, Georgia casualty and a gain of $946,332 attributable to insurance proceeds received on the Waldorf, Maryland casualty.  No such items were recorded in 2004.

Other income (expense) decreased from ($253,000) in 2004 to ($199,500) in 2005.  Interest expense decreased $93,000 (24.9%) comparing 2005 to 2004.  The decrease is due to a lower average principal outstanding balance.  Equity in the losses of a joint venture were $21,618 in 2005, with no such loss in 2004.

Income tax expense is directly affected by levels of pretax income.  Western’s effective tax rate was 44.5% and 38.6% for the years ended December 31, 2005 and 2004, respectively.  The increase in the effective tax rate in 2005 was due to a revision in the estimated state income tax rate and the expiration of certain state net operating loss carryforwards.

Liquidity and Capital Resources

September 30, 2007

Cash and Cash Equivalents

As of September 30, 2007, Western had $606,000 of cash and cash equivalents as compared to $2.34 million as of December 31, 2006.  The decrease is largely attributable to purchases of marketable securities.

Investment of Available Capital

Western’s cash flows have exceeded its working capital, financing and capital investment needs, and management expects that Western’s cash flows will continue to exceed its operating cash needs for the foreseeable future.  Western regularly evaluates how best to use available capital to increase stockholder value.  Western may pursue investments in the form of acquisitions, joint ventures and partnerships where Western believes attractive returns can be obtained.  Further, Western may determine under certain market conditions that available capital is best utilized to fund investments, for itself and/or through its subsidiaries, including Western Acquisitions, that Western believes offer attractive return opportunities, whether or not related to Western’s ongoing business activities.

As discussed in Note 3 to Western’s Unaudited Consolidated Financial Statements, Western’s Board of Directors has delegated authority to direct investment of Western’s surplus cash to its Chairman, Sardar Biglari, subject to Board reporting requirements and various limitations that have been or may be from time to time adopted by the Board of Directors.  Western is using, and may in the future use, a portion of its available capital to invest in other securities, for itself and through its subsidiaries, including Western Acquisitions.  These investments may include significant and highly concentrated direct investments with respect to the equity securities of public companies.  Any such investments will involve risks, and stockholders should recognize that Western’s balance sheet may change depending on the extent of excess funds and the timing, magnitude and performance of such investments.  Furthermore, such investments could be subject to volatility that may affect both the recorded value of the investments as well as Western’s periodic earnings.  See “Risk Factors.”

Operating Activities and Cash Flows

Western generated approximately $1.9 million and $1.4 million in operating cash flows for the nine months ended September 30, 2007 and 2006, respectively.  Western’s primary source of operating cash flows is the operating profits generated from Western operations and franchise operations.

Investing Activities

During the nine months ended September 30, 2007, Western spent $33,000 on capital expenditures compared to $480,000 spent during the equivalent period in the prior year.  Capital expenditures for 2006 included amounts attributable to the remodel of the company-operated store in Northern Virginia.  The balance of the capital expenditures was for necessary replacement of equipment and leasehold improvements in the other company-operated locations.  Also included in investing activities for 2007 is a $14.1 million investment in marketable securities, cash and cash equivalents held by broker of $3.1 million offset by $12.1 million from proceeds from sale of marketable securities.

Financing Activities

Western made payments of long-term debt of $121,000 and $1.4 million for the nine months ended September 30, 2007 and 2006, respectively.  Also, during the nine months ended September 30, 2007, Western received $85,000 from the exercise of stock options and $1.5 million in capital contributions from minority interest holders in  Western Acquisitions, L.P.

Liquidity

Western’s primary sources of liquidity are cash generated from operations and, if needed, borrowings under its existing line of credit.  Western continually reviews available financing alternatives.  In addition, Western may consider, on an opportunistic basis, strategic decisions to create value and improve operational performance.  Western’s debt agreements contain certain minimum financial covenant requirements.  As of September 30, 2007, Western was in compliance with all debt covenants.

December 31, 2006

Cash and Cash Equivalents

As of December 31, 2006, Western had $2.3 million of cash and cash equivalents as compared to $1.7 million and $2.1 million as of December 31, 2005 and 2004, respectively.  The increase in cash and cash equivalents was largely attributable to proceeds from a rights offering during the fourth quarter of 2006 of $4.2 million at December 31, 2006, offset by a purchase of an investment in a marketable security of $4.5 million during the third and fourth quarters of 2006 and payments of long-term debt during all three years presented.

Investment of Available Capital

Western’s cash flows have exceeded working capital, financing and capital investment requirements.  Western’s management expects that Western’s cash flows will continue to exceed its operating cash needs for the foreseeable future.  Western regularly evaluates how best to use available capital to increase stockholder value.  Western may pursue investments in the form of acquisitions, joint ventures and partnerships where Western believes attractive returns can be obtained.  Further, Western may determine under certain market conditions that available capital is best utilized to fund investments that Western believes offer attractive return opportunities, whether or not related to Western’s ongoing business activities.

As previously disclosed, Western’s Board of Directors has delegated authority to direct investment of Western’s surplus cash to its Chairman, Sardar Biglari, subject to Board reporting requirements and various limitations that have been or may be from time to time adopted by the Board of Directors.  Western is using, and may in the future use, a portion of its available capital to invest in other securities.  These investments may include significant and highly concentrated direct investments with respect to the equity securities of public companies.  Any such investments will involve risks, and stockholders should recognize that Western’s balance sheet may change depending on the extent of excess funds and the timing, magnitude and performance of such investments.  Furthermore, such investments could be subject to volatility that may affect both the recorded value of the investments as well as Western’s periodic earnings.  See “Risk Factors.”

Operating Activities and Cash Flows

Western generated approximately $1.8 million, $1.1 million, and $2.4 million in operating cash flows for the years ended December 31, 2006, 2005 and 2004, respectively.  Western’s primary source of operating cash flows is the operating profits generated from Western’s operations and franchise operations.

Investing Activities

During the year ended December 31, 2006, Western spent $492,000 on capital expenditures compared to $313,000 and $322,000 during the equivalent period in the year ended December 31, 2005 and 2004 respectively.  Capital expenditures for 2006 of $425,000 included the remodel of two company-operated stores in Northern Virginia.  A total of $803,000 has been spent on these two remodels since 2005.  Also included in investing activities for 2006 is $4.5 million purchase of investment in marketable security.  Offsetting uses of cash for investing activities were proceeds from fire casualties of $785,000 and $695,000 for the years ended December 31, 2006 and 2005, respectively.  Also included in investing activities for 2006 are proceeds of $300,000 from the sale of land in Lawrenceville, Georgia.

Financing Activities

Western made payments of long-term debt of $1.5 million, $1.2 million and $541,000 for the years ended December 31, 2006, 2005 and 2004, respectively.  Also during 2006, financing activities included cash received from a rights offering of $4.2 million, offset by costs of the rights offering of $123,000 and cash received from exercise of stock options of $28,000.

Liquidity

Western’s primary sources of liquidity are cash generated from operations and, if needed, borrowings under its existing line of credit.  Western continually reviews available financing alternatives.  In addition, Western may consider, on an opportunistic basis, strategic decisions to create value and improve operational performance.

Total capital expenditures for 2007 are presently not expected to exceed $100,000, and will be primarily used for necessary replacement of certain restaurant equipment.

Western believes that cash flows generated by operations will be adequate to fund its operations and required debt repayments for at least the next twelve months.

Investment in Unconsolidated Joint Venture

Western is a partner in a 50/50 joint venture with a franchisee, for a new restaurant in Harrisonburg, Virginia.  During October 2005, the joint venture entered into a loan agreement for $3.05 million and Western guaranteed 50% of the loan obligation.  Western estimates the fair value of the guarantee to be approximately $30,000 and recorded the amount in other long-term liabilities and in investments in unconsolidated joint venture on the accompanying balance sheet at September 30, 2007.  The term of the guarantee extends through July 1, 2026 and Western would be required to perform under the guarantee should the joint venture not be able to meet its scheduled principal and interest payments.  Pursuant to the joint venture agreement, a cash contribution of $300,000 from each 50/50 partner was also made at the closing of this financing.  Western is accounting for the investment using the equity method and Western’s share of the net income (loss) of the joint venture of $52,749 and $118,424 for the three and nine month periods ended September 30, 2007 and ($29,629) and ($67,857) for the three and nine months ended September 30, 2006, is included in equity in joint venture.  At September 30, 2007, Western has a receivable due from the joint venture of $69,418 for start-up costs paid by Western on behalf of the joint venture.  The balance due from the joint venture was $139,418 at December 31, 2006.  The restaurant opened for business on December 14, 2006.

Financial Data

The following is selected financial information for the joint venture at September 30, 2007:

	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2007
	(unaudited)	(unaudited)
Statement of Operations Data:
Total revenues	$1,218,248	$3,805,241
Cost of food	508,431	1,634,851
Payroll expense	351,358	1,144,755
Marketing and smallware expense	11,297	28,851
General and administrative	129,222	422,755
Interest	56,238	168,110
Depreciation and amortization	50,229	150,550
Net income	105,500	236,849
Balance Sheet Data:
Cash		$272,087
Prepaid insurance		8,086
Inventory		9,437
Land, leasehold improvements (net), and construction in progress		3,799,988
Loan costs, net		12,327
Total assets		4,118,032
Loan payable		3,183,059
Accounts payable and accrued expenses		243,930
Members’ equity		471,808

Contractual Obligations and Commitments

The table below sets forth a summary of contractual obligations that will impact future liquidity as of September 30, 2007:

	Payment due by period
Contractual Obligations	2007	2008	2009	2010	2011	Thereafter	Totals
Long-term debt	$42,315	118,783	109,803	121,385	134,189	200,875	727,350
Operating leases, net (1)	196,648	705,339	634,425	623,880	367,611	1,571,165	4,099,068
Interest expense (2)	17,933	62,834	52,041	40,459	27,655	14,603	215,525
Tax obligations (3)	140,412	—	—	—	—	—	140,412
Totals	$397,308	886,956	796,269	785,724	529,455	1,786,643	5,182,355

(1)
Operating lease commitments are presented net of sublease rentals. Gross operating lease commitments for the periods above aggregate to approximately $4.6 million, offset by sublease rentals for the same periods of approximately $95,000.

(2)	Reflects future interest payments through scheduled maturity dates based upon average borrowing rates, outstanding debt balances and scheduled principal payments on long-term debt.

(3)	Reflect recognized liabilities for uncertain tax positions under the provision FIN 48. (See Note 5 to Western’s Unaudited Consolidated Financial Statements.)

Bank Line of Credit

At December 25, 2006, a $700,000 secured line of credit from a commercial bank payable expired.  There were no amounts outstanding under the line of credit at expiration.  On March 15, 2007, Western obtained a new $2 million line of credit, payable on demand, subject to annual renewal by the bank with an automatic renewal at March 15, 2008, interest rate of prime minus 0.05% and collateralized by accounts receivable and the assignment of franchise royalty contracts.  As of the date of this prospectus, there were no amounts outstanding under the line.

Operating Leases

Operating lease commitments are presented net of sublease rentals.  Gross operating lease commitments for the periods above aggregate to approximately $4.6 million, offset by sublease rentals for the same periods of approximately $95,000.

FFCA Acquisition Corporation, an entity related to Franchise Finance Corporation of America, now known as General Electric Franchise Finance Corporation “FFCA” is or was the owner of 43 former Quincy’s restaurant locations “Former Quincy’s Units”.  Western Sizzlin Stores of Virginia, Inc. (“WSSVA”) executed certain Master Leases (“the Leases”) dated as of January 1, 2001, covering the Former Quincy’s Units.  However, pursuant to Paragraph 47 of the Leases, the Leases never became effective as FFCA did not execute and/or deliver the Leases.

In 2001 and 2002, several Former Quincy’s Units were properly turned back to FFCA.  Certain franchisees who continued to operate Former Quincy’s Units owned by FFCA remitted all rental payments directly to FFCA, and FFCA accepted these payments.  Based on these developments, and the lack of any binding Master Lease Agreement with FFCA, on May 15, 2003, Western sent a letter to the Lessor, providing notice of its termination of any tenancies at-will on any remaining Former Quincy’s units effective May 31, 2003.  In accordance with Western’s position, Western has returned to FFCA every invoice for rent expense, or tax statement, received after May 15, 2003, with a cover letter explaining that Western is not responsible for any such amounts.  FFCA has not disputed Western’s position.

Revenue Recognition

Revenue at company-operated restaurants is recognized as customers pay for products at the time of sale.  Franchise operations revenue consists of royalties and franchise fees.  Royalties are recognized in the month earned at estimated realizable amounts.  Franchise fees are recognized when the related services have been performed and do not include significant contingencies.  Other revenues consist of sales of seasonings and marinades to franchisees and are recognized when the products are shipped to the franchisee.

Critical Accounting Policies

Western’s discussion and analysis of financial condition and results of operations is based on the consolidated financial statements and accompanying notes that have been prepared in accordance with United States generally accepted accounting principles.  The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Note 1 to Western’s audited consolidated financial statements provides a summary of Western’s significant accounting policies.  The following are areas requiring significant judgments and estimates due to uncertainties as of the reporting date: trade accounts and notes receivables and the allowance for doubtful accounts, classification of marketable security, determination of useful lives and the evaluation of any impairment of long-lived assets (including franchise royalty contracts, goodwill and property and equipment), and commitments and contingencies.

Application of the critical accounting policies discussed below requires significant judgments by management, often as a result of the need to make estimates of matters that are inherently uncertain.  If actual results were to differ materially from the estimates made, the reported results could be materially affected.  Western is not currently aware of any reasonably likely events or circumstance that would result in materially different results.  Western’s senior management has reviewed the critical accounting policies and estimates and the Management’s Discussion and Analysis regarding them with the Audit and Finance Committee of the Board of Directors.

Trade Accounts and Notes Receivable and the Allowance for Doubtful Accounts

Western collects royalties, and in some cases rent, from franchisees.  Western views trade accounts and notes receivable and the related allowance for doubtful accounts as a critical accounting estimate since the allowance for doubtful accounts is based on judgments and estimates concerning the likelihood that individual franchisees will pay the amounts included as receivables from them.  In determining the amount of allowance for doubtful accounts to be recorded for individual franchisees, Western considers the age of the receivable, the financial stability of the franchisee, discussions that may have occurred with the franchisee and Western’s judgment as to the overall collectibility of the receivable from the franchisee.  In addition, Western establishes an allowance for all other receivables for which no specific allowances are deemed necessary.  If average sales or the financial health of franchisees were to deteriorate, Western might have to increase the allowance for doubtful accounts.

Investments

Western classifies its marketable equity securities as available-for-sale, which are reported at fair value.  Unrealized holding gains and losses, net of the related income tax effect, on available-for-sale securities are excluded from income and are reported as other comprehensive income in stockholders’ equity.  Realized gains and losses from securities classified as available-for-sale are included in income and are determined using the specific identification method for ascertaining the cost of securities sold.  All investments are marked-to-market based on quoted market prices and recorded at their fair value.  Investments in derivative securities are classified as trading securities, with both realized and unrealized gains and losses on those derivative instruments included in the statement of income.

Long-lived Assets, Franchise Royalty Contracts and Goodwill

Western views the determination of the carrying value of long-lived assets, franchise royalty contracts and goodwill as critical accounting estimates since Western must evaluate the estimated economic useful life in order to properly depreciate or amortize its long-lived assets and franchise royalty contracts and because it must consider if the value of any of its long-lived assets have been impaired, requiring adjustments to the carrying value.  Goodwill is not subject to amortization but is subject to at least an annual impairment test to determine if the carrying amount exceeds its fair value.

Economic useful life is the duration of time the asset is expected to be productively employed, which may be less than its physical life.  The estimated economic useful life of an asset is monitored to determine if it continues to be appropriate in light of changes in business circumstances.

Western must also consider similar issues when determining whether or not an asset has been impaired to the extent that it must recognize a loss on such impairment, including goodwill impairment.  In 2005, Western recorded closed restaurants expense of $350,279, due to a buyout of a lease and impairment charges of $319,830 associated with subleased properties.  In 2006, there were no such expenses (see Notes 12 and 13 to Western’s Audited Consolidated Financial Statements).

Commitments and Contingencies

Western views accounting for contingencies as a critical accounting estimate since loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources require judgment as to any probable liabilities incurred.  Actual results could differ from the expected results determined based on such estimates.

Income Taxes

In July 2006, the FASB issued FASB Interpretation Number 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, (“FIN 48”).  FIN 48 prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken in a tax return.  Western must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position.  Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements.  FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes.  The requirements of FIN 48 were adopted during the first quarter of 2007.

For additional information regarding the adoption of FIN 48, see Note 5 to Western’s Unaudited Consolidated Financial Statements.

Impact of Inflation

The impact of inflation on the costs of food and beverage products, labor and real estate can affect Western’s operations.  Over the past few years, inflation has had a lesser impact on Western’s operations due to the lower rates of inflation in the nation’s economy and economic conditions in Western’s market areas.

Western believes that it has historically been able to pass on increased costs through certain selected menu price increases and has offset increased costs by increased productivity and purchasing efficiencies, but there can be no assurance that it will be able to do so in the future.  Western anticipates that the average cost of restaurant real estate leases and construction cost could increase in the future which could affect its ability to expand.  In addition, mandated health care or additional increases in the federal or state minimum wages could significantly increase Western’s costs of doing business.

Recently Issued Accounting Standards

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”).  SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted.  Western has not yet determined the impact, if any, that the implementation of SFAS No. 157 will have on its results of operations or financial condition.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”).  SAB No. 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement.  The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material and therefore must be quantified.  SAB No. 108 is effective for Western’s fiscal year ended December 31, 2006.  The effect of the application of SAB No. 108 did not impact Western’s results of operations or financial condition.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115 (“SFAS 159”), which is effective January 1, 2008.  This Standard permits entities to choose to measure many financial instruments and certain other items at fair value.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments.  Western is currently evaluating the effect, if any, that the adoption of SFAS 159 will have on its consolidated financial statements on the adoption date of January 1, 2008.

In March 2006, the FASB Emerging Issues Task Force issued Issue 06-3 (“EITF 06-3”), How Sales Taxes Collected From Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement.  This standard requires that a company disclose its accounting policy (i.e., gross or net presentation) regarding presentation of taxes within the scope of EITF 06-3.  If taxes are significant and reported on a gross basis, a company should disclose the amount of such taxes for each period for which an income statement is presented.  The guidance is effective for Western beginning January 1, 2007.  Western presents revenues net of sales taxes in its consolidated statements of income.

Quantitative and Qualitative Disclosures about Market Risk

As of September 30, 2007, Western’s financial instruments are not exposed to significant market risk due to foreign currency exchange risk or commodity price risk.  However, Western is exposed to market risk related to changes in market prices of marketable securities and to interest rates related to debt obligations.  Western’s marketable securities are currently concentrated in a few investments.  A change in market prices also exposes Western to market risk related to the investments in marketable securities.  As of September 30, 2007, Western held $9,149,740 in available-for-sale marketable securities.  A hypothetical 10% decline in the market value would result in $915,000 of unrealized losses and would not affect cash flows unless the security was disposed.

The table below provides information about debt obligations that are sensitive to changes in interest rates.  The table presents principal cash flows and related weighted average interest rates by expected maturity dates.

Debt obligations at September 30, 2007 (dollars in thousands):

EXPECTED MATURITY DATE

	2007	2008	2009	2010	2011	Thereafter	Total	Estimated Fair Value
Long-term debt maturities	$42	119	110	121	134	201	727	770
Average Interest Rate	9.96%	10.03%	10.07%	10.07%	10.07%	10.07%	10.00%

ITEX MANAGEMENT’S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is derived from “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in ITEX’s Annual Report on Form 10-KSB for the fiscal year ended July 31, 2007 and ITEX’s Quarterly Report on Form 10-QSB for the quarterly period ended October 31, 2007 and represents ITEX’s discussion and analysis of its historical financial condition and results of operations.  You should not rely on this information as being indicative of the future financial condition and results of operations that ITEX may achieve as part of the combined company following the consummation of the proposed transaction.

ITEX’s management’s discussion and analysis of financial condition and results of operations is provided as a supplement to the accompanying consolidated financial statements of ITEX and notes.  It helps provide information ITEX believes is relevant to an assessment and understanding of its results of operations and financial condition.

OVERVIEW

ITEX, The Membership Trading CommunitySM, is a leading exchange for cashless business transactions across North America (the “Marketplace”). ITEX services its member businesses through its independent licensed brokers, area directors and franchise network (individually, “Broker” and together, the “Broker Network”) in the United States and Canada. ITEX’s business services and payment systems enable approximately 24 thousand member businesses (its “members”) to trade goods and services valued at more than $270 million without exchanging cash. These products and services are instead exchanged for ITEX dollars which can only be redeemed in the Marketplace (“ITEX dollars”). ITEX administers the Marketplace and acts as a third-party record-keeper for its members’ transactions. ITEX generates revenue by charging members percentage-based transaction fees, association fees, and other fees assessed in United States dollars and Canadian dollars where applicable (collectively and as reported on ITEX’s financial statements, “USD”).

For each calendar year, ITEX divides its operations into 13 four-week billing and commission cycles always ending on a Thursday (“operating cycle”).  For financial statement purposes, ITEX’s fiscal year is from August 1 to July 31 (“year”, “2008” for August 1, 2007 to July 31, 2008, “2007” for August 1, 2006 to July 31, 2007, “2006” for August 1, 2005 to July 31, 2006, etc.).  ITEX’s fiscal first quarter is from August 1 to October 31 (“first quarter”).  ITEX reports its results as of the last day of each calendar month (“accounting cycle”).

Each operating cycle ITEX generally charges its members association fees of $20 USD ($260 USD annually) and $10 ITEX dollars ($130 ITEX dollars annually). ITEX also charges transaction fees in USD from both the buyer and seller computed as a percentage of the ITEX dollar value of the transaction.

ITEX’s revenues for the first quarter of 2008 increased $63,000 or 2% from $3,790,000 to $3,853,000 compared to the same quarter in 2007. Income from operations for the quarter ended October 31, 2007 decreased $23,000 or 8% from $295,000 to $272,000 compared to the same quarter in 2007.

ITEX’s Marketplace revenues decreased 2% from $3,506,000 to $3,451,000 for the fourth quarter ended July 31, 2007 compared to 2006.  For the year ended July 31, 2007 compared to 2006, ITEX’s Marketplace revenues decreased 3% from $14,646,000 to $14,171,000.

ITEX is seeking to increase its revenues and, correspondingly, its net income by:

•	Encouraging its Brokers to focus on increasing member registrations and USD fee generating transaction volume.

•	Minimizing the barriers to join the Marketplace.

•	Increasing the benefits to members participating in the Marketplace.

•	Improving and enhancing its internet applications.

•	Adding new franchisees.

•	Managing corporate-owned offices.

RESULTS OF OPERATIONS (in thousands except per share amounts unless otherwise indicated)

Three Months Ended October 31, 2007 and 2006

Condensed Results

	Three Months Ended October 31,
	2007	2006
	(unaudited)
Revenue	$3,853	$3,790
Costs and expenses	3,581	3,495
Income from operations	272	295

Net interest	(1)	(6)
Gain on sales of offices, net	-	70

Income before income taxes	271	359

Income tax expense	115	122

Net income	$156	$237

Net income per common share:
Basic	$0.01	$0.01
Diluted	$0.01	$0.01

Average common and equivalent shares:
Basic	17,669	17,841
Diluted	17,880	18,246

Revenue for the quarter ended October 31, 2007 increased by $63 or 2% to $3,853 from $3,790 during the same quarter in the prior year. In the quarter ended October 31, 2006, ITEX generated $357 in revenue (“conversion revenue”) by charging approximately twelve hundred former BXI members, who had positive ITEX dollar account balances, one-time sales transaction fees on their balances in order for them to adopt, for all future transactions, ITEX’s standard ITEX fee plan where ITEX assesses transaction fees on both purchases and sales. The former standard BXI fee plan only assessed transaction fees on purchases. There was no conversion revenue in the quarter ended October 31, 2007. Without the conversion revenue, revenue would have been $3,433 in the quarter ended October 31, 2006, and ITEX’s revenue from existing operations for the quarter ended October 31, 2007 would have reflected an increase of $420 or 12%. This increase in revenue in the quarter ended October 31, 2007 compared to prior year period includes $287 in revenue generated from ITEX’s acquisition of Intagio assets, $92 in organic growth from existing operations, $21 in ITEX dollar revenue and $20 from the sale of a new franchise in Washington state.

Income from operations decreased $23 or 8% to $272 from $295 for the quarters ended October 31, 2007 and 2006, respectively. The comparative decrease was primarily due to increases in amortization of intangibles of $62, professional fees of $32, rents of $30, outside services of $24 and Marketplace supplies of $20. These increases were offset by an increase of $63 in revenue and a decrease of $85 in cost of Marketplace revenue. Also, the quarter ended October 31, 2006 included additional one-time conversion income, net of commissions, of $83 as members converted from former BXI fee plans to ITEX fee plans. Without conversion income, comparable income from operations would have reflected an increase of $60 or 28% to $272 from $212 for the quarters ended October 31, 2007 and 2006, respectively.

Income before income taxes decreased $88 or 25% to $271 from $359 for the quarters ended October 31, 2007 and 2006, respectively. This was due to a decrease in operating income of $23 in the first quarter of 2008 and gains on the sales of offices of $70 included in other income in the first quarter of 2007.

Net income for the quarters ended October 31, 2007 and 2006, respectively, decreased $81 or 34% to $156 from $237. Earnings per share for the same quarters remained constant at $0.01 per share.

For more than three years, ITEX has sustained its profitability while acquiring a significant competitor (BXI), acquiring select assets of a second competitor (Intagio), focusing its business model on cashless transaction processing and the support of its franchise network, and eliminating non-essential services. ITEX believes it is providing excellent support to its Brokers in the Marketplace as demonstrated by the positive feedback it received in a Broker survey conducted in the third quarter of 2007. Presently, ITEX continues to be profitable and to generate cash from operating activities.

Growing by acquisition

On August 1, 2007, ITEX acquired from The Intagio Group, Inc., certain assets of a commercial trade exchange network (“Intagio assets”) including a membership list of approximately two thousand member businesses which increased its Marketplace to approximately 24 thousand member businesses and nine former Intagio employees who managed the activity of the two thousand member businesses. These new member businesses are located primarily in six regions (“Intagio regions”) in the United States, four of which were previously not served by existing Brokers.  See Note 9 to ITEX’s consolidated financial statements (unaudited).

Revenues from the Intagio acquisition started out slow in August but increased month over month totaling $287 for the first quarter. ITEX attributes the slow August and subsequent increases in revenues to the former Intagio member base becoming integrated into its Marketplace.

ITEX took significant post-acquisition actions to help the success of the Intagio acquisition. After the acquisition of the Intagio membership list, ITEX sold three of the six newly acquired regions to two existing franchisees in two separate transactions. As of the date of this report, ITEX has terminated four of the nine former Intagio employees and added four full-time equivalents in the Intagio regions. ITEX also experienced some typical integration difficulties.

ITEX has retained three Intagio regions to operate as corporate-owned offices (“prototype offices”). In its prototype offices, ITEX intends to implement certain commission structures, test new ancillary charges and pursue other strategies in order to increase revenues and better serve members. If successful in increasing revenues in these regions, ITEX intends to use the prototype offices as a model for its Brokers.

Growing organically

Since the second quarter of 2007, ITEX has undertaken the following revenue-generating efforts:

•
To attract new franchisees ITEX upgraded and expanded the franchise portion of its website, www.itex.com. ITEX identified target markets, provided added detail about its company and business model, and allowed potential franchisees to calculate sample financial forecasts.

•
In order to utilize the bargaining power of its now 24 thousand Marketplace member businesses and their estimated 100 thousand employees, ITEX announced its Executive Privileges Program to its Brokers on March 30, 2007. Subsequently, ITEX added partnerships with several nationally recognized businesses. ITEX’s relationships differ from partner to partner. ITEX’s primary focus is to provide added benefits to its Marketplace member businesses to help them be successful.

•
ITEX changed the entire appearance of its website, www.itex.com. ITEX’s upgraded website has a more casual, community approach conveying to its members the businesses that comprise the Marketplace and the benefits that come with their participation. To add to the community feel, ITEX has expanded the member business profile section of its website to allow business owners to provide personal pictures and tell the Marketplace more about themselves. ITEX believes that seeing the photograph of a business owner and sharing selected personalized information will encourage other Marketplace businesses to conduct transactions with that business in ITEX’s trading community.

Revenue, Costs and Expenses

The following table sets forth ITEX’s selected consolidated financial information for the three month periods ended October 31, 2007 and 2006 with amounts expressed as a percentage of total revenues:

	Three Months Ended October 31,
	2007		2006
	(unaudited)
	Amount	Percent	Amount	Percent
Revenue:
Marketplace revenue	$3,832	99%	$3,790	100%
ITEX dollar revenue	21	1%	-	0%
	3,853	100%	3,790	100%
Costs and expenses:
Cost of Marketplace revenue	2,498	65%	2,583	68%
Salaries, wages and employee benefits	372	10%	391	10%
Selling, general and administrative	573	15%	450	12%
Depreciation and amortization	138	4%	71	2%
	3,581	93%	3,495	92%
Income from operations	272	7%	295	8%
Other income, net	(1)	0%	64	2%
Income before income taxes	271	7%	359	9%
Income tax expense	115	3%	122	3%
Net income	$156	4%	$237	6%

Marketplace revenue

Marketplace revenue consists of transaction fees, association fees and other fees net of revenue adjustments. The following are the components of Marketplace revenue that are included in the consolidated statements of income:

	Three Months Ended October 31,
	2007	2006
	(unaudited)
Broker offices:
Association fees	$1,037	$982
Transaction fees	2,463	2,822
Other fees	126	(14)

Prototype offices:
Association fees	72	-
Transaction fees	132	-
Other fees	2	-
	$3,832	$3,790

Marketplace revenue for the quarter ended October 31, 2007 increased by $42 or 1% to $3,832 from $3,790 during the same quarter in the prior year. Though transaction fee revenue decreased by $359 or 13%, transaction fee revenue in the quarter ended October 31, 2006 includes $357 in conversion revenue. There was no conversion revenue in the quarter ended October 31, 2007. Without the conversion revenue, transaction fee revenue would have been $2,465 in the quarter ended October 31, 2006, and ITEX’s transaction fee revenue from existing operations for the quarter ended October 31, 2007 would have reflected a decrease of $2 or 0% and ITEX’s total Marketplace revenue would have reflected an increase of $399 or 12%. This increase in total Marketplace revenue in the quarter ended October 31, 2007 compared to prior year period includes $287 in revenue generated from ITEX’s acquisition of Intagio assets (which includes $206 from ITEX’s ongoing prototype offices), $92 in organic growth from existing operations and $20 from the sale of a new franchise in Washington state.

ITEX Dollar Revenue

ITEX takes extensive measures to maintain the integrity of its role in the Marketplace economy, and to protect against the misuse or misappropriation of ITEX dollars. For example:

•
Employees, approved on a case by case basis by management, may only participate in the Marketplace with certain controls such as they must have a fee paying account and must maintain a positive ITEX dollar balance in their account.

•	All ITEX dollar purchases for corporate purposes are approved by senior management.

•	ITEX does not purchase inventory from members for the purpose of resale, nor does ITEX participate as a seller in the Marketplace to generate transaction volume.

•	ITEX does not sell or purchase ITEX dollars for USD.

As described below in Accounting for ITEX Dollar Activities, primarily, ITEX receives ITEX dollars from members’ transaction fees, association fees, and other member fees. ITEX expends ITEX dollars by revenue sharing association fees and transaction fees with its Broker Network, and for general Marketplace costs. ITEX dollars are only usable in its Marketplace.

Historically, ITEX has not reported ITEX dollar activity in its financial statements because it concluded that its ITEX dollars do not have readily determinable fair values or because those costs were de minimus. However, as described above in “Growing by acquisition”, beginning in the first quarter of 2008, ITEX began generating ITEX dollars from its prototype offices. Since ITEX operates the prototype offices with its own employees, ITEX does not expend any portion of the ITEX dollars earned back as commissions as it does with its Brokers.

In the first quarter of 2008, ITEX spent a more than de minimus amount of ITEX dollars in the Marketplace for its corporate needs. In doing so, ITEX received certain products or services at prices comparable to what it would have expended had it paid in USD. ITEX recorded $21 and $0 as ITEX dollar revenue for the three month periods ended October 31, 2007 and 2006, respectively. The corresponding ITEX dollar expenses in the first quarter of 2008 were for legal and miscellaneous expenses as well as employee benefits. ITEX may increase ITEX dollar expenses for its corporate purposes in future periods.

Cost of Marketplace Revenue

Cost of Marketplace revenue consists of commissions paid to Brokers, salaries and employee benefits of ITEX’s prototype offices and expenses directly correlated to Marketplace revenue. The following are the components of cost of Marketplace revenue that are included in the consolidated statements of income:

	Three Months Ended October 31,
	2007	% of Marketplace Revenue	2006	% of Marketplace Revenue
	(unaudited)
Association fee commissions	$426	11%	$401	11%
Transaction fee commissions	1,840	48%	2,081	55%
Prototype office salaries, wages and employee benefits	135	4%	-	0%
Other Marketplace expenses	97	3%	101	3%
	$2,498	65%	$2,583	68%

Cost of Marketplace revenue decreased by $85 or 3% to $2,498 from $2,583 for the three month periods ended October 31, 2007 and 2006, respectively. The decrease primarily relates to $274 transaction fee commissions on one-time conversion revenue included in the first quarter of 2007. The transaction fee commission decreases were offset to a lesser extent by the inclusion of $135 of prototype office salaries, wages and employee benefits acquired as part of ITEX’s Intagio acquisition in the first quarter of 2008.

The following shows the commissions and prototype office salaries, wages and employee benefits separately as a percent of their related revenue:

	Three Months Ended October 31,
	2007	% of Related Revenue	2006	% of Related Revenue
	(unaudited)
Association fee commissions	$426	41%	$401	41%
Transaction fee commissions	1,840	75%	2,081	74%
Prototype office salaries, wages and employee benefits	135	66%	-	0%

Corporate Salaries, Wages and Employee Benefits

Salaries, wages and employee benefits include expenses for corporate employee salaries and wages, payroll taxes, 401(k), payroll related insurance, medical and dental benefits and other personnel related items. As discussed above in “ITEX Dollar Revenue”, certain ITEX dollar expenses are also included. Comparative results are as follows:

	Three Months Ended October 31,
	2007	% of Total Revenue	2006	% of Total Revenue
	(unaudited)
Salaries, wages and employee benefits	$372	10%	$391	10%

Salaries, wages and employee benefits expense decreased by $19 or 5% to $372 from $391 for the quarters ended October 31, 2007 and 2006, respectively. This was primarily caused by a decrease of $15 for temporary labor.

Selling, General and Administrative

Selling, general and administrative expenses include consulting, legal and professional services, as well as expenses for rent and utilities, marketing, insurance, bad debts, sales tax and other taxes, and other expenses. As discussed above in “ITEX Dollar Revenue”, certain ITEX dollar expenses are also included. Comparative results are as follows:

	Three Months Ended October 31,
	2007	% of Total Revenue	2006	% of Total Revenue
	(unaudited)
Selling, general and administrative	$573	15%	$450	12%

Selling, general and administrative increased by $123 or 27% to $573 from $450 for the quarters ended October 31, 2007 and 2006, respectively. Items contributing to the increase included: $32 for audits and SEC filings, $24 related to outside services for ITEX’s revenue generating projects, $22 for supplies and expenses provided to its Brokers, $20 for ITEX dollar expenses, $18 for its prototype office rents, and $12 for its corporate office rent in its new location.

Depreciation and Amortization

Depreciation and amortization expenses include depreciation on ITEX’s  fixed assets and amortization of its intangibles. Comparative results are as follows:

	Three Months Ended October 31,
	2007	% of Total Revenue	2006	% of Total Revenue
	(unaudited)
Depreciation and amortization	$138	4%	$71	2%

Depreciation and amortization increased by $67 or 94% to $138 from $71 for the quarters ended October 31, 2007 and 2006, respectively. Amortization of ITEX’s membership lists increased by $32 primarily due to the amortization of its newly acquired Intagio membership list. Additionally, ITEX amortized $26 of its non-compete agreement acquired from Intagio in the first quarter of 2008.

Other Income (Expense)

Comparative results are as follows:

	Three Months Ended October 31,
	2007	% of Total Revenue	2006	% of Total Revenue
	(unaudited)
Interest income	$22	1%	$22	1%
Interest expense	(23)	-1%	(28)	-1%
Gain on sale of offices, net	-	0%	70	2%
	$(1)	0%	$64	2%

Other expense for the first quarter of 2008 was $1 as compared to other income of $64 for the same quarter in 2007. Interest income in both quarters primarily includes interest income on notes receivable. Interest expense in 2008 includes interest on notes payable to Intagio and interest on borrowings on ITEX’s short-term line of credit. Interest expense in 2007 includes interest on ITEX’s US Bank loan.

Income Taxes

For quarterly reporting purposes, ITEX estimates its federal tax expense using the U.S. federal statutory rate of 34%. ITEX accrues for state tax liabilities by analyzing its revenue by state and calculating the applicable tax.

Comparative results are as follows:

	Three Months Ended October 31,
	2007	% of Total Revenue	2006	% of Total Revenue
	(unaudited)
Income before income taxes	$271	7%	$359	9%
Federal income tax rate	34%		34%
Federal tax expense	92	2%	122	3%
State tax expense	23	1%	-	0%
	$115	3%	$122	3%

On August 1, 2007, ITEX adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN 48”). ITEX did not have any significant unrecognized tax benefits and there was no material effect on its results of operations, cash flows or financial condition as a result of implementing FIN 48.

ITEX files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The tax years that remain subject to examination are 2003 through 2006. ITEX does not believe there will be any material changes in its unrecognized tax positions over the next twelve months.

It is ITEX’s policy to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of October 31, 2007, accrued expenses on ITEX’s consolidated balance sheet included $29 for interest and penalties associated with unrecognized tax benefits, $12 of which was expensed during the quarter ended October 31, 2007.

Years Ended July 31, 2007 and 2006

Condensed Results

	Quarter Ended July 31,		Year Ended July 31,
	2007	2006	2007	2006
Marketplace revenue	$3,451	$3,506	$14,171	$14,646
Costs and expenses	3,192	3,120	12,666	13,305
Income from operations	259	386	1,505	1,341
Other income – net	44	16	156	117
Income before income taxes	303	402	1,661	1,458
Income tax benefit	(3,369)	(2,334)	(2,843)	(1,975)
Net income	$3,672	$2,736	$4,504	$3,433

Net income per common share
Basic	$0.21	$0.15	$0.25	$0.19
Diluted	$0.20	$0.15	$0.25	$0.18

Marketplace revenue for year ended July 31, 2007, decreased by 3% to $14,171 from $14,646 during the prior year.  ITEX attributes this decrease primarily to the consolidation of broker offices after the acquisition of BXI (See Note 12 – “Business Combinations” included in ITEX’s “Notes to Audited Consolidated Financial Statements”), the reduction of members who had accounts in both the ITEX and BXI marketplaces (“overlapping members”) and the sale of selected assets of one former franchise office.  Since August 1, 2006, thirteen ITEX and former BXI offices consolidated.  The number of overlapping members declined from 695 on August 1, 2006 to 159 on July 31, 2007.  Overlapping members pay association fees and transaction fees on both their ITEX and former BXI account.  Consolidation of an overlapping member’s accounts from two to one account resulted in the net loss of an account that ITEX previously had assessed association and transaction fees.  Additionally, in the first quarter of 2007, ITEX sold selected assets of a former broker office.  This office generated $35 and $170 in the fourth quarter of 2006 and the year ended July 31, 2006, respectively.  In 2007, this office generated $22 in the first quarter and $0 in the remaining quarters of 2007.

Income before income taxes for the year ended July 31, 2007 was $1,661, an increase of $203 or 14% from income before income taxes in 2006 of $1,458.  ITEX attributes this increase primarily to conversion of former BXI commission plans to ITEX’s commission plans.  During 2006 and continuing into 2007, ITEX converted some Brokers to lower Association fee commission structures.  This resulted in costs of Marketplace revenue, primarily composed of commissions, as a percent of Marketplace revenue of 68% in 2007 as compared to 70% in 2006.

Net income for the fourth quarter of 2007 included income before income taxes of $303 compared to $402 for the fourth quarter of 2006.  This decrease of $99 is primarily due to legal fees and outside services to support revenue generating ideas during the quarter.

Basic income per common share for the year ending July 31, 2007 and 2006 was $0.25 and $0.19, respectively, while diluted earnings per common share was $0.25 and $0.18 for 2007 and 2006, respectively.  In both years, income per common share was positively and significantly affected by income tax benefits resulting from reassessments of valuation allowances on available operating loss carryforwards for tax purposes.

Selected Quarterly Financial Results

Year ended July 31, 2007	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Marketplace revenue	3,790	3,665	3,265	3,451	14,171
Income from operations	295	528	423	259	1,505

Net cash flows from operating activities	944	423	577	113	2,057
Total stockholders’ equity	8,229	8,376	8,659	12,330

Year ended July 31, 2006	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Marketplace revenue	3,714	4,007	3,419	3,506	14,646
Income from operations	275	315	365	386	1,341

Net cash flows from operating activities	865	485	440	46	1,836

Total stockholders’ equity	5,157	5,399	5,485	7,968

Over the past four fiscal years, ITEX has sustained its profitability and net cash flows from operating activities by focusing its business model on cashless transaction processing and the support of its Broker Network.  Additionally, ITEX acquired a significant competitor, sold all of its corporate-owned offices, eliminated non-essential services, and paid off all long-term debt.  ITEX continues to provide excellent support to its Brokers in the Marketplace as demonstrated by positive feedback it received in a Broker survey conducted in the third quarter of 2007.  As of July 31, 2007, except for payables from routine operations, ITEX was free of debt, maintaining its profitability, increasing its stockholders’ equity, and generating positive cash flows from operating activities.  In the past four fiscal years, ITEX has grown its revenues by approximately 34% primarily by acquisitions.  However, ITEX’s biggest challenge is to organically grow its revenues.  For over a year, ITEX has encouraged its Brokers to focus on two tasks: increase member registrations and increase cash fee generating transaction volume.  At ITEX’s annual convention in May 2006 and then again in May 2007, ITEX discussed how it could help Brokers free up their time so they could concentrate on these two major tasks.  Since then, ITEX has implemented the following changes.

In the second quarter of 2007, to attract new franchisees ITEX upgraded and expanded the franchise portion of its website, www.itex.com.  ITEX identified target markets, provided added detail about its company and business model, and allowed potential franchisees to calculate sample financial forecasts.  Expanding its Broker Network by attracting new franchisees is one of its strategies to increase revenues.

During the second and third quarters of 2007, ITEX retained outside technology and marketing firms to work on separate projects as part of a multi-faceted strategy to approach its potential revenue growth from different angles.  One strategy considers the success of attracting new members and retaining existing members by utilizing ITEX’s substantial Marketplace business member base to negotiate group discounts and benefits from nationally-recognized businesses.  A second strategy considers increasing cash-based transaction volume by targeting certain high demand business segments that existing members have requested to participate in ITEX’s Marketplace.  A third strategy is aligning with business associations to refer and endorse ITEX’s Marketplace in return for a finder’s fee.

In order to utilize the bargaining power of its Marketplace member businesses and their estimated 100 thousand employees, ITEX announced its Executive Privileges Program (“EPP”) to its Brokers on March 30, 2007.  Subsequently, ITEX added partnerships with nationally recognized businesses.  ITEX’s relationships differ from partner to partner and its primary focus is to provide added benefits to its Marketplace member businesses.  ITEX anticipates that these benefits will assist Brokers in retaining existing members and attracting new members.  Financially, ITEX earns a small fee on transactions with some partners while it pays a small fee on transactions with other partners.  Overall, ITEX does not expect the EPP to have a material direct effect on its financial statements.  Instead, ITEX anticipates that the program will have a long-term positive effect on its operations by expanding its Marketplace member base which should result in increased revenues.

As part of ITEX’s strategy to target certain high demand business segments, ITEX changed the look and feel of its website, www.itex.com.  ITEX’s new website has a more casual, community approach conveying to its members the variety of businesses that comprise the Marketplace and the benefits that come with their participation.  To add to the community feel, ITEX expanded the member business profile section of its website to allow business owners to provide personal pictures and tell the Marketplace more about themselves.  ITEX believes that seeing the photograph of a business owner and sharing selected personal information will differentiate them from other businesses, encouraging other member businesses to conduct transactions with them in the Marketplace.  In the fourth quarter, ITEX further promoted the community feel in the Marketplace by adding other capabilities to the profile section of its website.  ITEX anticipates the overall community feel will be more attractive to its 22 thousand member businesses.

Additionally, ITEX is developing specific microsites as auxiliary supplements to its main website.  These microsites will target specific high demand business segments such as restaurants, hospitality and professional services.  In conjunction with their release, ITEX intends to encourage its Brokers to focus their new member registration efforts on the businesses in their region fitting ITEX’s targeted business segments.  ITEX hopes that those businesses, previously unfamiliar with ITEX, will be attracted to the Marketplace as a result of viewing its microsites specifically tailored to their business segments and the unique needs they may have.  As with the EPP, ITEX does not believe this strategy will have a direct impact on its financial statements but expects it will have the long-term benefit of expanding the Marketplace membership base, increasing transactions and, subsequently, revenues.

Subsequent to July 31, 2007, ITEX acquired certain assets of a commercial trade exchange network from Intagio (refer to “Overview” included in “ITEX Management’s Discussion and Analysis of Financial Condition and Results of Operations”) including a membership list of approximately two thousand member businesses which increased ITEX’s Marketplace to approximately 24 thousand member businesses.  These new member businesses are located predominantly in six regions in the United States, four of which were previously not served by existing Brokers.  After this acquisition, ITEX sold three of the new regions to two existing Brokers in two separate transactions.  The remaining three new regions, Cleveland, Chicago and San Francisco will be corporate owned and managed by ITEX’s own employees.  ITEX intends to implement certain commission structures, test new ancillary charges and pursue other strategies in order to increase revenues in these regions.  If successful in increasing revenues, ITEX intends to use the three corporate regions as a model for its Brokers.

Revenue, Costs and Expenses

The following table summarizes ITEX’s selected consolidated financial information for the years ended July 31, 2007 and 2006, with amounts expressed as a percentage of total revenues:

	Quarters Ended July 31,				Years Ended July 31,
	2007		2006		2007		2006
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Revenue:
Marketplace revenue	$3,451	100%	$3,506	100%	$14,171	100%	$14,646	100%

Costs and expenses:
Cost of Marketplace revenue	2,337	68%	2,388	68%	9,660	68%	10,299	70%
Salaries, wages and employee benefits	350	10%	366	10%	1,448	10%	1,298	9%
Selling, general and administrative	427	12%	296	8%	1,257	9%	1,433	10%
Depreciation and amortization	78	2%	70	2%	301	2%	275	2%
	3,192	92%	3,120	89%	12,666	89%	13,305	91%

Income from operations	259	8%	386	11%	1,505	11%	1,341	9%
Other income, net	44	1%	16	0%	156	1%	117	1%

Income before income taxes	303	9%	402	11%	1,661	12%	1,458	10%

Income tax benefit	(3,369)	-98%	(2,334)	-67%	(2,843)	-20%	(1,975)	-13%

Net income	$3,672	106%	$2,736	78%	$4,504	32%	$3,433	23%

Marketplace revenue

Marketplace revenue consists of transaction fees, association fees and other fees net of revenue adjustments.  The following are the components of Marketplace revenue that are included in the consolidated statements of income:

	Fourth Quarter Ended July 31,				Year Ended July 31,
	2007	% of Total Revenue	2006	% of Total Revenue	2007	% of Total Revenue	2006	% of Total Revenue
Transaction fees	$2,399	70%	$2,494	71%	$10,020	71%	$10,570	72%
Association fees	1,005	29%	945	27%	3,960	28%	3,686	25%
Other marketplace fees	47	1%	67	2%	191	1%	390	3%
	$3,451	100%	$3,506	100%	$14,171	100%	$14,646	100%

Marketplace revenue decreased by $55 or 2% for the fourth quarter ended July 31, 2007 compared to 2006 and decreased by $475 or 3% for the year ended July 31, 2007 compared to 2006.  ITEX attributes this decrease primarily to the consolidation of broker offices after the acquisition of BXI, the reduction of members who had accounts in both the ITEX and BXI marketplaces (“overlapping members”) and the sale of selected assets of one former franchise office.  Since August 1, 2006, thirteen ITEX and former BXI offices consolidated.  The number of overlapping members declined from 695 on August 1, 2006 to 159 on July 31, 2007.  Overlapping members pay association fees and transaction fees on both their ITEX and former BXI account.  Consolidation of an overlapping member’s accounts from two to one account resulted in the net loss of an account that ITEX previously had assessed association and transaction fees.  Additionally, in the first quarter of 2007, ITEX sold selected assets of a former broker office.  This office generated $35 and $170 in the fourth quarter of 2006 and the year ended July 31, 2006, respectively.  In 2007, this office generated $22 in the first quarter and $0 in the remainder of 2007.  ITEX’s plans to increase revenue during 2007 are discussed in the previous section under “Condensed Results.”

Cost of Marketplace revenue

Cost of Marketplace revenue consists of commissions paid to Brokers and expenses directly attributable to Brokers and the Marketplace.  The following are the components of cost of Marketplace revenue that are included in the consolidated statements of income:

	Fourth Quarter Ended July 31,				Year Ended July 31,
	2007	% of Total Revenue	2006	% of Total Revenue	2007	% of Total Revenue	2006	% of Total Revenue
Transaction fee commissions	$1,832	53%	$1,868	53%	$7,579	53%	$8,068	55%
Association fee commissions	424	12%	467	13%	1,688	12%	2,018	14%
Other Marketplace expenses	81	2%	53	2%	393	3%	213	1%
	$2,337	68%	$2,388	68%	$9,660	68%	$10,299	70%

Cost of Marketplace revenue decreased by $51 or 2% to $2,337 from $2,388 for the fourth quarter of 2007 and 2006, respectively and decreased by $639 or 6% to $9,660 from $10,299 for the year ended July 31, 2007 and 2006, respectively.  These decreases primarily relate to conversions of former BXI brokers to lower ITEX association fee commission structures.

The following shows the commissions separately as a percent of their related revenue:

	Fourth Quarter Ended July 31,				Year Ended July 31,
	2007	% of Related Revenue	2006	% of Related Revenue	2007	% of Related Revenue	2006	% of Related Revenue
Transaction fee commissions	$1,832	76%	$1,868	75%	$7,579	76%	$8,068	76%
Association fee commissions	424	42%	467	49%	1,688	43%	2,018	55%

Salaries, Wages and Employee Benefits

Salaries, wages and employee benefits include expenses for employee salaries and wages, payroll taxes, 401(k), payroll related insurance, medical and dental benefits, temporary services and other personnel related items.  Comparative results are as follows:

	Fourth Quarter Ended July 31,				Year Ended July 31,
	2007	% of Total Revenue	2006	% of Total Revenue	2007	% of Total Revenue	2006	% of Total Revenue
Salaries, wages and employee benefits	$350	10%	$366	10%	$1,448	10%	$1,298	9%

Salaries, wages and employee benefits for the fourth quarter of 2007 decreased by $16 or 4% to $350 from $366 as compared with the same quarter in 2006.  This decrease was primarily due to a reduction of $22 in outside temporary services.  In the fourth quarter of 2006, ITEX had a temporary employee covering for a full time employee who was on maternity leave.

Salaries, wages and employee benefits for 2007 increased by $150 or 12% to $1,448 from $1,298 as compared with 2006.  This increase was primarily due to an increase of $93 in stock based compensation as a result of stock grants to key employees.  Additionally, salaries and wages increased by $51 due to certain promotions and general cost of living adjustments.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include consulting, legal and professional services, as well as expenses for rent and utilities, marketing, insurance, bad debts, sales tax and other taxes, and other costs.  Comparative results are as follows:

	Fourth Quarter Ended July 31,				Year Ended July 31,
	2007	% of Total Revenue	2006	% of Total Revenue	2007	% of Total Revenue	2006	% of Total Revenue
Selling, general and administrative expenses	$427	12%	$296	8%	$1,257	9%	$1,433	10%

Selling, general and administrative increased by $131 or 44% to $427 from $296 for the fourth quarter of 2007 as compared to the fourth quarter of 2006.  This increase was primarily due to a $103 increase in legal expenses related to certain pending litigation.  Additionally, ITEX increased outside services by $41 to support various revenue generating efforts.

Selling, general and administrative decreased by $176 or 12% to $1,257 from $1,433 for 2007 as compared to 2006.  Primary contributors to this decrease include: $120 for bad debts expense, $113 for discretionary Broker related expenses and $73 for professional services.  These decreases were partially offset by an increase of $99 for legal expenses, $60 for outside services and $49 for rent and utilities in ITEX’s new executive office space.

Depreciation and Amortization

Depreciation and amortization expenses include depreciation on ITEX’s fixed assets and amortization of its membership list.  Comparative results are as follows:

	Fourth Quarter Ended July 31,				Year Ended July 31,
	2007	% of Total Revenue	2006	% of Total Revenue	2007	% of Total Revenue	2006	% of Total Revenue
Depreciation and amortization	$78	2%	$70	2%	$301	2%	$275	2%

Depreciation and amortization increased by $8 or 11% to $78 from $70 for the fourth quarter of 2007 as compared to the fourth quarter of 2006.  Amortization of ITEX’s membership list was $62 for the fourth quarter of both 2007 and 2006.  The increase was due to added depreciation on fixed assets purchased during 2007.

Depreciation and amortization increased by $26 or 9% to $301 from $275 for 2007 as compared to 2006.  Amortization of ITEX’s membership list was $249 in 2007 and 2006.  The increase was due to added depreciation on fixed assets purchased during 2007.

Other Income

Other income includes interest received on notes receivable and promissory notes, certain one-time gains and offsetting interest expense on notes payable, primarily ITEX’s $1.3 million promissory note from U.S. Bank obtained on July 29, 2005.  Comparative results are as follows:

	2007	% of Total Revenue	2006	% of Total Revenue	2007	% of Total Revenue	2006	% of Total Revenue
Other Income	$44	1%	$16	0%	$156	1%	$117	1%

Other income for the fourth quarter of 2007 increased by $28 or 175% to $44 as compared to $16 for the same quarter in 2006.  The increase is partly caused by a $10 gain on a sale of an investment with a book value of $0.  Also, the fourth quarter of 2006 included interest expense of $18 as compared with $0 in the fourth quarter of 2007.

Other income for 2007 increased by $39 or 33% to $156 as compared to $117 for the same period in 2006.  The increase is primarily caused by a net interest increase of $60 offset by net decreases of $30 on various one-time non-operational transactions.

Recoverability of Deferred Tax Assets

Deferred tax assets on ITEX’s balance sheet primarily include Federal and State net operating loss carryforwards (collectively “NOLs”) which are expected to result in future tax benefits.  Realization of these NOLs assumes that ITEX will be able to generate sufficient future taxable income to realize these assets.  Deferred tax assets also include temporary differences between the financial reporting basis and the income tax basis of ITEX’s assets and liabilities at enacted tax rates expected to be in effect when such assets or liabilities are realized or settled.  In 2007 and 2006, respectively, ITEX utilized $2,262 and $1,436 of its available NOLs.  As of July 31, 2007, ITEX has approximately $19,362 of NOLs available to offset future taxable income.

 ITEX periodically assesses the realizability of its available NOLs to determine whether it believes it will generate enough future taxable income to utilize some portion or all of the available NOLs.  During the fourth quarter ended July 31, 2007, ITEX performed an assessment of its available NOLs because of an additional year of increased profitability and its anticipated purchase of an additional membership list which was completed subsequent to July 31, 2007 on August 1, 2007.  In that assessment, ITEX concluded that it was more likely than not that additional NOLs would result in realizable deferred tax assets.  Accordingly, ITEX removed its valuation allowance on available NOLs and increased deferred tax assets by $3,499 to $7,349 as of July 31, 2007.  As of July 31, 2007, ITEX has no valuation allowance on available Federal NOLs.

ITEX acquired BXI by merging BXI into ITEX’s wholly-owned subsidiary, BXI Acquisition Sub, Inc., a Delaware corporation.  The transaction was structured as a taxable reverse triangular merger, a merger treated for tax purposes as a taxable stock purchase.  The tax impact on ITEX as of the date of acquisition includes the limited use (annual limit of approximately $172) of BXI’s NOLs of approximately $2,163 and tax deductible goodwill of $2,594 with annual tax basis amortization of $275, subject to restrictions imposed by applicable tax law.  For ITEX’s current estimate of the deferred tax benefits to be utilized in future periods beyond 2007 attributable to the utilization of this NOL, refer to Note 10, “Income Taxes” included in ITEX’s “Notes to Audited Consolidated Financial Statements.”

FINANCIAL CONDITION (in thousands)

October 31, 2007

ITEX’s total assets were $15,290 and $14,304 at October 31, 2007 and July 31, 2007, respectively, representing an increase of $986 or 7%. This increase resulted primarily from an increase of $1,317 in goodwill, $1,227 in intangible assets, and $361 in notes receivable corporate office sales resulting from the acquisition of Intagio assets, net of subsequent sales. These increases were substantially offset by a decrease of $1,499 in cash and cash equivalents because ITEX used $2,000 as partial payment to Intagio in the Intagio acquisition, and a decrease of $278 in accounts receivable.

Accounts receivable balances, net of allowances of $723 and $265, were $835 and $1,113 as of October 31, 2007 and July 31, 2007, respectively. Comparative results are as follows:

		% of Gross		% of Gross
	October 31, 2007	Accounts		Accounts
	(Unaudited)	Receivable	July 31, 2007	Receivable
Gross accounts receivable	$1,558	100%	$1,378	100%
Less: allowance	723	46%	265	19%
Net accounts receivable	$835	54%	$1,113	81%

Gross accounts receivable increased by $180 or 13% due primarily to the acquired Intagio assets while net accounts receivable decreased by $278 or 25% because of an increase in the accounts receivable allowance of $458. As of October 31, 2007, ITEX’s accounts receivable balances excluding those added as a result of the Intagio acquisition were older as compared with the balances at July 31, 2007. ITEX increased its allowance accordingly by $220. ITEX attributes this to extending the time allowed to collect receivables before it writes them off. As of October 31, 2007, accounts receivable related to the Intagio acquisition contributed $300 to gross accounts receivable and $238 to ITEX’s allowance on accounts receivable.

ITEX’s total current liabilities were $2,484 and $1,955 at October 31, 2007 and July 31, 2007, respectively, representing an increase of $529 or 27%. The increase is due primarily to the current portion of a new note payable of $557 to Intagio as part of the Intagio asset acquisition.

ITEX’s stockholders’ equity increased $11 or 0% to $12,341 at October 31, 2007, compared to $12,330 at July 31, 2007. For more than four years ITEX’s stockholders’ equity has increased each and every quarter. On average ITEX’s stockholders’ equity has increased 21% on average per quarter.

Changes in cash and cash equivalents were as follows (in thousands):

	Three Months Ended October 31,
	2007	2006
	(unaudited)
Cash provided by operating activities	$767	$944
Cash provided by (used in) investing activities	(1,972)	451
Cash used by financing activities	(294)	(749)
Increase (decrease) in cash	$(1,499)	$646

ITEX has financed its ongoing operations over the last several years primarily with cash provided by operating activities. In the first quarter of 2008, ITEX received $767 from operating activities.

ITEX’s business model has proven to be successful in generating free cash flow from operating activities. This positive cash flow enabled ITEX, in large part, to complete the acquisition of the Intagio assets. ITEX feels that its cash flows from operating activities will remain adequate to fund ongoing operating requirements including repayment of debt incurred in the Intagio acquisition.

As part of its contemplated future expansion activities ITEX may continue to seek to acquire certain competitors or companies that have a subscription and/or transaction-based business-to-business model. While ITEX is able to generate cash from its operating activities, it does not expect that it would be adequate for the types of acquisitions it would consider. If ITEX does pursue an appropriate acquisition, it may seek to finance a portion of the acquisition cost.

Inflation has not had a significant impact on ITEX’s business. Inflation affecting the U.S. dollar is not expected to have a material effect on ITEX’s operations in the foreseeable future.

Operating Activities

For the quarter ended October 31, 2007, ITEX’s operating activities provided $767 compared to $944 provided from the same quarter in the prior year, a decrease of $177 or 19%. This was primarily due to the timing of ITEX’s payroll and commission payments. ITEX makes those payments in two tranches, the first approximately one week after the end of its operating cycle and the second approximately two weeks later. In 2007, the first of those tranches was paid on the first day of the second quarter, November 1, 2006. However, each year ITEX divides its operations into 13 operating cycles each lasting 28 days for a total of 364 days per year. ITEX’s operating cycle in the first quarter of 2008 ended one day earlier than it did in the first quarter of 2007. Subsequently, the first tranche of ITEX’s payroll and commission payments of $364 was made on the last day of the quarter, October 31, 2007. Excluding the one day timing difference of payroll and commission payments, ITEX’s cash provided from operating activities would have been $1,131 in the first quarter of 2008, a $187 or 20% increase over the $944 in the same period in 2007.

Investing Activities

For the quarter ended October 31, 2007, ITEX’s investing activities used $1,972 in the current quarter compared to cash provided by investing activities of $451 in the same quarter of the prior year, a decrease of $2,423. Primarily, this was caused by a $2,000 payment to Intagio in connection with ITEX’s acquisition of Intagio assets. Additionally, in the quarter ended October 31, 2006, cash provided by investing activities was unusually high because of an accelerated $328 payment ITEX received on a note receivable - corporate office sales in connection with an office sale.

Financing Activities

For the quarter ended October 31, 2007, cash used for ITEX’s financing activities was $294 compared to $749 used in the same quarter in the prior year, a decrease of $455 or 61%. In the current quarter ITEX re-purchased and retired common stock for $162 and made principal payments on its note payable to Intagio in connection with the Intagio acquisition of $132. In the same quarter of the prior year, the entire $749 related to principal payments on ITEX’s US Bank loan.

ITEX has a revolving credit agreement to establish a $1,000 line of credit facility from its primary banking institution with a maturity date of November 30, 2008. During the current quarter, ITEX used this line of credit for a short-term cash need and incurred approximately $1 interest before it repaid it in full. There is no outstanding balance as of October 31, 2007. ITEX may utilize this credit facility for short-term needs in the future.

July 31, 2007

ITEX’s total assets were $14,304 and $10,663 at July 31, 2007 and 2006, respectively, representing an increase of $3,641 or 34%.  This increase resulted primarily due to ITEX’s reassessment of the reserve on available NOLs resulting in an increase in short-term and long-term deferred tax assets.  The increase was offset, to a lesser extent, by accumulated amortization of the membership list acquired from BXI.  ITEX has continued to generate positive cash flows from operations.  ITEX’s cash and cash equivalents totaled $1,753 and $314 as of July 31, 2007 and 2006, respectively, representing an increase of $1,439, or 458%.  ITEX’s cash flow activity is described in more detail in the table below.

Accounts receivable balances, net of allowances of $265 and $317, were $1,113 and $1,091 as of July 31, 2007 and 2006 respectively, representing a decrease of $22 or 2%.

	July 31, 2007	% of Gross Accounts Receivable	July 31, 2006	% of Gross Accounts Receivable
Gross accounts receivable	$1,378	100%	$1,408	100%
Less: allowance	265	19%	317	23%
Net accounts receivable	$1,113	81%	$1,091	77%

Gross accounts receivable decreased by $30 or 2% while net accounts receivable increased by $22 or 2% because of a decrease in the accounts receivable allowance.  The decrease in the accounts receivable allowance in 2007 as compared to 2006 is the result of better collections, resulting in fewer amounts in various aging categories as of July 31, 2007 and 2006, respectively.

ITEX’s total current liabilities were $1,954 and $2,285 at July 31, 2007 and 2006, respectively, representing a decrease of $331 or 14%.  The decrease is due primarily to a decrease of $315 in the current portion of debt.

As a result of the reduction in ITEX’s liabilities and ITEX’s continued profitability, its stockholders’ equity increased by $4,362 or 55% to $12,330 at July 31, 2007, compared to $7,968 at July 31, 2006.  This was the fifteenth out of sixteen quarters that ITEX has increased stockholders’ equity.  ITEX increased its stockholders’ equity by 22%, on average, every quarter for the last sixteen quarters.

Total liabilities were $1,973 and $2,695 at July 31, 2007 and 2006, respectively, representing a decrease of $722 or 27%.  This decrease was primarily attributable to ITEX’s repayment of $725 of notes payable.

As of July 31, 2007, approximately 67% of member payments are made through electronic funds transfer or by credit cards using the Preferred Member Autopay system (“Autopay System”).  In order to obtain full payment within days of billing, ITEX will continue its attempts to increase the percentage of participation in the Autopay System during 2008 and beyond through various incentive programs.

The change in cash and cash equivalents is as follows:

	Year Ended July 31,
	2007	2006
Net cash provided by operating activities	$2,057	$1,836
Net cash provided by investing activities	453	27
Net cash used in financing activities	(1,071)	(2,118)
Increase (decrease) in cash and cash equivalents	$1,439	$(255)

ITEX has financed its liquidity needs over the last two years primarily through cash flow generated from operations.  Net cash provided by operating activities was $2,057 for the year ended July 31, 2007 compared with $1,836 in 2006.  During 2007, ITEX used this cash for routine operating expenses, debt re-payments, to re-purchase 438 shares of ITEX stock and to increase its cash balances by $1,439 to $1,753 as of July 31, 2007.  Subsequent to the fiscal year end, ITEX utilized $1,700 of its cash to acquire certain assets of a commercial trade exchange network from Intagio (refer to “Overview” included in “ITEX Management’s Discussion and Analysis of Financial Condition and Results of Operations”).

As part of ITEX’s contemplated future expansion activities it may continue seeking to acquire certain competitors or other business to business enterprises.  ITEX does not expect that its current working capital would be adequate for this purpose and it may seek to finance a portion of the acquisition cost subject to the consent of any secured creditors.  ITEX maintains a $1,000 line of credit facility from its primary banking institution, U.S. Bank, which expires November 30, 2007.  The line of credit was established to provide additional reserve capacity for general corporate and working capital purposes and, if necessary, to enable ITEX to make future expenditures related to the growth and expansion of its business model.  There was no outstanding amount under this line of credit as of July 31, 2007.  Subsequent to July 31, 2007, ITEX utilized $300 of this line of credit as partial financing of the acquisition of certain assets of a commercial trade exchange network from Intagio (refer to “Overview” included in “ITEX Management’s Discussion and Analysis of Financial Condition and Results of Operations”).  As of the date of its Annual Report on Form 10-KSB for the fiscal year ended July 31, 2007, ITEX had repaid the $300 balance on its line of credit in full and there is no balance outstanding.  In the first quarter of 2008, ITEX intends to seek to renew this facility for an additional one year term.  ITEX believes that its financial condition is stable and that its cash balances, other liquid assets, and cash flows from operating activities provide adequate resources to fund ongoing operating requirements.

Since inflation of the U.S. dollar has been moderate in recent years, inflation has not had a material impact on ITEX’s business.  Inflation affecting the U.S. dollar is not expected to have a material effect on ITEX’s operations in the foreseeable future.

The following summarizes ITEX’s cash flows by quarter for 2007 and 2006:

Year ended July 31, 2007	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net cash provided by operating activities	944	423	577	113	2,057
Net cash provided by (used in) investing activities	451	(42)	33	11	453
Net cash used in financing activities	(749)	(296)	-	(26)	(1,071)

Year ended July 31, 2006	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net cash provided by operating activities	865	485	440	46	1,836
Net cash provided by (used in) investing activities	(29)	35	41	(20)	27
Net cash used in financing activities	(210)	(1,321)	(237)	(350)	(2,118)

Operating Activities

During the year ended July 31, 2007, net cash provided by operating activities was $2,057 compared with $1,836 in 2006, an increase of $221 or 12%.  ITEX has had positive net cash provided by operating activities for thirteen of the past fifteen quarters.  As described above, for each calendar year, ITEX divides its operations into thirteen four-week billing and commission cycles.  The thirteenth operating cycle usually occurs in the fourth quarter of each year.  While the first three quarters usually have three payroll and commission periods, the fourth quarter usually has four periods.  This results in decreased net cash provided by operating activities in the fourth quarter.  In the fourth quarter of 2007 and 2006, however, net cash provided by operating activities remained positive.

Investing Activities

During the year ended July 31, 2007, net cash provided by investing activities was $453 compared with $27 during 2006.  The increase resulted primarily from payments on notes and loans receivable offset to a lesser extent by advances on additional loans.

Financing Activities

During the year ended July 31, 2007, net cash used by financing activities was $1,071 compared with $2,118 during 2006.  ITEX used cash to re-pay its debt and to re-purchase 438 and 1,050 shares of ITEX stock in 2007 and 2006, respectively.

In order to partially fund the acquisition of BXI, on June 30, 2005, ITEX borrowed $1.3 million from U.S. Bank.  The promissory note issued to U.S. Bank to evidence the borrowing (“Bank Note”) provided for a $1.3 million term loan, bearing interest at an annual rate of 6.48%.  Principal and interest were payable in 47 monthly installments of approximately $31 each beginning August 5, 2005 and maturing on July 5, 2009.  ITEX’s obligations under the Bank Note were secured by security interests in ITEX’s accounts receivable, general intangibles, and all inventory and equipment.  The Bank Note could be prepaid at any time and ITEX made optional prepayments of principal of $250 and $697 in the second quarter of 2006 and the first quarter of 2007, respectively, before paying off the outstanding principal balance and related interest in full in the first quarter of 2007.

On August 1, 2007, in order to partially fund the acquisition of certain assets of a commercial trade exchange network from Intagio (refer to “Overview” included in “ITEX Management’s Discussion and Analysis of Financial Condition and Results of Operations”), ITEX borrowed $300 under its Revolving Credit Agreement with U.S. Bank and issued an 8.0% subordinated secured promissory note (“Note”) to Intagio in the aggregate principal amount of $1,137 due August 31, 2009.  The Note is a secured obligation and ranks senior to all of ITEX’s other obligations except that the Note is subordinated to the U.S. Bank debt.  Principal and interest on the Note is payable in twenty four equal monthly installments of $51 payable on the last day of each calendar month commencing on August 31, 2007.  ITEX’s obligations under the Note are secured by security interests in its accounts receivable, general intangibles, and all inventory and equipment.  The Note has events of default and other provisions that are customary for a loan of this type including nonpayment, default on other obligations, bankruptcy and material adverse changes in the business, properties or financial condition of ITEX.  If any of these events occur, it may cause all outstanding obligations under the Note to be accelerated and become immediately due and payable.  The Note can be prepaid at any time.  As of the date of its Annual Report on Form 10-KSB for the fiscal year ended July 31, 2007, ITEX had repaid the $300 balance on its line of credit in full and it has no balance outstanding.

Future minimum commitments under the Note are as follows:

Year ending July 31,

2008	$546
2009	591

Total	$1,137

OTHER MATTERS

Critical Accounting Policies and Estimates

ITEX has identified the policies below as critical to its business operations and to the understanding of its results of operations. The impact and any associated risks related to these policies on ITEX’s business operations is discussed throughout ITEX Management’s Discussion and Analysis of Financial Condition and Results of Operations where such policies affect ITEX’s reported and expected financial results.

In the ordinary course of business, ITEX has made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of its financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ significantly from those estimates under different assumptions and conditions. ITEX believes that the following discussion addresses its most critical accounting policies which are those that are most important to the portrayal of its financial condition and results of operations and require its most difficult, subjective, and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. For a summary of all of ITEX’s significant accounting policies, including the critical accounting policies discussed below, see Note 1 to ITEX’s audited consolidated financial statements.

Revenue Recognition

ITEX generates its revenue by charging members percentage-based transaction fees, association fees, and other fees assessed in United States dollars and Canadian dollars where applicable (collectively and as reported on our financial statements “USD”). ITEX recognizes revenue when persuasive evidence of an arrangement exists, the transaction has occurred or a cycle period has ended, the charges are fixed and determinable and no major uncertainty exists with respect to collectibility.

ITEX’s largest sources of revenues are transaction fees and association fees. ITEX generally charges members of the Marketplace an association fee every operating cycle in accordance with its members’ individual agreements. ITEX also generally charges both the buyer and the seller a transaction fee based on the ITEX dollar value of the Marketplace transaction. Additionally, ITEX may charge various auxiliary fees to members such as annual membership dues, late fees, finance charges and insufficient fund fees. The total fees ITEX charges to members are substantially in USD and partially in ITEX dollars. ITEX bills members for all fees at the end of each operating cycle. ITEX tracks ITEX dollar fees in its internally developed database. Members have the option of paying USD fees automatically by credit card, by electronic funds transfer (“EFT”) or by check. Currently, approximately 73% of member payments are made through EFT or by credit cards using ITEX’s Autopay System. If paying by credit card or EFT through ITEX’s Autopay System, generally, the USD transaction fee is 5% to 6% of the ITEX dollar amount of the member’s purchases and sales during the operating cycle. If paying by check, generally, the USD transaction fee is 7.5% of the ITEX dollar amount of that member’s purchases and sales during the operating cycle.

In each accounting cycle, ITEX recognizes as revenue all transaction fees, association fees and applicable other fees that occurred during that month regardless of which operating cycle the fees occurred. ITEX defers annual dues, which are prepaid, and recognizes this revenue over the periods they apply.

As discussed below, ITEX generally does not record revenues or expenses in its financial statements for ITEX dollars it receives from or expends to members or Brokers, but ITEX does record revenues and expenses for ITEX dollars it spends on various products or services where the value of those ITEX dollars is readily determinable (see below, “Accounting for ITEX Dollar Activity”). Comparative results are as follows (in thousands):

ITEX Dollar Summary	Three Months Ended October 31,
	2007	2006
	(unaudited)
Fees received	$1,455	$1,284
Expenditures	1,262	1,268
Increase	$193	$16

Gross versus Net Revenue Recognition

In the normal course of business, ITEX acts as administrator of transactions between Marketplace members. ITEX pays commissions to its Brokers after the close of each operating cycle based on member transaction and association fees collected in USD.  ITEX reports revenue based on the gross amount billed to the ultimate customer, the Marketplace member.  When revenues are recorded on a gross basis, any commissions or other payments to Brokers are recorded as costs or expenses so that the net amount (gross revenues less expenses) is reflected in Operating Income.

Determining whether revenue should be reported as gross or net is first based on an assessment of whether ITEX is acting as the principal or acting as an agent in the transaction.  In determining whether ITEX serves as principal or agent, it follows the guidance in EITF 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.”  Pursuant to such guidance, ITEX serves as the principal in transactions in which it has substantial risks and rewards of ownership.  The determination of whether it is acting as a principal or an agent in a transaction involves judgment and is based on an evaluation of the terms of an arrangement.  In ITEX’s case, it administers the Marketplace, act as a third-party record-keeper for its members’ transactions, bills Marketplace members directly pursuant to contractual agreements with them for which ITEX establishes the terms, collects all revenue, and assesses the collectibility of its accounts receivable monthly.  ITEX’s revenues remain the property of ITEX.

Accounting for ITEX Dollar Activities

Primarily, ITEX receives ITEX dollars from members’ transaction and association fees, but it also receives ITEX dollars, to a much lesser extent, from other member fees. ITEX expends ITEX dollars on revenue sharing association fees and transaction fees with its Broker Network, and for general Marketplace costs. ITEX’s policy is to record transactions at the fair value of products or services received when those values are readily determinable. Most of its ITEX dollar transactions during the periods presented in the accompanying financial statements lacked readily determinable fair values and were recorded at the cost basis of the trade dollars surrendered which ITEX has determined to be zero.

ITEX’s accounting policy follows the accounting guidance of the Financial Accounting Standards Board’s (“FASB”) Emerging Issues Task Force (“EITF”) 93-11, Accounting for Barter Transactions Involving Barter Credits, which indicates that transactions in which non-monetary assets are exchanged for barter credits should be accounted for under the Accounting Principle Board (“APB”) 29, Accounting for Non-monetary Transactions. The basic principle of APB 29 is that, generally, exchanges of non-monetary assets should be recorded at fair value of the assets (or services) involved. The fair value of the assets received (in this case ITEX dollars) should be used to measure the cost if it is more clearly evident than the fair value of the asset surrendered or service provided. ITEX’s position is that the fair value of the non-monetary asset exchanged is more clearly evident than the fair value of the ITEX dollar received. In addition, there is no cost basis to ITEX for ITEX dollars. ITEX’s conclusion may change if it could convert ITEX dollars into USD in the near term, as evidenced by a historical practice of converting ITEX dollars into USD shortly after receipt, or if quoted market prices in USD existed for the ITEX dollar.

ITEX expends ITEX dollars primarily on the following items:

•	Co-op advertising with Marketplace members;

•	Revenue sharing with Brokers for transaction fees and association fees;

•	Incentives to Brokers for registering new members in the Marketplace;

•	Resolution of member disputes, essentially reimbursing the members for some or all of their ITEX dollars spent on a transaction in which the member is dissatisfied.

ITEX believes that the fair value of these items lack readily determinable fair values for several reasons. Under APB 29, fair value should not be regarded as determinable within reasonable limits if major uncertainties exist about the realizability of the value that would be assigned to the asset received in a non-monetary transaction at fair value. If neither the fair value of the non-monetary asset (or service) transferred or received in the exchange is determinable within reasonable limits, the recorded amount of the non-monetary asset transferred from the enterprise may be the only measure of the transaction. Because substantially all items upon which ITEX expends ITEX dollars do not have readily determinable fair values, ITEX has determined that meeting all of the required criteria for revenue recognition generally does not exist.

Because of all the above stated reasons, ITEX believes that most of its ITEX dollar transactions during the periods presented in the accompanying financial statements lacked readily determinable fair values and were recorded at the cost basis of the trade dollars surrendered, which was zero. However, ITEX has reflected in its financial statements those items that meet non-monetary recognition by having readily determinable fair values. ITEX’s consolidated statements of income include ITEX dollar expenses for corporate expenses for certain products or services it purchased at prices comparable to what it would have expended had it paid in USD.

While the accounting policies described above are used for financial reporting purposes, the Internal Revenue Service requires, for purposes of taxation, that ITEX recognizes revenues, expenses, assets, and liabilities for all transactions in which it either receives or spends ITEX dollars using the ratio of one U.S. dollar per ITEX dollar. For this reason, ITEX tracks its ITEX dollar activity in statements to members and Brokers and in other ways necessary for the operation of the Marketplace and its overall business.

Valuation of Notes Receivable

ITEX determines a present value of its notes receivable using a monthly average United States Treasury note rate with approximately the same term as the note adjusted for the credit quality of the borrower to approximate a market value interest rate when it determines that a negotiated interest rate does not properly reflect the risk associated with the notes. ITEX calculates the effective rate on the note given the market rate and the payment streams and records the note accordingly. ITEX periodically reviews for its notes for possible impairment whenever events or changes in circumstances indicate that the carrying value has been impaired and may not be recoverable. Factors it considers important that could trigger an impairment review include the following:

•	Significant underperformance relative to expected historical or projected future operating results.

•	Change in management of the franchisee or independent licensed broker responsible for the note.

ITEX looks primarily to the undiscounted future cash flows in its assessment of whether or not notes receivable risk being uncollectible or unrecoverable.

Accounting for Income Taxes

ITEX accounts for income taxes in accordance with SFAS 109, Accounting for Income Taxes. Under SFAS 109, an asset and liability approach is required. Such approach results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. ITEX assesses a valuation allowance on its deferred tax assets if it is more likely than not that a portion of its available deferred tax assets will not be realized. ITEX records its deferred tax assets net of valuation allowances.

ITEX also accounts for income taxes in accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN 48”). This Interpretation requires that ITEX recognize the impact of a tax position in its financial statements if that position is more likely than not to be sustained in an audit based on the technical merits of the position.

Deferred tax assets on ITEX’s balance sheet primarily include net operating loss carryforwards (“NOLs”) which are expected to result in future tax benefits. Realization of these NOLs assumes that ITEX will be able to generate sufficient future taxable income to realize these assets. Deferred tax assets also include temporary differences between the financial reporting basis and the income tax basis of its assets and liabilities at enacted tax rates expected to be in effect when such assets or liabilities are realized or settled.

In assessing the recoverability of deferred tax assets, ITEX periodically assesses whether it is more likely that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. ITEX considers the scheduled reversal of deferred tax liabilities, projected future taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible.

On October 31, 2007, ITEX had NOLs of approximately $19,362 available to offset future taxable income. When circumstances warrant, ITEX re-assesses the realizability of its available NOLs for future periods. When this occurs, if ITEX determines that the realizability of its NOLs has changed, it records the impact of that change as a component of its consolidated statements of income in that period.

The deferred tax assets recorded at October 31, 2007 represent ITEX’s current estimate of all deferred tax benefits to be utilized in the current year and future periods beyond 2008.

Accounting for Acquisitions

ITEX accounts for acquisitions as a purchase in accordance with the provisions of SFAS 141, Business Combinations. ITEX reports all acquired tangible and intangible assets and liabilities at fair value. ITEX recognizes the fair value of the purchased intangible assets as operating expenses through amortization charges over the estimated useful life of each separate intangible asset. Any excess purchase price over the fair values assigned to identifiable tangible and intangible assets is recorded as goodwill.

Software for Internal Use

ITEX has developed extensive software to manage and track the ITEX dollar activity in the Marketplace to calculate USD and ITEX dollar fees accordingly. ITEX has also developed software to provide benefits and other services to its Brokers and members of the Marketplace. ITEX accounts for qualifying costs incurred in the development of software for internal use in accordance with the American Institute of Certified Public Accountants’ Statement of Position (“SOP”) 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use. In accordance with SOP 98-1, costs incurred in the planning and post-implementation stages are expensed as incurred, while costs relating to application development are capitalized. Qualifying software development costs, including software in development meeting the criteria of SOP 98-1, are included as an element of property and equipment in the consolidated balance sheets.

Share Based Compensation

ITEX accounts for share-based compensation in accordance with the provisions of SFAS 123(R), Share-Base Payment. Under the fair value recognition provisions of SFAS 123(R), ITEX estimates share-based compensation cost at the grant date based on the fair value of the award. ITEX recognizes the expense ratably over the requisite service period of the award. ITEX has not issued stock options in the periods reported nor does it have any outstanding stock options granted.

Goodwill

ITEX records goodwill when the cost of an acquired entity exceeds the net amounts assigned to identifiable assets acquired and liabilities assumed. In accordance with Statement of Financial Accounting Standards (“SFAS”) 142, Goodwill and Other Intangible Assets, ITEX conducts a formal impairment test of goodwill on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value below its carrying value.

Recent Accounting Pronouncements

In August 2007, ITEX adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN 48”). ITEX did not have any significant unrecognized tax benefits and there was no material effect on its results of operations, cash flows or financial condition as a result of implementing FIN 48.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS 159, The Fair Value Option for Financial Assets and Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS 159”), which permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS 159 are elective; however the amendment to SFAS 115 applies to all entities with available-for-sale and trading securities. The FASB’s stated objective in issuing the standard is to improve financial reporting by entities by providing them with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedging accounting provisions. The provisions of SFAS 159 are effective for fiscal years beginning after November 15, 2007, which for ITEX is effective for its fiscal 2009 beginning August 1, 2008. ITEX is currently evaluating the impact of the adoption of SFAS 159 on its results of operations, cash flows or financial condition.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements (“SFAS 157”), which is intended to provide guidance for using fair value to measure assets and liabilities. In general, this pronouncement is intended to establish a framework for determining fair value and to expand the disclosures regarding the determination of fair value. With certain financial instruments, a cumulative effect of a change in accounting principle may be required with the impact of the change recorded as an adjustment to opening retained earnings. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007, which for ITEX is effective for its fiscal 2009 beginning August 1, 2008. ITEX is currently evaluating the impact of the adoption of SFAS 159 on its results of operations, cash flows or financial condition.

In July 2006, the FASB issued FASB Interpretation (“FIN”) 48, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in tax positions.  This Interpretation requires that ITEX recognize the impact of a tax position in its financial statements if that position is more likely than not to be sustained in audit based on the technical merits of the position.  The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, which for ITEX is effective for fiscal 2008 beginning August 1, 2007.  Upon adoption, ITEX will record the cumulative effect, if any, of the change in accounting principle as an adjustment to opening retained earnings.  ITEX believes the adoption of FIN 48 will not have a material impact on its results of operations, cash flows or financial condition.

WESTERN EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy.  Western’s executive compensation program is designed to attract and retain executives who are vital to the firm’s long-term success.  Decisions with respect to executive compensation are made by the Compensation Committee on an individual basis, based upon a number of factors, including the provisions of any existing employment contract with an executive, evaluation of the executive’s performance, the level of responsibility associated with the executive’s position, recruitment requirements and the performance of Western.  Compensation of the executives of Western has historically been structured to motivate, reward and retain the executives consistent with the needs of Western from time to time.  Mr. Biglari, appointed as President and Chief Executive Officer in May 2007, is excluded from this program due to his election not to receive any compensation for serving in these capacities.

In 2007, the Compensation Committee established a policy that disregards both the market value of Western and the profitability of Western in determining the compensation for these executives.  The principal components of Western’s executive compensation program for 2007 are salary and bonus.  Western has frozen all stock option plans and will not issue new grants of stock options to executives as of the beginning of the second quarter of 2007.  No stock options were issued in 2006.  The Compensation Committee believes that each executive’s overall remuneration should reflect his or her performance over time, and a mix of salary and bonus is used to achieve that goal.  Compensation will not be related to activities that are not under the executives’ domain.

Base Salary.  Factors considered by the Compensation Committee in setting executive salaries are typically subjective, such as the Committee’s perception of functional responsibility and performance.  In the case of the Chief Executive Officer, the Committee also considers its expectations as to his future contributions in directing the long-term success of Western and its business.  Base salaries have historically been reviewed annually and may be changed based upon the individual performance, subject to any contractual arrangement with the executive.

Mr. Verney’s salary in 2006 was $260,000, which was increased from $250,000 in the prior year.  His 2007 salary is $260,000.  Effective May 16, 2007, Mr. Biglari succeeded Mr. Verney as President and Chief Executive Officer of Western.  The Compensation Committee also sets the base salary of the Chief Financial Officer.  Mrs. Mabe’s salary in 2006 was $121,000, which was increased from $116,000 in 2005.  Her 2007 salary was increased to $125,000 to reflect her increased responsibility under the new corporate structure.

Cash Bonus.  Western utilizes two types of bonuses – a performance based bonus and a discretionary bonus.  The performance based bonus programs are established annually by the Compensation Committee and approved by the Board, with bonus payments tied to performance milestones applicable to each executive.  Both Mr. Verney and Mrs. Mabe were participants in the 2006 Senior Management Bonus Program.  The performance targets set forth in that program were not met in 2006, thus no performance-based bonus was paid.  Mrs. Mabe was paid a discretionary bonus in 2006 of $10,000, on the basis of her expeditiously facilitating a number of initiatives directed by the Board.  In 2007 Western will use a combination of a performance-based bonus structure with certain targets set in regard to return on investment, cash flow, and system-wide sales increases, as well as a discretionary component.  The maximum payment possible to each of Mr. Verney and Mrs. Mabe under the performance bonus portion is $130,000 and $50,000, respectively.  Discretionary bonuses are tied to the Compensation Committee’s judgment of the executive’s performance in the following areas and other areas deemed appropriate in the Board’s discretion:

•	Retention of current franchises.

•	Addition of new franchises.

•	Restaurant openings by franchises.

•	Profit performance of the five company-owned stores.

•	Management of Western’s accounts receivable and notes receivable.

Overarching these four areas is the Board’s interest in increasing free cash flow.

Employment Agreements.  Mr. Biglari, who was appointed President and Chief Executive Officer effective May 16, 2007, does not have an employment agreement.  Mr. Verney is employed pursuant to the terms of a written Employment Agreement dated July 1, 2003, as subsequently amended by a written Binding Memorandum of Understanding dated January 4, 2005 and an Amendment dated May 16, 2007.  The initial term of the agreement was 18 months, and it renews for successive one-year terms absent written notice of non-renewal from either party.  The agreement (as amended) provides Mr. Verney compensation in the form of a base salary, cash bonus and stock options.  The salary amount is adjusted annually by the Compensation Committee, as described above.  Mr. Verney is eligible to receive performance bonuses pursuant to a plan established annually by the Compensation Committee.  All stock options required to be granted by Western to Mr. Verney under this agreement have been issued since 2005.  As noted above, no future discretionary option grants are anticipated.  Mr. Verney’s agreement provides other benefits of the type available to other Western employees such as health insurance and retirement plan participation.  The agreement provides for a severance payment of one year’s base salary at the rate then in effect plus reimbursement for premiums for health benefits in the event of termination without cause.  Assuming a termination date of December 31, 2006, as required by SEC rules, the approximate value of the severance benefits would have been approximately $266,000.  The May 16, 2007 Amendment to Mr. Verney’s Employment Agreement reflected his appointment to the position of President and Chief Executive Officer of Western’s wholly-owned subsidiaries, Western Sizzlin Franchise Corporation and Western Sizzlin Stores, Inc.

Mrs. Mabe is employed under a written agreement dated September 7, 2004, that provides certain payments to her in the event her employment is terminated without cause following a change in control of Western.  This agreement renews annually unless prior notice of non-renewal is given by either party.  The agreement provides that she will receive a severance payment equal to her annual base salary as of the date of termination or change in control, whichever is greater.  In addition she will receive her accrued but unpaid salary, as well as a pro rated portion of her annual bonus based upon the amount of her bonus payment for the prior fiscal year.  Finally, she will receive continued health, dental, disability and other welfare benefits for one year following termination.  Assuming a termination date of December 31, 2006, as required by SEC rules, the approximate value of the severance benefits would have been approximately $127,000.

On September 11, 2007, Western entered into an employment agreement with Mrs. Mabe.  This agreement provides Mrs. Mabe with an annual base salary of $125,000, eligibility for an annual discretionary performance bonus and severance payments equivalent to one year’s salary in the event of her termination within one year following a change in control of Western or six months under all other not-for-cause circumstances.  The agreement also contains a restrictive covenant prohibiting Mrs. Mabe from competing with Western and requiring her to maintain the confidentiality of certain company information.  This agreement supersedes and replaces the change in control agreement between Western and Mrs. Mabe dated September 7, 2004, which is described in the immediately preceding paragraph.

Western’s obligations under the above-described agreements are conditioned upon compliance with the terms of the agreement, which include as applicable provisions concerning non-disclosure of confidential information, non-solicitation of employees, and covenants not to compete with Western.

The following tables summarize compensation to Mr. Verney and Mrs. Mabe for the periods presented and stock options outstanding as of the end of fiscal 2006.

Summary Compensation Table

The following table sets forth compensation paid to certain executive officers during the last three fiscal years:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
James C. Verney	2006	$260,000	$0	$0	$0	$12,000	(3)	$272,000
President and Chief Executive Officer	2005	$250,000	$25,000	$55,180	$0	$12,000	(3)	$342,180
	2004	$210,000	$0	$16,097	$35,000	$33,000	(3)	$294,097
Robyn B. Mabe	2006	$121,000	$10,000	$0	$0	$0		$131,000
Vice President and Chief Financial Officer, Secretary/Treasurer	2005	$116,000	$0	$9,610	$16,240	$0		$141,850
	2004	$110,000	$0	$0	$22,000	$0		$132,000

________________

(1)	Represents discretionary bonuses paid to the named executive.

(2)	Represents performance-based bonus paid to the named executive.

(3)	Other annual compensation for Mr. Verney included annual housing allowance of $21,000 in 2004 and annual car allowance of $12,000 for 2006, 2005 and 2004. These payments have been eliminated for 2007.

Outstanding Equity Awards at Fiscal Year-End

Option Awards
Name	Number Of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
James C. Verney	22,500	0	7,500 @ 8.20	12/31/2014
			5,000 @ 8.20	12/31/2015
			10,000 @ 8.47	12/31/2015

Robyn B. Mabe	2,500	0	8.47	8/24/2010

Compensation of Directors

In 2006, directors were paid a $1,000 quarterly retainer and each committee chair received an additional $250 per quarter.  Each director is paid an additional $1,500 and reimbursement for out-of-pocket expenses incurred for attending each Board meeting in person.  The directors receive $500 for each telephonic Board meeting and committee meeting when not part of a full Board meeting.  In the past, the directors have received stock options under Western’s two stock option plans.  In 2006, each director received a grant of 1,000 stock options.  In February, 2007, Mr. Biglari informed the Board that he did not wish to receive future grants of stock options and that he relinquished all stock options previously granted to him.  In April 2007, the Board determined to suspend indefinitely the granting of future stock options to directors.  At that time the Board also revised its fee structure to increase by $500 each the quarterly retainer, and to pay $500 extra per quarter to the Chair of the Audit and Finance Committee.  The following table summarizes compensation paid to Western’s directors in fiscal 2006.

Name	Fees earned or paid in cash ($)	Option awards ($)		All other compensation ($)	Total ($)
Sardar Biglari	13,000	0	(3)	0	13,000
Philip L. Cooley	13,000	6,800	(4)	0	19,800
Jonathan Dash	7,500	6,800	(4)	0	14,300
Titus W. Greene	11,750	11,900	(5)	0	23,650
Kenneth R. Cooper (1)	0	0		0	0
Martin S. Fridson (2)	0	0		0	0

________________

(1)	Elected to Board of Directors on February 28, 2007.

(2)	Elected to Board of Directors on November 28, 2007.

(3)	In February 2007, Mr. Biglari informed the Board that he did not wish to receive future grants of stock options and that he relinquished all stock options previously granted to him.

(4)	Grant date fair values as follows: December 2, 2005, 1,000 shares at $9.20; June 20, 2006, 1,000 shares at $8.47.

(5)	Grant date fair values as follows: June 22, 2004, 1,000 shares at $7.80; June 22, 2005, 1,000 shares at $8.20; August 24, 2005, 1,000 shares at $8.47; June 20, 2006, 1,000 shares at $8.47.

Director Independence

Western’s common stock is not listed on a stock exchange, but is quoted on the OTC Bulletin Board.  In accordance with applicable SEC rules, the Board of Directors has determined that all directors, other than Sardar Biglari, are “independent” as measured by the Corporate Governance Rules applicable to companies listed on the Nasdaq Capital Market.

Related Party Transactions

Western’s Board of Directors has a policy that all transactions with its officers, directors, employees and its affiliates will be approved by a majority of disinterested directors of Western or a special committee of the Board of Directors consisting of disinterested persons, and will be on terms no less favorable to Western that such directors or committee believe would be available from unrelated third parties.  There were no related party transactions with officers, directors, employees or affiliates of Western during 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF WESTERN

The following table sets forth, as of December 26, 2007, the beneficial ownership of Western’s common stock  (a) by each current or former executive officer of Western named in the Summary Compensation Table (see “Executive Compensation”), (b) by each current director, (c) by all directors and named executive officers as a group, and (d) by all persons known to Western to be the beneficial owners of more than 5% of Western’s common stock.  Unless otherwise indicated, the address for these individuals is 416 South Jefferson Street, Suite 600, Roanoke, Virginia 24011.

Name And Address of Person	No. of Shares		Percent of Class

James C. Verney	28,606	(1)	1.1%
President and Chief Executive Officer of Western Sizzlin Franchise Corporation and Western Sizzlin Stores, Inc.

Robyn B. Mabe	4,000	(2)	(3)
Vice President, Chief Financial Officer,
and Secretary/Treasurer

Sardar Biglari	934,215	(4)	34.6%
Director
9311 San Pedro Avenue
Suite 1440
San Antonio, TX 78216

Titus W. Greene	30,550		1.1%
Director
2109 Windermere Lane
Shelby, NC 28150

Jonathan Dash	701,462	(5)	26.0%
Director
183 Rodeo Drive
Beverly Hills, CA 90212

Philip L. Cooley	14,211	(6)	(3)
Director
Trinity University
One Trinity Place
San Antonio, TX 78212-7200

Kenneth R. Cooper	1,522		(3)
Director
14607 San Pedro, Suite 130
San Antonio, TX 78232

Martin S. Fridson	—		—
Director
54 West 21st Street, Suite 1007
New York, NY 10010

All directors and executive officers as a group beneficially own 1,714,566 shares or 63.0% of the outstanding common stock as of December 26, 2007.  This number includes currently exercisable stock options.

______________

(1)	This number of beneficially owned shares includes 22,500 shares purchasable pursuant to currently exercisable stock options.

(2)	This number of beneficially owned shares includes 2,500 shares purchasable pursuant to currently exercisable stock options.

(3)	Represents less than 1% of the outstanding common stock of Western.

(4)
This number of beneficially owned shares is owned by The Lion Fund, L.P. in which Sardar Biglari has sole voting and dispositive power through his control of the general partner, Biglari Capital Corp. In February, 2007, Mr. Biglari informed the Board that he did not wish to receive future grants of stock options and that he relinquished all stock options previously granted to him.

(5)
This number of beneficially owned shares includes 2,000 shares purchasable pursuant to currently exercisable stock options. The number of beneficially owned shares also includes 699,462 shares owned by clients of Mr. Dash’s investment advisory business, Dash Acquisitions, LLC, and over which Mr. Dash exercises sole voting and dispositive power.

(6)	This number of beneficially owned shares includes 2,000 shares purchasable pursuant to currently exercisable stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ITEX

As reported in ITEX’s proxy statement on Schedule 14A filed with the SEC on October 30, 2007, the following table sets forth certain information that has been provided to ITEX regarding the beneficial ownership as of October 29, 2007 of ITEX’s common stock by (a) each person who is known by ITEX to be a beneficial owner of more than five percent of the outstanding common stock of ITEX, (b) each director of ITEX, (c) each of ITEX’s named executive officers, and (d) all directors and executive officers of ITEX as a group.

Name and Address (1) Of Beneficial Owner	Shares (2) Beneficially Owned	Percent (3) of Voting Shares
Current Directors and Executive Officers:
Steven White (4)	1,683,420	9.5%
Eric Best	65,000	*
John Wade	200,000	1.1%

All current directors and executive officers as a group (3 persons)	1,948,420	11.0%

*	Less than one percent.

(1)	Except as noted below, the business address of the current directors and executive officers is c/o ITEX Corporation, 3326 - 160th Ave SE, Suite 100, Bellevue, WA 98008.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are exercisable within 60 days of October 29, 2007 are deemed outstanding. These shares, however, are not deemed outstanding for purposes of computing the ownership of any other person. To ITEX’s knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)	Percentage of beneficial ownership is based upon 17,726,248 voting shares outstanding as of October 29, 2007.

(4)	Mr. White has 175,000 unvested stock awards outstanding.

DESCRIPTION OF WESTERN CAPITAL STOCK

General

The following description is only a summary of the material provisions of Western’s certificate of incorporation and bylaws, each as amended.  See the more detailed provisions of (1) Western’s certificate of incorporation and bylaws and the amendments thereto, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and (2) applicable law.

Western’s authorized capital consists of 4,000,000 shares of common stock with a par value of $0.01 per share.  Western’s board of directors has approved an amendment to its certificate of incorporation increasing its authorized share capital to a total of 10,000,000 shares of common stock, subject to stockholder approval.  Western’s directors and executive officers collectively beneficially own or exercise voting power over the requisite number of shares to approve this amendment and intend to vote their shares in favor of this amendment.

As of December 26, 2007, there were 2,696,625 shares of common stock issued and outstanding.  Additionally, there were 36,000 shares of common stock reserved for issuance upon exercise of options granted or to be granted pursuant to Western’s 2005 Stock Option Plan, 2004 Non-Employee Directors’ Stock Option Plan and 1994 Incentive and Non-qualified Stock Option Plan.  Options were outstanding to purchase 36,000 shares of Western common stock as of December 26, 2007.

Common Stock

The holders of Western common stock are entitled to one vote for each common share held of record on all matters to be voted on by stockholders.  The holders of Western common stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors in its discretion out of funds legally available.  Upon liquidation or dissolution of Western, the holders of Western common stock are entitled to receive on a pro rata basis all assets remaining for distribution to stockholders after the payment of debts and liquidation preferences on any capital stock.  Shares of Western common stock have no preemptive or other subscription rights and there are no other conversion rights or redemption or sinking fund provisions with respect to such common stock.

Anti-Takeover Provisions of Western’s Certificate of Incorporation and Bylaws

Some of the provisions of Western’s certificate of incorporation and bylaws and Section 203 of the DGCL could have the following effects, among others:

•	delaying, deferring or preventing a change in control of Western;

•	delaying, deferring or preventing the removal of Western’s existing management or directors;

•	deterring potential acquirors from making an offer to Western’s stockholders; and

•	limiting Western’s stockholders’ opportunity to realize premiums over prevailing market prices of the Western common stock in connection with offers by potential acquirors.

The following is a summary of those provisions of Western’s certificate of incorporation and bylaws that could have the effects described above.

Board Vacancies are Filled by Remaining Directors and Not Stockholders.  Western’s bylaws provide that any vacancies on its board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, even if such directors constitute less than a quorum.  If there are no directors in office, then an election of directors may be held in the manner provided by Delaware law.

Advance Notice for Stockholder Proposals.  Western’s bylaws contain provisions requiring that advance notice be delivered to Western of any business to be brought by a stockholder before an annual meeting and providing for procedures to be followed by stockholders in nominating persons for election to Western’s board of directors or bringing other business before an annual meeting.  These advance notice provisions state that in general, a stockholder wishing to nominate a director or raise another proposal at an annual meeting of stockholders must notify Western in writing between 60 and 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders.

The Board of Directors May Make, Amend or Repeal the Bylaws.  Western’s certificate of incorporation and bylaws provide that its board of directors, and not stockholders, may make, alter, amend or repeal the bylaws.

Section 203 of the Delaware General Corporation Law

Western, a Delaware corporation, is subject to Section 203 of the DGCL.  Generally, Section 203 of the DGCL prohibits a publicly held Delaware company from engaging in a business combination (as described below) with an interested stockholder (as described below) for a period of three years after the time such stockholder became an interested stockholder unless certain specified conditions are satisfied.  The prohibitions set forth in Section 203 of the DGCL do not apply if:

•
prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•
at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203 of the DGCL, a “business combination” includes:

•	any merger or consolidation of the corporation with the interested stockholder;

•
any sale, lease, exchange or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation;

•	transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder;

•	transactions involving the corporation, which have the effect of increasing the proportionate share of the corporation’s stock of any class or series that is owned by the interested stockholder; or

•	transactions in which the interested stockholder receives financial benefits provided by the corporation.

Under Section 203 of the DGCL, an “interested stockholder” generally is:

•	any person that owns 15% or more of the voting power of outstanding stock of the corporation;

•
any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether or not such person is an interested stockholder; and

•	the affiliates or associates of either of the preceding two categories.

Under some circumstances, Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with Western for a three-year period, although Western’s stockholders may elect to exclude the interested stockholder from the restrictions imposed thereunder.

In addition, Section 203 of the DGCL makes a takeover of a company more difficult and may have the effect of diminishing the possibility of certain types of two-step acquisitions or other unsolicited attempts to acquire a company.  This may further have the effect of preventing changes in the board of directors of a company, and it is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Transactions with Interested Parties

Western’s certificate of incorporation includes a provision addressing potential conflicts of interest between Western and its directors and officers.  Western’s certificate of incorporation provides that no contract or transaction between Western and one or more of its directors or officers, or between Western and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; or the contract or transaction is fair as to Western as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof, of the stockholders.  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Company is the transfer agent and registrar for the shares of Western common stock.

COMPARISON OF STOCKHOLDERS’ RIGHTS

Holders of shares of ITEX common stock will receive shares of Western common stock pursuant to Western’s offer.  ITEX is organized under the laws of the State of Nevada and Western is organized under the laws of the State of Delaware.  The following is a summary of the material differences between (a) the current rights of ITEX stockholders under Nevada law and ITEX’s articles of incorporation and bylaws and (b) the current rights of Western stockholders under Delaware law and Western’s certificate of incorporation and bylaws.

The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below.  This summary is qualified by reference to Nevada law, Delaware law and ITEX’s and Western’s constituent documents, which you are urged to read.  Copies of the companies’ constituent documents have been filed with the SEC, and copies of Western’s certificate of incorporation and bylaws, and amendments thereto, are filed as exhibits to the registration statement of which this prospectus is a part.  To find out where you can get copies of these documents, see the section entitled “Where You Can Find More Information.”

	Western	ITEX

Authorized Capital Stock
The authorized capital stock of Western currently consists of 4,000,000 shares of common stock, par value $0.01 per share.  Western’s board of directors has approved an amendment to its certificate of incorporation increasing its authorized share capital to a total of 10,000,000 shares of common stock, subject to stockholder approval.  Western’s directors and executive officers collectively beneficially own or exercise voting power over the requisite number of shares to approve this amendment and intend to vote their shares in favor of this amendment.

The authorized capital stock of ITEX currently consists of (i) 45,000,000 shares of common stock, par value $0.01 per share, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which 65,000 shares have been designated Class A Preferred Stock.  The board of directors has the authority to designate the voting powers, preferences, limitations, restrictions, relative rights and designations of the remaining shares of preferred stock without stockholder approval.

Dividend Policy
Western has not declared a dividend in either of the two most recent fiscal years.  Western’s board of directors declares dividends when, in its discretion, it determines that a dividend payment, as opposed to another use of cash, is in the best interests of the stockholders.  Such decisions are based on the facts and circumstances then-existing.  As a result, Western does not predict when, or whether, another dividend will be declared in the future.
According to ITEX’s Annual Report on Form 10-KSB for the fiscal year ended July 31, 2007, ITEX has not paid any cash dividends and does not intend to pay any cash dividends in the foreseeable future.

Voting, Generally	• One vote per share of common stock. • No cumulative voting for directors.	• One vote per share of common stock. • No cumulative voting for directors.

Western	ITEX

Number of Directors	Western’s bylaws provide for the number of members of its board of directors to be not less than three nor more than eleven. Western’s board of directors currently consists of six directors.
ITEX’s bylaws provide for the number of members of its board of directors to be not less than three nor more than nine and authorize the board of directors and stockholders to increase or decrease the number of directors at any regular or special meeting.  ITEX’s board of directors currently consists of three directors.

Term of Directors	Directors are elected to one-year terms expiring at the next annual stockholders’ meeting following election and until the election and qualification of their successors.	Directors are elected to one-year terms expiring at the next annual stockholders’ meeting following election and until the election and qualification of their successors.

Removal of Directors	Under Delaware law, Western’s directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.
Under Nevada law, ITEX’s directors may be removed by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.  Under ITEX’s bylaws, ITEX’s directors may also be removed for cause by a two-thirds vote of ITEX’s board of directors.

Vacancies on the Board	Western’s bylaws provide that vacancies on its board of directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum.
ITEX’s bylaws provide that vacancies on ITEX’s board of directors shall be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, or by a sole remaining director.

Annual Stockholders Meetings
Western’s bylaws provide that the annual meeting of Western’s stockholders shall be held each year for the purpose of electing directors and for the transaction of other proper business as may come before the meeting.  Meetings of Western’s stockholders may be held within or outside of the State of Delaware.

ITEX’s bylaws specify that the annual meeting of ITEX’s stockholders is to be held on such date, time and place as may be designated by resolution of the board of directors each year to elect directors and transact any other proper business.  Meetings of ITEX’s stockholders may be held within or outside of the State of Nevada.

Western	ITEX

Special Stockholders Meetings
Western’s bylaws specify that special meetings of Western’s stockholders:

•  may be called by the president, the chairman of the board or the board of directors; and
•  must be called by the president at the request of the holders of not less than 20 percent of all the outstanding shares of Western entitled to vote at the meeting.

ITEX’s bylaws specify that special meetings of ITEX’s stockholders:

•  may be called by the chairman of the board or the chief executive officer;
•  must be called by the president or the secretary at the request in writing of a majority of the board of directors; and
• must be held if the holders of not less than a majority of all the votes entitled to be cast on any issue proposed to be considered at such special meeting have dated, signed and delivered to the secretary of ITEX, no later than 20 days prior to the date of such meeting, one or more written demands for such meeting, describing the purpose or purposes for which it is to be held.

Quorum for Stockholders Meetings
Western’s bylaws specify that a majority of the issued and outstanding shares of Western capital stock entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of stockholders.
ITEX’s bylaws specify that 51% of the outstanding shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of stockholders.

Advance Notice Procedures for a Stockholder Proposal
For nominations or other business to be properly brought by a stockholder before an annual meeting of Western’s stockholders, the stockholder must notify Western in writing between 60 and 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders.  This notice must contain specific information concerning the person to be nominated or the matters to be brought before the annual meeting as well as specific information concerning the stockholder submitting the proposal or making the nomination.

For an eligible stockholder proposal to be considered for inclusion in ITEX’s proxy statement for its annual meeting, the written proposal must be received by the corporate secretary of ITEX at its principal executive offices no later than 120 calendar days prior to the anniversary of the previous year’s proxy statement mailing date.  Stockholder proposals also will need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Stockholder Action by Written Consent
Under Western’s bylaws, any action required to, or which may, be taken at a meeting of the stockholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the stockholders owning the requisite percentage of the outstanding voting stock required under the DGCL.

Under ITEX’s bylaws, any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice, if a consent in writing setting forth the action so taken is signed by stockholders holding at least a majority of the voting power of all the outstanding shares entitle to vote with respect to the subject matter of the action.

Western	ITEX

Amendment of Governing Documents
Under the DGCL, Western’s certificate of incorporation may be amended only by resolution of the board of directors and the affirmative vote of a majority of the outstanding stock entitled to vote thereon.  Western’s bylaws may be amended only by the board of directors.

Under Nevada law, amendment of ITEX’s articles of incorporation requires a resolution of the board of directors and the affirmative vote of a majority of the outstanding stock entitled to vote thereon.  ITEX’s bylaws may be amended by the stockholders or by the board of directors.

Exculpation of Directors
Under Delaware law, Western cannot eliminate director liability for (i) any breach of the director’s duty of loyalty to Western or its stockholders, (ii) acts or omissions that are not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) violations of § 174 of the DGCL  (relating to unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) any transaction from which the director derives an improper personal benefit.

Under Section 78.138 of the Nevada Revised Statues, ITEX cannot eliminate director liability to ITEX or its stockholders or creditors for any damages as a result of any act or failure to act where it is proven that (i) the director’s act or failure to act constituted a breach of his or her fiduciary duties and (ii) his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Indemnification of Directors and Officers
Western’s bylaws provide for indemnification of its current and former directors and officers in connection with proceedings in which they may be involved or to which they are or may be made parties by reason of the fact that they are or were directors or officers of Western.

ITEX’s bylaws provide for indemnification of its current and former directors and officers in connection with proceedings to which they are or are threatened to be made parties by reason of the fact that they are or were directors or officers of ITEX.

Western’s bylaws and the DGCL allow the above indemnification only if the director or officer acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Western and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Western’s bylaws further provide that a director or officer is not entitled to indemnification, without judicial approval, if he or she is finally adjudged to have been liable for negligence or misconduct.  In suits by Western, and derivative suits by stockholders of Western, against directors or officers of Western, Delaware law does not allow indemnification without judicial approval if the director or officer is adjudged to be liable to Western.

ITEX’s bylaws and Nevada law allow the above indemnification only if the director or officer (1) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of ITEX and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful, or (2) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes.  In suits by ITEX, and derivative suits by stockholders of ITEX, against a director or officer of ITEX, Nevada law does not allow indemnification without judicial approval if the director or officer is adjudged to be liable to ITEX or if the director or officer seeks indemnification for a settlement payment that he or she made to the corporation.

Western	ITEX

Western may advance expenses to, or where appropriate may itself at its expense undertake the defense of, any director or officer, provided that the director or officer has undertaken to reimburse such expenses if it is ultimately determined that he or she is not entitled to indemnification.

ITEX’s bylaws provide that it may advance expenses before the final disposition of any proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by ITEX.

Anti-Takeover Provisions:

Business Combination Statute
Western is subject to § 203 of the DGCL, which prohibits specified business combinations by an interested stockholder (defined as a holder of 15% or more of the outstanding voting shares of a corporation) for a period of three years after the stockholder becomes an interested stockholder unless (i) prior to the stockholder’s becoming an interested stockholder, the board of directors approves the business combination or the transaction by which the stockholder becomes an interested stockholder, (ii) upon completion of the transaction by which the stockholder becomes an interested stockholder, the stockholder owns at least 85% of the voting stock of the corporation (excluding shares owned by directors who are also officers and by certain employee stock ownership plans) or (iii) on or after the date the stockholder becomes an interested stockholder, the business combination receives the approval of both the board of directors and the holders of at least two-thirds of the outstanding voting shares not owned by the interested stockholder.

ITEX is subject to Sections 78.411 through 78.444 of the Nevada Revised Statutes, which prohibits an interested stockholder from engaging in a business combination with a corporation for three years after the person first became an interested stockholder unless the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder.  If this approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated if the combination is then approved by the affirmative vote of the holders of a majority of the outstanding voting power not beneficially owned by the interested stockholder or any affiliate or associate thereof.  Alternatively, even without these approvals, a combination occurring more than three years after the person first became an interested stockholder may be permissible if specified requirements relating to the consideration to be received by disinterested stockholders are met, and the interested stockholder has not, subject to limited exceptions, become the beneficial owner of additional voting shares of the corporation.  An interested stockholder is (1) a person that beneficially owns, directly or indirectly, ten percent or more of the voting power of the outstanding voting shares of a corporation, or (2) an “affiliate” or “associate” (as those terms are defined in the statute) of the corporation who, at any time within the past three years, was an interested stockholder of the corporation.

Western	ITEX

A Delaware corporation may opt out of this provision through an amendment to its certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares, provided that, in most cases, such an amendment will not become effective until 12 months after its adoption and will not apply to any person who became an interested stockholder on or prior to its adoption.  Western has not adopted any such amendment.

A Nevada corporation may opt out of this statute through an amendment to its articles of incorporation adopted by the affirmative vote of the holders, other than interested stockholders and their affiliates and associates, of a majority of the outstanding voting power of the corporation, excluding the voting shares of interested stockholders and their affiliates and associates, provided that such an amendment will not become effective until 18 months after its adoption and will not apply to any person who became an interested stockholder on or prior to its adoption.  ITEX has not adopted any such amendment.

Control Share Acquisitions	Delaware does not have any law restricting control share acquisitions.
Nevada’s Control Share Statute, Sections 78.378 through 78.3793 of the Nevada Revised Statutes, prohibits persons acquiring a significant number of shares of a Nevada corporation from voting those shares without the cooperation of the board of directors or a vote of the other stockholders of the corporation.  If a stockholder vote is held and full voting rights are accorded to the shares of a person who has acquired a majority or more of the voting power of a corporation, stockholders who do not vote in favor of the grant of such voting rights may have the right to dissent and receive “fair value” for their shares pursuant to Nevada law.

Western is proceeding on the assumption that ITEX is governed by the Nevada Control Share Statute because it has not adopted a provision in its articles of incorporation or bylaws opting out of its application.  Until Western can confirm that ITEX conducts business in Nevada and obtains the stockholder list that it has requested from ITEX, Western cannot determine if ITEX is an issuing corporation, as defined in the statute, which would make the Nevada Control Share Statute applicable.

	Western	ITEX

Consideration of Other Constituencies
Western’s certificate of incorporation does not contain any provision specifically authorizing or requiring the Western board of directors to consider the interests of any constituencies of Western other than its stockholders in considering whether to approve or oppose any corporate action, including a merger or similar transaction.

ITEX’s articles of incorporation do not contain any provision specifically authorizing or requiring the ITEX board of directors to consider the interests of any constituencies of ITEX other than its stockholders in considering whether to approve or oppose any corporate action, including a merger or similar transaction.

However, pursuant to case law under Delaware law, the board of directors of a Delaware corporation, such as Western, generally may consider the impact of such a transaction on Western’s other constituencies, to the extent that such interests are consistent with the interests of stockholders.

However, Nevada law specifically provides that the directors of a corporation may, in exercising their powers with a view to the interests of the corporation, consider the interests of employees, suppliers, creditors and customers of the corporation, the economy of the state and the nation, the interests of the community and of society and the long-term and short-term interests of the corporation and its stockholders.

ADDITIONAL NOTE REGARDING THE OFFER

The offer is being made solely by this prospectus and the accompanying letter of transmittal and is being made to holders of shares of ITEX common stock. Western is not aware of any jurisdiction where the making of the offer or the tender of shares of ITEX common stock in connection therewith would not be in compliance with the laws of such jurisdiction. If Western becomes aware of any jurisdiction in which the making of the offer or the tender of shares of ITEX common stock in connection therewith would not be in compliance with applicable law, Western will make a good faith effort to comply with any such law. If, after such good faith effort, Western cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of ITEX common stock in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of Western by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

LEGAL MATTERS

The validity of the Western common stock offered by this prospectus will be passed upon for Western by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 of Western included in this prospectus have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto (which report expresses an unqualified opinion and contains an explanatory paragraph related to Western’s adoption of Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment”, on January 1, 2006), and are included herein in reliance upon the authority of said firm as experts in giving said report.

The consolidated financial statements as of July 31, 2007 and 2006 and for each of the two years in the period ended July 31, 2007 of ITEX included in this prospectus have been audited by an independent registered public accounting firm, as indicated in their report with respect thereto.  Pursuant to Rule 439 under the Securities Act, Western requires the consent of ITEX’s independent registered public accountants to include in this prospectus their audit report appearing in ITEX’s Annual Report on Form 10-KSB for the fiscal year ended July 31, 2007. Western has requested and has, as of the date of this prospectus, not received such consent from ITEX’s independent registered public accountants. If Western receives this consent, it will promptly file it as an exhibit to the registration statement of which this prospectus forms a part.

INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements of Western Sizzlin Corporation:
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets —December 31, 2006 and 2005	F-2
Consolidated Statements of Operations —Years Ended December 31, 2006, 2005 and 2004	F-3
Consolidated Statements of Stockholders’ Equity —Years Ended December 31, 2006, 2005 and 2004	F-4
Consolidated Statements of Cash Flows —Years Ended December 31, 2006, 2005 and 2004	F-5 – F-6
Notes to Audited Consolidated Financial Statements	F-7 – F-24
Unaudited Consolidated Financial Statements of Western Sizzlin Corporation:
Consolidated Balance Sheets —September 30, 2007 and December 31, 2006	F-25
Consolidated Statements of Income — Three Months and Nine Months Ended September 30, 2007 and 2006	F-26
Consolidated Statement of Changes in Stockholders’ Equity — Nine Months Ended September 30, 2007	F-27
Consolidated Statements of Cash Flows — Nine Months Ended September 30, 2007 and 2006	F-28
Notes to Unaudited Consolidated Financial Statements	F-29 –F-36
Consolidated Financial Statements of ITEX Corporation:
Consolidated Balance Sheets at July 31, 2007 and 2006	F-37
Consolidated Statements of Operations for the Years Ended July 31, 2007 and 2006	F-38
Consolidated Statements of Stockholders’ Equity for the Years Ended July 31, 2007 and 2006	F-39
Consolidated Statements of Cash Flows for the Years Ended July 31, 2007 and 2006	F-40
Notes to Audited Consolidated Financial Statements	F-41 – F-54
Consolidated Financial Statements of ITEX Corporation for the Quarterly Periods Ended October 31, 2007 and 2006
Consolidated Balance Sheets as of October 31, 2007 (unaudited) and July 31, 2007	F-55
Consolidated Statements of Income for the Three Month Periods Ended October 31, 2007 and 2006 (unaudited)	F-56
Consolidated Statements of Stockholders’ Equity for the Three Month Period Ended October 31, 2007 (unaudited)	F-57
Consolidated Statements of Cash Flows for the Three Month Periods Ended October 31, 2007 and 2006 (unaudited)	F-58
Notes to Consolidated Financial Statements (unaudited)	F-59 – F-69

F-i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Western Sizzlin Corporation:

We have audited the accompanying consolidated balance sheets of Western Sizzlin Corporation (a Delaware Corporation), and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Western Sizzlin Corporation and subsidiaries as of December 31, 2006 and 2005 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Statement No. 123 (R), “Share-Based Payment”, on January 1, 2006.

/s/ GRANT THORNTON LLP

Greensboro, North Carolina
March 16, 2007

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2006 and 2005

	2006	2005
Assets
Current assets:
Cash and cash equivalents	$2,344,644	$1,664,848
Restricted short-term investments	—	260,069
Trade accounts receivable, less allowance for doubtful accounts of $470,758 in 2006 and $454,458 in 2005	866,565	910,776
Current installments of notes receivable, less allowance for impaired notes of $17,409 in 2006 and $0 in 2005	205,624	212,187
Other receivables	239,531	128,375
Income tax receivable	248,559	17,923
Insurance receivables	—	1,029,954
Inventories	55,207	83,506
Prepaid expenses	253,556	292,721
Deferred income taxes	296,671	226,736

Total current assets	4,510,357	4,827,095

Notes receivable, less allowance for impaired notes receivable of $164,396 in 2006 and $119,126 in 2005, excluding current installments	800,841	876,426
Property and equipment, net	2,270,300	1,887,450
Investment in marketable security (Note 5)	6,508,645	—
Franchise royalty contracts, net of accumulated amortization of $8,193,840 in 2006 and $7,563,545 in 2005	1,260,592	1,890,887
Goodwill	4,310,200	4,310,200
Financing costs, net of accumulated amortization of $188,670 in 2006 and $136,446 in 2005	11,540	63,764
Investment in unconsolidated joint venture	147,479	308,382
Deferred income taxes	—	576,467
Asset held for sale	—	300,000
Other assets	—	435,161

	$19,819,954	$15,475,832

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments of long-term debt	$163,089	$1,487,964
Accounts payable	555,110	523,939
Accrued expenses and other	554,443	814,005

Total current liabilities	1,272,642	2,825,908

Long-term debt, excluding current installments	685,036	848,319
Other long-term liabilities	69,370	42,087
Deferred income taxes	394,885	—

	2,421,933	3,716,314
Commitments and contingencies (Notes 7 and 16)
Stockholders’ equity:
Convertible preferred stock, series A, $10 par value (involuntary liquidation preference of $10 per share). Authorized 25,000 shares; none issued and outstanding	—	—
Convertible preferred stock, series B, $1 par value (involuntary liquidation preference of $1 per share). Authorized 875,000 shares; none issued and outstanding	—	—
Common stock, $0.01 par value. Authorized 2,000,000 shares; issued and outstanding 1,787,750 in 2006 and 1,188,850 shares in 2005	17,878	11,889
Additional paid-in capital	12,790,681	8,681,775
Retained earnings	3,340,193	3,065,854
Accumulated other comprehensive income — unrealized holding gains, net of taxes	1,249,269	—

Total stockholders’ equity	17,398,021	11,759,518

	$19,819,954	$15,475,832

See accompanying notes to consolidated financial statement.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Consolidated Statements of Operations
Years ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Revenues:
Company-operated restaurants	$12,985,109	$14,688,360	$16,707,958
Franchise operations	4,011,740	4,251,615	4,607,878
Other	407,091	432,078	391,928

Total revenues	17,403,940	19,372,053	21,707,764

Costs and expenses:
Company-operated restaurants — food, beverage and labor costs	9,294,432	10,503,746	12,262,792
Restaurant occupancy and other	2,458,666	2,613,764	3,051,159
Subleased properties	343,789	184,383	14,458
Franchise operations — direct support	1,234,256	1,408,784	1,428,363
Corporate expenses	2,340,909	2,659,497	2,588,299
Depreciation and amortization expense	1,057,492	1,072,334	1,188,308
Closed restaurants expense	—	350,279	—
Impairment and other charges	46,284	319,830	—
Gain on settlement of insurance claims	—	(1,166,683)	—
Total costs and expenses	16,775,828	17,945,934	20,533,379

Income from operations	628,112	1,426,119	1,174,385

Other income (expense):
Interest expense	(159,518)	(279,612)	(372,232)
Loss on early extinguishment of long-term debt	(92,535)	—	—
Interest income	69,269	69,950	87,858
Equity in loss of joint venture	(160,902)	(21,618)	—
Other, net	175,721	31,779	31,655
Total other expenses, net	(167,965)	(199,501)	(252,719)

Income before income tax expense	460,147	1,226,618	921,666

Income tax expense	185,808	545,258	355,855

Net income	$274,339	$681,360	565,811

Earnings per share (basic and diluted):
Net income	$0.23	$0.57	$0.48

See accompanying notes to consolidated financial statements.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity
Years ended December 31, 2006, 2005 and 2004

					Accumulated
			Additional		Other
	Common stock		Paid-in	Retained	Comprehensive
	Shares	Dollars	Capital	Earnings	Income	Total
Balances, December 31, 2003	1,190,850	$11,909	$8,696,755	$1,818,683	—	$10,527,347

Net Income	—	—	—	565,811	—	565,811

Balances, December 31, 2004	1,190,850	11,909	8,696,755	2,384,494	—	11,093,158

Common stock received related to termination of franchise agreement	(2,000)	(20)	(14,980)	—	—	(15,000)

Net Income	—	—	—	681,360	—	681,360

Balances, December 31, 2005	1,188,850	11,889	8,681,775	3,065,854	—	11,759,518

Net Income	—	—	—	274,339	—	274,339

Change in unrealized holding gains, net of taxes of $715,608	—	—	—	—	1,249,269	1,249,269

Comprehensive income						1,523,608

Compensation expense associated with stock option plans	—	—	39,100	—	—	39,100

Stock options exercised	3,000	30	27,570	—	—	27,600

Costs incurred in rights offering	—	—-	(123,280)	—	—	(123,280)

Stock issued in rights offering	595,900	5,959	4,165,516	—	—	4,171,475

Balances, December 31, 2006	1,787,750	$17,878	$12,790,681	$3,340,193	$1,249,269	$17,398,021

See accompanying notes to consolidated financial statements.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Consolidated Statements of Cash Flows
Years ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from operating activities:
Net income	$274,339	$681,360	$565,811
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	427,195	423,865	539,841
Amortization of franchise royalty contracts and other assets	630,295	648,469	648,467
Write-off of financing costs related to early extinguishment of long-term debt	29,699	—	—
Amortization of finance costs	22,525	—	—
Provision for doubtful accounts	110,000	129,940	105,119
Share-based compensation	39,100	—	—
Provision for deferred taxes	185,808	530,651	328,598
Loss on disposal of property and equipment	11,434	137,969	28,072
Gain on settlement of insurance claims	—	(1,166,683)	—
Loss on sale of asset held for sale	501	—	—
Common stock received related to termination of franchise agreement	—	(15,000)	—
Impairment charges	46,284	458,138	—
Equity in loss of unconsolidated joint venture	160,902	21,618	—
(Increase) decrease in:
Trade accounts receivable	(65,789)	(198,447)	(108,457)
Notes receivable	82,148	176,690	134,774
Other receivables	(111,156)	(20,479)	(64,567)
Income tax receivable	(230,636)	(17,923)	—
Insurance receivable — business interruption	244,961	(21,865)	—
Inventories	28,299	38,691	(55,807)
Prepaid expenses	39,165	15,366	105,737
Other assets	56,706	(52,106)	143,442
Increase (decrease) in:
Accounts payable	31,172	(307,944)	(159,445)
Other liabilities	27,283	(2,754)	(35,159)
Accrued expenses and other	(259,562)	(405,142)	214,603

Net cash provided by operating activities	1,780,673	1,054,414	2,391,029

Cash flows from investing activities:
Investment in unconsolidated joint venture	—	(300,000)	—
Change in short-term investments	260,069	(5,415)	(3,226)
Additions to property and equipment	(492,107)	(312,532)	(323,156)
Purchases of marketable security	(4,543,768)	—	—
Proceeds from fire casualties	784,993	694,439	18,441
Proceeds from sale of property	2,800	8,000	—
Proceeds from sale of asset held for sale	299,499	—	—
Deposits on construction	—	(378,455)	—
Net cash used in investing activities	(3,688,514)	(293,963)	(307,941)

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from financing activities:
Cash received from exercise of stock options	27,600	—	—
Cash received from stock rights offering	4,171,475	—	—
Payments on stock rights offering	(123,280)
Payments on long-term debt	(1,488,158)	(1,201,354)	(540,979)
Cash received from line of credit borrowings	695,000	—	—
Payment on line of credit borrowings	(695,000)	—	—
Borrowings related to margin debt	1,760,393	—	—
Payments on margin debt	(1,760,393)	—	—
Dividends paid	—	—	(119,086)

Net cash provided by (used in) financing activities	2,587,637	(1,201,354)	(660,065)

Net increase (decrease) in cash and cash equivalents	679,796	(440,903)	1,423,023

Cash and cash equivalents at beginning of the year	1,664,848	2,105,751	682,728

Cash and cash equivalents at end of the year	2,344,644	1,664,848	2,105,751

Supplemental disclosure of cash flow information:
Cash payments for interest	$87,380	$291,745	$357,032

Income taxes paid	$402,761	$25,557	$28,126

Noncash investing and financing activities:

During 2006, deposits on construction of $378,455 were reclassified to property and equipment upon the related assets being placed in service.

During 2005, the Company guaranteed the debt of an unconsolidated joint venture and recorded the fair value of the guarantee of $30,000 in other long term liabilities and investment in unconsolidated joint venture.

During 2004, the Company reclassified $36,192 from property and equipment to assets held for sale and $364,088 in assets held for sale to other assets.

For the years ended December 31, 2006, 2005 and 2004, write-offs of accounts and notes receivable were $31,021, $26,755 and $42,177, respectively.

See accompanying notes to consolidated financial statements.

WESTERN SIZZLIN CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

(1)	Summary of Significant Accounting Policies

(a)	Description of Business and Principles of Consolidation

Western Sizzlin Corporation (formerly Austins Steaks & Saloon, Inc.) and subsidiaries is a franchisor and operator of restaurants. At December 31, 2006, the Company had 123 franchised, 5 Company-operated and 1 joint venture restaurant operating in 19 states. The consolidated financial statements include the accounts of Western Sizzlin Corporation and its wholly owned subsidiaries, The Western Sizzlin Stores, Inc., Western Sizzlin Stores of Little Rock, Inc., Western Sizzlin Stores of Louisiana, Inc., Austins of Omaha, Inc., and Western Sizzlin Stores of Virginia, Inc. (collectively the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

(b)	Stock Option Plans

Effective January 1, 2006, the Company began recording compensation expense associated with stock options in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment” as interpreted by SEC Staff Accounting Bulletin No. 107. Previously the Company had accounted for stock options according to the provisions of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and as allowed by SFAS No. 123, “Accounting for Stock-Based Compensation”, therefore, no related compensation expense was recorded in periods prior to January 1, 2006 for awards granted with no intrinsic value. The Company adopted the modified prospective transition method provided for under SFAS No. 123R, and consequently has not retroactively adjusted results from prior periods.

As a result of adopting SFAS No. 123R, the Company recorded $39,100 of compensation expense for stock options in Corporate expenses for the year ended December 31, 2006, which had the effect of reducing pre-tax earnings by $39,100, net income by approximately $24,000, basic earnings per share by $0.02 and diluted earnings per share by $0.02 for year ended December 31, 2006.  The adoption of SFAS No. 123R had no impact on the Company’s cash flows.

The following table illustrates the effect on net income if the fair-value-based method of SFAS No. 123R had been applied to all outstanding and unvested awards in the years ended December 31, 2005 and 2004:

	2005	2004
Net income:
As reported	$681,360	$565,811
Deduct total stock-based employee compensation expense determined under fair-value-based method for all awards, net of tax	(172,174)	(50,197)

Pro forma net income	$509,186	$515,614

Basic net income per share:
As reported	$0.57	$0.48
Pro forma	$0.43	$0.43

Diluted net income per share:
As reported	$0.57	$0.48
Pro forma	$0.43	$0.43

(c)	Cash Equivalents and Restricted Short-Term Investments

Cash equivalents include overnight repurchase agreements at December 31, 2006 and 2005, respectively. The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Restricted short-term investments represent funds securing certain of the Company’s notes payable as required by the Company’s lender. As such, the investments are not available for use in the Company’s general operations. The funds were invested in a certificate of deposit at December 31, 2005 and were liquidated in 2006 due to the repayment of the related notes payable.

(d)	Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amounts, which generally are due thirty days after the invoice date and are considered past due after thirty days. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company reviews its allowance for doubtful accounts monthly. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its franchisees.

(e)	Notes Receivable

Notes receivable are recorded at cost, less an allowance for impaired notes receivable. Management, considering current information and events regarding the borrowers’ ability to repay their obligations, considers a note receivable to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement. When a note receivable is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the note’s effective interest rate. Impairment losses are included in the allowance for impaired notes receivable through a charge to provision for bad debts. Interest income on impaired notes is recognized on the cash basis and is not material.

(f)	Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of food, beverages, and restaurant supplies.

(g)	Property and Equipment

Property and equipment are stated at cost and depreciated on the straight-line basis over useful lives of 3 to 10 years. Leasehold improvements are amortized over the shorter of the asset’s estimated useful life or the lease term. If the estimated useful life of a leasehold improvement exceeds the lease term and the lease allows for a renewable term and renewal is reasonably assured, the estimated useful life of the leasehold improvement is used for amortization purposes. Gains or losses are recognized upon the disposal of property and equipment and the cost and the related accumulated depreciation and amortization are removed from the accounts. Maintenance, repairs, and betterments which do not enhance the value of or increase the life of the assets are expensed as incurred.

(h)	Franchise Royalty Contracts

Franchise royalty contracts are amortized on a straight-line basis over fifteen years, the estimated average life of the franchise agreements. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the franchise royalty contracts’ balance over their remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company’s average cost of funds.

(i)	Goodwill

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill determined to have an indefinite useful life is not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142, Goodwill and Intangible Assets. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. No impairments to goodwill were recognized in 2006, 2005 or 2004.

(k)	Impairment of Long-lived Assets and Long-lived Assets to Be Disposed Of

Long-lived assets, such as property and equipment, and franchise royalty contracts are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets held for sale are separately presented in the consolidated balance sheets and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.

(l)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(m)	Revenue Recognition

Revenue at company-operated restaurants is recognized as customers pay for products at the time of sale. Initial franchise fees are recognized when all material services have been substantially performed by the Company and the restaurant has opened for business. Franchise royalties, which are based on a percentage of monthly sales, are recognized as income on the accrual basis and are typically collected within a month after a period ends. The Company’s former president and certain former members of the board of directors are also franchisees. As franchisees, these individuals have transactions from time to time with the Company, including payments for franchise fees, during the normal course of business. In December 2004, the Company accepted a buyout from a franchisee operating the Company’s sole Market Street Buffet and Bakery concept, in exchange for $134,210, the present value of estimated royalty payments from the franchisee through the termination date of April 2010. This amount is included in 2004 franchise operations revenue. Other revenues consist primarily of sales of seasonings and marinades to franchisees. Revenues from these sales are recognized when the product is shipped to the franchisee.

(n)	Cost of Sales

Cost of sales of the Company contains components from each reportable segment. Cost of Company-operated restaurants consists of food, beverage and employee costs. Restaurant occupancy and other include utilities, insurance, maintenance, rent and other such costs of the Company-operated stores. Cost of franchise operations includes direct costs associated with servicing the franchisees including personnel providing direct support, training materials and opening costs. Rebates and discounts from suppliers are recorded as the related purchases are made and are recognized as a reduction to cost of sales as the related inventory is sold.

Costs incurred for communicating advertising are expensed when incurred. Advertising costs totaled approximately $137,000, $116,000, and 137,000 for 2006, 2005, and 2004, respectively, and are included in costs and expenses in the accompanying consolidated statement of operations.

(o)	Earnings Per Share

Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the years indicated:

	Income (loss) (numerator)	Weighted average shares (denominator)	Earnings (loss) per share amount
Year ended December 31, 2006:
Net income — basic	$274,339	1,215,103	$0.23
Net income — diluted	$274,339	1,224,582	$0.23

Year ended December 31, 2005:
Net income — basic	$681,360	1,188,857	$0.57
Net income — diluted	$681,360	1,190,428	$0.57

Year ended December 31, 2004:
Net income — basic and diluted	$565,811	1,190,809	$0.48

Options to purchase 50,000 shares in 2006, 3,000 shares in 2005, and 17,500 shares in 2004 were antidilutive and were not included in the diluted EPS calculation.

(p)	Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(q)	Variable Interests

The Company has a voting interest in WSI ADRF, Inc. (“ADRF”), an entity formed to develop national, regional and local advertising campaigns and materials for the benefit of the Company’s franchised and company-owned restaurants. The company-owned restaurants and substantially all of its franchisees are members of ADRF and therefore are required to remit a monthly payment to ADRF. These fees, along with contributions received from certain of the Company’s vendors, are used by ADRF to develop and produce advertising and related materials for the company-owned restaurants and the franchisees. Total revenues of ADRF were approximately $532,000, $569,000 and $571,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

The Company determined that ADRF is a variable interest entity but that neither the Company nor its company-owned stores are the primary beneficiary of ADRF and that the Company is not obligated to absorb the losses of ADRF, if any. Accordingly, the results of ADRF are not consolidated with the Company. The Company’s maximum exposure to loss as a result of its involvement with ADRF is limited to reimbursement of the costs of providing certain personnel and space to ADRF. The fee charged to ADRF for these services was $144,000 for each of the years ended December 31, 2006, 2005 and 2004.

The Company also considers its investment in an unconsolidated joint venture and the guarantee of its debt (see Note 17) to be variable interests in a variable interest entity. However, management concluded that the Company is not the primary beneficiary and therefore accounts for its investment using the equity method.

(r)	Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation Number 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken in a tax return.  We must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position.  Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements.  FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes.  We will adopt the provisions in this statement beginning in the first quarter of 2007.  Based on our current estimates, we believe that the cumulative effect of applying the provisions of FIN 48 will be reported as a decrease to the opening balance of retained earnings on January 1, 2007 of approximately $100,000 to $200,000.  However, our evaluation is not complete and the ultimate effect upon adoption may exceed this amount.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”).  SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted.  We have not yet determined the impact, if any, that the implementation of SFAS No. 157 will have on our results of operations or financial condition.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”).  SAB No. 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement.  The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material and therefore must be quantified.  SAB No. 108 is effective for our fiscal years ending December 31, 2006.  The effect of the application of SAB No. 108 did not impact our results of operations or financial condition.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115, “(“SFAS 159”).  This Standard permits entities to choose to measure many financial instruments and certain other items at fair value.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This Statement is expected to expand the use of fair value measurement, with is consistent with the Board’s long-term measurement objectives for accounting for financial instruments.  We are currently evaluating the effect, if any, that the adoption of SFAS 159 will have on our consolidated financial statements on the adoption date of January 1, 2008.

(2)	Reverse Stock Split and Rights Offering

On July 31, 2006, the Board of Directors approved a 1-for-10 reverse stock split.  The record date of the transaction was August 10, 2006.  No fractional shares were issued in connection with the reverse stock split.  The par value of the common stock remained at $0.01 per share after the reverse stock split.  Unless otherwise indicated, the capital stock accounts and all share and earnings per share data in this report give effect to the reverse stock split, applied retroactively to all periods presented.

The Company conducted a rights offering during the fourth quarter of 2006.  The Company’s Form S-3 Registration Statement (as amended) became effective as of November 7, 2006.  The record date for the offering was November 9, 2006 and expired December 8, 2006.  The Company distributed, at no charge to stockholders, one transferable right for each share of common stock held on the record date.  For every two rights held, a stockholder was entitled to purchase one share of the Company’s common stock for $7.00.  The net cash proceeds from the sale of the common stock offered, after payment of fees and expenses, were approximately $4 million.  The Company used approximately $2.5 million to pay off the balance of the line of credit of $695,000 and to pay off margin debt of $1.8 million on the investment in marketable security.  The balance of the proceeds are expected to be used for general corporate purposes, working capital, to make acquisitions of, or investments in, related or unrelated lines of business, as described in the offering prospectus.

(3)	Accounts and Notes Receivable

Activity in the allowance for doubtful accounts was as follows:

	Years Ended December 31,
	2006	2005	2004
Allowance for doubtful accounts:
Beginning of year	$573,584	$470,399	$398,457
Provision for bad debts	110,000	129,940	105,119
Recoveries	—	—	9,000
Accounts and notes receivable written off	(31,021)	(26,755)	(42,177)

End of year	$652,563	$573,584	$470,399
Allowance for doubtful accounts allocated to:
Accounts receivable	$470,758	$454,458	$388,500
Notes receivable	181,805	119,126	81,899

	$652,563	$573,584	$470,399

The Company has various notes receivable from franchisees for amounts due under franchise agreements.  The recorded investment in notes receivable for which an impairment has been recognized and the related allowance for doubtful accounts were $181,805 and $119,126, at December 31, 2006 and 2005, respectively.  The average recorded investment in impaired notes was approximately $150,000, $142,000, and $59,000 during 2006, 2005 and 2004, respectively.

The Company’s franchisees and Company-operated restaurants are not concentrated in any specific geographic region, but are concentrated in the family steak house business.  No single franchisee accounts for a significant amount of the Company’s franchise revenue.  A multi-unit franchisee in Mississippi with thirteen Western Sizzlin restaurants represents 12.37% and 10.7% of the Company’s franchise receivables at December 31, 2006 and 2005, respectively.  Based on communication and historical collections from this franchisee, the Company expects them to be current by June 30, 2007.  The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific franchisees, historical collection trends and other information.  Generally, the Company does not require collateral to support receivables.

(4)	Property and Equipment

Property and equipment at December 31, 2006 and 2005 consists of the following:

	2006	2005
Furniture, fixtures, and equipment	$2,457,027	$2,514,744
Leasehold improvements	3,699,932	2,942,536

	6,156,959	5,457,280

Less accumulated depreciation and amortization	3,886,659	3,690,965
	2,270,300	1,766,315
Construction in progress	—	121,135
	$2,270,300	$1,887,450

(5)	Investment in Marketable Security

During the third and fourth quarters of 2006, the Company purchased common stock of Friendly Ice Cream Corporation.  All investments and other capital allocation decisions are made by Mr. Biglari, the Company’s Chairman, under the limited authority delegated by the Board of Directors.  The delegated authority includes the authority to borrow funds in connection with making investments in marketable securities or derivative securities, subject to Board reporting requirements and various limitations.  As of the date of this filing, Mr. Biglari has authority to manage surplus cash up to $5.5 million, and, in addition, has authority to borrow a maximum of $2 million.  The Company has a margin securities account with Jefferies & Company, Inc. (Jefferies).  The margin account bears interest at the Federal Funds Target Rate quoted by the Wall Street Journal, plus .5%, or approximately 5.75% as of the date of this report, with the minimum and maximum amount of any particular loan to be determined by Jefferies, in its discretion, from time to time.  The collateral securing the margin loans are the Company’s holdings in the marketable security.  The minimum and maximum amount of any particular margin may be established by Jefferies, in its discretion, regardless of the amount of collateral delivered to Jefferies, and Jefferies may change such minimum and maximum amounts from time to time.  The Company’s balance of margin debt was $0 as of December 31, 2006.  The Company has agreed to be responsible for any expenses related to this investment based on its pro-rata share of ownership in Friendly’s.  As of December 31, 2006, the Company incurred $104,680 in legal fees associated with the pending proxy solicitation with Friendly’s.

The Company’s investments in marketable equity securities are held for an indefinite period and thus are classified as available- for-sale.  Available-for-sale securities are recorded at fair value in Investments in Marketable Security on the balance sheet, with the change in fair value during the period excluded from earnings and recorded net of tax as a component of other comprehensive income.

Following is a summary of the Company’s marketable equity security:

	December 31, 2006
	Cost	Fair Value	Gross Unrealized Gains
Friendly Ice Cream Corp.	$4,543,768	$6,508,645	$1,964,877

(6)	Debt

Long-term debt at December 31, 2006 and 2005 consists of the following:

	2006	2005
Notes payable to finance company with interest rates ranging from 9.94% to 10.07% due in equal monthly installments, including principal and interest, ranging from $5,395 to $17,182, with final payments due through April 1, 2013	$848,125	$2,336,283

Less current installments	163,089	1,487,964

Long-term debt, excluding current installments	$685,036	$848,319

The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 2006 and years thereafter are as follows: 2007, $163,089; 2008, $118,783; 2009, $109,803; 2010, $121,385; 2011, $134,189 and years thereafter, $200,876.  The notes payable to finance company are collateralized by accounts receivable of $866,565, inventory of $55,207 and property and equipment of the respective notes at December 31, 2006.

At December 31, 2006 and 2005, there were no amounts outstanding under a line of credit from a commercial bank.  At December 25, 2006, a $700,000 line of credit expired.  On March 14, 2007, the Company obtained a new $2 million line of credit, payable on demand, subject to annual renewal by the bank with an automatic renewal at March 14, 2008, interest rate of prime minus 0.05% and collateralized by accounts receivable and the assignment of franchise royalty contracts.

The notes payable to finance company require pre-payment premiums in certain circumstances.  In addition, the notes payable to finance company contain certain restrictive covenants including debt coverage ratios, periodic reporting requirements and maintenance of operations at certain company-operated restaurants that collateralize the notes payable.  At December 31, 2006, the Company was in compliance with all covenants on the notes payable.

As of December 31, 2005, $836,659 of notes payable were classified in current installments of notes payable since the Company was technically in default on the notes due to not operating the restaurants at the locations to which the notes relate.  These notes were paid in full in 2006.  In addition, a note payable with a balance of $307,975 was also included in current installments of notes payable as of December 31, 2005, since it was also paid in full during 2006.

(7)	Leases

The Company is obligated under various leases through 2015 for equipment, offices, Company-operated restaurants and restaurants which are subleased to franchisees.  Initial terms for facility leases are typically 5 to 10 years, followed by additional terms containing renewal options at 5 year intervals, and may include rent escalation clauses.  In addition, certain of the leases require the payment of contingent rentals based on a percentage of sales above stipulated levels.

At December 31, 2006, minimum rental payments due under operating leases and sublease rentals to be received by the Company are as follows:

	Operating leases	Sublease rentals	Net
2007	$811,240	54,000	757,240
2008	698,276	40,500	657,776
2009	615,467	—	615,467
2010	623,880	—	623,880
2011	367,611	—	367,611
Subsequent years	1,571,165	—	1,571,165

Total minimum lease payments	$4,687,639	$94,500	$4,593,139

The Company has entered into a series of Master Sublease Agreements (Agreements) with entities which subsequently became franchisees with the Company.  Through May 2003, the franchisees were responsible for making lease payments to the Company in similar amounts as provided in the Agreements (see Note 16).

The Company is also a guarantor on three lease agreements for restaurants which the Company originally operated, but which were sold in 2002.  The total monthly payments on these leases are $20,680 through September 30, 2012, and payments are due from the Company if the lessee is unable to fulfill its obligation to the lessor.  At December 31, 2006, management believed that it is not probable that the Company will be required to make payments under the guarantee.  Thus, no liability has been accrued related to the Company’s obligation under this arrangement.  All lease agreements expired on December 31, 2006

Total rent expense (net of sublease rentals of $377,000, $551,000 and $972,000, under operating leases for 2006, 2005 and 2004 respectively) approximated $878,000, $1,100,000 and $1,042,000 for 2006, 2005 and 2004, respectively.  Contingent rentals approximated $109,000, $189,000 and $403,000 in 2006, 2005 and 2004 respectively.  Taxes, insurance and maintenance expenses relating to all leases are obligations of the Company.

(8)	Income Taxes

Income tax expense for the years ended December 31, 2006, 2005 and 2004 consists of the following:

	Current	Deferred	Total
Year ended December 31, 2006:
Federal	$—	$174,238	$174,238
State	—	11,570	11,570

	$—	$185,808	$185,808
Year ended December 31, 2005:
Federal	$14,607	$381,301	$395,908
State	—	149,350	149,350

	$14,607	$530,651	$545,258
Year ended December 31, 2004:
Federal	$10,335	$286,817	$297,152
State	16,922	41,781	58,703

	$27,257	$328,598	$355,855

Income tax expense differs from the amount computed by applying the statutory corporate tax rate of 34% to income (loss) before income tax expense as follows for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
Expected income tax expense (benefit)	$156,450	$417,050	$313,336
State income tax, net of federal income tax benefit	11,570	51,983	37,424
Other	6,398	10,975	5,065
Effective state income tax rate adjustment	11,390	38,700	—
Expiration of state net operating loss carryforwards	—	26,550	—

	$185,808	$545,258	$355,855

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets at December 31, 2006 and 2005 are presented below:

	2006	2005
Deferred income tax assets (liabilities):
Net operating loss carryforwards	$1,059,243	$476,773
Accounts receivable, principally due to allowance for doubtful accounts	237,634	217,732
Accrued expenses	142,432	120,123
Property and equipment, principally due to impairment charges	(81,898)	22,873
AMT credit	45,123	45,123
Accrual for loss on sublease	—	31,696
Prepaid expenses	(92,334)	(111,117)
Investment in joint venture	8,939	—
Goodwill	(715,983)	—
Unrealized gain on securities	(715,608)	—
Stock options	14,238	—

Total deferred income tax assets	$(98,214)	$803,203

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.  Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences at December 31, 2006.

At December 31, 2006, the Company has net operating loss carryforwards for income tax purposes of $2,908,615 available to offset future taxable income.  Loss carryforwards of $1,243,063 are subject to certain annual limitations of $199,154 per year.

Expiration date:
2011	$240,717
2012	567,299
2018	403,436
2022	735,807
2023	520,587
2024	393,229
2025	47,540
$2,908,615

(9)            Stock Options

The Company has three stock option plans: the 2005 Stock Option Plan, the 2004 Non-Employee Directors’ Stock Option Plan, and the 1994 Incentive and Non-qualified Stock Option Plan.  Options are no longer granted under the 1994 Plan and only 7,500 options granted to James C. Verney remain outstanding under that plan.  Under the 2005 and 2004 Plans, employees and directors may be granted options to purchase shares of common stock at the fair market value on the date of the grant.  During the year ended December 31, 2006, under the provisions of the plans, the contract terms of stock options for resigning directors were reduced and have been reflected in the computations of the weighted average contractual term of the outstanding options.  Since this modification did not increase the value of the awards, the modification had no impact on compensation expense.

Options granted under the 2005 and 2004 Plans vest at the date of the grant, with the exception of options granted to James C. Verney, which vested according to a schedule in his Employment Agreement and were fully vested at December 31, 2005.  The fair value of each option award was estimated on the date of grant using the Black-Scholes option-pricing model.  Assumptions utilized in the model were evaluated and revised, as necessary, to reflect market conditions and experience.  The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.  Expected volatilities are based on the historical volatility of the Company’s stock for a period equal to the expected term of the options.  The expected term of the options represents the period of time that options granted are outstanding and is estimated using historical exercise and termination experience.

Prior to the adoption of SFAS No. 123R, the benefit of tax deductions in excess of recognized stock compensation expense was reported as a reduction of taxes paid within operating cash flows.  SFAS No. 123R requires that such benefits be recognized as a financing cash flow.  The benefit of tax deductions in excess of recognized stock compensation expense for the year ended December 31, 2006 was immaterial.

The fair values of options granted during the years December 31, 2006, 2005 and 2004 were estimated on the date of grant using the Black-Scholes option pricing model based on the following weighted average assumptions in the table below:

	Years Ended December 31,
	2006	2005	2004
Expected term (years)	5	9.1	5
Risk-free interest rate	5.08%	4.45%	3.92%
Volatility	84.03%	51.81%	81.84%
Dividend yield	—	—	—

There were 6,000 stock options granted during the year ended December 31, 2006.  The estimated fair value at the date of grant was $5.10 per option for the 1,000 stock options granted during the first quarter of 2006 and $6.80 per option for the 5,000 stock options granted during the second quarter of 2006.  There were no stock options granted during the third or fourth quarters of 2006.  The estimated weighted average fair value of the stock options granted during the year ended December 31, 2006 was $6.50 per option.  There were 49,500 stock options granted during year ended December 31, 2005, at a per option weighted average fair value of $5.60.  There were 10,000 stock options granted during the year ended December 31, 2004 at a per option weighted average fair value of $5.50.

Stock option activity during the years ended December 31, 2006, 2005 and 2004 was as follows:

		Exercise Price Per Share	Contractual Term	Aggregate
	Options	Weighted	Weighted	Intrinsic
	Outstanding	Average	Average	Value
Balance, December 31, 2003	12,860	$17.80	—	—
Granted	10,000	8.20	—	—
Forfeited or expired	(5,360)	30.40	—	—
Balance, December 31, 2004	17,500	8.50	—	—
Granted	49,500	9.20	—	—
Forfeited or expired	—	—	—	—
Balance, December 31, 2005	67,000	9.00	—	—
Granted	6,000	9.80	—	—
Exercised	(3,000)	9.20	—	—
Expired	(12,000)	9.08	—	—
Balance, December 31, 2006	58,000	$9.00	4.8	—

All options outstanding at December 31, 2006 are fully vested and exercisable.  The total fair value of shares vested during the years ended December 31, 2006, 2005, and 2004 was $39,100, $277,700 and $81,000, respectively.  At December 31, 2006, there were 39,000 shares available for future grants under the plans.  The presentation above reflects the reverse stock split effective August 10, 2006 (Note 2).

On February 10, 2007, the Company received a letter from Sardar Biglari, Chairman, stating his desire not to receive future stock option grants under the 2004 Non-Employee Directors’ Stock Option Plan and to cancel all stock options previously granted to him.  The Company intends to honor these requests.

(10)	Employee Benefit Plan

The Company maintained a 401(k) investment plan (the Plan) for the benefit of its employees.  Employees were eligible to participate in the 401(k) plan after a 12-month period of service.  Under the Plan, employees elected to have up to 16% of their salary, subject to Internal Revenue Service limitations, withheld on a pretax basis and invested on their behalf.  The Plan provided for discretionary contributions by the Company.  For the years ended December 31, 2006, 2005 and 2004, the Company did not provide for any discretionary contribution.  Effective January 1, 2007, the Company terminated the Plan.

(11)	Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2006 and 2005.  SFAS No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

	2006		2005
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets:
Cash and cash equivalents	$2,344,644	$2,344,644	$1,664,848	$1,664,848
Restricted short term investments	—	—	260,069	260,069
Trade-accounts receivable	866,565	866,565	910,776	910,776
Notes receivable	1,066,465	997,540	1,088,613	1,054,350
Other receivables	488,090	488,090	1,158,329	1,158,329

Financial liabilities:
Accounts payable	555,110	555,110	523,939	523,939
Accrued expenses and other	554,443	554,443	814,005	814,005
Other liabilities	69,370	69,370	42,087	42,087
Long-term debt	848,125	965,041	2,336,283	2,445,925

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

•
Cash and cash equivalents restricted short-term investments, trade accounts receivable, other receivables, accounts payable, accrued expenses and other liabilities: The carrying amounts approximate fair value because of the short maturity of those instruments.

•
Notes receivable: The fair value is determined as the present value of expected future cash flows discounted at the interest rate which approximates the rate currently offered by local lending institutions for loans of similar terms to companies with comparable credit risk.

•
Long-term debt: The fair value of the Company’s long-term debt is estimated by discounting the future cash flows of each instrument at rates which approximate those currently offered to the Company for similar debt instruments of comparable maturities by the Company’s lenders.

(12)	Closed Restaurants Expense

In 2005, the Company recorded closed restaurants expense of $350,279, which included charges of $128,471 associated with the buyout of a lease and impairments of $221,808 related to leasehold improvements that will have no further use.

(13)	Impairment and Other Charges

The Company recorded charges of $46,284 and $319,830 for 2006 and 2005 respectively associated with subleased properties in Little Rock, Arkansas due to the non-collectibility of rent and other expenses.  In 2005, impairment charges of $236,330 were recorded related to leasehold improvements for which no future cash flows are anticipated.  In addition, $275,000 and $83,500 has been accrued as of December 31, 2006 and 2005, respectively as it represents management’s best estimate of losses on subleases through the end of the lease termination date of June 30, 2006.

The impairment charges relate to the “Franchising” operating segment as discussed in Note 14.

(14)	Reportable Segments

The Company has organized segment reporting with additional information to reflect how the Company views its business activities.  During the third quarter of 2006, operating segments of the Company were re-aligned based on separate financial information that is evaluated regularly in deciding how to allocate resources and in assessing performance.  This format reflects a change from previous reports.  The Company-operated Restaurant segment consists of the operations of all Company-operated restaurants and derives its revenues from restaurant operations.  This segment also includes net costs incurred from subleases of previously operated locations, which is presented separately.  The Franchising segment consists primarily of franchise sales and support activities and derives its revenues from sales of franchise and development rights and collection of royalties from franchisees.  The Company does not allocate certain expenses to any business segment.  These costs include expenses of the following functions: legal, accounting, stockholder relations, personnel not directly related to a segment, information systems and other headquarter activities.  These unallocated expenses are designated as unallocated corporate expenses.  All periods presented reflects the change in segment reporting.

The following table summarizes reportable segment information:

	Years Ended December 31,
	2006	2005	2004
Revenues from reportable segments:
Restaurants	$12,985,109	$14,688,360	$16,707,958
Franchising	4,418,831	4,683,693	4,999,806
Total revenues	$17,403,940	$19,372,053	$21,707,764
Depreciation and amortization:
Restaurants	$385,332	$343,998	$486,748
Franchising	630,295	630,295	630,295
Corporate	41,865	98,041	71,265
Total depreciation and amortization	$1,057,492	$1,072,334	$1,188,308
Interest expense:
Restaurants	$136,097	$278,548	$370,538
Corporate	23,421	1,064	1,694
Total interest expense	$159,518	$279,612	$372,232
Interest income:
Corporate	$69,269	$69,950	$87,858
Total interest income	$69,269	$69,950	$87,858
Equity in loss of joint venture:
Franchising	$(160,902)	$(21,618)	$—
Total equity in loss of joint venture	$(160,902)	$(21,618)	$—
Income (loss) from operations:
Restaurants	$846,679	$1,226,852	$907,259
Subleased restaurant expenses	(343,789)	(500,378)	(65,516)
Franchising	2,554,280	2,617,694	3,102,318
Corporate	(2,382,774)	(2,414,623)	(2,769,676)
Closed restaurants expense	—	(350,279)	—
Impairment and other charges	(46,284)	(319,830)	—
Gain on settlement of insurance claims	—	1,166,683	—
Total income from operations:	$628,112	$1,426,119	$1,174,385
Total assets:
Restaurants	$6,615,074	$8,583,288
Franchising	5,605,981	4,201,306
Corporate	1,090,254	2,691,238
Investments in marketable securities	6,508,645	—

Total assets	$19,819,954	$15,475,832

(15)	Amortizing Intangible Assets

	As of December 31, 2006			As of December 31, 2005
	Gross carrying amount	Weighted average amortization period	Accumulated amortization	Gross carrying amount	Weighted average amortization period	Accumulated amortization
Amortizing intangible assets:
Franchise Royalty Contracts	$9,454,432	15.0	$8,193,840	$9,454,432	15.0	$7,563,545

Amortization expense for amortizing intangible assets for the years ended December 31, 2006, 2005 and 2004 was $630,295 in each year.  Estimated amortization expense for the next two years is $630,295 per year.

(16)	Contingencies

In the case of all known contingencies, the Company accrues for an obligation, including estimated legal costs, when a loss is probable and the amount is reasonably estimable.  As facts concerning contingencies become known to the Company, the Company reassesses its position with respect to accrued liabilities and other expenses.  These estimates are subject to change as events evolve and as additional information becomes available during the litigation process.  As of December 31, 2006 and 2005, the Company accrued $275,000 and $190,000, respectively related to the items discussed below.

Little Rock, Arkansas Lease

In September 2006, the Company was served with a lawsuit filed in the Circuit Court of Pulaski County, Arkansas, captioned Parks Land Company, LLP, et al. v. Western Sizzlin Corporation, et al.  The plaintiffs are owners/landlords of four restaurant premises located in the Little Rock, Arkansas metropolitan area which had been leased pursuant to a single lease agreement and previously occupied by the Company.  Most recently, each of these premises has been subleased to various operators.  The lease agreement expired pursuant to its terms on June 30, 2006.  The plaintiffs have claimed in their lawsuit unspecified damages allegedly owing for certain repair and maintenance expenses on the premises, for the replacement of certain equipment, for diminution of property value, and for loss of rental income, as well as interest and costs.  At this time the likelihood of an unfavorable court outcome, or any potential loss, cannot be made with certainty.  However, the Company is prepared to vigorously contest the plaintiff’s claims and will pursue applicable cross claims and counterclaims.

FFCA

FFCA Acquisition Corporation, an entity related to Franchise Finance Corporation of America, now known as General Electric Franchise Finance Corporation “FFCA” is or was the owner of 43 former Quincy’s restaurant locations “Former Quincy’s Units.”  Western Sizzlin Stores of Virginia, Inc. (“WSSVA”) executed certain Master Leases (“the Leases”) dated as of January 1, 2001, covering the Former Quincy’s Units.  However, pursuant to Paragraph 47 of the Leases, the Leases never became effective as FFCA did not execute and/or deliver the Leases.

In 2001 and 2002, several Former Quincy’s Units were properly turned back to FFCA.  Certain franchisees who continued to operate Former Quincy’s Units owned by FFCA remitted all rental payments directly to FFCA, and FFCA accepted these payments.  Based on these developments, and the lack of any binding Master Lease Agreement with FFCA, on May 15, 2003, the Company sent a letter to the Lessor, providing notice of the Company’s termination of any tenancies at-will on any remaining Former Quincy’s units effective May 31, 2003.  In accordance with the Company’s position, the Company has returned to FFCA every invoice for rent expense, or tax statement, received after May 15, 2003, with a cover letter explaining that the Company is not responsible for any such amounts.  FFCA has not disputed the Company’s position.

Dickson, Tennessee Claim

On April 11, 2006, the Company resolved all disputes with a landlord of a restaurant in Dickson, Tennessee with the execution of a formal settlement agreement.  The Company has been released from any further obligations under the lease, and all pending judgments have been satisfied, in exchange for a payment by the Company to the landlord in the amount of $177,000, also made on April 11, 2006.

Chubb Claim

In November 2004, Chubb Insurance filed suit in the Circuit Court for the City of Roanoke against our subsidiary, seeking recovery of allegedly unpaid premiums in the amount of $97,249.  Chubb’s claim was settled on February 6, 2006 with a payment of $15,000.

Lawrenceville, Georgia Casualty

On July 11, 2004, the building, improvements, and contents located on real property owned by the Company in Lawrenceville, Georgia were completely destroyed by fire.  Insurance proceeds of $591,000 were received in April 2005 and a gain on the casualty of $220,351 was recorded as gain on settlement of insurance claims during the first quarter of 2005.  The land was sold in November 2006 for net proceeds of $299,499.  In accordance with the note payable agreement related to the property, the insurance proceeds were remitted to the Company’s lender on April 8, 2005.  Subsequently, in February 2006, the remainder of the loan balance, $280,663, was paid off and the lender accepted the total repayment of the loan without the application of a prepayment penalty.

Waldorf, Maryland Casualty

In July 2005, a building, improvements, and contents, located upon real property leased by the Company for operation of a company-owned Great American Buffet restaurant, in Waldorf, Maryland, were totally destroyed by fire.  The Company insured the premises, including buildings and contents, against casualty, such as fire.  The Company also insured the premises for the interruption of business income.  The fire occurred shortly after the Company had provided timely notice to the landlord of our desire to extend the lease through a renewal term ending on December 31, 2010.

In August 2005, the landlord filed an action for a declaratory judgment in the Circuit Court for Charles County, Maryland.  On or about December 14, 2005, the Company entered into a settlement agreement with the Landlord which resolved all litigation claims regarding the parties’ respective interests in the real property and insurance proceeds covering real and personal property involved in the casualty.  Pursuant to this agreement the Company received insurance proceeds of approximately $1,030,000 in the first quarter of 2006.

Other

The Company is involved in various other claims and legal actions arising in the ordinary course of business.  In the opinion of the management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

The Company has a severance provision contained within an Employment Agreement with its Chief Executive Officer that provides certain termination benefits to him in the event that his employment with the Company is terminated without cause including upon a change of control.  The initial term of the agreement ended on December 31, 2003 and the agreement provides for an automatic renewal of one year unless the Company or the executive provides notice of termination as specified in the agreement.  Under the term of the agreement, in the event of termination without cause, the executive will receive termination benefits equal to one year of the executive’s annual base salary in effect on the termination date and the continuation of health and welfare benefits through the termination date of the agreement.

(17)	Investment in Unconsolidated Joint Venture

The Company is a partner in a 50/50 joint venture with a franchisee for a new restaurant in Harrisonburg, Virginia.  During October 2005, the joint venture entered into a loan agreement for $3.05 million and the Company guaranteed 50% of the loan obligation.  The estimated the fair value of the guarantee of approximately $30,000 is recorded in other long-term liabilities and in investments in unconsolidated joint venture on the accompanying balance sheet at December 31, 2006.  The term of the guarantee extends through July 1, 2026 and the Company would be required to perform under the guarantee should the joint venture not to be able to meet its scheduled principal and interest payments.  Pursuant to the joint venture agreement, a cash contribution of $300,000 from each 50/50 partner was also made at the closing of this financing.  The Company is accounting for the investment using the equity method and the Company’s share of the net loss for the joint venture of $160,902 and $21,618 for the years ended December 31, 2006 and 2005, respectively, is included in equity in earnings of unconsolidated joint venture.  The restaurant opened for business on December 14, 2006.

Financial Data

The following is selected financial information for the joint venture at December 31, 2006:

Year Ended December 31, 2006 (unaudited)
Statement of Operations Data:
Total revenues	$272,511
Cost of food	131,891
Payroll expense	218,374
Marketing and smallware expense	90,005
General and Administrative	86,001
Interest	73,897
Net loss	(321,805)
Balance Sheet Data:
Cash	$319,410
Current receivables	114,813
Prepaid insurance	6,274
Inventory	17,811
Land, leasehold improvements, and construction in progress, net	3,936,400
Loan costs, net	13,471
Total assets	4,408,378
Loan payable	3,300,000
Accounts payable and accrued expenses	873,418
Members’ equity	234,960

(18)	Related Party Transactions

The Company currently has sublease arrangements in respect to four locations with three separate individual franchisees.  Sublease income received on these locations was $208,000 in 2006 and $308,000 in 2005 and 2004.

The Company subleased a leased property through December 31, 2004, to an entity in which a former board member was a partner.  The net annual cost to the Company was approximately $25,000 on an annual basis.  The Company paid $100,000 to buyout its remaining obligation on the lease in February 2005.

There are no other affiliated or related transactions between or among the Company and its Officers and Directors.

(19)	Quarterly Results of Operations (Unaudited)

The following tables summarize unaudited quarterly results of operations:

	Quarter ended
	March 31	June 30	September 30	December 31
Year ended December 31, 2006:
Total revenues	$4,145,650	$4,716,725	$4,485,900	$4,055,665
(Loss) income from operations	121,330	278,469	199,077	191,982
Net (loss) income	6,298	143,106	84,651	40,284
Net (loss) income per common share — basic and diluted	0.00	0.12	0.07	0.03
	Quarter ended
	March 31	June 30	September 30	December 31
Year ended December 31, 2005:
Total revenues	$4,944,040	$5,445,258	$4,811,755	$4,171,000
Income from operations	(251,894)	416,504	375,855	885,654
Net income	(66,581)	242,025	203,548	302,368
Net income per common share — basic and diluted	(0.06)	0.20	0.17	0.26
	Quarter ended
	March 31	June 30	September 30	December 31
Year ended December 31, 2004:
Total revenues	$5,218,097	$5,675,928	$5,701,800	$5,111,939
Income from operations	301,844	353,927	389,465	129,149
Net income	161,902	179,275	199,530	25,104
Net income per common share — basic and diluted	0.14	0.15	0.17	0.02

Total revenues and net income are typically higher in the second and third quarters as opposed to the first and fourth quarters in the Company’s industry segment.

Closed restaurant expense of $350,279 was recorded during the first quarter of 2005; a gain on settlement of insurance claims of $220,351 was recorded in the first quarter of 2005; and impairment and other charges of $319,830 and a gain on settlement of insurance claims of $946,332 was recorded in the fourth quarter of 2005.

WESTERN SIZZLIN CORPORATION

Consolidated Balance Sheets
September 30, 2007 and December 31, 2006

	September 30, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$606,335	$2,344,644
Trade accounts receivable, net of allowance for doubtful accounts of $213,003 in 2007 and $470,758 in 2006	866,794	866,565
Current installments of notes receivable, less allowance for impaired notes of $31,402 in 2007 and $17,409 in 2006	264,147	205,624
Other receivables	183,105	239,531
Income taxes receivable	—	248,559
Inventories	60,540	55,207
Prepaid expenses	269,564	253,556
Deferred income taxes	179,091	296,671
Total current assets	2,429,576	4,510,357

Notes receivable, less allowance for impaired notes receivable of $47,806 in 2007 and $164,396 in 2006, excluding current installments	635,114	800,841
Property and equipment, net	1,982,430	2,270,300
Investments in marketable securities (Note 3)	9,149,740	6,508,645
Money market investments held by broker (Note 3)	3,124,831	—
Franchise royalty contracts, net of accumulated amortization of $8,666,562 in 2007 and $8,193,840 in 2006	787,869	1,260,592
Goodwill	4,310,200	4,310,200
Financing costs, net of accumulated amortization of $191,793 in 2007 and $188,670 in 2006	8,418	11,540
Investment in unconsolidated joint venture	265,904	147,479
	$22,694,082	$19,819,954
Liabilities, Minority Interest and Stockholders’ Equity
Current liabilities:
Current installments of long-term debt	$135,311	$163,089
Accounts payable	526,822	555,110
Accrued expenses and other	614,651	554,443
Income taxes payable	606,906	—
Total current liabilities	1,883,690	1,272,642

Long-term debt, excluding current installments	592,039	685,036
Other long-term liabilities	84,760	69,370
Deferred income taxes	562,410	394,885
Total liabilities	3,122,899	2,421,933

Minority interest	1,459,283	—
Commitments and contingencies (Note 8)
Stockholders’ equity:
Common stock, $.01 par value. Authorized 4,000,000 shares (2,000,000 shares at December 31, 2006); 1,797,750 issued and outstanding shares in 2007 and 1,787,750 in 2006 (Note 2)	17,978	17,878
Additional paid-in capital	12,881,791	12,790,681
Retained earnings	6,076,053	3,340,193
Accumulated other comprehensive income (loss)	(863,922)	1,249,269
Total stockholders’ equity	18,111,900	17,398,021
Total liabilities, minority interest and stockholders’ equity	$22,694,082	$19,819,954

See accompanying notes to consolidated financial statements.

WESTERN SIZZLIN CORPORATION

Consolidated Statements of Income
Three Months and Nine Months Ended September 30, 2007 and 2006
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Company-operated restaurants	$3,443,464	$3,393,679	$10,033,921	$9,971,290
Franchise operations	1,078,551	1,092,221	3,308,355	3,376,985

Total revenues	4,522,015	4,485,900	13,342,276	13,348,275

Costs and expenses:
Company-operated restaurants —food, beverage and labor costs	2,451,091	2,365,806	7,157,226	7,098,664
Restaurant occupancy and other	596,834	704,991	1,775,585	1,877,279
Subleased properties	64,265	106,508	151,013	251,158
Franchise operations — direct support	291,871	262,694	796,065	887,340
Corporate expenses	577,862	578,986	1,821,122	1,843,139
Depreciation and amortization	265,527	267,838	797,135	791,819
Total costs and expenses	4,247,450	4,286,823	12,498,146	12,749,399

Income from operations	274,565	199,077	844,130	598,876

Other income (expense):
Interest expense	(31,741)	(30,057)	(71,792)	(108,404)
Loss on early extinguishment of long term debt	—	—	—	(92,535)
Gain on sales of marketable securities (Note 3)	3,557,399	—	3,562,012	—
Interest income	34,866	16,343	65,219	53,443
Equity in profit(loss) of joint venture	52,749	(29,629)	118,424	(67,857)
Other	6,779	(6,483)	6,364	13,101
Income before income tax expense and minority interest	3,894,617	149,251	4,524,357	396,624
Income tax expense:
Current	652,177	—	670,361	—
Deferred	769,817	64,600	999,253	162,569
Total income tax expense	1,421,994	64,600	1,669,614	162,569
Income before minority interest	2,472,623	84,651	2,854,743	234,055
Minority interest in net profit of limited partnership	(508)	—	(508)	—
Net income	$2,472,115	$84,651	$2,854,235	$234,055
Earnings per share (Note 6):
Basic	$1.38	$.07	$1.59	$.20
Diluted	$1.37	$.07	$1.58	$.20
See accompanying notes to consolidated financial statements.

WESTERN SIZZLIN CORPORATION

Consolidated Statement of Changes in Stockholders’ Equity
Nine Months Ended September 30, 2007
(Unaudited)

	Common Stock		Additional Paid-in	Retained	Accumulated Other Comprehensive
	Shares	Dollars	Capital	Earnings	Income (Loss)	Total
Balances, December 31, 2006	1,787,750	$17,878	$12,790,681	$3,340,193	$1,249,269	$17,398,021
Net income	—	—	—	2,854,235	—	2,854,235
Change in unrealized holding gains (losses)	—	—	—	—	95,256	95,256
Less: Reclassification of unrealized gains on securities sold during 2007					(2,208,447)	(2,208,447)
Comprehensive income						741,044
Share based compensation	—	—	5,920	—	—	5,920
Cumulative effect of adopting FIN 48 (Note 5)	—	—	—	(118,375)	—	(118,375)
Stock options exercised	10,000	100	85,190	—	—	85,290
Balances, September 30, 2007	1,797,750	$17,978	$12,881,791	$6,076,053	$(863,922)	$18,111,900

See accompanying notes to consolidated financial statements.

WESTERN SIZZLIN CORPORATION

Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2007 and 2006
(Unaudited)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net income	$2,854,235	$234,055
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	321,289	319,098
Amortization of franchise royalty contracts	472,723	472,722
Amortization of financing costs	3,122	16,676
Loss on sale/disposal of property and equipment	—	57,717
Gain on sales of marketable securities	(3,562,012)	—
Write off of financing costs related to early extinguishment of long term debt	—	29,699
Provision for doubtful accounts	90,000	80,000
Share-based compensation	5,920	39,100
Equity in (income) loss of unconsolidated joint venture	(118,424)	67,857
Provision for deferred income taxes	999,253	162,570
Minority interest in net profit of limited partnership	508	—
(Increase) decrease in:
Trade accounts receivable and notes receivable	16,975	97,724
Other receivables	56,426	63,275
Income taxes receivable	248,559	(228,895)
Insurance receivable — business interruption	—	244,961
Inventories	(5,333)	(2,748)
Prepaid expenses	(16,008)	54,153
Other assets	—	(59,987)
Increase (decrease) in:
Accounts payable	(28,288)	193,023
Accrued expenses	60,208	(498,967)
Income taxes payable	540,240	—
Other long-term liabilities	15,390	20,979
Net cash provided by operating activities	1,954,783	1,363,012

Cash flows from investing activities:
Change in short-term investments	—	260,069
Additions to property and equipment	(33,420)	(479,892)
Proceeds from sale of property	—	2,800
Purchases of marketable securities	(14,089,140)	(2,100,000)
Increase in money market investments held by broker	(3,124,831)	—
Proceeds from fire casualties	—	784,992
Proceeds from sale of marketable securities	12,089,784	—
Net cash used in investing activities	(5,157,607)	(1,532,031)

Cash flows from financing activities:
Cash received from exercise of stock options	85,290	27,600
Payments on long-term debt	(120,775)	(1,399,068)
Capital contributions from minority interests in limited partnership	1,500,000	—
Net cash provided by (used in) financing activities	1,464,515	(1,371,468)
Net decrease in cash and cash equivalents	(1,738,309)	(1,540,487)
Cash and cash equivalents at beginning of period	2,344,644	1,664,848
Cash and cash equivalents at end of period	$606,335	$124,361
Supplemental disclosure of cash flow information:
Cash payments for interest	$72,794	$41,266
Income taxes paid	$41,681	$398,880
Adoption of FIN 48 (non-cash)	$118,375	$—
Non-cash investing activities:
Reclassification of deposits from other assets to property and equipment	$—	$378,455
Purchase of investments on margin	$—	$1,693,084
Unrealized (losses) gains from marketable equity securities	$(863,922)	$735,575

See accompanying notes to consolidated financial statements.

WESTERN SIZZLIN CORPORATION

Notes to Consolidated Financial Statements
Nine Months Ended September 30, 2007 and 2006
(Unaudited)

(1)	General

The accompanying unaudited consolidated financial statements of Western Sizzlin Corporation, (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting information and the instructions to Form 10-Q and Article 10 of Regulation S-X.  Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements.  In the opinion of management, all material reclassifications and adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of the results of operations, financial position and cash flows for each period shown have been included.  The unaudited consolidated financial statements and notes are presented as permitted by Form 10-Q and do not contain certain information included in the Company’s annual consolidated financial statements and notes.  For further information, refer to the consolidated financial statements and notes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2006.

(2)	Stock Options

The Company has three stock option plans: the 2005 Stock Option Plan, the 2004 Non-Employee Directors’ Stock Option Plan, and the 1994 Incentive and Non-qualified Stock Option Plan.  The 1994 Plan has expired for purposes of granting options and only 7,500 options granted to James C. Verney remain outstanding under that plan.  Under the 2005 and 2004 Plans, employees and directors may be granted options to purchase shares of common stock at the fair market value on the date of the grant.  Under the provisions of the plans, the contract terms of stock options for resigning directors were reduced and have been reflected in the computations of the weighted average contractual term of the outstanding options.  In February 2007, Mr. Biglari informed the Board that he did not wish to receive future grants of stock options and that he relinquished all stock options previously granted to him.  Since these modifications did not increase the value of the awards, the modification had no impact on compensation expense.

Effective January 1, 2006, the Company began recording compensation expense associated with the stock options in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment” as interpreted by SEC Staff Accounting Bulletin No. 107.  The Company adopted the modified prospective transition method provided for under SFAS No. 123R.

The Company recorded $0 and $5,920 compensation expense for stock options for the three and nine months ended September 30, 2007, respectively.

Options granted under the 2005 and 2004 Plans vest at the date of the grant, with the exception of options granted to James C. Verney, which vested according to a schedule in his Employment Agreement and are currently all vested.  The fair value of each option award was estimated on the date of grant using the Black-Scholes option-pricing model.  Assumptions utilized in the model were evaluated and revised, as necessary, to reflect market conditions and experience.  The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.  Expected volatilities are based on the historical volatility of the Company’s stock for a period equal to the expected term of the options.  The expected term of the options represents the period of time that options granted are outstanding and is estimated using historical exercise and termination experience.

The fair values of options granted during the nine months ended September 30, 2007 and 2006 were estimated on the date of grant using the Black-Scholes option pricing model based on the following weighted average assumptions in the table below:

	Nine Months Ended September 30,
	2007	2006
Expected term (years)	5	5
Risk-free interest rate	4.50%	5.08%
Volatility	78.83%	84.03%
Dividend yield	—	—

There were -0- and 1,000 stock options granted during the three and nine month periods ended September 30, 2007, respectively, all at an estimated fair value of $5.92.  There were -0- and 6,000 stock options granted during the three and nine month periods ended September 30, 2006, respectively, which had an estimated fair value at the date of grant of $5.10 for the 1,000 granted during the first quarter of 2006 and $6.80 for the 5,000 stock options granted during the second quarter of 2006.  The estimated weighted average fair value of the stock options granted during the nine months ended September 30, 2006 was $6.50.

The following table summarizes stock options outstanding as of September 30, 2007, as well as activity during the nine month period then ended:

	Options Outstanding	Exercise Price Per Share Weighted Average	Contractual Term Weighted Average	Aggregate Intrinsic Value
Balance, December 31, 2006	58,000	$9.00	—	—
Granted	1,000	9.15	—	—
Exercised	(10,000)	8.53	—	—
Expired/Forfeited	(13,000)	8.75	—	—
Balance, September 30, 2007	36,000	$8.42	6.10	$326,995

All options outstanding at September 30, 2007 are exercisable.  At September 30, 2007, there were 36,000 shares available for future grants under the plans; however, on April 25, 2007, the Company’s Board of Directors elected to suspend future grants under all plans indefinitely.

(3)	Investments in Marketable Securities

All investments and other capital allocation decisions are made by Mr. Biglari, the Company’s Chairman, under limited authority delegated by the Board of Directors.  The delegated authority includes the authority to borrow funds in connection with making investments in marketable securities or derivative securities, subject to Board reporting requirements and various limitations.  As of the date of this filing, Mr. Biglari has authority to manage surplus cash up to $10 million, and in addition, has authority to borrow a maximum of $5 million.  The Company has a margin securities account with Jefferies & Company, Inc. (Jefferies).  The margin account bears interest at the Federal Funds Target Rate quoted by the Wall Street Journal, plus .5%, or approximately 5.0% as of the date of this report, with the minimum and maximum amount of any particular loan to be determined by Jefferies, in its discretion, from time to time.  The collateral securing the margin loans would be the Company’s holdings in marketable securities.  The minimum and maximum amount of any particular margin may be established by Jefferies, in its discretion, regardless of the amount of collateral delivered to Jefferies, and Jefferies may change such minimum and maximum amounts from time to time.  The Company’s balance of margin debt was $0 as of September 30, 2007.  As of September 30, 2007, the Company had money market investments of $3,124,831 held by a broker.  These funds are designated by the Company for long-term investments which will be purchased once they are identified.

The Company’s investments in marketable equity securities are held for an indefinite period and thus are classified as available-for-sale.  Available-for-sale securities are recorded at fair value in Investments in Marketable Securities on the consolidated balance sheet, with the change in fair value during the period excluded from earnings and recorded net of tax as a component of other comprehensive income.

Investments in derivative securities are classified as trading securities, with both realized and unrealized gains and losses on those derivative instruments included in the statement of income.  The Company realized a gain on sale of marketable securities of $3.6 million during the nine months ended September 30, 2007, largely from the sale of the investment in Friendly Ice Cream Corporation.  The Company determines cost of marketable securities sold based on the specific identification method.

In April 2007 the Company formed Western Investments, Inc., a Delaware corporation and wholly-owned subsidiary to serve as the general partner of Western Acquisitions, L.P., a Delaware limited partnership that operates as a private investment fund.  Through Western Investments, Mr. Biglari will operate as the portfolio manager to the fund.  During the third quarter ended September 30, 2007, the Company contributed cash along with its holdings in the common stock of The Steak n Shake Company to Western Investments, Inc., which in turn contributed these assets to Western Acquisitions, L.P.  Also during the third quarter ended September 30, 2007, cash contributions from outside investors were made to the limited partnership.

As of September 30, 2007, Western Investments, Inc. owned 84.33% of Western Acquisitions, L.P.  As such, Western Acquisitions, L.P. has been consolidated into the accompanying financial statements with the 15.67% ownership by minority limited partners presented as minority interest on the accompanying consolidated balance sheet.  Following is a summary of marketable securities as of September 30, 2007 and December 31, 2006:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
September 30, 2007:
Unrealized Gain Securities	$507,769	$16,078	—	$523,847
Unrealized Loss Securities	9,547,296	—	(921,403)	8,625,893
Total Marketable Securities	$10,055,065	$16,078	$(921,403)	$9,149,740

December 31, 2006:	$4,543,768	$1,964,877	$—	$6,508,645

At December 31, 2006, investments in marketable securities consisted entirely of common stock of Friendly Ice Cream Corporation, which was subsequently sold in 2007.  At September 30, 2007, investments in marketable securities consisted of several marketable securities with the majority in The Steak n Shake Company.  All unrealized losses have been continuous losses for less than a year as of September 30, 2007.

(4)	Goodwill and Other Intangible Assets

The Company conforms to the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.”  Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives are reviewed for impairment and written down and charged to results of operations when their carrying amount exceeds their estimated fair value.  The Company is required to perform impairment tests each year, or between yearly tests in certain circumstances, for goodwill.  There can be no assurance that future impairment tests will not result in a charge to earnings.

There were no changes in the net carrying amount of goodwill for the three and nine month periods ended September 30, 2007 and 2006.

Amortizing Intangible Assets

Franchise royalty contracts are amortized on a straight-line basis over fifteen years, the estimated average life of the franchise agreements.  The Company assesses the recoverability of this intangible asset by determining whether the amortization of the franchise royalty contracts balance over their remaining life can be recovered through undiscounted future operating cash flows of the acquired operation.  The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company’s average cost of funds.

	As of September 30, 2007
	Gross carrying amount	Weighted average amortization period	Accumulated amortization
Amortizing intangible assets:
Franchise Royalty Contracts	$9,454,431	15.0 yrs.	$8,666,562

Aggregate amortization expense for amortizing intangible assets for the three and nine month periods ended September 30, 2007 was $157,574 and $472,722, respectively.  Estimated amortization expense is $630,300 per year through December 31, 2008.

(5)	Income Taxes

The Company adopted the provisions of FASB Interpretation No. 48 (as described in Note 10), “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007.  As a result of the implementation of FIN 48, the Company recognized a liability for uncertain tax positions in the amount of $118,375, including interest of $25,595, which was accounted for as an adjustment to the beginning balance of retained earnings.  As of September 30, 2007, the Company has a recorded liability of $140,412, including interest of $31,062, for such uncertain tax positions.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.  For the three and nine month periods ended September 30, 2007, the Company recognized approximately $278 and $5,467, respectively, of accrued interest associated with uncertain tax positions.

The Company anticipates that the accrued liability for uncertain tax positions will significantly decrease by the end of the year as the Company files tax returns and remits any taxes due.  As of September 30, 2007, the earliest tax year open to examination by a major taxing jurisdiction is 2003.

At September 30, 2007, the Company recorded a deferred income tax asset of $314,640 associated with the unrecognized loss on its marketable securities.  Management has determined that it is more likely than not that the deferred income tax asset will not be realized and has established a valuation allowance of $314,640.

(6)	Earnings Per Share

Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period.  Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.  Stock options for 0 and 6,000 shares of common stock were not included in computing diluted earnings for the three and nine months ended September 30, 2006 because the effects of these options were anti-dilutive.

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the periods indicated:

	Income (Numerator)	Weighted Average Shares (Denominator)	Earnings Per Share Amount
Three months ended September 30, 2007
Net income — basic	$2,472,115	1,797,750	$1.38
Net income — diluted	$2,472,115	1,808,755	$1.37

Three months ended September 30, 2006
Net income — basic	$84,651	1,191,133	$.07
Net income — diluted	$84,651	1,197,802	$.07

Nine months ended September 30, 2007
Net income — basic	$2,854,235	1,792,823	$1.59
Net income — diluted	$2,854,235	1,800,848	$1.58

Nine months ended September, 2006
Net income — basic	$234,055	1,189,656	$.20
Net income — diluted	$234,055	1,198,462	$.20

The Company has registered with the SEC 898,875 shares of its common stock and 1,797,750 rights to purchase these shares in connection with a rights offering to its shareholders of record as of October 17, 2007.  The rights will expire on November 16, 2007, unless the Company extends the offering for up to 15 days.

(7)	Reportable Segments

The Company has organized segment reporting to reflect how the Company views its business activities.  During the third quarter of 2006, the Company identified operating segments based on separate financial information that is evaluated regularly in deciding how to allocate resources and in assessing performance.  The Company-operated Restaurant segment consists of the operations of all Company-operated restaurants and derives its revenues from restaurant operations.  This segment also includes net costs incurred from subleases of previously operated locations, which is presented separately.  The Franchising segment consists primarily of franchise sales and support activities and derives its revenues from sales of franchise and development rights and collection of royalties from franchisees.  The Company incurs certain costs which include expenses of the following functions: legal, accounting, personnel not directly related to a segment and other headquarter activities.  These expenses are designated as corporate expenses.

The following table summarizes reportable segment information:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues from reportable segments:
Restaurants	$3,443,464	$3,393,679	$10,033,921	$9,971,290
Franchising	1,078,551	1,092,221	3,308,355	3,376,985
Total revenues	$4,522,015	$4,485,900	$13,342,276	$13,348,275
Depreciation and amortization:
Restaurants	$100,252	$107,377	$301,051	$313,537
Franchising	165,275	160,461	496,084	478,282
Total depreciation and amortization	$265,527	$267,838	$797,135	$791,819
Interest Expense:
Restaurants	$19,631	$30,057	$59,140	$108,334
Corporate	12,110	—	12,652	70
Total interest expense	$31,741	$30,057	$71,792	$108,404
Interest Income:
Corporate	$34,866	$16,343	$65,219	$53,443
Total interest income	$34,866	$16,343	$65,219	$53,443

Equity in profit (loss) of joint venture:	$52,749	$(29,629)	$118,424	$(67,857)
Total equity in joint venture	$52,749	$(29,629)	$118,424	$(67,857)

Income (loss) from operations:
Restaurants	$295,287	$281,517	$800,059	$747,822
Subleased properties	(64,338)	(106,508)	(151,086)	(254,667)
Franchising	621,405	671,953	2,016,206	2,016,923
Corporate	(577,789)	(647,885)	(1,821,049)	(1,911,202)
Total income from operations:	$274,565	$199,077	$844,130	$598,876

	September 30, 2007	December 31, 2006

Total assets:
Restaurants	$7,469,371	$6,615,074
Franchising	2,094,760	5,605,981
Corporate	855,380	1,090,254
Investments in marketable securities	12,274,571	6,508,645
Total assets	$22,694,082	$19,819,954

(8)	Contingencies

In the case of all known contingencies, the Company accrues for an obligation, including estimated legal costs, when a loss is probable and the amount is reasonably estimable.  As facts concerning contingencies become known to the Company, the Company reassesses its position with respect to accrued liabilities and other expenses.  These estimates are subject to change as events evolve and as additional information becomes available during the litigation process.

Little Rock, Arkansas Lease

In September 2006, the Company was served with a lawsuit filed in the Circuit Court of Pulaski County, Arkansas, captioned Parks Land Company, LOLL, et al. v. Western Sizzlin Corporation, et al.  The plaintiffs are owners/landlords of four restaurant premises located in the Little Rock, Arkansas metropolitan area which had been leased pursuant to a single lease agreement and previously occupied by the Company.  Each of these premises had been subleased to various operators.  The lease agreement expired pursuant to its terms on June 30, 2006.  The plaintiffs have claimed in their lawsuit unspecified damages allegedly owing for certain repair and maintenance expenses on the premises, for the replacement of certain equipment, for diminution of property value, and for loss of rental income, as well as interest and costs.  They have recently demanded approximately $1,000,000.  The Company believes that plaintiff’s claims and the evidence supporting them do not justify the plaintiff’s demands.  The prospects for an adverse outcome or financial loss for the company at the trial of the matter cannot be gauged with certainty at this juncture.  However, the Company will continue to contest vigorously the plaintiff’s claims and pursue appropriate strategies for defeating or otherwise disposing of the plaintiff’s claims in a manner consistent with the evidence developed in the case.  The parties met for mediation on November 6, 2007, but were unsuccessful in settling the dispute.  The case is presently set for trial in February 2008 in Little Rock, Arkansas.

FFCA

FFCA Acquisition Corporation, an entity related to Franchise Finance Corporation of America (“FFCA”), now known as General Electric Franchise Finance Corporation is or was the owner of 43 former Quincy’s restaurant locations (“Former Quincy’s Units”).  Western Sizzlin Stores of Virginia, Inc. (“WSSVA”), a wholly-owned subsidiary of Western Sizzlin Corporation, executed certain Master Leases (“the Leases”) dated as of January 1, 2001, covering the Former Quincy’s Units.  However, pursuant to Paragraph 47 of the Leases, the Leases never became effective as FFCA did not execute and/or deliver the Leases.

In 2001 and 2002, several Former Quincy’s Units were properly turned back to FFCA.  Certain franchisees who continued to operate Former Quincy’s Units owned by FFCA remitted all rental payments directly to FFCA, and FFCA accepted these payments.  Based on these developments, and the lack of any binding Master Lease Agreement with FFCA, on May 15, 2003, the Company sent a letter to the Lessor, providing notice of the Company’s termination of any tenancies at-will on any remaining Former Quincy’s units effective May 31, 2003.  In accordance with the Company’s position, the Company has returned to FFCA every invoice for rent expense, or tax statement, received after May 15, 2003, with a cover letter explaining that the Company is not responsible for any such amounts.  FFCA has not disputed the Company’s position.

Other

The Company is involved in various other claims and legal actions arising in the ordinary course of business.  In the opinion of the management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

(9)	Investment in Unconsolidated Joint Venture

The Company is a partner in a 50/50 joint venture with a franchisee for a new restaurant in Harrisonburg, Virginia.  During October 2005, the joint venture entered into a loan agreement and the Company guaranteed 50% of the loan obligation.  The estimated fair value of the guarantee of approximately $30,000 is recorded in other long-term liabilities and in investments in unconsolidated joint venture on the accompanying consolidated balance sheet at September 30, 2007.  The term of the guarantee extends through July 1, 2026 and the Company would be required to perform under the guarantee should the joint venture not to be able to meet its scheduled principal and interest payments.  Pursuant to the joint venture agreement, a cash contribution of $300,000 from each 50/50 partner was also made at the closing of this financing.  The Company is accounting for the investment using the equity method and the Company’s share of the net income (loss) of the joint venture of $52,749 and $118,424 for the three and nine month periods ended September 30, 2007 and ($29,629) and ($67,857) for the three and nine months ended September 30, 2006, is included in equity in joint venture.  At September 30, 2007, the Company has a receivable due from the joint venture of $69,418 for start-up costs paid by the Company on behalf of the joint venture.  The balance due from the joint venture was $139,418 at December 31, 2006.  The restaurant opened for business on December 14, 2006.

Financial Data

The following is selected financial information for the joint venture at September 30, 2007:

	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2007
	(unaudited)	(unaudited)
Statement of Operations Data:
Total revenues	$1,218,248	$3,805,241
Cost of food	508,431	1,634,851
Payroll expense	351,358	1,144,755
Marketing and smallware expense	11,297	28,851
General and administrative	129,222	422,755
Interest	56,238	168,110
Depreciation and amortization	50,229	150,550
Net income	105,500	236,849
Balance Sheet Data:
Cash		$272,087
Prepaid insurance		8,086
Inventory		9,437
Land, leasehold improvements (net), and construction in progress		3,799,988
Loan costs, net		12,327
Total assets		4,118,032
Loan payable		3,183,059
Accounts payable and accrued expenses		243,930
Members’ equity		471,808

(10)	Impact of Recently Issued Accounting Standards

In July 2006, the FASB issued FASB Interpretation Number 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, (“FIN 48”).  FIN 48 prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken in a tax return.  The Company must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position.  Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements.  FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes.  The requirements of FIN 48 were adopted during the first quarter of 2007.  Refer to Note 5 for further discussion.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS No. 157”).  SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted.  The Company has not yet determined the impact, if any, that the implementation of SFAS No. 157 will have on our results of operations or financial condition.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115, (“SFAS 159”), which is effective January 1, 2008.  This Standard permits entities to choose to measure many financial instruments and certain other items at fair value.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments.  The Company is currently evaluating the effect, if any, that the adoption of SFAS 159 will have on our consolidated financial statements on the adoption date of January 1, 2008.

In March 2006, the FASB Emerging Issues Task Force issued Issue 06-3 (“EITF 06-3”), How Sales Taxes Collected From Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement.  This standard requires that a company disclose its accounting policy (i.e., gross or net presentation) regarding presentation of taxes within the scope of EITF 06-3.  If taxes are significant and reported on a gross basis, a company should disclose the amount of such taxes for each period for which an income statement is presented.  The guidance is effective for the Company beginning January 1, 2007.  The Company presents revenues net of sales taxes in its consolidated statements of income.

(11)	Recent Developments and Subsequent Events

The Company has registered with the SEC 898,875 shares of its common stock and 1,797,750 rights to purchase these shares in connection with a rights offering to its shareholders of record as of October 17, 2007.  The rights will expire on November 16, 2007, unless the Company extends the offering for up to 15 days.

ITEX CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 31, 2007	July 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	1,753	314
Accounts receivable, net of allowance of $265 and $317	1,113	1,091
Prepaid expenses	141	169
Loans and advances	94	115
Deferred tax asset	614	509
Notes receivable - corporate office sales	202	297
Other current assets	19	4
Total current assets	3,936	2,499

Property and equipment, net of accumulated depreciation of $85 and $42	133	76
Goodwill	1,740	1,695
Deferred tax asset, net of current portion	6,735	3,939
Membership lists, net	991	1,226
Notes receivable - corporate office sales, net of current portion	680	1,151
Other long-term assets	89	77
Total assets	14,304	10,663

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts and other expenses payable	122	91
Accrued commissions to brokers	1,287	1,168
Accrued expenses	333	429
Deferred revenue	98	178
Advance payments	115	104
Current portion of notes payable	-	315
Total current liabilities	1,955	2,285

Long-term liabilities:
Notes payable, net of current portion	-	410
Other long-term liabilities	19	-
Total Liabilities	1,974	2,695

Commitments and contingencies

Stockholders’ equity:
Common stock, $.01 par value; 50,000 shares authorized; 17,929 shares and 18,246 shares issued and outstanding, respectively	179	182
Additional paid-in capital	28,981	29,217
Unearned stock compensation	(129)	(226)
Accumulated deficit	(16,701)	(21,205)
Total stockholders’ equity	12,330	7,968
Total liabilities and stockholders’ equity	14,304	10,663

The accompanying notes are an integral part of these consolidated balance sheets.

ITEX CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)

	Year ended July 31,
	2007	2006
Revenue:
Marketplace revenue	$14,171	$14,646

Costs and expenses:
Cost of Marketplace revenue	9,660	10,299
Salaries, wages and employee benefits	1,448	1,298
Selling, general and administrative	1,257	1,433
Depreciation and amortization	301	275
	12,666	13,305

Income from operations	1,505	1,341

Other income:
Interest, net	76	15
Gain on sales of corporate-owned offices	70	17
Gain on extinguishment of debt	-	81
Other	10	4
	156	117

Income before income taxes	1,661	1,458

Income tax benefit, net	(2,843)	(1,975)

Net income	$4,504	$3,433

Net income per common share:
Basic	$0.25	$0.19
Diluted	$0.25	$0.18

Weighted average shares outstanding:
Basic	17,737	18,430
Diluted	18,103	18,623

The accompanying notes are an integral part of these consolidated statements of operations.

ITEX CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the years ended July 31, 2007 and 2006
(In thousands)

	Common Stock Shares Amount		Additional paid in capital	Accumulated deficit	Treasury stock	Unearned Compensation	Total
Balance, July 31, 2005	18,826	$188	$29,495	$(24,638)	$(10)	(76)	$4,959

Stock based board compensation	120	1	77				78

Repurchase and retirement of common stock	(1,050)	(11)	(567)				(578)

Stock based compensation, net of cancellations	350	4	212			(150)	66

Retirement of treasury stock					10		10

Net Income				3,433			3,433

Balance, July 31, 2006	18,246	$182	$29,217	$(21,205)	$-	$(226)	$7,968

Stock based board compensation	120	1	82				83

Repurchase and retirement of common stock	(438)	(4)	(318)				(322)

Stock based compensation						97	97

Net Income				4,504			4,504

Balance, July 31, 2007	17,929	$179	$28,981	$(16,701)	$-	$(129)	$12,330

The accompanying notes are an integral part of these consolidated statements of operations.

ITEX CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
	Year ended July 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,504	$3,433
Items to reconcile to net cash provided by operating activities:
Gain on sales of offices	(70)	(17)
Gain on extinguishment of debt	-	(81)
Recognition of imputed interest	(12)	(69)
Stock based compensation	169	121
Amortization of loan issuance costs	24	-
Depreciation and amortization	301	275
Increase (decrease) in allowance for uncollectible receivables	(52)	106
Increase in deferred income taxes	(2,900)	(2,098)
Changes in operating assets and liabilities:
Accounts receivable	30	11
Prepaid expenses	59	(92)
Other current assets	(15)	12
Accounts and other expenses payable	30	68
Accrued commissions to brokers	119	(75)
Accrued expenses	(80)	(5)
Deferred revenue	(80)	143
Advance payments	11	104
Long-term liabilities	19	-
Net cash provided by operating activities	2,057	1,836

CASH FLOWS FROM INVESTING ACTIVITIES:
BXI earnout	(62)	(90)
Payments received from notes receivable - corporate office sales	648	288
Advances on notes receivable - corporate office sales	-	(69)
Payments received from loans	284	(16)
Advances on loans	(302)	(34)
Purchase of membership list	(15)	-
Purchase of property and equipment	(100)	(52)
Net cash provided by investing activities	453	27

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on third party indebtedness	(749)	(1,527)
Reacquired shares from non-affiliated parties	(322)	(578)
Loan acquisition costs	-	(13)
Net cash used in financing activities	(1,071)	(2,118)

Net increase (decrease) in cash and cash equivalents	1,439	(255)
Cash and cash equivalents at beginning of period	314	569
Cash and cash equivalents at end of period	$1,753	$314

Supplemental cash flow information:
Cash paid for interest	93	97
Cash paid for taxes	157	62

Supplemental non-cash investing and financing activities
Corporate office sales (Note 2)
The accompanying notes are an integral part of these consolidated statements of operations.

ITEX CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts unless otherwise indicated)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

ITEX Corporation (“ITEX”, “Company”, “we” or “us”) was incorporated in October 1985 in the State of Nevada.  Through our independent licensed broker and franchise network (individually, “Broker,” and together the “Broker Network”) in the United States and Canada, we operate a leading exchange for cashless business transactions (the “Marketplace”) where products and services are exchanged for “currency” only usable in the Marketplace (“ITEX dollars”).  We administer the Marketplace and act as a third-party record-keeper for our members’ transactions.  A summary of significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows:

Operating and Accounting Cycles

For each calendar year, we divide our operations into 13 four-week billing and commission cycles always ending on a Thursday (“operating cycle”).  For financial statement purposes, our fiscal year is from August 1 to July 31 (“year”, “2007” for August 1, 2006 to July 31, 2007, “2005” for August 1, 2005 to July 31, 2006).  We report our results as of the last day of each calendar month (“accounting cycle”).

Revenue Recognition

We generate our revenue by charging members percentage-based transaction fees, association fees, and other fees assessed in United States dollars and Canadian dollars where applicable (collectively and as reported on our financial statements “USD”).  We recognize revenue when persuasive evidence of an arrangement exists, the transaction has occurred or a cycle period has ended, the charges are fixed and determinable and no major uncertainty exists with respect to collectibility.

Our largest sources of revenues are transaction fees and association fees.  We charge members of the Marketplace an association fee every operating cycle in accordance with our members’ individual agreements.  We also charge both the buyer and the seller a transaction fee based on the ITEX dollar value of that Marketplace transaction.  Additionally, we may charge various auxiliary fees to members, such as annual membership dues, late fees, and insufficient fund fees.  The total fees we charge to members are substantially in USD and partially in ITEX dollars.  We bill members for all fees at the end of each operating cycle.  We track ITEX dollar fees in our internally developed database.  Members have the option of paying USD fees automatically by credit card, by electronic funds transfer through our Preferred Member Autopay System (“Autopay System”) or by personal check.  Currently, approximately 67% of member payments are made through electronic funds transfer or by credit cards using the Autopay System.  If paying by credit card or through our Autopay System, generally, the USD transaction fee is 5% to 6% of the ITEX dollar amount of the member’s purchases and sales during the operating cycle.  If paying by check, generally, the USD transaction fee is 7.5% of the ITEX dollar amount of that member’s purchases and sales during the operating cycle.

In each accounting cycle, we recognize as revenue all transaction fees, association fees and applicable other fees that occurred during that month regardless of which operating cycle the fees occurred.  We defer annual dues, which are prepaid, and recognize revenue over the period to which they apply.

As discussed below, we do not record revenues or expenses for ITEX dollars we receive from member fees or spend on various services (refer to “Accounting for ITEX Dollar Activities”).

Gross versus Net Revenue Recognition

In the normal course of business, we act as administrator to execute transactions between Marketplace members.  We pay commissions to our Brokers after the close of each operating cycle based on member transaction and association fees collected in USD.  We report revenue based on the gross amount billed to our ultimate customer, the Marketplace member.  When revenues are recorded on a gross basis, any commissions or other payments to Brokers are recorded as costs or expenses so that the net amount (gross revenues less expenses) is reflected in Operating Income.

Accounting for ITEX Dollar Activities

Primarily, we receive ITEX dollars from members’ transaction and association fees, but we also receive ITEX dollars, to a much lesser extent, from other member fees.  We expend ITEX dollars for revenue sharing transaction fees and association fees with our Broker Network, and for general Marketplace costs.  No ITEX dollar activity is reflected in the accompanying financial statements.  Our policy is to record transactions at the fair value of products or services received (when those values are readily determinable).  Further, we believe that all of our ITEX dollar transactions during the periods presented in the accompanying financial statements lacked readily determinable fair values and, thus, were recorded at the cost basis of the trade dollars surrendered, which was zero.

Our accounting policy follows the accounting guidance of the Financial Accounting Standards Board’s (“FASB”) Emerging Issues Task Force (“EITF”) 93-11, Accounting for Barter Transactions Involving Barter Credits, which indicates that transactions in which non-monetary assets are exchanged for barter credits should be accounted for under the Accounting Principle Board (“APB”) 29, Accounting for Non-monetary Transactions.  The basic principle of APB 29 is that, generally, exchanges of non-monetary assets should be recorded at fair value of the assets (or services) involved.  The fair value of the assets received (in this case ITEX dollars) should be used to measure the cost if it is more clearly evident than the fair value of the asset surrendered or service provided.  Our position is that the fair value of the non-monetary asset exchanged is more clearly evident than the fair value of the ITEX dollar received.  Our position may change if we could convert ITEX dollars into USD in the near term, as evidenced by a historical practice of converting ITEX dollars into USD shortly after receipt, or if quoted market prices in USD existed for the ITEX dollar.

We expend ITEX dollars primarily on the following items:

•	Co-op advertising with Marketplace members and Brokers;

•	Revenue sharing with Brokers in the form of per operating cycle transaction fees and association fees based upon member transactions consummated;

•	Sales incentives to Brokers based upon new members who have registered in the Marketplace;

•	Resolution of member disputes, essentially reimbursing the members for some or all of their ITEX dollars spent on a transaction in which the member is dissatisfied.

We believe that the fair value of these items lack readily determinable fair values for several reasons.  Under APB 29, fair value should not be regarded as determinable within reasonable limits if major uncertainties exist about the realizability of the value that would be assigned to the asset received in a non-monetary transaction at fair value.  If neither the fair value of the non-monetary asset (or service) transferred or received in the exchange is determinable within reasonable limits, the recorded amount of the non-monetary asset transferred from the enterprise may be the only measure of the transaction.  Because substantially all items upon which we expend ITEX dollars do not have readily determinable fair values, we have determined that meeting all of the required criteria for revenue recognition cannot occur as the price cannot be concluded as being fixed and determinable.

While the accounting policies described above are used for financial reporting purposes, the Internal Revenue Service requires, for purposes of taxation, that we recognize revenues, expenses, assets, and liabilities for all transactions in which we either receive or spend ITEX dollars using the ratio of one U.S. dollar per ITEX dollar.  For this reason, we track our ITEX dollar activity in statements to members and Brokers and in other ways necessary for the operation of the Marketplace and our overall business.

Principles of Consolidation

The consolidated financial statements include the accounts of ITEX Corporation and its wholly owned subsidiary, BXI Exchange, Inc.  All inter-company accounts and transactions have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents includes all cash and highly liquid investments with original maturities at the date of purchase of 90 days or less.  At July 31, 2006, we had certificates of deposit totaling $35.  We had no cash equivalents as of July 31, 2007.

Concentrations of Credit Risk

At July 31, 2007, we maintained our cash balances at a U.S. Bank branch in Portland, Oregon, a Royal Bank of Canada branch in Vancouver, Canada, and a Bank of Montreal branch in Toronto, Canada.  The balances are insured by the Federal Deposit Insurance Corporation up to $100 United States dollars and by the Canadian Deposit Insurance Corporation up to $100 Canadian dollars.  Our cash balances have exceeded these insurable limits periodically throughout 2007 and 2005.  At July 31, 2007 such balances exceeded these limits by $1,652.

Accounts and Notes Receivable

We assess the collectibility of accounts receivable monthly based on past collection history and current events and circumstances.  Accordingly, we adjust the allowance on accounts receivable to reflect net receivables that we ultimately expect to collect.

We review all notes receivable for possible impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value has been impaired and may not be recoverable.  Factors considered important that could trigger an impairment review include significant underperformance relative to expected historical or projected future operating results and a change in management of the franchisee or independent licensed broker responsible for the note.

Loans and Advances

At our discretion, we occasionally allow members who complete large transactions to pay the related transaction fee over time, typically three operating cycles.  Additionally, we occasionally make cash loans and advances to Brokers for special purposes or as incentives for beneficial changes such as to convert former BXI brokers to lower ITEX association fee commission structures.  The aggregate total owed to us on July 31, 2007 is $94.  The maximum balance owed is $60.  Payoff dates for the loans are scheduled between 2008 and 2009 with most due within one year.

Property and Equipment

We report property and equipment at cost less accumulated depreciation recorded on a straight line basis over useful lives ranging from three to seven years.  Included in property and equipment are additions and improvements that add to productive capacity or extend useful life of the assets.  Property and equipment also includes internally developed software (refer to “Software for Internal Use”).  When we sell or retire property or equipment, we remove the cost and related accumulated depreciation from the balance sheet and record the resulting gain or loss in the income statement.  The costs of repair and maintenance are charged to expense as incurred.

Software for Internal Use

We have developed extensive software to manage and track the ITEX dollar activity in the Marketplace to calculate USD and ITEX dollar fees accordingly.  We have also developed software to provide new functionality to access benefits and other services that we now provide to our Brokers and members of the Marketplace.  We account for qualifying costs incurred in the development of software for internal use in accordance with the American Institute of Certified Public Accountants’ Statement of Position (“SOP”) 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use.  In accordance with SOP 98-1, costs incurred in the planning and post-implementation stages are expensed as incurred, while costs relating to application development are capitalized.  Qualifying software development costs, including software in development meeting the criteria of SOP 98-1, are included as an element of property and equipment in the consolidated balance sheets.

Goodwill

We record goodwill when the cost of an acquired entity exceeds the net amounts assigned to identifiable assets acquired and liabilities assumed.  In accordance with Statement of Financial Accounting Standards (“SFAS”) 142, Goodwill and Other Intangible Assets, we conduct a formal impairment test of goodwill on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value below its carrying value.  We analyzed goodwill as of July 31, 2007 and we did not identify any impairment.

Intangible Assets

Upon acquisition, we amortize costs of member lists using the straight-line method over the estimated life of six years.  We periodically assess the remaining amortizable life when events or circumstances may warrant a revision to such lives.

Long-Lived Assets

In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered.  We look primarily at the market values of the assets when available, or, alternatively, the undiscounted future cash flows in our assessment of whether or not they have been impaired.  If impairment is deemed to have occurred, we then consider the undiscounted future cash flows to determine if an adjustment is appropriate.  In our most recent review conducted in the fourth quarter of 2007, we determined no impairment was appropriate.

Accrued Commissions

We compute commissions to Brokers as a percentage of cash collections of revenues from association fees, transactions fees, and other fees.  We pay most commissions in two tranches with approximately 50% paid one week after the end of the operating cycle and the remainder paid two weeks later.  Commissions accrued on our balance sheets are the estimated commissions on the net accounts receivable balance and unpaid commissions on cash already collected as of the financial statement date.

Deferred Revenue

Beginning in the fourth quarter of 2005 and continuing throughout 2007, we billed annual dues to certain members acquired as part of the acquisition of BXI.  We deferred this revenue and recognized it over the annual period to which it applies.

Advance Payments

In some cases, members prepay transaction and/or association fees or receive cash credits on their accounts for previously paid fees associated with transactions that are subsequently reversed.  We defer these payments and recognize revenue when these fees are earned.

Fair Value of Financial Instruments

All of our significant financial instruments are recognized in our balance sheet.  The carrying amount of our financial instruments including cash, accounts receivable, loans and advances, notes receivable, accounts payable, and accrued commissions and other accruals approximate their fair values at July 31, 2007 due to the short-term nature of these instruments.  We deem the long-term portion of the corporate office receivable carrying amount approximates the fair value at July 31, 2007 since there has been no significant change in interest rates from the origination date of these receivables.

The fair value of current and long-term portions of notes payable is based on rates currently available to us for debt of similar terms and remaining maturities.  There are no quoted market prices for the debt or similar debt, though we believe the fair value approximates the carrying amounts on our balance sheets.

Accounting for Acquisitions

We account for acquisitions as a purchase in accordance with the provisions of SFAS 141, Business Combinations.  We report all acquired tangible and intangible assets and liabilities at fair value.  We recognize the fair value of the purchased intangible assets as operating expenses over the estimated useful life of each separate intangible asset.  Any excess purchase price over the fair values assigned to identifiable tangible and intangible assets is recorded as goodwill.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions affecting the amounts reported in the consolidated financial statements and accompanying notes.  Changes in these estimates and assumptions may have a material impact on our financial statements and notes.  Examples of estimates and assumptions include estimating:

•	certain provisions such as allowances for accounts receivable
•	any impairment of long-lived assets
•	useful lives of property and equipment
•	the value and life of intangible assets
•	the value of assets and liabilities acquired through business combinations
•	deferred revenues and costs
•	expected lives of customer relationships
•	tax valuation allowances
•	accrued commissions and other accruals
•	various litigation matters described herein

Actual results may vary from estimates and assumptions that were used in preparing the financial statements.

Advertising Expenses

We expense all advertising costs as incurred.

Share-Based Compensation Expense

We account for stock-based compensation in accordance with the provisions of SFAS 123(R), Share-Base Payment.  Under the fair value recognition provisions of SFAS 123(R), we estimate stock-based compensation cost at the grant date based on the fair value of the award as determined by the Black-Scholes option-pricing model.  We recognize the expense ratably over the requisite service period of the award.  Determining the appropriate fair value model and calculating the fair value of stock-based awards, which includes estimates of stock price volatility, forfeiture rates and expected lives, requires judgment that could materially impact our operating results.  We have not issued stock options in the periods reported nor do we have any outstanding stock options granted.

Operating Leases

We account for our executive office lease in accordance with SFAS 13, Accounting for Leases, and FASB Technical Bulletin 85-3, Accounting for Operating Leases with Scheduled Rent Increases (as amended).  Accordingly, because our lease has scheduled rent escalation clauses, we record minimum rental payments on a straight-line basis over the term of the lease.  We record the appropriate deferred rent liability or asset and amortize that deferred rent over the term of the lease as an adjustment to rent expense.

Income Taxes

We account for income taxes in accordance with SFAS 109, Accounting for Income Taxes.  Under SFAS 109, an asset and liability approach is required.  Such approach results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities.  We assess a valuation allowance on our deferred tax assets if it is more likely than not that a portion of our available deferred tax assets will not be realized.  We record our deferred tax assets net of valuation allowances.

Income (Loss) Per Share

We prepare our financial statements in accordance with the provisions of SFAS 128, Earnings per Share, which requires presentation on the face of the income statement for both basic and diluted earnings per share.  Basic earnings per share excludes potential dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period.  Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.  As of July 31, 2007, we had no outstanding stock options or contracts to issue common stock.

Reclassifications

We have made certain reclassifications to the financial statements of the prior year to conform to the July 31, 2007 presentation.  Such reclassifications had no effect on the results of operations, cash flows or financial condition in those periods.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS 159, The Fair Value Option for Financial Assets and Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS 159”), which permits an entity to choose to measure many financial instruments and certain other items at fair value.  Most of the provisions of SFAS 159 are elective; however the amendment to SFAS 115 applies to all entities with available-for-sale and trading securities.  The FASB’s stated objective in issuing the standard is to improve financial reporting by entities by providing them with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedging accounting provisions.  The provisions of SFAS 159 are effective for fiscal years beginning after November 15, 2007, which for us is effective for our fiscal 2009 beginning August 1, 2008.  We are currently evaluating the impact of the adoption of SFAS 159 on our results of operations, cash flows or financial condition.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements (“SFAS 157”), which is intended to provide guidance for using fair value to measure assets and liabilities.  In general, this pronouncement is intended to establish a framework for determining fair value and to expand the disclosures regarding the determination of fair value.  With certain financial instruments, a cumulative effect of a change in accounting principle may be required with the impact of the change recorded as an adjustment to opening retained earnings.  The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007, which for us is effective for our fiscal 2009 beginning August 1, 2008.  We are currently evaluating the impact of the adoption of SFAS 159 on our results of operations, cash flows or financial condition.

In July 2006, the FASB issued FASB Interpretation (“FIN”) 48, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in tax positions.  This Interpretation requires that we recognize the impact of a tax position in our financial statements if that position is more likely than not to be sustained in audit based on the technical merits of the position.  The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, which for us is effective for fiscal 2008 beginning August 1, 2007.  Upon adoption, we will record the cumulative effect, if any, of the change in accounting principle as an adjustment to opening retained earnings.  We believe the adoption of FIN 48 will not have a material impact on our results of operations, cash flows or financial condition.

NOTE 2 - NOTES RECEIVABLE - CORPORATE OFFICE SALES

During 2004, we sold five corporate-owned offices to franchisees and an independent licensed broker.  We facilitated these sales by issuing notes receivable to the buyers for part of the purchase prices.  In the first quarter of 2007, one of these offices was sold to another broker by the existing broker.  We settled the note receivable from this office from the selling broker for $328 in cash and recorded a reserve of $65 on the note.  In the first quarter of 2006, we sold a corporate-owned office we had regained possession of for $17 and recorded a gain of $17.  Additionally, in the first quarter of 2006 we advanced additional cash on a note receivable in the amount of $69.  During 2007 and 2006, we refinanced a note receivable at current market rates, extended the termination dates on some notes receivable and modified the periodic payments accordingly.

The aggregate total owed to us on July 31, 2007 is $882.  Balances owed range from $14 to $337.  Payoff dates for the loans are scheduled between 2008 and 2016.

Original Principal Balance on Notes	Balance Receivable at July 31, 2007	Current Portion	Long-Term Portion
$2,695	$882	$202	$680

The activity for corporate office receivables was as follows:

Balance at July 31, 2005	$1,581
Sale of corporate-owned office	17
Advances on notes receivable	69
Accretion of interest income	69
Payments received	(288)
Balance at July 31, 2006	$1,448
Sale of corporate-owned office	70
Accretion of interest income	12
Payments received	(648)
Balance at July 31, 2007	$882

NOTE 3 - PROPERTY AND EQUIPMENT

The following table summarizes property and equipment:

Fixed Asset Type	Estimated Useful Life	Cost	Accumulated Depreciation	Net Book Value
Computers	3 years	$72	$(46)	$26
Software	3 years	57	(13)	44
Equipment	7 years	24	(10)	14
Furniture	7 years	13	(8)	5
Leasehold Improvements	3.3 years	52	(8)	44
		$218	$(85)	$133

We depreciate property and equipment using the straight-line method over the asset’s estimated useful life.  Depreciation expense for property and equipment was $43 and $26 for the years ending July 31, 2007 and 2006, respectively.

In the second quarter, we relocated our principal executive offices.  Prior to our relocation, we made $52 in improvements to our new location.  We amortize these leasehold improvements using the straight-line method over the term of the lease.  We amortized $8 of leasehold improvements in 2007.

NOTE 4 - PURCHASED MEMBER LISTS

In the fourth quarter of 2007, we purchased a membership list from a former franchisee for $15.  In 2005, in connection with the BXI acquisition, we acquired a membership list.  Changes in the carrying amount of member lists for the year ended July 31, 2007 are summarized as follows:

BXI Acquisition	$1,475
Amortization	(249)
Balance as of July 31, 2006	$1,226

Acquisition	15
Amortization	(250)
Balance as of July 31, 2007	$991

The following schedule outlines the amortization of the member list over the next five years:

Year ending July 31,	Amortization
2008	$252
2009	252
2010	252
2011	231
2012	2
Thereafter	2

Total	$991

NOTE 5 - NOTES PAYABLE AND LINE OF CREDIT

On June 30, 2005, we borrowed $1.3 million from U.S. Bank in the form of a promissory note (“Bank Note”) with interest at 6.48% and repayments in 47 equal monthly installments.  In addition to normal monthly installment payments, we made optional prepayments of principal of $250 and $697 in the second quarter of 2006 and the first quarter of 2007, respectively.  We repaid the entire note in full in the first quarter of 2007.

We have a revolving credit agreement to establish a $1 million line of credit facility from our primary banking institution.  The maturity date of this short-term debt facility is November 30, 2007.  During 2007, we borrowed and repaid $175 under this line of credit, but there was no outstanding balance as of July 31, 2007.  Subsequent to year end, we utilized our line of credit and we intend to utilize this credit facility for short term needs in the future (refer to Note 15 - Subsequent Events.)

NOTE 6 - COMMITMENTS AND CONTINGENCIES

We utilize leased facilities in the normal course of our business.  Certain lease agreements provide for payment of insurance, maintenance and other expenses related to the leased property.  Certain lease agreements also provide an option for renewal at varying terms.  The only lease not under month to month renewal terms is for our executive office space.  This lease expires on April 30, 2010.  As of July 31, 2007, the future minimum commitments under this operating lease are as follows:

Year ending July 31,	Lease commitment
2008	$155
2009	155
2010	116
Total	$426

The lease expense on our executive office space for the periods ended July 31, 2007 and 2006 was $149 and $100, respectively.  We have not leased any equipment in 2007 or 2006.

NOTE 7 — LEGAL PROCEEDINGS

In October 2005, we were served with a statement of claim in Canada relating to a Marketplace dispute (Wembley Marketing Ltd. and Ariza Technology Inc. v. ITEX Corporation and Cable Network News LPLLP (“CNN”); Ontario Superior Court of Justice, Canada; Case No. 05-cv-296043PD3).  Plaintiff seeks damages from us for alleged fraud or deceit or breach of contract in the amount of $1,300 Canadian.  The claim relates primarily to plaintiff’s purchase of CNN advertising that plaintiff alleges was never fulfilled together with other products or services that plaintiff claims were not delivered.  Except for one transaction representing approximately 26 Canadian ITEX dollars, all transactions cited in the claim were between the plaintiff and other members in the Marketplace.  We intend to seek enforcement of our member agreement which includes changing the venue of the action to the United States and holding us harmless from transaction disputes between members.  In December 2005, we filed a motion to stay or dismiss the claim based on lack of subject matter jurisdiction pursuant to a forum selection clause in our Trading Rules.  In March 2006, the plaintiffs served responding affidavit material.  In June 2006, we filed a Supplementary Motion Record with the court requesting that the action be dismissed or stayed and that our costs be reimbursed on the grounds that the corporate status of Wembley had been cancelled at the time it started the action.  On July 24, 2006, the court stayed the action because Wembley’s corporate status was cancelled at the time the action started and therefore had no status to start an action.  The court also ordered the Plaintiffs’ solicitor to pay the costs of the proceeding.  The Plaintiffs unsuccessfully appealed this decision.  Plaintiff’s solicitor has since revived Wembley and has now brought a motion for leave to lift the stay of the action and allow it to proceed.

In June 2003, a former Broker filed a complaint against us for wrongful termination of his brokerage agreement and breach of contract in connection with the termination of plaintiff’s brokerage in 1999 (Bruce Kamm v. ITEX Corporation, Supreme Court of the State of New York County of New York, Index No.: 602031/2003).  Plaintiff sought damages against us in the amount of $5,000 and a preliminary injunction enjoining us from selling a New York office, previously managed by plaintiff, to any person, company or entity.  In July 2003, the Court denied plaintiff’s motion for a preliminary injunction.  Plaintiff failed to prosecute the action, and, in May 2004, the Court administratively dismissed the action.  During September 2005, the Court granted a motion from plaintiff to vacate the dismissal of his action and for leave to amend the complaint.  On or about October 12, 2005, we were served with an amended complaint stating claims of breach of contract, wrongful termination of the brokerage agreement and breach of covenant of good faith and fair dealing and seeking damages in the amount of $30,000 plus attorneys’ fees.  In November 2005, we filed a motion to dismiss the action for lack of subject matter jurisdiction pursuant to a forum selection clause in the contract between the parties requiring litigation be filed in Oregon.  Our motion to dismiss was granted on December 12, 2005.  In June 2006, plaintiff re-filed in the Circuit Court of the State of Oregon, (Bruce Kamm and Invision LTD v. ITEX Corporation, Case No. 0606-05949), stating claims of breach of contract and breach of covenant of good faith and fair dealing and seeking damages in the amount of $30,000 plus attorneys’ fees.  We moved the lawsuit to federal court in July 2006.  Plaintiff filed a motion to remand the lawsuit to Oregon state court in August 2006 and the court ruled in favor of the motion in January 2007.  We appealed the ruling and that appeal is pending in federal court.  In the interim, the matter is stayed in state court except for discovery purposes.  We believe the termination of plaintiff’s brokerage was for proper cause and that plaintiff’s claims are without merit.

We will vigorously defend against these lawsuits discussed above.  While it is not feasible to predict the exact outcome of the proceedings, in our opinion, none of the foregoing proceedings should ultimately result in any liability that would have a material adverse effect on our results of operations, cash flows or financial position.  We have not established any reserves for any potential liability relating to the foregoing litigation matters.  However, litigation is subject to inherent uncertainties and unfavorable rulings could occur.  If so, it could have a material adverse impact on our Consolidated Financial Statements in future periods.  While it is not possible to predict the ultimate outcome of these matters, historically, we have been successful in defending ourselves against claims and suits that have been brought against us, and, generally, payments made in such claims and actions have not been material to our Consolidated Financial Statements.

From time to time we are subject to claims and litigation incurred in the ordinary course of business.  In our opinion, the outcome of other pending legal proceedings, separately and in the aggregate, will not have a material adverse effect on our business operations, results of operations, cash flows or financial condition.

NOTE 8 - SHARE-BASED COMPENSATION

We account for share-based compensation in accordance with the provisions of SFAS 123(R), Share-Base Payment.  Under the fair value recognition provisions of SFAS 123(R), we estimate share-based compensation cost at the grant date based on the fair value of the award.  We recognize that expense ratably over the requisite service period of the award.

We have an equity incentive plan (“2004 Plan”) which allows for grants of nonqualified and incentive stock options and stock awards to eligible employees, directors, officers or consultants.  Our stockholders adopted the 2004 Plan on March 15, 2004.  Under the 2004 Plan, 2,000 shares of common stock are reserved and available for grant and issuance.

During 2007 and 2006, respectively, we issued 40 shares of fully vested common stock to each of our three directors, an aggregate total of 120 shares per year, as compensation for their service to ITEX Corporation in 2007 and 2006.  The fair value of these 120 shares was $83 and $78, respectively, in 2007 and 2006.

In addition, in 2006 we issued 40 shares with a fair value of $24 to certain employees and 300 shares with a fair value of $177 of restricted common stock to Steven White, our Chairman, CEO and interim CFO as equity incentive grants under the 2004 Plan.  The 40 shares vest over a three-year period, with one third (1/3) of the granted shares vesting in each year.  The 300 shares vest over a three-year period, with one thirty sixth (1/36) of the granted shares vesting each month for three years.  Also in 2006, we issued 50 shares with a fair value of $31 of fully vested common stock to Steven White, our Chairman, CEO and interim CFO.  During 2006, one employee who was previously issued 40 unvested shares of restricted common stock left our employment and forfeited his shares.  We added these 40 shares back to the 2004 Plan and made them available for future grants.  The aggregate, net total of shares granted in 2006 is 470.

As of July 31, 2007 there were no common stock options outstanding.  There are 375 shares available for future grants under the 2004 Plan.

	Number of Shares/Options
	Available	Shares Granted	Options Granted
Balance at July 31, 2005	965	1,035	-

Granted	(510)	510	-
Forfeited	40	(40)

Balance, July 31, 2006	495	1,505	-

Granted	(120)	120	-
Forfeited	-	-	-

Balance at July 31, 2007	375	1,625	-

Vesting as of July 31, 2007
Shares Vested		1,398	-
Shares Unvested		227	-
Balance at July 31, 2007		1,625	-

We recorded stock-based compensation expense of $169 and $121 in 2007 and 2006, respectively.

NOTE 9 - STOCKHOLDERS’ EQUITY

In 2007, we issued 120 shares of common stock in connection with share-based compensation arrangements described in Note 8.  The effect of these grants was an increase of $1 to common stock, $82 to additional paid-in capital and $38 to unearned stock compensation.  Unearned stock compensation increase an additional $59 as a result of common stock issued in prior years.

In 2006, we issued 470 shares of common stock net of 40 unvested shares forfeited.  The effect of these grants was an increase of $5 to common stock, $289 to additional paid-in capital and $150 to unearned stock compensation.

During 2007, we repurchased a total of 438 shares in two separate transactions from two shareholders.  The effect of these repurchases was a decrease of $4 to common stock and $318 to additional paid-in capital.  During 2006, we repurchased a total of 1,050 shares in three separate transactions from a shareholder.  The effect of these repurchases was a decrease of $11 to common stock and $567 to additional paid-in capital.  Additionally in 2006, we retired treasury stock with a cost of $10.

NOTE 10 - INCOME TAXES

Deferred tax assets on our balance sheet primarily include Federal and State net operating loss carryforwards (collectively “NOLs”) which are expected to result in future tax benefits.  Realization of these NOLs assumes that we will be able to generate sufficient future taxable income to realize these assets.  Deferred tax assets also include temporary differences between the financial reporting basis and the income tax basis of its assets and liabilities at enacted tax rates expected to be in effect when such assets or liabilities are realized or settled.

In assessing the recoverability of deferred tax assets, we consider whether it is more likely that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are expected to be deductible.  We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and projections for future taxable income over the periods in which the deferred tax assets are expected to be deductible.

On July 31, 2007, we had NOLs of approximately $19,362 available to offset future taxable income.  These are composed of approximately $17,498 from ITEX operating losses and approximately $1,864 from BXI operating losses.  SFAS 109 requires the future utilization to be recorded as a deferred tax asset if management believes if it is more likely than not that we will generate future taxable income.  We periodically assess the realizability of our available NOLs to determine whether we believe we will generate enough future taxable income to utilize some portion or all of the available NOLs.  During the fourth quarter ended July 31, 2007, we performed an assessment of our available NOLs because of an additional year of increased profitability and our anticipated purchase of an additional membership list which was completed subsequent to July 31, 2007 on August 1, 2007.  In that assessment, we concluded that it was more likely than not that additional NOLs would result in realizable deferred tax assets.  Accordingly, we removed our valuation allowance on available NOLs and increased deferred tax assets by $3,499 to $7,349 as of July 31, 2007.  As of July 31, 2007, we have no valuation allowance on available Federal NOLs.

The deferred tax assets recorded in 2007 represent our estimate of all deferred tax benefits to be utilized in the current year and future periods beyond 2007.  The following table reflects the reconciliation of the company’s income tax expense:

	Fourth Quarter Ended July 31,		Year Ended July 31,
	2007	2006	2007	2006
Pre-tax financial income	$303	$402	$1,661	$1,458
Federal tax expense computed at the statutory rate of 34%	103	137	565	496
State tax expense	14	-	78	-
Change in valuation allowance	(3,499)	(2,501)	(3,499)	(2,501)
Permanent differences	13	30	13	30
Net tax benefit	$(3,369)	$(2,334)	$(2,843)	$(1,975)

Our income tax benefit is composed of the following:

	Year Ended July 31,
	2007	2006
Deferred tax benefit	$2,901	$2,098
Federal tax expense	(30)	(32)
State tax expense	(28)	(91)

Net tax benefit	$2,843	$1,975

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at July 31, 2007 and 2006 are presented below:

	July 31,
	2007	2006
Deferred tax assets:
Tax deductible BXI goodwill	$707	$785
Net operating loss carryforwards	6,846	7,527
Reserve for uncollectible receivables	93	110
Other temporary differences	124	58
	$7,770	$8,480
Deferred Tax Liabilities
Membership lists not deductible for tax	$340	$417
Unearned stock compensation	81	116
	$421	$533

Net deferred tax asset before valuation allowance	$7,349	$7,947
Valuation allowance	-	(3,499)
Net deferred tax asset	$7,349	$4,448

The following components are included in net deferred tax assets in the accompanying balance sheets:

Current Deferred Tax Assets
Current deferred tax asset	$696	$636
Current deferred tax liability	(82)	(127)
Valuation allowance	-	-
Net current deferred tax asset	$614	$509

Non-Current Deferred Tax Assets
Non-current deferred tax asset	$7,075	$7,844
Non-current deferred tax liability	(340)	(406)
Valuation allowance	-	(3,499)
Net non-current deferred tax asset	$6,735	$3,939
ITEX Federal NOLs of approximately $17,498 expire, if unused, from 2018 to 2023.  BXI Federal NOLs of approximately $1,864 expire, if unused, from 2020 to 2024 and are subject to an annual limitation of approximately $172.  This limitation is equal to the long-term federal tax exempt rate multiplied by the total purchase price of BXI.  Additionally, ITEX has state NOLs for California totaling approximately $5,001 which, if unused, expire from 2012 to 2015.  Additionally, we have AMT credits of $57 available to offset future taxes payable.

NOTE 11 - 401(k) SAVINGS PLAN

Effective January 1, 2006, we established a 401(k) plan offered to all of our full-time employees.  Eligible employees may contribute, through payroll deductions, up to the statutory limits.  We match each dollar a participant contributes with a maximum contribution of six percent (6%) of a participant’s eligible compensation.  We contributed approximately $54 and $33 to the plan during 2007 and 2006, respectively.

NOTE 12 - BUSINESS COMBINATIONS

On July 29, 2005, we acquired 100% of the stock of BXI Exchange, Inc., a Delaware corporation (“BXI”), by merging BXI with and into our wholly-owned subsidiary, BXI Acquisition Sub, Inc., a Delaware corporation.  As a result of this transaction, BXI became our wholly-owned direct subsidiary and it operates under the name “BXI Exchange, Inc”.  The acquisition was consummated pursuant to the terms of the Agreement of Merger, dated June 30, 2005, by and among BXI, ITEX, BXI Acquisition Sub, Inc., and The Intagio Group, Inc., a Delaware corporation.  The results of BXI’s operations have been included in the consolidated financial statements since June 30, 2005.

The transaction was accounted for in accordance with SFAS 141, Business Combinations.  As such, we reported all acquired tangible and intangible assets and liabilities at fair value.  We recognize the fair value of the purchased intangible assets as operating expenses over the estimated useful life of each separate intangible asset.

We received all the assets of BXI, totaling $4,430, and assumed the BXI liabilities, totaling $1,304.  Pursuant to the Merger Agreement, we acquired BXI for (i) cash in the amount of $2,035 (including $1,430 consisting of repayments of the principal amount and accrued interest on all outstanding promissory notes held by BXI stockholders and other amounts owed by BXI to the BXI stockholders, and a fee for transition services rendered by Intagio in connection with the Merger), (ii) secured promissory notes in favor of BXI’s stockholders in the aggregate principal amount of $1,000, and (iii) if and to the extent we and our subsidiaries (including BXI) achieve certain per quarter revenue targets during its first 12 full quarters following the signing of the Merger Agreement, additional cash payments totaling up to $450 (collectively, the “Merger Consideration”).  The earnout payments can be reduced by the amount we spend to satisfy certain legal BXI legal claims we assumed.  During 2007, we made the following earnout payments:

Year ended July 31, 2007	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

Earnout payment	$33	$-	$6	$23	$62

Changes to goodwill for the year ended July 31, 2007 are summarized as follows:

Balance as of July 31, 2006	$1,695

Adjustments for legal expenses	(17)
Earnout payments	62

Balance as of July 31, 2007	$1,740

NOTE 13 - SELECTED QUARTERLY FINANCIAL RESULTS (unaudited)

Year ended July 31, 2007	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Revenues	$3,790	$3,665	$3,265	$3,451	$14,171
Operating costs and expenses	3,495	3,137	2,842	3,192	12,666
Operating income	295	528	423	259	1,505
Other income - net	64	22	26	44	156
Income before taxes		550	449	303	1,661

Income tax expense (benefit)(1)	122	215	189	(3,369)	(2,843)
Net income	$237	$765	$260	$3,672	$4,504

Net income per common share
Basic	$0.01	$0.02	$0.01	$0.21	$0.25
Diluted	$0.01	$0.02	$0.01	$0.20	$0.25	(2)

Year ended July 31, 2006	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Revenues	$3,714	$4,007	$3,419	$3,506	$14,646
Operating costs and expenses	3,439	3,692	3,054	3,120	13,305
Operating income	275	315	365	386	1,341
Other income - net	10	85	6	16	117
Income before taxes	285	400	371	402	1,458

Income tax expense (benefit)(1)	97	136	126	(2,334)	(1,975)
Net income	$188	$536	$245	$2,736	$3,433

Net income per common share
Basic	$0.01	$0.01	$0.02	$0.15	$0.19
Diluted	$0.01	$0.01	$0.02	$0.15	$0.18	(2)

(1)
When circumstances warrant, we review our NOLs to assess whether it is more likely than not that additional NOLs would result in realizable deferred tax assets.  Accordingly, in the fourth quarter of both 2007 and 2006, we reduced our valuation allowance on available Federal NOLs and increased deferred tax assets by $3,499 and $2,501, respectively.

(2)	Total net income per common share does not equal the sum of the quarters due to rounding of each quarter.

NOTE 14 - RELATED PARTY TRANSACTIONS

We have periodically engaged related parties for services.  The following summarizes the amounts we paid to these related parties:

	Year Ended July 31,
	2007	2006
Amounts paid to:
A business owned by a member of our Board of Directors for consulting services	$7	$38
Businesses owned by relatives of our employees or contractors	5	4
A business owned by our CEO and an employee	4	-
Total amounts paid to related parties	$16	$42

NOTE 15 - SUBSEQUENT EVENTS

Subsequent to July 31, 2007, on August 1, 2007, we acquired from The Intagio Group, Inc. certain assets of a commercial trade exchange network from Intagio including a membership list of approximately two thousand member businesses which increased our Marketplace to approximately 24 thousand member businesses.  These new member businesses are located in six regions in the United States, four of which were previously not served by existing Brokers.  The acquisition cost included:

a)	Cash in the amount of $2,000
b)	A secured promissory note in the amount of $1,137 due to the seller with interest at the rate of 8.00% and twenty-four equal monthly payments of $51.
c)	If and to the extent we achieve certain revenue targets during the four fiscal quarters beginning August 1, 2008, additional cash payments totaling up to $150.

To fund the $2,000 cash payment, we utilized $1,700 from our cash balances and borrowed $300 on our line of credit.  As of the date of this report, we had repaid the $300 balance on our line of credit in full and there is no balance outstanding.

Future minimum commitments under the promissory note are as follows:

Year ending July 31,
2008	$546
2009	591
Total	$1,137

After the acquisition of the Intagio membership list, we sold three of the newly acquired regions to two existing Brokers in two separate transactions.  On August 1, 2007, we sold the greater New York City region comprised of approximately 200 formerly Intagio member businesses to our existing Broker in New Jersey for $198.  We financed the entire sales price by adding the sales price to an existing note receivable with a principal balance of $109 as of July 31, 2007 from the Broker.  We modified the repayment terms accordingly to repay the entire balance in equal payments through 2010.  We did not record a gain or loss on this transaction.

On August 20, 2007, we sold the Connecticut and Massachusetts regions comprised of approximately 500 former Intagio member businesses to our existing Broker in Connecticut for $260.  We received $50 of the purchase price in cash and financed the remaining $210 at 7.5% interest with payments in equal installments through 2014.  We did not record a gain or loss on this transaction.

On September 24, 2007, we repurchased 10 shares of our stock from a stockholder.  This repurchase had no effect on common stock and an increase of $8 to additional paid-in capital.

ITEX CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	October 31, 2007	July 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$254	$1,753
Accounts receivable, net of allowance of $723 and $265	835	1,113
Prepaid expenses	147	141
Loans and advances	54	94
Deferred tax asset	623	614
Notes receivable - corporate office sales	223	202
Other current assets	16	19
Total current assets	2,152	3,936

Property and equipment, net of accumulated depreciation of $102 and $85	139	133
Goodwill	3,057	1,740
Deferred tax asset, net of current portion	6,643	6,735
Intangible assets, net of amortization of $641 and $521	2,218	991
Notes receivable - corporate office sales, net of current portion	1,020	680
Other long-term assets	61	89
Total assets	$15,290	$14,304

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts and other expenses payable	$167	$122
Commissions payable to brokers	276	-
Accrued commissions to brokers	805	1,287
Accrued expenses	446	333
Deferred revenue	72	98
Advance payments	161	115
Current portion of notes payable	557	-
Total current liabilities	2,484	1,955

Long-term liabilities:
Notes payable, net of current portion	448	-
Other long-term liabilities	17	19
Total Liabilities	2,949	1,974
Commitments and contingencies

Stockholders’ equity:
Common stock, $.01 par value; 50,000 shares authorized; 17,726 and 17,929 shares issued and outstanding, respectively	177	179
Additional paid-in capital	28,821	28,981
Unearned stock compensation	(112)	(129)
Accumulated deficit	(16,545)	(16,701)
Total stockholders' equity	12,341	12,330
Total liabilities and stockholders’ equity	$15,290	$14,304

See Notes to Unaudited Consolidated Financial Statements

ITEX CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTH PERIODS ENDED
OCTOBER 31, 2007 AND 2006
(In thousands, except per share amounts)

	Three Months Ended October 31,
	2007	2006
	(unaudited)
Revenue:
Marketplace revenue	$3,832	$3,790
ITEX dollar revenue	21	-
	3,853	3,790
Costs and expenses:
Cost of Marketplace revenue	2,498	2,583
Corporate salaries, wages and employee benefits	372	391
Selling, general and administrative	573	450
Depreciation and amortization	138	71
	3,581	3,495
Income from operations	272	295

Other income (expense):
Net interest	(1)	(6)
Gain on sale of offices, net	-	70
	(1)	64
Income before income taxes	271	359

Income tax expense	115	122

Net income	$156	$237

Net income per common share:
Basic	$0.01	$0.01
Diluted	$0.01	$0.01

Average common and equivalent shares:
Basic	17,669	17,841
Diluted	17,880	18,246

Supplemental information:
ITEX dollar activity included in costs and expenses:
Cost of Marketplace revenue	$-	$-
Corporate salaries, wages and employee benefits	1	-
Selling, general and administrative	20	-
Depreciation and amortization	-	-
	$21	$-

See Notes to Unaudited Consolidated Financial Statements

ITEX CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE THREE MONTH PERIOD ENDED OCTOBER 31, 2007
(In thousands) (Unaudited)

	Common Stock
	Shares	Amount	Additional paid in capital	Accumulated deficit	Unearned Compensation	Total
Balance, July 31, 2007	17,929	$179	$28,981	$(16,701)	$(129)	$12,330

Repurchase and retirement of common stock	(203)	(2)	(160)			(162)

Stock based compensation					17	17

Net income				156		156

Balance, October 31, 2007	17,726	$177	$28,821	$(16,545)	$(112)	$12,341

See Notes to Unaudited Consolidated Financial Statements

ITEX CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTH PERIODS ENDED
OCTOBER 31, 2007 AND 2006
(In thousands)

	Three Months Ended October 31,
	2007	2006
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$156	$237
Items to reconcile to net cash provided by operations:
Depreciation and amortization	137	71
Stock based compensation	48	45
Increase in allowance for uncollectible receivables	220	203
Increase in deferred income taxes	83	122
Recognition of imputed interest	(3)	(5)
Gain on sale of offices	-	(70)
Amortization of loan issuance costs	-	24
Changes in operating assets and liabilities:
Accounts receivable	195	25
Prepaid expenses	(19)	(14)
Other current assets	3	(15)
Accounts and other expenses payable	45	96
Commissions payable to brokers	276	659
Accrued commissions to brokers	(482)	(316)
Accrued expenses	116	(102)
Deferred revenue	(26)	(42)
Long-term liabilities	(2)	-
Advance payments	20	26
Net cash provided by operating activities	767	944
CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisition	(2,000)	-
Acquisition costs	(47)	-
Business sales	50	-
Payments received from notes receivable - corporate office sales	36	494
Payments received from loans	106	78
Advances on loans	(56)	(83)
BXI earnout	(38)	(33)
Purchase of property and equipment	(23)	(5)
Net cash provided by (used in) investing activities	(1,972)	451
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on third party indebtedness	(132)	(749)
Repurchase of common stock	(162)	-
Net cash used in financing activities	(294)	(749)
Net increase (decrease) in cash	(1,499)	646
Cash at beginning of period	1,753	314
Cash at end of period	$254	$960
Supplemental cash flow information:
Cash paid for interest	23	9
Cash paid for taxes	47	66
Supplemental non-cash investing activities:
Intagio acquisition (Note 9)

See Notes to Unaudited Consolidated Financial Statements

ITEX CORPORATION
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
In thousands (except per share amounts)

NOTE 1 - DESCRIPTION OF OUR COMPANY AND SUMMARY OF OUR SIGNIFICANT ACCOUNTING POLICIES

Description of the Company

ITEX Corporation (“ITEX”, “Company”, “we” or “us”) was incorporated in October 1985 in the State of Nevada. Through our independent licensed broker and franchise network (individually, “Broker”, and together the “Broker Network”) in the United States and Canada, we operate a leading exchange for cashless business transactions (the “Marketplace”) where products and services are exchanged for “currency” only usable in the Marketplace (“ITEX dollars”). We administer the Marketplace and act as a third-party record-keeper for our members’ transactions. A summary of significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows:

Basis of Presentation

The accompanying unaudited, condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States and, pursuant to rules and regulations of the Securities and Exchange Commission, do not include all information and footnote disclosures normally included in audited financial statements. However, in the opinion of management, all adjustments necessary to present fairly the results of operations, financial position and cash flows have been made. For further information, these statements should be read in conjunction with the financial statements included in our Annual Report on Form 10-KSB for the year ended July 31, 2007.

Principles of Consolidation

The consolidated financial statements include the accounts of ITEX and our wholly-owned subsidiary, BXI Exchange, Inc (“BXI”). All inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions affecting the amounts reported in the consolidated financial statements and accompanying notes. Changes in these estimates and assumptions may have a material impact on our financial statements and notes. Examples of estimates and assumptions include estimating:

•	certain provisions such as allowances for accounts receivable

•	any impairment of long-lived assets

•	useful lives of property and equipment

•	the value and life of intangible assets

•	the value of assets and liabilities acquired through business combinations

•	deferred revenues and costs

•	expected lives of customer relationships

•	tax provisions and valuation allowances

•	accrued commissions and other accruals

•	litigation matters described herein

Actual results may vary from estimates and assumptions that were used in preparing the financial statements.

Operating and Accounting Cycles

For each calendar year, we divide our operations into 13 four-week billing and commission cycles always ending on a Thursday (“operating cycle”). For financial statement purposes, our fiscal year is from August 1 to July 31 (“year”, “2008” for August 1, 2007 to July 31, 2008, “2007” for August 1, 2006 to July 31, 2007). Our fiscal first quarter is from August 1 to October 31 (“first quarter”). We report our results as of the last day of each calendar month (“accounting cycle”).

Long-Lived Assets

In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. We look primarily at the market values of the assets, when available, or, alternatively, the undiscounted future cash flows in our assessment of whether or not they have been impaired. If impairment is deemed to have occurred, we then consider the undiscounted future cash flows to determine if an adjustment is appropriate. In our most recent review conducted in the fourth quarter of 2007, we determined no impairment was appropriate.

Goodwill

We record goodwill when the cost of an acquired entity exceeds the net amounts assigned to identifiable assets acquired and liabilities assumed. In accordance with SFAS 142, Goodwill and Other Intangible Assets, we conduct a formal impairment test of goodwill on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value below its carrying value. We analyzed goodwill as of July 31, 2007 and we did not identify any impairment.

Intangible Assets

Upon acquisition, we amortize costs of acquired intangible assets using the straight-line method over the contractual life of two years for non-compete agreements and the estimated life of six years for membership lists. We periodically assess the remaining amortizable life when events or circumstances may warrant a revision to such lives.

Revenue Recognition

We generate our revenue by charging members percentage-based transaction fees, association fees, and other fees assessed in United States dollars and Canadian dollars where applicable (collectively and as reported on our financial statements “USD”). We recognize revenue when persuasive evidence of an arrangement exists, the transaction has occurred or a cycle period has ended, the charges are fixed and determinable and no major uncertainty exists with respect to collectibility.

Our largest sources of revenues are transaction fees and association fees. We charge members of the Marketplace an association fee every operating cycle in accordance with our members’ individual agreements. We also charge both the buyer and the seller a transaction fee based on the ITEX dollar value of that Marketplace transaction. Additionally, we may charge various auxiliary fees to members, such as annual membership dues, late fees, and insufficient fund fees. The total fees we charge to members are in USD and partially in ITEX dollars (see below, “Accounting for ITEX Dollar Activity”). We bill members for all fees at the end of each operating cycle. We track all financial activity in our internally developed database. Members have the option of paying USD fees automatically by credit card, by electronic funds transfer or by personal check. Currently, approximately 73% of member payments are made through electronic funds transfer or by credit cards using our Preferred Member Autopay System (“Autopay System”). If paying through our Autopay System, generally, the USD transaction fee is 5% to 6% of the ITEX dollar amount of the member’s purchases and sales during the operating cycle. If paying by check, generally, the USD transaction fee is 7.5% of the ITEX dollar amount of that member’s purchases and sales during the operating cycle.

In each accounting cycle, we recognize as revenue all transaction fees, association fees and applicable other fees that occurred during that month regardless of which operating cycle the fees occurred. We defer annual dues, which are prepaid, and recognize revenue over the period to which they apply.

Accounting for ITEX Dollar Activities

Primarily, we receive ITEX dollars from members’ transaction and association fees, but we also receive ITEX dollars, to a much lesser extent, from other member fees. We expend ITEX dollars on revenue sharing association fees and transaction fees with our Broker Network, and for general Marketplace costs. Our policy is to record transactions at the fair value of products or services received (when those values are readily determinable). Most of our ITEX dollar transactions during the periods presented in the accompanying financial statements lacked readily determinable fair values and were recorded at the cost basis of the trade dollars surrendered which we have determined to be zero.

Our accounting policy follows the accounting guidance of the Financial Accounting Standards Board’s (“FASB”) Emerging Issues Task Force (“EITF”) 93-11, Accounting for Barter Transactions Involving Barter Credits, which indicates that transactions in which non-monetary assets are exchanged for barter credits should be accounted for under the Accounting Principle Board (“APB”) 29, Accounting for Non-monetary Transactions. The basic principle of APB 29 is that, generally, exchanges of non-monetary assets should be recorded at fair value of the assets (or services) involved. The fair value of the assets received (in this case ITEX dollars) should be used to measure the cost if it is more clearly evident than the fair value of the asset surrendered or service provided. Our position is that the fair value of the non-monetary asset exchanged is more clearly evident than the fair value of the ITEX dollar received. In addition, there is no cost basis to us for ITEX dollars. Our conclusion may change if we could convert ITEX dollars into USD in the near term, as evidenced by a historical practice of converting ITEX dollars into USD shortly after receipt, or if quoted market prices in USD existed for the ITEX dollar.

We expend ITEX dollars primarily on the following items:

•	Co-op advertising with Marketplace members;

•	Revenue sharing with Brokers for transaction fees and association fees;

•	Incentives to Brokers for registering new members in the Marketplace;

•	Resolution of member disputes, essentially reimbursing the members for some or all of their ITEX dollars spent on a transaction.

We believe that the fair value of these items lack readily determinable fair values for several reasons. Under APB 29, fair value should not be regarded as determinable within reasonable limits if major uncertainties exist about the realizability of the value that would be assigned to the asset received in a non-monetary transaction at fair value. If neither the fair value of the non-monetary asset (or service) transferred or received in the exchange is determinable within reasonable limits, the recorded amount of the non-monetary asset transferred from the enterprise may be the only measure of the transaction. Because substantially all items upon which we expend ITEX dollars do not have readily determinable fair values, we have determined that meeting all of the required criteria for revenue recognition generally does not exist.

Because of all the above stated reasons, we believe that most of our ITEX dollar transactions during the periods presented in the accompanying financial statements lacked readily determinable fair values and were recorded at the cost basis of the trade dollars surrendered, which was zero. However, we have reflected in our financial statements those items that meet non-monetary recognition by having readily determinable fair values. Our consolidated statements of income include ITEX dollar expenses for corporate expenses for certain products or services we purchased at prices comparable to what we would have expended had we paid in USD.

While the accounting policies described above are used for financial reporting purposes, the Internal Revenue Service requires, for purposes of taxation, that we recognize revenues, expenses, assets, and liabilities for all transactions in which we either receive or spend ITEX dollars using the ratio of one U.S. dollar per ITEX dollar. For this reason, we track our ITEX dollar activity in statements to members and Brokers and in other ways necessary for the operation of the Marketplace and our overall business.

Accounting for Income Taxes

We account for income taxes in accordance with SFAS 109, Accounting for Income Taxes. Under SFAS 109, an asset and liability approach is required. Such approach results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. We assess a valuation allowance on our deferred tax assets if it is more likely than not that a portion of our available deferred tax assets will not be realized. We record our deferred tax assets net of valuation allowances.

We also account for income taxes in accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN 48”). This Interpretation requires that we recognize the impact of a tax position in our financial statements if that position is more likely than not to be sustained in an audit based on the technical merits of the position.

Software for Internal Use

We have developed extensive software to manage and track the ITEX dollar transaction activity in the Marketplace to calculate USD and ITEX dollar fees accordingly. We have also developed software to provide new functionality to access benefits and other services that we now provide to our Brokers and members of the Marketplace. We account for qualifying costs incurred in the development of software for internal use in accordance with the American Institute of Certified Public Accountants’ Statement of Position (“SOP”) 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use. In accordance with SOP 98-1, costs incurred in the planning and post-implementation stages are expensed as incurred, while costs relating to application development are capitalized. Qualifying software development costs, including software in development meeting the criteria of SOP 98-1, are included as an element of property and equipment in the consolidated balance sheets.

Share-Based Compensation

We account for stock-based compensation in accordance with the provisions of SFAS 123(R), Share-Base Payment. Under the fair value recognition provisions of SFAS 123(R), we estimate stock-based compensation cost at the grant date based on the fair value of the award. We recognize the expense ratably over the requisite service period of the award. We have not issued stock options in the periods reported nor do we have any stock options outstanding.

Operating Leases

We account for our executive office and other property leases in accordance with SFAS 13, Accounting for Leases, and FASB Technical Bulletin 85-3, Accounting for Operating Leases with Scheduled Rent Increases (as amended). Accordingly, because the lease has “rent holidays”, we record minimum rental payments on a straight-line basis over the period in which we physically employed the leased property. We record the appropriate deferred rent liability or asset and amortize that deferred rent over the term of the lease as an adjustment to rent expense.

Accounting for Acquisitions

We account for acquisitions as a purchase in accordance with the provisions of SFAS 141, Business Combinations. We report all acquired tangible and intangible assets and liabilities at fair value. We recognize the fair value of the purchased intangible assets as operating expenses through amortization charges over the estimated useful life of each separate intangible asset. Any excess purchase price over the fair values assigned to identifiable tangible and intangible assets is recorded as goodwill.

Recent Accounting Pronouncements

In August 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN 48”). We have recorded unrecognized tax benefits of $158. Upon adoption, there was no material effect on our results of operations, cash flows or financial condition as a result of implementing FIN 48.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS 159, The Fair Value Option for Financial Assets and Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS 159”), which permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS 159 are elective; however the amendment to SFAS 115 applies to all entities with available-for-sale and trading securities. The FASB’s stated objective in issuing the standard is to improve financial reporting by entities by providing them with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedging accounting provisions. The provisions of SFAS 159 are effective for fiscal years beginning after November 15, 2007, which for us is effective for our fiscal 2009 beginning August 1, 2008. We are currently evaluating the impact of the adoption of SFAS 159 on our results of operations, cash flows or financial condition.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements (“SFAS 157”), which is intended to provide guidance for using fair value to measure assets and liabilities. In general, this pronouncement is intended to establish a framework for determining fair value and to expand the disclosures regarding the determination of fair value. With certain financial instruments, a cumulative effect of a change in accounting principle may be required with the impact of the change recorded as an adjustment to opening retained earnings. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007, which for us is effective for our fiscal 2009 beginning August 1, 2008. We are currently evaluating the impact of the adoption of SFAS 159 on our results of operations, cash flows or financial condition.

NOTE 2 - CASH AND CASH EQUIVALENTS, ACCOUNTS RECEIVABLE, COMMISSIONS PAYABLE TO BROKERS AND ACCRUED COMMISSIONS TO BROKERS

Commissions to Brokers are computed on USD collections of our revenues from association fees, transactions fees, and other fees. Commissions payable to brokers include amounts owed for the most recently ended operating cycle. We pay commissions in two tranches with approximately 50% paid approximately one week after the end of the operating cycle and the remainder paid approximately two weeks later. Commissions accrued are the estimated commissions on the net accounts receivable balance and USD collections on accounts receivable since the most recently ended operating cycle.

The timing differences between our operating cycles and our accounting cycles cause fluctuations in the comparative balances of cash and cash equivalents, accounts receivable, commissions payable to brokers and accrued commissions to brokers presented on the consolidated balance sheets. Depending on the length of time between the end of the operating cycle and the end of the accounting cycle, members’ payments on accounts receivable balances may vary. The longer the time, the greater amount of USD collections causes an increase in the reported cash and cash equivalents balance and a decrease in the net accounts receivable balance. The difference between our operating cycle ending date and the reporting date for October 31, 2007 and July 31, 2007 was 6 days and 26 days, respectively. In July 2007, the 26 day difference allowed time to pay both tranches of the commissions payable to brokers leaving $0 payable at July 31, 2007. At October 31, 2007, the second tranche of commissions payable to brokers for the operating period ended October 25, 2007 had not yet been made so the consolidated balance sheet shows commissions payable to brokers of $276.

NOTE 3 - NOTES RECEIVABLE - CORPORATE OFFICE SALES

During 2004, we sold five corporate-owned offices to franchisees and an independent licensed broker. We facilitated these sales by issuing notes receivable to the buyers for part of the purchase prices. In the first quarter of 2007, one of these offices was sold to another broker by the existing broker. We settled the note receivable from this office from the selling broker for a payment of $328 and recorded a reserve of $65 on the note.

In the first quarter of 2008, we purchased a membership list, representing approximately two thousand member business, from Intagio (see Note 9 - Intagio Acquisition). These new member businesses are located primarily in six regions in the United States, four of which were previously not served by existing Brokers. We retained three of these regions as new corporate owned offices. We combined and sold two of the regions we acquired in the Intagio asset purchase to an existing franchisee for $100 ITEX dollars plus $260 USD composed of a one-time payment of $50 and a note receivable for $210 with a term of approximately seven years. Additionally, we sold a region acquired in the Intagio asset purchase for $200 to an existing franchisee who already had one of the notes receivable issued in 2004. Operating cycle payments remain the same on the note, but we extended the term to account for the $200 purchase price. Originally, the payoff date of the note was scheduled to be 2009, but after the sale, the payoff date of the note increased to 2011. We increased the principal due on that note by the present value of the payments equal to $184.

The aggregate total owed to us on October 31, 2007 is $1,243. Balances owed range from $14 to $363. Payoff dates for the notes range from 2010 to 2016.

Original Principal Balance on 2004 Notes	Principal Additions in 2008	Balance Receivable at October 31, 2007	Current Portion	Long-Term Portion
$2,695	$394	$1,243	$223	$1,020

The activity for the first quarter of 2008 was as follows:

Balance at July 31, 2007	$882
Additions from sales of Intagio regions	394
Interest income at stated rates	15
Imputed interest income	3
Payments received	(51)
Balance at October 31, 2007	$1,243

NOTE 4 - INTANGIBLE ASSETS

We acquired a membership list as part of our acquisition of BXI in the fourth quarter of 2005. We acquired an additional membership list from a franchisee in the fourth quarter of 2007. In connection with our asset acquisition from Intagio in the first quarter of 2008 (see Note 9 - Intagio Acquisition), we acquired an additional membership list and a non-compete agreement. We subsequently sold part of the membership list. Changes in the carrying amount of the intangible assets are summarized as follows:

	Membership Lists	Non-Compete Agreement	Total Intangible Assets
Balance as of July 31, 2007	$991	$-	$991
Additions from Intagio acquisition	1,350	210	1,560
Sales of certain regions acquired in the Intagio acquisition	(213)	-	(213)
Amortization	(94)	(26)	(120)
Balance as of October 31, 2006	$2,034	$184	$2,218

The related amortization expense reflected in our results of operations totaled $120 for the three months ended October 31, 2007.

Estimated amortization expense for the remainder of 2008 and annually for the remaining useful life is as follows:

Year ending July 31,	Membership List Amoritization	Non-Compete Agreement Amoritization	Total Amoritization
2008 (November - July)	$331	$79	$410
2009	441	105	546
2010	441	-	441
2011	421	-	421
2012	192	-	192
2013	192	-	192
Thereafter	16	-	16
Total	$2,034	$184	$2,218

NOTE 5 - GOODWILL

As a result of our acquisition of BXI in the fourth quarter of 2005, we recorded $1,689 in goodwill. In the first quarter of 2008, we recorded an additional $1,466 in goodwill as a result of our asset purchase from Intagio as well as an additional $47 for acquisition costs. We subsequently reduced goodwill by $231 for sales of certain assets to existing franchisees (see Note 9 - Intagio Acquisition). Pursuant to the terms of the BXI Agreement of Merger dated June 30, 2005, to the extent we and our subsidiaries (including BXI) achieve certain revenue targets during the first twelve full quarters following the signing of the Merger Agreement, a maximum of $450 additional payments may be payable based on earnings over these quarters (“BXI earnout”). The BXI earnout is calculated on quarterly revenue in excess of $3,000 less certain legal expenses. The maximum quarterly BXI earnout payment before deductions is $38. The BXI earnout payments can be reduced by one half of the amount we spend to satisfy certain BXI legal claims we assumed. Pursuant to the terms of the Asset Purchase Agreement dated July 25, 2007 with Intagio, we entered into an additional, but separate, earnout agreement with all of the same provisions of the BXI earnout except for the term and the payment reduction for amounts spent on legal claims (“Intagio earnout”). The Intagio earnout in not concurrent with the BXI earnout. Instead, the Intagio earnout period begins when the BXI earnout ends on July 31, 2008. The Intagio earnout term is four full quarters ending July 31, 2009. Payments on the Intagio earnout could be a maximum of $150. Total BXI earnout payments we have made since the acquisition were $188. As of October 31, 2007, maximum remaining future payments on both earnout agreements is $263.

Changes to goodwill for the first quarter of 2008 were as follows:

Balance as of July 31, 2007	$1,740
Adjustments for BXI legal claims	(3)
Additions from the Intagio acquisition	1,513
Sales of certain regions acquired in the Intagio acquisition	(231)
BXI earnout payment	38
Balance as of October 31, 2007	$3,057

NOTE 6 - NOTES PAYABLE AND LINE OF CREDIT

We have a revolving credit agreement to establish a $1,000 line of credit facility from our primary banking institution. In the first quarter of 2008, the maturity date of this short-term debt facility was extended for an additional year to November 30, 2008. During the first quarter of 2008, we borrowed and repaid $300 to fund the Intagio asset acquisition (see Note 9 - Intagio Acquisition). Additionally, we borrowed and repaid $110 and $100, respectively to meet our short term cash flow needs. There is no outstanding balance under this line of credit as of October 31, 2007. We may utilize this credit facility for short-term needs in the future.

On August 1, 2007, we incurred a $1,137 note payable from The Intagio Group, Inc. in the form of a senior subordinated secured promissory note (“Intagio Note”) with interest at 8.0% and repayments in 24 equal monthly installments. Our total principal repayments during the first quarter of 2008 were $132.

NOTE 7 - EQUITY

During the first quarter of 2008, we repurchased and retired 203 shares of common stock for a total cost of $162.

On January 8, 2007, we issued 40 shares of vested common stock to each of our three directors as compensation for their service on our Board from January 1, 2007 to December 31, 2007. The aggregate total of 120 shares was valued at $0.69 per share, the closing share price on the date of grant. This compensation expense has been amortized ratably over the directors’ one year term of service.

We have an equity incentive plan (“2004 Plan”) which allows for grants of nonqualified and incentive stock options and stock awards to eligible employees, directors, officers and consultants. Our stockholders adopted the 2004 Plan on March 15, 2004. Under the 2004 Plan, 2,000 shares of common stock are reserved and available for grant and issuance.

As of October 31, 2007 there were no common stock options outstanding. There are 375 shares available for future grants under the 2004 Plan.

	Number of Shares/Options
	Available	Shares Granted	Options Granted
Balance at July 31, 2007	375	1,625	-
Granted	-	-	-
Forfeited	-	-	-
Balance at October 31, 2007	375	1,625	-
Vesting as of October 31, 2007
Shares Vested		1,423	-
Shares Unvested		202	-
Balance at October 31, 2007		1,625	-

We recorded the following in stock based compensation:

Three Months Ended
October 31,
2007	2006
48	45

NOTE 8 - LITIGATION AND CLAIMS

In October 2005, we were served with a statement of claim in Canada relating to a Marketplace dispute (Wembley Marketing Ltd. and Ariza Technology Inc. v. ITEX Corporation and Cable Network News LPLLP (“CNN”); Ontario Superior Court of Justice, Canada; Case No. 05-cv-296043PD3). Plaintiff seeks damages from us for alleged fraud or deceit or breach of contract in the amount of $1,300 Canadian. The claim relates primarily to plaintiff’s purchase of CNN advertising that plaintiff alleges was never fulfilled together with other products or services that plaintiff claims were not delivered. Except for one transaction representing approximately 26 Canadian ITEX dollars, all transactions cited in the claim were between the plaintiff and other members in the Marketplace. We intend to seek enforcement of our member agreement which includes changing the venue of the action to the United States and holding us harmless from transaction disputes between members. In December 2005, we filed a motion to stay or dismiss the claim based on lack of subject matter jurisdiction pursuant to a forum selection clause in our Trading Rules. In March 2006, the plaintiffs served responding affidavit material. In June 2006, we filed a Supplementary Motion Record with the court requesting that the action be dismissed or stayed and that our costs be reimbursed on the grounds that the corporate status of Wembley had been cancelled at the time it started the action. On July 24, 2006, the court stayed the action because Wembley’s corporate status was cancelled at the time the action started and therefore had no status to start an action. The court also ordered the Plaintiffs’ solicitor to pay the costs of the proceeding. The Plaintiffs unsuccessfully appealed this decision. Plaintiff’s solicitor has since revived Wembley and has now brought a motion for leave to lift the stay of the action and allow it to proceed.

In June 2003, a former Broker filed a complaint against us for wrongful termination of his brokerage agreement and breach of contract in connection with the termination of plaintiff’s brokerage in 1999 (Bruce Kamm v. ITEX Corporation, Supreme Court of the State of New York County of New York, Index No.: 602031/2003). Plaintiff sought damages against us in the amount of $5,000 and a preliminary injunction enjoining us from selling a New York office, previously managed by plaintiff, to any person, company or entity. In July 2003, the Court denied plaintiff’s motion for a preliminary injunction. Plaintiff failed to prosecute the action, and, in May 2004, the Court administratively dismissed the action. During September 2005, the Court granted a motion from plaintiff to vacate the dismissal of his action and for leave to amend the complaint. On or about October 12, 2005, we were served with an amended complaint stating claims of breach of contract, wrongful termination of the brokerage agreement and breach of covenant of good faith and fair dealing and seeking damages in the amount of $30,000 plus attorneys’ fees. In November 2005, we filed a motion to dismiss the action for lack of subject matter jurisdiction pursuant to a forum selection clause in the contract between the parties requiring litigation be filed in Oregon. Our motion to dismiss was granted on December 12, 2005. In June 2006, plaintiff re-filed in the Circuit Court of the State of Oregon, (Bruce Kamm and Invision LTD v. ITEX Corporation, Case No. 0606-05949), stating claims of breach of contract and breach of covenant of good faith and fair dealing and seeking damages in the amount of $30,000 plus attorneys’ fees. We moved the lawsuit to federal court in July 2006. Plaintiff filed a motion to remand the lawsuit to Oregon state court in August 2006 and the court ruled in favor of the motion in January 2007. We appealed the ruling and that appeal is pending in federal court. In the interim, the matter is stayed in state court except for discovery purposes. We believe the termination of plaintiff’s brokerage was for proper cause and that plaintiff’s claims are without merit.

We will vigorously defend against these lawsuits discussed above. While it is not feasible to predict the exact outcome of the proceedings, in our opinion, none of the foregoing proceedings should ultimately result in any liability that would have a material adverse effect on our results of operations, cash flows or financial position. We have not established any reserves for any potential liability relating to the foregoing litigation matters. However, litigation is subject to inherent uncertainties and unfavorable rulings could occur. If so, it could have a material adverse impact on our Consolidated Financial Statements in future periods. While it is not possible to predict the ultimate outcome of these matters, historically, we have been successful in defending ourselves against claims and suits that have been brought against us, and, generally, payments made in such claims and actions have not been material to our Consolidated Financial Statements.

From time to time we are subject to claims and litigation incurred in the ordinary course of business. In our opinion, the outcome of other pending legal proceedings, separately and in the aggregate, will not have a material adverse effect on our business operations, results of operations, cash flows or financial condition.

NOTE 9 - INTAGIO ACQUISITION

On August 1, 2007, we acquired from The Intagio Group, Inc. certain assets of a commercial trade exchange network including a membership list of approximately two thousand member businesses which increased our Marketplace to approximately 24 thousand member businesses. These new member businesses are located primarily in six regions in the United States, four of which were previously not served by existing Brokers. The acquisition cost included:

a)	USD in the amount of $2,000 paid to Intagio

b)	Acquisition costs of $47

c)	A secured promissory note in the amount of $1,137 due to the seller with interest at the rate of 8.00% and twenty-four equal monthly payments of $51.

d)	If and to the extent we achieve certain revenue targets during the four fiscal quarters beginning August 1, 2008, additional USD payments totaling up to $150.

To fund the $2,000 USD payment, we utilized $1,700 from our cash and cash equivalent balances and borrowed $300 on our line of credit. During the first quarter of 2008, we repaid the $300 balance on our line of credit in full and there was no balance outstanding as of October 31, 2007.

As of October 31, 2007, we have repaid $132 on the promissory note. Future minimum commitments under the promissory note are as follows:

Year ending July 31,
2008 (November - July)	$414
2009	591
Total	$1,005

After the acquisition of the Intagio membership list, we sold three of the newly acquired regions to two existing franchisees in two separate transactions. On August 1, 2007, we sold the greater New York City region comprised of approximately 200 former Intagio member businesses to our existing franchisee in New Jersey for $200. We financed the entire sales price by adding the present value of the payments, $184, to an existing note receivable from the franchisee. We modified the repayment terms accordingly to repay the entire balance in equal payments through 2011. We recorded a reduction of goodwill and membership lists and did not record a gain or loss on this transaction.

On August 20, 2007, we sold the Connecticut and Massachusetts regions comprised of approximately 500 former Intagio member businesses to our existing franchisee in Connecticut for $260. We received $50 of the purchase price in USD and financed the remaining $210 at 7.5% interest with payments in equal installments through 2014. We recorded a reduction of goodwill and membership lists and did not record a gain or loss on this transaction.

The following table summarizes the purchase consideration and fair values of the assets acquired at the date of acquisition:

Purchase Price Consideration
Cash paid to Intagio	$2,000
Acquisition costs	47
Notes payable assumed	1,137
Total consideration paid	$3,184

Assets Acquired
Membership list	$1,350
Non-compete agreement	210
Accounts receivable	137
Goodwill	1,513
Advance payments	(26)
Total assets	$3,184

The following table represents the pro-forma results of our operations combined with those of Intagio as if we acquired Intagio on August 1, 2006 and includes pro-forma adjustments for revenue and expenses generated by the Intagio assets including the nine employees acquired. Pro-forma adjustments also include: amortization expenses related to the acquired membership list and non-compete agreement, interest on the note payable assumed as part of the purchase price, and estimated income taxes. The results of operations of Intagio for the period from August 1 to October 31, 2007 are already included in our historical results of operations for the three month period ended October 31, 2007. The pro-forma results of operations for the three month period ended October 31, 2006 do not purport to indicate the actual results of operations which would have been achieved had the acquisitions been consummated at the beginning of the period.

Three Months Ended
October 31, 2006
(unaudited)
Revenue	$4,077
Net income	$222

Net income per common share:
Basic	$0.01
Diluted	$0.01

NOTE 10 - INCOME TAXES

Deferred tax assets on our balance sheet primarily include Federal and State net operating loss carryforwards (collectively “NOLs”) which are expected to result in future tax benefits. Realization of these NOLs assumes that we will be able to generate sufficient future taxable income to realize these assets. Deferred tax assets also include temporary differences between the financial reporting basis and the income tax basis of our assets and liabilities at enacted tax rates expected to be in effect when such assets or liabilities are realized or settled.

In assessing the recoverability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are expected to be deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and projections for future taxable income over the periods in which the deferred tax assets are expected to be deductible.

We periodically assess the realizability of our available NOLs to determine whether we believe we will generate enough future taxable income to utilize some portion or all of the available NOLs. During the fourth quarter of 2007, we performed an assessment of our available NOLs. In that assessment, we concluded that it was more likely than not that additional NOLs would result in realizable deferred tax assets. Accordingly, we removed our valuation allowance on available NOLs. As of October 31, 2007, we have no valuation allowance on available Federal NOLs. The deferred tax assets recorded on our balance sheet as of October 31, 2007 represent our estimate of all deferred tax benefits to be utilized in the current year, 2008, and future periods beyond 2008.

For quarterly reporting purposes, we estimate our federal tax expense using the U.S. federal statutory rate of 34.0%. We accrue for state tax liabilities by analyzing our revenue by state and calculating the applicable tax. Our effective tax rate for the first quarter of 2008, ended October 31, 2007, was 42.4%, compared to 34.0% during the first quarter of 2007 ended October 31, 2006. Our effective tax rate in 2008 differed from the U.S. federal statutory rate of 34.0% due to state income tax expenses. The following table reflects the reconciliation of our income tax expense:

	Three month period ended October 31,
	2007	2006
Income before income taxes	$271	$359
Federal tax expense computed at the statutory rate of 34%	92	122
State tax expense	23	-
Income tax expense	$115	$122

On August 1, 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN 48”). As of October 31, 2007, we have recorded unrecognized tax benefits of $158. Upon adoption, there was no material effect on our results of operations, cash flows or financial condition as a result of implementing FIN 48.

We file income tax returns in the U.S. and Canadian federal jurisdictions as well as various U.S. state jurisdictions. The tax years that remain subject to examination are 2004 through 2006. We do not believe there will be any material changes in our unrecognized tax positions over the next twelve months.

It is our policy to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of October 31, 2007, accrued expenses on our consolidated balance sheet included $29 for interest and penalties associated with unrecognized tax benefits, $12 of which was expensed during the quarter ended October 31, 2007.

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS
OF WESTERN

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Western are set forth below.  References in this Schedule I to “Western” mean Western Sizzlin Corporation.  Unless otherwise indicated below, the current address of each director and officer is c/o Western Sizzlin Corporation, 416 South Jefferson Street, Suite 600, Roanoke, Virginia 24011.  Where no date is shown, the individual has occupied the position indicated for the past five years.  Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Western.  Except as described in this Schedule I, none of the directors and officers of Western listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.  All directors and officers listed below are citizens of the United States.

Directors and Executive Officers of Western

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Sardar Biglari	Chairman of the Board, President and Chief Executive Officer	30
Sardar Biglari has been President and Chief Executive Officer since May 16, 2007 and Chairman of the Board of Directors since March 2006.  Mr. Biglari has been a director since December 1, 2005.  Mr. Biglari is the Chairman and Chief Executive Officer of Biglari Capital Corp., the general partner to The Lion Fund, L.P., a private investment fund.  Mr. Biglari’s address is 9311 San Pedro Avenue, Suite 1440, San Antonio, TX 78216.

Philip L. Cooley Ph.D.	Vice Chairman of the Board of Directors	63
Philip L. Cooley Ph.D. has been a director since December 1, 2005.  Dr. Cooley is the Prassel Distinguished Professor of Business at Trinity University in San Antonio, Texas.  He serves on the boards of the following organizations: The Lion Fund, L.P., Financial Services Research Program of George Washington University, Consumer Credit Counseling Service of Greater San Antonio, Financial Management Association International, and Eastern Finance Association.  Mr. Cooley’s address is c/o Trinity University, One Trinity Place, San Antonio, TX 78212-7200.

Titus W. Greene	Director	71
Titus W. Greene has been a director since September 27, 2002, and previously served as Chairman of the Board and a director from 1993 to 1996.  Mr. Greene was a Western franchisee from 1973 to 1996.  Mr. Greene’s address is 2109 Windermere Lane, Shelby, NC 28150.

S-1

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Jonathan Dash	Director	28
Jonathan Dash has been a director since March 30, 2006.  Mr. Dash is the Chairman and Chief Executive Officer of Dash Acquisitions, LLC, whose principal business is investment management. Mr. Dash’s address is 183 Rodeo Drive, Beverly Hills, CA 90212.

Kenneth R. Cooper	Director	62
Kenneth R. Cooper has been a director since February 28, 2007.  Mr. Cooper is engaged in the private practice of law in San Antonio, Texas, specializing in real estate transactions.  Mr. Cooper’s address is 14607 San Pedro, Suite 130, San Antonio, TX 78232.

Martin S. Fridson	Director	55
Martin S. Fridson has been a director since November 28, 2007.  Mr. Fridson has been the Chief Executive Officer of FridsonVision LLC, an independent investment research firm, since 2003.  From 1989 to 2002, Mr. Fridson was Chief High Yield Strategist at Merrill Lynch & Co.  Mr. Fridson’s address is c/o FridsonVision LLC, 54 West 21st Street, Suite 1007, New York, NY 10010.

Robyn B. Mabe	Vice President and Chief Financial Officer; Secretary/Treasurer	46
Robyn B. Mabe has been Secretary/Treasurer since January 1, 1999 and Vice President and Chief Financial Officer since February 1, 2001.  Mrs. Mabe was Director of Accounting and Corporate Controller from January 1, 1994 through December 31, 2003.

S-2

Manually signed facsimile copies of the letter of transmittal will be accepted.  The letter of transmittal and certificates for shares of ITEX common stock and any other required documents should be sent to the exchange agent at one of the addresses set forth below:

The exchange agent for the offer is:

Continental Stock Transfer & Trust Company

By Mail or Overnight Courier:	By Facsimile Transmission	By Hand:
(for eligible institutions only):
Continental Stock Transfer & Trust Company	Continental Stock Transfer & Trust Company	Continental Stock Transfer & Trust Company
Attention: Reorganization Department	Attention: Reorganization Department	Attention: Reorganization Department
17 Battery Place, 8th Flr	Facsimile: (212) 616-7610	17 Battery Place, 8th Flr
New York, NY 10004	Confirm by phone: (212) 509-4000	New York, NY 10004
extension 536

Any questions or requests for assistance may be directed to the information agent at its address or telephone numbers set forth below.  Additional copies of this prospectus, the letter of transmittal and the notice of guaranteed delivery may be obtained from the information agent at its address and telephone numbers set forth below.  Holders of shares of ITEX common stock may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the offer.

The information agent for the offer is:

MORROW & CO., LLC

470 West Avenue
Stamford, CT 06902

E-mail: offer.info@morrowco.com

Banks and Brokerage Firms, Please Call: 203.658.9400
Stockholders Call Toll Free: 800.607.0088

PART II

Item 20.  Indemnification of Directors and Officers.

Except as hereinafter set forth, there is no statute, charter provision, bylaw, contract or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

The Company is a Delaware corporation.  Section 145 of the Delaware General Corporation Law (DGCL) authorizes a court to award, or a corporation’s board of directors to grant, indemnity under certain circumstances to directors, officers, employees or agents in connection with actions, suits or proceedings, by reason of the fact that the person is or was a director, officer, employee or agent, against expenses and liabilities incurred in such actions, suits or proceedings so long as they acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the company, and with respect to any criminal action if they had no reasonable cause to believe their conduct was unlawful.  With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys’ fees and other expenses actually and reasonably incurred and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate.

As permitted by the DGCL, the Company’s Restated Certificate of Incorporation (as amended) includes a provision that the Company shall indemnify all persons whom it may indemnify pursuant to DGCL Section 145.  The Company’s Restated Bylaws (as amended) contain similar provisions.  Accordingly, taken together the DGCL and our governing documents provide that we are required to indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to limited exceptions; we may indemnify our other employees and agents to the fullest extent permitted by the DGCL, subject to limited exceptions; we may advance expenses to these people; and the rights conferred by our governing documents are not exclusive.

The indemnification provisions in the Company’s governing documents may be sufficiently broad to permit indemnification of directors and officers for liabilities arising under the Securities Act of 1933.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling persons, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Under Delaware law, corporations also have the power to purchase and maintain insurance for directors, officers, employees and agents.  The Company is covered by liability insurance policies which indemnify our directors and officers against loss arising from claims by reason of their legal liability for acts as directors, officers or trustees, subject to limitations and conditions as set forth in the policies.

The foregoing discussion of the Company’s governing documents and Delaware law is not intended to be exhaustive and is qualified in its entirety by such documents or law.

Item 21.  Exhibits and Financial Statement Schedules.

(a)            Exhibits.

See the Exhibit Index.

(b)            Financial Statement Schedules.

None.

(c)            Reports, Opinions and Appraisals.

None.

Item 22.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed  offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Form F-3.

The undersigned registrant undertakes as follows: that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on December 27, 2007.

WESTERN SIZZLIN CORPORATION

By:	/s/ SARDAR BIGLARI
Sardar Biglari
Chief Executive Officer and
President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Sardar Biglari and Robyn B. Mabe, jointly and severally, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or each of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ SARDAR BIGLARI	Chairman of the Board of Directors,	December 27, 2007
	Sardar Biglari	Chief Executive Officer and President
(Principal Executive Officer)

By:	/s/ ROBYN B. MABE	Vice President, Chief Financial Officer and Secretary	December 27, 2007
	Robyn B. Mabe	(Principal Financial and Accounting Officer)

By:	/s/ PHILIP L. COOLEY	Vice Chairman of the Board of Directors	December 27, 2007
Philip L. Cooley

By:	/s/ JONATHAN DASH	Director	December 27, 2007
Jonathan Dash

By:	/s/ TITUS GREENE	Director	December 27, 2007
Titus Greene

By:	/s/ KENNETH R. COOPER	Director	December 27, 2007
Kenneth R. Cooper

By:	/s/MARTIN S. FRIDSON	Director	December 27, 2007
Martin S. Fridson

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2.0
Plan of Amendment and Merger dated April 30, 1999, between Austins Steaks and Saloon, Inc. and The Western Sizzlin Corporation (incorporated by reference to the specific exhibit to the Form S-4 Registration Statement, as filed with the Securities and Exchange Commission on May 13, 1999, Registration No. 333- 78375)

3.1.1	Restated Certificate of Incorporation dated December 1, 1995 (incorporated by reference to the Form 10-Q for the period ended June 30, 2007)

3.1.2	Certificate of Amendment to Certificate of Incorporation dated September 30, 2003 (incorporated by reference to the Form 10-Q for the period ended June 30, 2007)

3.1.3	Amendment to Certificate of Incorporation dated June 22, 1999 (incorporated by reference to the Form 10-Q for the period ended June 30, 2007)

3.1.4	Certificate of Amendment to Restated Certificate of Incorporation dated July 31, 2006 (incorporated by reference to the Form 10-Q for the period ended June 30, 2007)

3.1.5	Certificate of Amendment to Restated Certificate of Incorporation dated July 2, 2007 (incorporated by reference to the Form 10-Q for the period ended June 30, 2007)

3.2	Restated Bylaws of the Corporation (incorporated by reference to the Form 10-K for the year ended December 31, 2005)

3.2.1	Amendment No. 1 to Restated Bylaws (incorporated by reference to the Form 10-K for the year ended December 31, 2005)

3.2.2	Amendment No. 2 to Restated Bylaws (incorporated by reference to the Form 10-K for the year ended December 31, 2005)

4.0	Captec Promissory Notes and related loan documents (incorporated by reference to the Form 10-Q for the period ended June 30, 2002)

5.1*	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP as to the legality of the Company’s common stock.

+10.1	November 2001 Severance Agreement (incorporated by reference to the Form 10-Q for the period ended June 30, 2002)

+10.1.2	Employment Agreement of James C. Verney (incorporated by reference to the Form 10-Q for period ended September 30, 2004)

+10.1.3	Memorandum of Understanding with James C. Verney (incorporated by reference to the Form 10-K for the year ended December 31, 2005)

+10.1.4	Employment Agreement of Robyn B. Mabe (incorporated by reference to the Form 10-Q for the period ended September 30, 2007)

Exhibit Number	Description of Exhibit

+10.2	2004 Non-Employee Directors’ Stock Option Plan (incorporated by reference to the Form 10-Q for the period ended June 30, 2004)

+10.3	2005 Stock Option Plan (incorporated by reference to the Schedule 14A Definitive Proxy Statement filed April 29, 2005)

+10.11
1994 Austins Steaks & Saloon, Inc. Incentive and Nonqualified Stock Option Plan, as amended (incorporated by reference to the specific exhibit to the Form SB-2 Registration Statement, as filed with the Securities and Exchange Commission on January 23, 1995, Registration No. 33-84440-D)

+10.11.1
Amendment No. 2 to the 1994 Incentive and Nonqualified Stock Option Plan of the Company (incorporated by reference to the specific exhibit to the Form S-4 Registration Statement, as filed with the Securities and Exchange Commission on May 13, 1999, Registration No. 333-78375)

+10.11.2
Amendment No. 3 to the 1994 Incentive and Nonqualified Stock Option Plan of the Company (incorporated by reference to the specific exhibit to the Form S-4 Registration Statement, as filed with the Securities and Exchange Commission on May 13, 1999, Registration No. 333-78375)

10.12	September 27, 2002, Settlement with group of Company Stockholders in an anticipated proxy battle (incorporated by reference to the Form 8-K filed September 27, 2002)

10.13	Letter Agreement with KPMG, LLP (incorporated by reference to the Form 10-K for the year ended December 31, 2005)

21	Subsidiaries of the Issuer:

The Western Sizzlin Stores, Inc., a Tennessee corporation
The Western Sizzlin Stores of Little Rock, Inc., an Arkansas corporation
The Western Sizzlin Stores of Louisiana, Inc., a Virginia corporation
Western Sizzlin Stores of Virginia, Inc., a Virginia corporation
Western Sizzlin Franchises, Inc., a Delaware corporation
Woodgrill Franchises, Inc., a Delaware corporation

Western Sizzlin Franchise Corporation, a Delaware corporation
Western Investments, Inc., a Delaware corporation
Western Acquisitions, L.P., a Delaware limited partnership
Western Properties, Inc., a Delaware corporation
Western Real Estate, LP, a Delaware limited partnership

23.0*	Consent of Grant Thornton LLP.

23.1*	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in its opinion in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

99.1*	Form of Letter of Transmittal.

99.2*	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

99.3*	Form of Notice of Guaranteed Delivery.

99.4*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.5*	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

_______________________

*            Filed herewith.

+            Management contract or compensatory benefit plan.